As filed with the Securities and Exchange Commission on November 18, 2008.

Registration No. 333-155245

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMERICAN WATER CAPITAL CORP.

AMERICAN WATER WORKS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	522300	22-3732448
Delaware	4941	51-0063696
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1025 Laurel Oak Road

Voorhees, NJ 08043

(856) 346-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald L. Correll President and Chief Executive Officer American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, NJ 08043 (856) 346-8200	George W. Patrick Vice President and Secretary American Water Capital Corp. 1025 Laurel Oak Road Voorhees, NJ 08043 (856) 346-8200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
% Senior Monthly Notes due 2038	$50,000,000	100%	$50,000,000	$1,965	(1)
Support Agreement(2)	(2)	(2)	(2)	(3)

(1)	Calculated pursuant to Rule 457(o) of the Securities Act. The registrants previously paid a registration fee of $30,700 with a registration statement on Form S-1, File No. 333-145757, initially filed on August 29, 2007, pursuant to which no securities were sold. Pursuant to Rule 457(p) of the Securities Act, $1,965 of the previously paid fee is offset against the registration fee otherwise due for this registration statement.
(2)	The American Water Works Company, Inc. Support Agreement is offered as a component of the % Senior Monthly Notes due 2038 for no additional consideration.
(3)	No further fee is payable pursuant to Rule 457(n).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated November 18, 2008.

(Preliminary Prospectus)

American Water Capital Corp.

$50,000,000

      % Senior Monthly Notes due 2038

This is an offering by American Water Capital Corp., which we refer to as AWCC or the issuer, of its       % Senior Monthly Notes due 2038, which we refer to as the notes. We will pay interest on the notes on the first day of each month, beginning on January 1, 2009. The notes will mature on December 1, 2038. However, we can redeem the notes, in whole or in part from time to time, on or after December 1, 2013 at 100% of the principal amount thereof plus any accrued interest thereon. In addition, we will be required to redeem the notes at the option of the representative of any deceased beneficial owner (subject to limitations and conditions specified herein) at 100% of the principal amount thereof plus any accrued interest thereon. If we experience certain change of control triggering events, we must offer to purchase the notes at 101% of their aggregate principal amount, plus accrued interest. Notes will be issued only in registered form and in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The notes will be unsecured, will rank equally with the issuer’s existing and future senior debt and will rank senior to the issuer’s future subordinated debt. The notes will be effectively subordinated to the issuer’s existing and future secured debt to the extent of the collateral securing that debt. The notes will have the benefit of a support agreement from American Water Works Company, Inc., AWCC’s parent company. The notes will not be guaranteed by any of our subsidiaries. AWCC is a finance subsidiary whose activities are limited to borrowing funds through the issuance of debt securities and lending those funds under loan agreements with our operating subsidiaries.

We will apply to list the notes on the New York Stock Exchange.

Investing in these notes involves risks. See “Risk Factors” beginning on page 12 to read about factors you should consider before buying these notes.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the notes from the issuer at     % of their principal amount ($             aggregate proceeds to the issuer before expenses), subject to the terms and conditions in the underwriting agreement.

The underwriter expects to deliver the notes against payment therefor in New York, New York on                     , 2008.

EdwardJones

Prospectus dated                     , 2008.

(i)

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus, including the section captioned “Risk Factors” and the consolidated financial statements and notes to the consolidated financial statements, before making an investment decision. For the definition of certain terms used in this prospectus, please refer to the definitions set forth in the section entitled “Glossary.”

Our Company

Founded in 1886, American Water Works Company, Inc., which we refer to, together with its subsidiaries, as American Water, the Company or the support provider, is the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served. Our approximately 7,000 employees provide approximately 15 million people with drinking water, wastewater and other water-related services in 32 states and Ontario, Canada.

Our primary business involves the ownership of regulated water and wastewater utilities that provide water and wastewater services to residential, commercial and industrial customers, treating and delivering over one billion gallons of water per day. Our subsidiaries that provide these services are generally subject to economic regulation by state Public Utility Commissions, which we refer to as state PUCs, in the states in which they operate. In 2007, we generated $2,214.2 million in total operating revenue, representing approximately four times the operating revenue of the next largest investor-owned company in the United States water and wastewater business, $15.1 million in operating income, which includes $509.3 million of impairment charges relating to continuing operations, and a net loss of $342.8 million. For the nine months ended September 30, 2008 we generated $1,768.4 million in total operating revenue, $315.9 million in operating loss, which includes $750.0 million of impairment charges, and a net loss of $598.8 million. Our Regulated Businesses, operating in 20 states in the United States, generated 89.8% and 89.3% of our total operating revenue in 2007 and for the nine months ended September 30, 2008, respectively.

We also provide services that are not subject to economic regulation by state PUCs. Our Non-Regulated Businesses include our Contract Operations Group, our Applied Water Management Group and our Homeowner Services Group. In 2007 and for the nine months ended September 30, 2008, our Non-Regulated Businesses generated $242.7 million and $202.1 million, respectively, in operating revenue, prior to inter-segment eliminations.

Our Industry

The United States water and wastewater industry has two main segments: (i) utility, which involves supplying water and wastewater services to customers, and (ii) general services, which involves providing water and wastewater-related services, including engineering, consulting and sales of water infrastructure and distribution products, such as pipes, to water and wastewater utilities and other consumers on a fee-for-service contract basis.

The utility segment includes municipal systems, which are owned and operated by local governments, and investor-owned systems. Government-owned systems make up the vast majority of the United States water and wastewater utility segment, accounting for approximately 84% of all United States community water systems and approximately 98% of all United States community wastewater systems.

The utility segment is characterized by high barriers to entry, including high capital spending requirements. Investor-owned water and wastewater utilities also face regulatory approval processes in order to do business, which may involve obtaining relevant operating approvals, including certificates of public convenience and necessity (or similar authorizations), pursuant to which state PUCs grant investor-owned utilities the right to provide service within an authorized service area. The utility segment of the United States water and wastewater industry is highly fragmented, with approximately 52,000 community water systems and approximately 16,000 community wastewater facilities, according to the United States Environmental Protection Agency, or EPA, and therefore presents opportunities for consolidation. Larger utilities, such as ours, that have greater access to capital are generally more capable of making mandated and other necessary infrastructure upgrades to water and wastewater systems.

Our Strengths

We believe that we are distinguished by the following key competitive strengths:

Market leader with broad national footprint and strong local presence. We are the largest and most geographically diversified investor-owned water and wastewater utility company in the United States. Our scale provides us with a competitive advantage in procuring goods and services reliably and economically. Our geographic scope enables us to capitalize effectively on growth opportunities across our service areas, while helping to insulate us from adverse conditions relating to regulatory environments, weather and economic conditions in any one geographic area. Also, our active community involvement supports customer satisfaction.

Regulated Businesses provide financial stability. Our Regulated Businesses provide a high degree of financial stability because (i) high barriers to entry insulate us from competitive pressures, (ii) economic regulation promotes predictability in financial planning and long-term performance through the rate-setting process and (iii) our largely residential customer base promotes consistent operating results.

Experience in securing appropriate rates of return and promoting constructive regulatory frameworks. We seek appropriate rates of return on our investment and a return of our investment and recovery of prudently incurred operating expenses from state PUCs in the form of rate increases, which we refer to as rate relief. We have a strong track record of providing reliable service at cost-effective rates, which has generally allowed us to maintain positive relations with regulators. We have generally been granted rate relief in a timely manner after application.

Significant growth opportunities with a low risk business profile. We believe we are well positioned to benefit from favorable industry dynamics in the water and wastewater sectors, which provide significant opportunities for future growth in both our Regulated Businesses and complementary Non-Regulated Businesses.

•

We intend to invest capital prudently to enable us to continue to provide essential services to our customers in the water and wastewater utility industry and to municipalities in meeting the capital challenges of making substantial required infrastructure upgrades.

•	Our Regulated Businesses provide a large platform on which to grow both organically and through consolidation from among the numerous water and wastewater systems in the United States.

•	Our national footprint increases our ability to make opportunistic investments in non-regulated businesses that are complementary to our Regulated Businesses.

Experienced senior management team. Our four most senior executives, Donald L. Correll, President and Chief Executive Officer, Ellen C. Wolf, Senior Vice President and Chief Financial Officer, John S. Young, President, American Water Services, and Walter J. Lynch, President, Regulated Operations, have an average of over 20 years of experience in the utilities industry. Our 14 state presidents have an average of 25 years of experience in the utilities industry.

Industry leader in water quality, testing and research. We are experts in water quality testing, compliance and treatment and have established and own industry-leading water testing facilities. Our technologically advanced quality control and testing laboratory in Belleville, Illinois is certified in 23 states and Puerto Rico.

Our Strategy

Our goal is to consistently provide customers with safe, high quality drinking water and reliable water and wastewater services. Our business strategies include:

•	continuing to invest prudently in regulated water and wastewater infrastructure projects;

•	earning an appropriate rate of return on our investments from state PUCs;

•	growing our Regulated Businesses through acquisitions; and

•	continuing to pursue public/private partnerships, including O&M and military contracts and services, and other non-regulated businesses that are complementary to our Regulated Businesses.

The Transactions

American Water is currently an indirect majority-owned subsidiary of RWE Aktiengesellschaft, which we refer to as RWE, a stock corporation incorporated in the Federal Republic of Germany whose shares are publicly listed on the Frankfurt and Düsseldorf stock exchanges and other German stock exchanges as well as on the Zurich stock exchange. RWE is one of Europe’s leading electricity and gas companies and supplies 20 million customers with electricity and 10 million customers with gas in Germany, the United Kingdom and Central and Eastern Europe. On November 4, 2005, RWE announced its intention to exit its water activities in the United States and the United Kingdom in order to focus on its core European electricity and gas business and has since then completed the divestiture of its water business in the United Kingdom. As a part of this strategy, RWE sold approximately 63.2 million shares in the initial public offering of American Water’s common stock in April 2008. Of the approximately 63.2 million shares sold, approximately 5.2 million were sold pursuant to the partial exercise of the underwriters’ over-allotment option on May 27, 2008. RWE intends to fully divest its remaining ownership of American Water through the consummation of additional public offerings of common stock of American Water as soon as reasonably practicable, subject to market conditions, which, together with RWE’s sale of shares in the initial public offering, we refer to as the RWE Divestiture. As of September 30, 2008, RWE owned approximately 60% of American Water’s outstanding shares of common stock.

On September 28, 2007, Thames Water Aqua US Holdings, Inc., which we refer to as Thames US Holdings, at the time an indirect wholly-owned subsidiary of RWE, was merged with and into American Water with American Water being the surviving entity, which we refer to as the Merger.

On September 20, 2007, AWCC, our wholly-owned financing subsidiary, issued $1,750.0 million of debt to RWE, which we refer to as the RWE redemption notes, which was used to fund the early redemption of $1,750.0 million of preferred stock held by RWE. In addition, on October 22, 2007 we used the net proceeds from the issuance of $1,500.0 million aggregate principal amount of senior notes of AWCC, which we refer to as the new senior notes, to fund the repayment of $1,286.0 million aggregate principal amount of RWE redemption notes and $206.0 million (including after tax gains of $2.2 million, net of $1.4 million of tax) aggregate principal amount of other debt owed to RWE, which we refer to as the RWE notes. The new senior notes were not registered under, and were offered in reliance on an exemption from the registration requirements of, the Securities Act of 1933, as amended, which we refer to as the Securities Act.

On November 7, 2007, we effected a 160,000-for-1 stock split.

In December 2007, we used the net proceeds from the issuance of approximately $415.0 million of commercial paper and $49.0 million of excess cash to fund the repayment of approximately $464.0 million of RWE redemption notes.

These financing transactions, together with the non-cash equity contribution to the Company by RWE of $100.0 million of debt of our subsidiaries held by RWE on March 29, 2007, the $550.0 million cash equity contribution to the Company by RWE on March 29, 2007, which was used to pay down $232.5 million of short-term debt and the remainder used for general working capital purposes and the cash equity contribution to the Company by RWE of $266.0 million on December 21, 2007, which was used to pay down $266.0 million of commercial paper, are collectively referred to as the Refinancing.

On May 13, 2008, RWE made a cash equity contribution of $245.0 million to us, which we refer to as the Equity Contribution, in order to ensure compliance with relevant state PUC capital structure requirements. The Equity Contribution, the Refinancing, the 160,000-for-1 split of common stock, the Merger, the initial public offering and the issuance and sale of notes by us in this offering and our application of our proceeds therefrom are collectively referred to in this prospectus as the Transactions.

Recent Developments

On December 21, 2007, New Jersey-American Water, our subsidiary, signed an agreement with the City of Trenton, New Jersey to purchase the assets of the city’s water system located in Ewing, Hamilton, Hopewell and Lawrence townships for a purchase price of $100.0 million. The agreement was approved by the Trenton City Council but requires approval by various regulatory agencies, including the New Jersey Board of Public Utilities. We can provide no assurances that the agreement will be approved.

In September 2008, our Contracts Operation Group was awarded two United States military contracts for operation and maintenance of the water and wastewater systems at Fort Polk and Fort Hood Army Installations. The estimated gross revenues we will receive from these 50-year fixed price contracts which are subject to modification as described below will be approximately $348 million and $329 million for Fort Polk and Fort Hood, respectively. All of the contracts with the U.S. government may be terminated, in whole or in part, prior to the end of the 50-year term for convenience of the U.S. government or as a result of a default or non-performance by the subsidiary performing the contract. In either event, we are entitled to recover the remaining amount of our capital investment pursuant to the terms of a termination settlement with the U.S. government at the time of termination as provided in each of the contracts. The contract price for each of these contracts is subject to redetermination two years after commencement of operations and every three years thereafter. Price redetermination is a contract mechanism to periodically adjust the service fee in the next period to reflect changes in contract obligations and anticipated market conditions.

Organizational Structure

American Water is currently a direct majority-owned subsidiary of RWE Aqua Holdings GmbH, a limited liability company organized under the laws of the Federal Republic of Germany and a direct wholly-owned subsidiary of RWE. The following chart sets forth our organizational structure:

Our Executive Offices

We are a corporation incorporated under the laws of Delaware. Our principal executive offices are located at 1025 Laurel Oak Road, Voorhees, NJ 08043. Our telephone number is (856) 346-8200. Our internet address is www.amwater.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

“American Water” and its logos are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Issuer	American Water Capital Corp.

Securities Offered	$50,000,000 aggregate principal amount of % Senior Monthly Notes due 2038.

Maturity Date	The notes will mature on December 1, 2038.

Interest Payment Dates	We will pay interest on the notes on the first day of each month, beginning on January 1, 2009, to the holders of the notes as of the day that is 15 calendar days (whether or not a business day) prior to the relevant interest payment date and, if applicable, upon redemption.

Support Agreement	The notes will have the benefit of a support agreement from American Water, pursuant to which American Water has agreed to pay to any debt investor or lender any principal or interest owed by the issuer to such debt investor or lender that the issuer fails to pay on a timely basis, referred to herein as the support agreement.

Optional Redemption	We will have the right to redeem the notes in whole at any time or in part from time to time, on or after December 1, 2013 at 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption.

Redemption Option of a Deceased Beneficial Owner’s Representative	We will be required to redeem the notes at the option of the representative of any deceased beneficial owner of notes on a quarterly basis at 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption, subject to the limitations and conditions that, during the period from the original issue date of the notes through December 1, 2009 and during each twelve-month period after December 1, 2009, the maximum principal amount we are required to redeem is $25,000 per deceased beneficial owner and an aggregate of $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) for all deceased beneficial owners. For a complete description, see “Description of the Notes—Limited Right of Redemption Upon Death of Beneficial Owner.”

Repurchase Right of Holders Upon a Change in Control	Upon the occurrence of both (i) a change of control of American Water and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, you will have the right to require us to repurchase the notes at a price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. See “Description of the Notes—Change of Control.”

Ranking	The notes will be the issuer’s unsecured senior obligations and will:

•	rank equal in right of payment to all of the issuer’s existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	rank senior in right of payment to all of the issuer’s future obligations that are, by their terms, expressly subordinated in right of payment to the notes; and

•	rank effectively junior in right of payment to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Similarly, the obligations of American Water under the support agreement will be unsecured senior obligations of the support provider and will:

•	rank equal in right of payment to all existing and future unsecured obligations of American Water that are not, by their terms, expressly subordinated in right of payment to such obligations;

•	rank senior in right of payment to any future obligations of American Water that are, by their terms, expressly subordinated in right of payment to such obligations; and

•

rank (i) effectively junior in right of payment to any future secured indebtedness of American Water to the extent of the value of the assets securing such indebtedness and (ii) structurally junior in right of payment to any liabilities of the applicable American Water subsidiaries.

As of September 30, 2008, on a pro forma basis after giving effect to this offering:

•

The issuer would have had $3,300.3 million of senior indebtedness, including (i) $2,884.0 million of currently outstanding senior notes, (ii) $50.0 million of notes offered hereby, (iii) $86.9 million of other senior indebtedness and (iv) $279.4 million of short-term debt and no subordinated indebtedness;

•	the support provider would have had no indebtedness other than its obligations under the support agreement with respect to the issuer’s indebtedness; and

•	the subsidiaries of the support provider (other than the issuer) would have had approximately $1,818.7 million of indebtedness and other liabilities.

Certain Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our ability to:

•	create or assume liens; and

•	enter into sale and leaseback transactions.

These limitations are subject to a number of significant exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We estimate that the proceeds from this offering, net of discounts and expenses, will be approximately $47.8 million. We intend to use the proceeds from this offering to fund the repayment of short-term debt.

Risk Factors	Investing in the notes involves risk. See the section entitled “Risk Factors” in this prospectus for a description of certain of the risks you should consider before investing in the notes.

Governing Law	The indenture and the notes are governed by, and construed in accordance with, the laws of the state of New York.

SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL DATA

The following table presents our summary historical consolidated financial data and summary unaudited pro forma consolidated financial data at the dates and for the periods indicated. The historical data as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007 have been derived from our audited historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The historical data as of September 30, 2008 and for the nine months ended September 30, 2007 and 2008 have been derived from our unaudited historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus, which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for fair presentation of the results for those periods. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year or any future period. See footnote 1 to the table below.

The summary unaudited pro forma financial data have been derived from our historical financial statements and adjusted as described below. The summary unaudited pro forma financial data have been prepared to give effect to the Transactions as if they had occurred on January 1, 2007, in the case of the summary unaudited pro forma statement of operations data, and have been prepared to give effect to this offering as if it had occurred on September 30, 2008, in the case of the summary unaudited pro forma balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Our historical financial data are not necessarily indicative of our future performance or what our financial position and results of operations would have been if we had operated as a separate, stand-alone entity during the periods shown. Because the data in this table is only a summary and does not provide all of the data contained in our financial statements, the information should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto appearing elsewhere in this prospectus.

	For the Years Ended December 31,			For the Nine Months Ended September 30,		Pro Forma For the Year Ended December 31, 2007	Pro Forma For the Nine Months Ended September 30, 2008
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of operations data(1):
Operating revenues	$2,136,746	$2,093,067	$2,214,215	$1,660,394	$1,768,377	$2,214,215	$1,768,377
Operating expenses
Operation and maintenance	1,201,566	1,174,544	1,246,479	910,304	984,063	1,248,920	982,498
Depreciation and amortization	261,364	259,181	267,335	202,463	199,599	267,335	199,599
General taxes	183,324	185,065	183,253	140,910	151,074	183,253	151,074
Loss (gain) on sale of assets(2)	(6,517)	79	(7,326)	(6,821)	(413)	(7,326)	(413)
Impairment charges	385,434	221,685	509,345	243,345	750,000	509,345	750,000

Total operating expenses, net	2,025,171	1,840,554	2,199,086	1,490,201	2,084,323	2,201,527	2,082,758

Operating income (loss)	111,575	252,513	15,129	170,193	(315,946)	12,688	$(314,381)

Other income (deductions)
Interest, net	(345,257)	(365,970)	(283,165)	(211,709)	(212,718)	(283,108)	(214,516)
Amortization of debt expense	(4,367)	(5,062)	(4,867)	(3,624)	(4,360)	(5,484)	(4,415)
Other, net(3)	13,898	9,581	17,384	11,532	17,808	17,384	17,808

Total other income (deductions)	(335,726)	(361,451)	(270,648)	(203,801)	(199,270)	(271,208)	(201,123)

Income (loss) from continuing operations before income taxes	(224,151)	(108,938)	(255,519)	$(33,608)	$(515,216)	$(258,520)	$(515,504)

Provision for income taxes	50,979	46,912	86,756	74,095	83,612	85,570	83,498

Income (loss) from continuing operations	$(275,130)	$(155,850)	$(342,275)	$(107,703)	$(598,828)	$(344,090)	$(599,002)

Income (loss) from continuing operations per basic common share(4)(5)	$(1.72)	$(0.97)	$(2.14)	(0.67)	(3.74)	(2.15)	(3.74)

Income (loss) from continuing operations per diluted common share(4)(5)	$(1.72)	$(0.97)	$(2.14)	(0.67)	(3.74)	(2.15)	(3.74)

Basic weighted average common shares	160,000	160,000	160,000	160,000	159,960	160,000	159,960

Diluted weighted average common shares	160,000	160,000	160,000	160,000	159,960	160,000	159,960

Other data(1):
Cash flows provided by (used in):
Operating activities	$525,435	$323,748	$473,712	$329,913	$392,913
Investing activities	(530,165)	(691,438)	(746,578)	(482,950)	(723,574)
Financing activities	(9,049)	332,367	256,593	274,542	323,869
Construction expenditures	(558,446)	(688,843)	(758,569)	(507,237)	(714,559)
Ratio of Earnings to Fixed Charges(6)	—	—	—		—		—

	As of December 31,		As of September 30,	Pro Forma as of September 30,
	2006	2007	2008	2008
			(unaudited)	(unaudited)
	(in thousands)
Balance sheet data(1):
Cash and cash equivalents	$29,754	$13,481	$6,689	$6,689
Utility plant at original cost, net of accumulated depreciation	8,605,341	9,199,909	9,742,671	9,742,671
Goodwill	2,962,493	2,456,952	1,704,310	1,704,310
Total assets	12,783,059	12,934,072	12,780,732	12,782,932
Redeemable preferred stock at redemption value(7)	1,774,475	24,296	24,217	24,217
Other long-term debt	3,096,404	4,674,837	4,669,502	4,719,502
Other short-term and current portion of long-term debt(8)	1,007,128	316,969	423,021	375,221
Total debt	5,878,007	5,016,102	5,116,740	5,118,940
Common stockholders’ equity	3,817,397	4,542,046	4,162,357	4,162,357
Preferred stock without mandatory redemption requirements(7)	4,568	4,568	4,557	4,557

(1)	On September 28, 2007, Thames US Holdings was merged with and into American Water, with American Water as the surviving entity. Prior to the initial public offering in April 2008, American Water was an indirect wholly-owned subsidiary of RWE. The historical consolidated financial statements of American Water represent the consolidated results of the Company, formerly issued under the name Thames Water Aqua US Holdings, Inc. and Subsidiary Companies.

(2)	Represents primarily losses (gains) on sales of publicly traded securities and dispositions of assets not needed in utility operations.

(3)	Includes allowance for other funds used during construction, allowance for borrowed funds used during construction and preferred dividends of subsidiaries.

(4)	The number of common shares used to compute loss from continuing operations per basic common share and loss from continuing operations per diluted common share for the fiscal years ended December 31, 2005, 2006 and 2007 and for the nine months ended September 30, 2007 and 2008 is 160.0 million, after giving effect to the 160,000-for-1 stock split on November 7, 2007. The same number of shares of common stock is used to compute both loss from continuing operations per basic common share and loss from continuing operations per diluted common share, as no dilutive options or instruments were outstanding during these periods.

(5)	The number of common shares used to compute loss from continuing operations per basic common share is 160.0 million, which gives effect to the 160,000-for-1 stock split effected on November 7, 2007. Pro forma loss from continuing operations per diluted common share considers the effect of all potentially dilutive instruments, which include restricted shares, restricted stock units and stock options granted under our 2007 Omnibus Equity Compensation Plan to certain of our employees upon the consummation of our initial public offering. However, there are no dilutive incremental common shares included in pro forma diluted earnings per share as all potentially dilutive instruments would be antidilutive.

(6)	For the years ended December 31, 2005, 2006 and 2007 and for the nine months ended September 30, 2008, earnings were insufficient to cover fixed charges and there were deficiencies of $224.3 million, $109.1 million, $255.7 million and $515.4 million, respectively. On a pro forma basis after giving effect to the offering of notes, earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $258.7 million and $516.7 million for the year ended December 31, 2007 and for the nine months ended September 30, 2008, respectively.

(7)	Includes preferred stock held by RWE and other preferred stock issued by subsidiaries of the Company.

(8)	Includes the current portion of redeemable preferred stock and the unamortized debt discount attributable to preferred stock of $0.6 million and $0.4 million as of December 31, 2006 and 2007, and $0.3 million as of September 30, 2008, respectively.

RISK FACTORS

An investment in the notes involves risk. Before you decide to purchase the notes, you should carefully consider these risk factors together with all of the other information included in this prospectus, including the information contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto. If any of the following risks actually occurs, our business, financial condition, operating results and prospects could be adversely affected, which in turn could adversely affect the value of the notes.

Risks Related to Our Industry and Business

Our utility operations are heavily regulated. Decisions by state PUCs and other regulatory agencies can significantly affect our business and results of operations.

Our Regulated Businesses provide water and wastewater services to our customers through subsidiaries economically regulated by state PUCs. Economic regulation affects the rates we charge our customers and has a significant effect on our business and results of operations. Generally, the state PUCs authorize us to charge rates that they determine are sufficient to recover our prudently incurred operating expenses, to enable us to finance the addition of new, or the replacement of existing, water and wastewater infrastructure and to allow us the opportunity to earn what they determine to be an appropriate rate of return on our invested capital and a return of our invested capital.

Our ability to meet our financial objectives depends upon the rates authorized by the various state PUCs. We periodically file rate increase applications with state PUCs. The ensuing administrative process may be lengthy and costly. We can provide no assurances that our rate increase requests will be granted. Even if approved, there is no guarantee that approval will be given in a timely manner or at a sufficient level to cover our expenses, the recovery of our investment and/or provide us an opportunity to earn an appropriate rate of return on our investment and a return of our investment. If the authorized rates are insufficient to cover operating expenses, to allow for the recovery of our investment and to provide an appropriate return on invested capital, or if the rate increase decisions are delayed, our financial condition, results of operations, cash flow and liquidity may be adversely affected. Even if rates are sufficient, we face the risk that we will not achieve the rates of return on our invested capital and a return of our invested capital that are permitted by the state PUC.

Our operations and the quality of water we supply are subject to extensive environmental laws and regulations. Our operating costs have increased, and are expected to continue to increase, as a result of complying with environmental laws and regulations. We also could incur substantial costs as a result of violations of or liabilities under such laws and regulations.

Our water and wastewater operations are subject to extensive United States Federal, state and local and, in the case of our Canadian operations, Canadian, laws and regulations, that govern the protection of the environment, health and safety, the quality of the water we deliver to our customers, water allocation rights, and the manner in which we collect, treat, discharge and dispose of wastewater. These requirements include the United States Clean Water Act of 1972, which we refer to as the Clean Water Act, and the United States Safe Drinking Water Act of 1974, which we refer to as the Safe Drinking Water Act, and similar state and Canadian laws and regulations. We are also required to obtain various environmental permits from regulatory agencies for our operations. State PUCs also set conditions and standards for the water and wastewater services we deliver. If we deliver water or wastewater services to our customers that do not comply with regulatory standards, or otherwise violate environmental laws, regulations or permits, or other health and safety and water quality regulations, we could incur substantial fines, penalties or other sanctions or costs or damage to our reputation. In the most serious cases, regulators could force us to discontinue operations and sell our operating assets to another utility or municipality. Given the nature of our business which, in part, involves supplying water for human consumption, any potential non-compliance with, or violation of, environmental laws or regulations would likely pose a more significant risk to us than to an issuer not similarly involved in the water and wastewater industry.

We incur substantial operating and capital costs on an ongoing basis to comply with environmental laws and regulations and other health and safety and water quality regulations. These laws and regulations, and their enforcement, have tended to become more stringent over time, and new or stricter requirements could increase our costs. Although we may seek to recover ongoing compliance costs in our rates, there can be no guarantee that the various state PUCs or similar regulatory bodies that govern our Regulated Businesses would approve rate increases to recover such costs or that such costs will not adversely and materially affect our financial condition, results of operations, cash flow and liquidity.

We may also incur liabilities under environmental laws and regulations requiring us to investigate and clean up environmental contamination at our properties or at off-site locations where we have disposed of waste or caused adverse environmental impacts. The discovery of previously unknown conditions, or the imposition of cleanup obligations in the future, could result in significant costs, and could adversely affect our financial condition, results of operations, cash flow and liquidity. Such remediation losses may not be covered by our insurance policies and may make it difficult for us to secure insurance in the future at acceptable rates.

Changes in laws and regulations over which we have no control can significantly affect our business and results of operations.

Any governmental entity that regulates our operations may enact new legislation or adopt new regulations or policies at any time, and new judicial decisions may change the interpretation of existing legislation or regulations at any time. The individuals who serve as regulators are elected or are political appointees. Therefore, elections which result in a change of political administration or new appointments may also result in changes in the individuals who serve as regulators and the policies of the regulatory agencies that they serve. New laws or regulations, new interpretations of existing laws or regulations, or changes in agency policy, including as a response to shifts in public opinion, or conditions imposed during the regulatory hearing process may affect our business in a number of ways, including the following:

•	making it more difficult for us to raise our rates and, as a consequence, to recover our costs or earn our expected rates of return;

•	changing the determination of the costs, or the amount of costs, that would be considered recoverable in rate cases;

•	changing water quality or delivery service standards or wastewater collection, treatment, discharge and disposal standards with which we must comply;

•	restricting our ability to terminate our services to customers who owe us money for services previously provided;

•	requiring us to provide water services at reduced rates to certain customers;

•	restricting our ability to sell assets or issue securities;

•	changing regulatory benefits that we expected to receive when we began offering services in a particular area;

•	changing or placing additional limitations on change in control requirements relating to any concentration of ownership of our common stock;

•	making it easier for governmental entities to convert our assets to public ownership via eminent domain;

•	restricting or prohibiting our extraction of water from rivers, streams, reservoirs or aquifers; and

•	revoking or altering the terms of the certificates of public convenience and necessity (or similar authorizations) issued to us by state PUCs.

Any of these changes or any other changes in laws, regulations, judicial decisions or agency policies applicable to us may have an adverse effect on our business, financial condition, results of operations, cash flow and liquidity.

Weather conditions, natural hazards, availability of water supplies and competing uses may interfere with our sources of water, demand for water services and our ability to supply water to customers.

Our ability to meet the existing and future water demands of our customers depends on an adequate supply of water. As a general rule, sources of public water supply, including rivers, lakes, streams and groundwater aquifers are held in the public trust and are not owned by private interests. As such, we typically do not own the water that we use in our operations, and the availability of our water supply is established through allocation rights and passing-flow requirements set by governmental entities. Passing-flow requirements set minimum volumes of water that must pass through specified water sources, such as rivers and streams, in order to maintain environmental habitats and meet water allocation rights of downstream users. Allocation rights are imposed to ensure sustainability of major water sources and passing flow requirements are most often imposed on source waters from smaller rivers, lakes and streams. These requirements can change from time to time and adversely impact our water supply. Drought, overuse of sources of water, the protection of threatened species or habitats or other factors may limit the availability of ground and surface water.

Governmental restrictions on water use may also result in decreased use of water services, even if our water supplies are sufficient to serve our customers, which may adversely affect our financial condition and results of operations. Seasonal drought conditions that would impact our water services are possible across all of our service areas, and drought conditions currently exist in several areas of the United States. However, these conditions are more prevalent in the Northeast and West where supply capacity is limited and per capita water demand is high. If a regional drought were to occur affecting our service areas and adjacent systems, governmental restrictions may be imposed on all systems within a region independent of the supply adequacy of any individual system. There have been no mandatory water use restriction orders to date in 2008, although voluntary conservation efforts or water use restrictions were implemented during certain periods in parts of New Jersey, New Mexico, New York and California. Following drought conditions, water demand may not return to pre-drought levels even after restrictions are lifted. Cool and wet weather may also reduce demand for water, thereby adversely affecting our financial condition, results of operations, cash flow and liquidity.

Service interruptions due to severe weather events are possible across all our service areas. These include winter storms and freezing conditions in our colder climate service areas, high wind conditions in our service areas known to experience tornados, earthquakes in our service areas known to experience seismic activity, high water conditions for our facilities located in or near designated flood plains, hurricanes in our coastal service areas and severe electrical storms which are possible across all of our service areas. These weather events may affect the condition or operability of our facilities, limiting or preventing us from delivering water or wastewater services to our customers, or requiring us to make substantial capital expenditures to repair any damage. Any interruption in our ability to supply water or to collect, treat and properly dispose of wastewater, or any costs associated with restoring service, could adversely affect our financial condition and results of operations. Furthermore, losses from business interruptions or damage to our facilities might not be covered by our insurance policies and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

Declining residential per customer water usage may reduce our long-term revenues, financial condition and results of operations.

Increased water conservation, including through the use of more efficient household fixtures and appliances among residential consumers, combined with declining household sizes in the United States, has contributed to a trend of declining residential per customer water usage. Our Regulated Businesses are heavily dependent upon revenue generated from rates we charge to our residential customers for the volume of water they use. The rate we charge for our water is regulated by state PUCs, and we may not unilaterally adjust our rates to reflect demand. Declining usage will have a negative impact on our long-term operating revenues if we are unable to secure rate increases or to grow our residential customer base to the extent necessary to offset the residential usage decline.

Risks associated with the collection, treatment and disposal of wastewater may impose significant costs.

The wastewater collection, treatment and disposal operations of our subsidiaries are subject to substantial regulation and involve significant environmental risks. If collection or sewage systems fail, overflow or do not operate properly, untreated wastewater or other contaminants could spill onto nearby properties or into nearby streams and rivers, causing damage to persons or property, injury to aquatic life and economic damages, which may not be recoverable in rates. This risk is most acute during periods of substantial rainfall or flooding, which are the main causes of sewer overflow and system failure. Liabilities resulting from such damage could adversely and materially affect our business, results of operations and financial condition. Moreover, in the event that we are deemed liable for any damage caused by overflow, our losses might not be covered by insurance policies, and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

Our Regulated Businesses require significant capital expenditures to maintain infrastructure and expand our rate base and may suffer if we fail to secure appropriate funding to make investments, or if we suffer delays in completing major capital expenditure projects.

The water and wastewater utility business is capital intensive. In addition to our acquisition strategy, we invest significant amounts of capital to add, replace and maintain property, plant and equipment. In 2007, we invested $758.6 million in net Company-funded capital improvements and we expect to invest approximately $950 million in net capital improvements in 2008. We expect the level of capital expenditures necessary to maintain the integrity of our systems to increase in the future. We fund these projects from cash generated from operations, borrowings under our revolving credit facility and commercial paper programs and the issuance of long-term debt and equity securities. We can provide no assurances that we will be able to access the debt and equity capital markets on favorable terms or at all.

RWE has certain registration rights with respect to future issuances of our equity securities and intends to fully divest its remaining ownership of American Water as soon as reasonably practicable, subject to market conditions. The registration rights agreement entered into with RWE imposes certain restrictions on our ability to issue equity securities in amounts beyond specified thresholds without RWE’s consent. Sales of our common stock by RWE as well as the restrictions in the registration rights agreement, may make it more difficult or costly for us to raise additional equity in the future. Furthermore, if we are unable to raise sufficient equity, we can provide no assurances that we will be able to access the debt capital markets on favorable terms or at all.

In addition, we believe that our dividend policy, which, subject to applicable law and the discretion of our board of directors, is to pay cash dividends of approximately $0.20 per share per quarter, could limit, but not preclude, our ability to pursue growth. In particular, this limitation could be significant, for example, with respect to large acquisitions and growth opportunities that require cash investments in amounts greater than our operating subsidiaries’ available cash or external financing resources. In order to fund construction expenditures, acquisitions (including tuck-in acquisitions) and principal and interest payments on our indebtedness, and pay dividends at the level currently anticipated under our dividend policy, we expect that we will need additional financing. However, we intend to retain sufficient cash from operating activities after the distribution of dividends to fund a portion of our capital expenditures. For further discussion of our acquisition strategy, see “Business—Our Regulated Businesses—Acquisitions.”

If we are unable to obtain sufficient capital, we may fail to maintain our existing property, plant and equipment, realize our capital investment strategies, meet our growth targets and successfully expand the rate base upon which we are able to earn future returns on our investment and a return of our investment. Even if we have adequate resources to make required capital expenditures, we face the additional risk that we will not complete our major capital expenditures on time, as a result of construction delays or other obstacles. Each of these outcomes could adversely affect our financial condition and results of operations. We also face the risk that after we make substantial capital expenditures, the rate increases granted to us by state PUCs may not be sufficient to recover our prudently incurred operating expenses and to allow us the opportunity to earn an appropriate rate of return on our invested capital and a return of our invested capital.

Market disruptions could affect our ability to meet our liquidity needs.

We rely on our revolving credit facility and the capital markets to satisfy our liquidity needs. Disruptions in the credit markets may discourage lenders from meeting their existing lending commitments, extending the terms of such commitments or agreeing to new commitments. Market disruptions may also limit our ability to issue debt securities in the capital markets. On September 15, 2008, we sought to issue commercial paper but were unable to consummate the issuance due to adverse market conditions. In order to meet our short-term liquidity needs we are borrowing under our existing $800.0 million revolving credit facility, which was scheduled to expire on September 15, 2012. On September 15, 2008, a majority of our lenders agreed to extend $685.0 million of commitments under this revolving credit facility to September 15, 2013. AWCC had $197.2 million of outstanding borrowings and $42.9 million of outstanding letters of credit under this credit facility as of November 13, 2008. AWCC had $120.0 million of outstanding overnight commercial paper as of November 13, 2008. We can provide no assurances that our lenders will meet their existing commitments or that we will be able to access the commercial paper or loan markets in the future on terms acceptable to us or at all.

The failure of, or the requirement to repair, upgrade or dismantle, any of our dams may adversely affect our financial condition and results of operations.

We own a total of 99 dams. A failure of any of those dams could result in injuries and property damage downstream for which we may be liable. The failure of a dam would also adversely affect our ability to supply water in sufficient quantities to our customers and could adversely affect our financial condition and results of operations. Any losses or liabilities incurred due to a failure of one of our dams might not be covered by insurance policies or be recoverable in rates, and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

We also are required from time to time to repair or upgrade the dams that we own. The cost of such repairs can be and has been material. We might not be able to recover such costs through rates. The inability to recover these higher costs or regulatory lag in the recovery of such costs can affect our financial condition, results of operations, cash flow and liquidity.

The federal and state agencies that regulate our operations may adopt rules and regulations requiring us to dismantle our dams. Federal and state agencies are currently considering rules and regulations that could require us to strengthen or dismantle one of our dams on the Carmel River in California due to safety concerns related to seismic activity. Any requirement to strengthen or dismantle this dam could result in substantial costs that may adversely affect our financial condition and results of operations. We are currently engaged in negotiations with federal and state agencies and local stakeholders on a plan to maintain our existing Carmel River dams or to share the costs of dismantling one of them with those federal and state agencies and local stakeholders. These negotiations could be delayed or abandoned.

Any failure of our network of water and wastewater pipes and water reservoirs could result in losses and damages that may affect our financial condition and reputation.

Our operating subsidiaries distribute water and wastewater through an extensive network of pipes and store water in reservoirs located across the United States. A failure of major pipes or reservoirs could result in injuries and property damage for which we may be liable. The failure of major pipes and reservoirs may also result in the need to shut down some facilities or parts of our network in order to conduct repairs. Such failures and shutdowns may limit our ability to supply water in sufficient quantities to our customers and to meet the water and wastewater delivery requirements prescribed by governmental regulators, including state PUCs with jurisdiction over our operations, and adversely affect our financial condition, results of operations, cash flow, liquidity and reputation. Any business interruption or other losses might not be covered by insurance policies or be recoverable in rates, and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

Contamination of our sources of water could result in service interruptions and human exposure to hazardous substances and subject our subsidiaries to civil or criminal enforcement actions, private litigation and cleanup obligations.

Our water supplies are subject to contamination, including contamination from naturally-occurring compounds, chemicals in groundwater systems, pollution resulting from man-made sources, such as perchlorate and methyl tertiary butyl ether (MTBE), and possible terrorist attacks. In the event that our water supply is contaminated, we may have to interrupt the use of that water supply until we are able to substitute the supply of water from another water source, including, in some cases, through the purchase of water from a third-party supplier. In addition, we may incur significant costs in order to treat the contaminated source through expansion of our current treatment facilities, or development of new treatment methods. If we are unable to substitute water supply in a cost-effective manner, our financial condition, results of operations, cash flow, liquidity and reputation may be adversely affected. We might not be able to recover costs associated with treating or decontaminating water supplies through rates, or such recovery may not occur in a timely manner. Moreover, we could be held liable for environmental damage as well as damages arising from toxic tort or other lawsuits or criminal enforcement actions or other consequences arising out of human exposure to hazardous substances in our drinking water supplies.

Our liquidity and earnings could be adversely affected by increases in our production costs, including the cost of chemicals, electricity, fuel or other significant materials used in the water and wastewater treatment process.

We incur significant production costs in connection with the delivery of our water and wastewater services. Our production costs are driven by inputs such as chemicals used to treat water and wastewater as well as electricity and fuel, which are used to operate pumps and other equipment used in water treatment and delivery and wastewater collection, treatment and disposal. We also incur production costs for waste disposal. For 2007, production costs accounted for 12.6% of our total operating costs. These costs can and do increase unexpectedly and in substantial amounts, as occurred in California during 2001 and Illinois during 2007, when the cost of electricity rose substantially.

Our Regulated Businesses might not be able to recover increases in the costs of chemicals, electricity, fuel, other significant inputs or waste disposal through rates, or such recovery may not occur in a timely manner. Our Non-Regulated Businesses may not be able to recover these costs in contract prices or other terms. The inability to recover these higher costs can affect our financial condition, results of operations, cash flow and liquidity.

Our reliance on third-party suppliers poses significant risks to our business and prospects.

We contract with third parties for goods and services that are essential to our operations, such as maintenance services, pipes, chemicals, electricity, water, gasoline, diesel and other materials. We are subject to substantial risks because of our reliance on these suppliers. For example:

•	our suppliers may not provide raw materials that meet our specifications in sufficient quantities;

•	our suppliers may provide us with water that does not meet applicable quality standards or is contaminated;

•	our suppliers may face production delays due to natural disasters or strikes, lock-outs or other such actions;

•	one or more suppliers could make strategic changes in the lines of products and services they offer; and

•

some of our suppliers are small companies which are more likely to experience financial and operational difficulties than larger, well-established companies, because of their limited financial and other resources.

As a result of any of these factors, we may be required to find alternative suppliers for the raw materials and services on which we rely. Accordingly, we may experience delays in obtaining appropriate raw materials and services on a timely basis and in sufficient quantities from such alternative suppliers at a reasonable price, which could interrupt services to our customers and adversely affect our revenues, financial condition, results of operations, cash flow and liquidity.

Risks associated with potential acquisitions or investments may adversely affect us.

We will continue to seek to acquire or invest in additional regulated water or wastewater systems, including by acquiring systems in markets in the United States where we do not currently operate our Regulated Businesses, and through tuck-ins. We will also continue to seek to enter into public/private partnerships, including O&M, military and design, build and operate, which we refer to as DBO, contracts and services that complement our businesses. These transactions may result in:

•	incurrence of debt and contingent liabilities;

•	failure to have or to maintain effective internal control over financial reporting;

•	fluctuations in quarterly results;

•	exposure to unknown risk and liabilities, such as environmental liabilities; and

•	other acquisition-related expenses.

We may also experience difficulty in obtaining required regulatory approvals for acquisitions, and any regulatory approvals we obtain may require us to agree to costly and restrictive conditions imposed by regulators. Sales of our common stock by RWE as well as the restrictions in the registration rights agreement between us and RWE, may make it more difficult or costly for us to raise additional equity to fund an acquisition or to issue shares as consideration in connection with an acquisition. We may not identify all significant risks when conducting due diligence for a transaction, and we could be exposed to potential liabilities for which we will not be indemnified. There may be difficulties integrating new businesses, including bringing newly acquired businesses up to the necessary level of regulatory compliance, retaining and integrating key personnel, achieving strategic objectives and integrating acquired assets and technological systems. The demands of identifying and transitioning newly acquired businesses or pursuing investment opportunities may also divert management’s attention from other business concerns and otherwise disrupt our business. Any of these risks may adversely affect our financial condition, results of operations and cash flows.

We have recorded a significant amount of goodwill, and we may never realize the full value of our intangible assets, causing us to record impairments that may negatively affect our results of operations or require us to effect additional dilutive equity issuances.

Our total assets include substantial goodwill. At September 30, 2008, our goodwill totaled $1,704.3 million. The goodwill is primarily associated with the acquisition of American Water by an affiliate of RWE in 2003 and the acquisition of E’Town Corporation in 2001. Goodwill represents the excess of the purchase price the purchaser paid over the fair value of the net tangible and intangible assets acquired. Goodwill is recorded at fair value on the date of an acquisition and, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142, is reviewed annually or more frequently if changes in circumstances indicate the carrying value may not be recoverable. Annual impairment reviews are performed at November 30 of each year and interim reviews are performed when management determines that a triggering event has occurred. We have been required to reflect, as required by SFAS No. 142 and other applicable accounting rules, a non-cash charge to operating results for goodwill impairment in the amounts of $396.3 million, $227.8 million, and $509.3 million for the years ended December 31, 2005, 2006 and 2007, respectively. These amounts include impairments relating to discontinued operations. Also, for the three months ended March 31, 2008 we recorded a goodwill impairment in the amount of $750.0 million.

While our annual goodwill impairment test is conducted at November 30, we have processes to monitor for interim triggering events. During the third quarter of 2007, management determined that it was appropriate to update its valuation analysis as a result of our debt being placed on review for a possible downgrade and the anticipated sale of a portion of the Company in our initial public offering. As a result of that update, we recorded an impairment charge to goodwill of our Regulated Businesses in the amount of $243.3 million in the third quarter of 2007. That decline in the value of our goodwill was primarily due to a slightly lower long-term earnings forecast caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

When we completed our annual goodwill impairment test for 2007 we determined that an impairment to goodwill had occurred based upon new information regarding our market value. We incorporated this indicated market value into our valuation methodology and, based on those results, recorded an additional goodwill impairment charge to the Regulated Businesses reporting unit in the amount of $266.0 million during the fourth quarter of 2007.

In April of 2008, we determined that it was probable, based in large part on the initial public offering price of our common stock of $21.50 and subsequent trading levels, that the carrying value of our goodwill was impaired. At the time the Company’s initial public offering price of $21.50 was established, we were unable to determine if there was any goodwill impairment or to provide a reliable estimate of the amount of goodwill impairment, if any. In light of the initial public offering price and trading levels of our common stock since the date of the initial public offering, we performed an interim impairment test, and on May 9, 2008, we concluded that the carrying value of our goodwill was impaired as a result of the market price and trading levels of our common stock. We believe the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors, recorded an impairment charge to goodwill related to our Regulated Businesses in the amount of $750.0 million in our financial statements as of and for the fiscal quarter ended March 31, 2008. The impairment charge was primarily due to the market price of our common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of our peer companies during our 2007 annual test. Also contributing to the impairment was a decline in the fair value of our debt (due to increased market interest rates).

As a result of the impairment and in accordance with regulatory commitments, RWE transferred $245.0 million to us on May 13, 2008. The Equity Contribution was used to reduce short-term debt. RWE is not obligated to make any additional capital contributions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Goodwill.”

We may be required to recognize an impairment as a result of this year’s annual test or at other times in the future. This depends on, among other factors, sustained levels of market price declines such as levels experienced during October 2008, a decline over a period of time of the Company’s stock price, a decline over a period of time in valuation multiples of comparable water utilities and the lack of an increase in the Company’s market price consistent with increases in the carrying value or to a level consistent with our peer companies. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, may also result in an incremental impairment charge. Further recognition of impairments of a significant portion of goodwill would negatively affect our reported results of operations and total capitalization, the effect of which could be material and could make it more difficult for us to secure financing on attractive terms and maintain compliance with debt covenants. As a result, we may be required to issue and sell additional shares of common stock at market prices, which could be dilutive to existing holders of our common stock.

Our Regulated Businesses compete with governmental entities, other regulated utilities, as well as strategic and financial buyers, for acquisition opportunities, which may hinder our ability to grow our business.

We compete with governmental entities, other regulated utilities, as well as strategic and financial buyers, for acquisition opportunities, including tuck-ins. Our competitors may impede our growth by purchasing water utilities near our existing operations, thereby preventing us from acquiring them. Competing governmental entities, utilities and strategic and financial buyers have challenged, and may in the future challenge, our applications for new service territories. Our growth could be hindered if we are not able to compete effectively for new territories with other companies or strategic and financial buyers that have lower costs of operations or that can submit more attractive bids.

The assets of our Regulated Businesses are subject to condemnation through eminent domain.

Municipalities and other government subdivisions have historically been involved in the provision of water and wastewater services in the United States, and organized movements may arise from time to time in one or more of the service areas in which our Regulated Businesses operate to convert our assets to public ownership and operation through the governmental power of eminent domain. Should a municipality or other government subdivision seek to acquire our assets through eminent domain, we may resist the acquisition. Contesting an exercise of condemnation through eminent domain may result in costly legal proceedings and may divert the attention of the affected Regulated Business’s management from the operation of its business.

On September 5, 2008, under threat of condemnation, California American Water sold the assets of our Felton, California water system, which served approximately 1,330 customers, to the San Lorenzo Valley Water District, which we refer to as SLVWD. The most recent prior sale of our water and wastewater systems under threat of condemnation occurred in 2003. If a municipality or other government subdivision succeeds in acquiring the assets of one or more of our Regulated Businesses through eminent domain, there is a risk that we will not receive adequate compensation for the business, that we will not be able to keep the compensation, or that we will not be able to divest the business without incurring significant one-time charges.

In order to consummate the proposed RWE Divestiture, we and RWE were required to obtain approvals from thirteen state PUCs. There can be no guarantee that some state PUC approvals already granted to us will not be appealed, withdrawn, modified or stayed.

To consummate the proposed RWE Divestiture, we and RWE obtained regulatory approvals from state PUCs in 13 states. The state PUC approval in Illinois has been appealed, and there can be no guarantee that the state PUC approval in Illinois will not be overturned. Moreover, some of our existing state PUC approvals may be withdrawn or altered in the future by the state PUCs because they retain authority to withdraw or modify their prior decisions. There also can be no guarantee that, in conjunction with an appeal or otherwise, a stay or other form of injunctive relief will not be granted by a state PUC or reviewing court.

In addition, two of the regulatory approvals that we and RWE obtained expire on April 22, 2010 and another approval expires on April 22, 2011. If RWE does not fully divest its remaining ownership of American Water by such dates, then we and RWE may be required to seek an extension of such approvals, as applicable, which process may result in delays, costs and the imposition of additional conditions on us or on RWE.

In order to obtain the state PUC approvals to consummate the proposed RWE Divestiture we were required to accept certain conditions and restrictions that could increase our costs.

Some of the regulatory approvals contain conditions and restrictions, including reporting obligations, obligations to maintain appropriate creditworthiness, restrictions on changes of control, prohibitions on the pass- through of our initial Sarbanes-Oxley Act compliance costs, prohibitions on the pass-through of certain costs of the Transactions, service quality and staffing level requirements and the maintenance of specific collective bargaining agreements and retirement and certain other post-employment benefit programs. These conditions and restrictions could increase our costs and adversely affect our business.

Our Non-Regulated Businesses, through American Water (excluding our regulated subsidiaries), provide performance guarantees and other forms of financial security to our public-sector clients that could be claimed by our clients or potential clients if we do not meet certain obligations.

Under the terms of some of our indebtedness and some of our agreements for the provision of services to water and wastewater facilities with municipalities, other governmental entities and other customers, American Water (excluding its regulated subsidiaries) provides guarantees of the performance of our Non-Regulated Businesses, including financial guarantees or deposits, to ensure performance of certain obligations. At September 30, 2008, we had remaining performance commitments as measured by remaining contract revenue totaling approximately $1,680.2 million, and this amount is likely to increase if our Non-Regulated Businesses grow. The presence of these commitments may adversely affect our financial condition and make it more difficult for us to secure financing on attractive terms. In addition, if the obligor on the instrument fails to perform certain obligations to the satisfaction of the party that holds the performance commitments that party may seek to enforce the performance commitments against us or proceed against the deposit. In that event, our financial condition, results of operations, cash flow and liquidity could be adversely affected.

We operate a number of water and wastewater systems under O&M contracts and face the risk that the owners of those systems may fail to maintain those systems, which will negatively affect us as the operators of the systems.

We operate a number of water and wastewater systems under O&M contracts. Pursuant to these contracts, we operate the system according to the standards set forth in the applicable contract, and it is generally the responsibility of the owner to undertake capital improvements. In some cases, we may not be able to convince the owner to make needed improvements in order to maintain compliance with applicable regulations. Although violations and fines incurred by water and wastewater systems may be the responsibility of the owner of the system under these contracts, those non-compliance events may reflect poorly on us as the operator of the system and damage our reputation, and in some cases, may result in liability to the same extent as if we were the owner.

Our Non-Regulated Businesses are party to long-term contracts to operate and maintain water and wastewater systems under which we may incur costs in excess of payments received.

Some of our Non-Regulated Businesses enter into long-term contracts pursuant to which they agree to operate and maintain a municipality’s, Federal government’s or other party’s water or wastewater treatment and delivery facilities, which includes responsibility for certain major maintenance for some of those facilities, in exchange for an annual fee. Our Non-Regulated Businesses are generally subject to the risk that costs associated with operating and maintaining the facilities may exceed the fees received from the municipality or other contracting party. In addition, directly or through our non-regulated subsidiaries, we often guarantee our Non-Regulated Businesses’ obligations under those contracts. Losses under these contracts or guarantees may adversely affect our financial condition, results of operations, cash flow and liquidity.

We rely on our IT systems to assist with the management of our business and customer and supplier relationships, and a disruption of these systems could adversely affect our business.

Our IT systems are an integral part of our business, and a serious disruption of our IT systems could significantly limit our ability to manage and operate our business efficiently, which in turn could cause our business and competitive position to suffer and cause our results of operations to be reduced. We depend on our IT systems to bill customers, process orders, provide customer service, manage construction projects, manage our financial records, track assets, remotely monitor certain of our plants and facilities and manage human resources, inventory and accounts receivable collections. Our IT systems also allow us to purchase products from our suppliers and bill customers on a timely basis, maintain cost-effective operations and provide service to our customers. Our IT systems are vulnerable to damage or interruption from:

•	power loss, computer systems failures and internet, telecommunications or data network failures;

•	operator negligence or improper operation by, or supervision of, employees;

•	physical and electronic loss of customer data or security breaches, misappropriation and similar events;

•	computer viruses;

•	intentional acts of vandalism and similar events; and

•	hurricanes, fires, floods, earthquakes and other natural disasters.

Such damages or interruptions may result in physical and electronic loss of customer or financial data, security breaches, misappropriation and similar events. In addition, the lack of redundancy for certain of our IT systems, including billing systems, could exacerbate the impact on the Company of any of the foregoing events.

In addition, we may not be successful in developing or acquiring technology that is competitive and responsive to the needs of our business and we might lack sufficient resources to make the necessary investments in technology to allow us to continue to operate at our current level of efficiency.

Our indebtedness could affect our business adversely and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy our liquidity needs.

As of September 30, 2008, after giving effect to this offering, our pro forma indebtedness (including preferred stock with mandatory redemption requirements) was $5,118.9 million, and our working capital, defined as current assets less current liabilities, was in a deficit position. Our indebtedness could have important consequences, including:

•	limiting our ability to obtain additional financing to fund future working capital or capital expenditures;

•	exposing us to interest rate risk with respect to the portion of our indebtedness that bears interest at a variable rate;

•	limiting our ability to pay dividends on our common stock or make payments in connection with our other obligations;

•

likely requiring that a portion of our cash flow from operations be dedicated to the payment of the principal of and interest on our debt, thereby reducing funds available for future operations, acquisitions, dividends on our common stock or capital expenditures;

•	limiting our ability to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions; and

•	placing us at a competitive disadvantage compared to those of our competitors that have less debt.

In order to meet our capital expenditure needs, we may be required to make additional borrowings under our credit facilities or be required to issue new debt securities in the capital markets. We can provide no assurances that we will be able to access the debt capital markets or do so on favorable terms. If new debt is added to our current debt levels, the related risks we now face could intensify, limiting our ability to refinance existing debt on favorable terms.

We will depend primarily on operations to fund our expenses and to pay the principal and interest on our outstanding debt. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic, competitive, legislative, regulatory and other factors beyond our control. If we do not have enough money to pay the principal and interest on our outstanding debt, we may be required to refinance all or part of our existing debt, sell assets, borrow additional funds or sell additional equity. If our business does not generate sufficient cash flow from operations or if we are unable to incur indebtedness sufficient to enable us to fund our liquidity needs, we may be unable to plan for or respond to changes in our business that would prevent us from maintaining or increasing our business and cause our operating results and prospects to be affected adversely.

Our failure to comply with restrictive covenants under our credit facilities could trigger prepayment obligations.

Our failure to comply with the restrictive covenants under our credit facilities could result in an event of default, which, if not cured or waived, could result in us being required to repay or refinance (on less favorable terms) these borrowings before their due date. If we are forced to repay or refinance (on less favorable terms) these borrowings, our results of operations and financial condition could be adversely affected by increased costs and rates. In 2007, we were not in compliance with reporting covenants contained in some of the debt agreements of our subsidiaries. Such defaults under the reporting covenants were caused by our delay in producing our quarterly and audited annual consolidated financial statements. We have obtained all necessary waivers under the agreements. We can provide no assurance that we will comply in the future with all our reporting covenants and will not face an event of default under our debt agreements, or that such default will be cured or waived.

Work stoppages and other labor relations matters could adversely affect our results of operations.

Currently, approximately 3,700 of our employees, or approximately 51% of our total workforce, are unionized and represented by 20 different unions. Approximately one-third of our 76 union collective bargaining agreements expire annually, with 18 agreements covering 869 employees scheduled to expire before the end of 2008. We might not be able to renegotiate labor contracts on terms that are favorable to us and negotiations or dispute resolutions undertaken in connection with our labor contracts could be delayed or become subject to the risk of labor actions or work stoppages. Labor actions, work stoppages or the threat of work stoppages and our failure to obtain favorable labor contract terms during renegotiations may all adversely affect our financial condition, results of operations, cash flow and liquidity.

We currently have material weaknesses in internal control over financial reporting. If we fail to remedy our material weaknesses or otherwise maintain effective internal control over financial reporting, we may not be able to report our financial results accurately or on a timely basis. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our common stock.

As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules and regulations that govern public companies. In particular, we will be required to certify our compliance with Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, which will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. However, from 2003 until the completion of our initial public offering in April 2008, we were an indirect wholly-owned subsidiary of RWE, a stock corporation incorporated in the Federal Republic of Germany, and were not required to maintain a system of effective internal controls in compliance with the requirements of the SEC and the Sarbanes-Oxley Act, nor to prepare our own consolidated financial statements. As a public reporting company, we are required, among other things, to maintain a system of effective internal control over financial reporting suitable to prepare our publicly reported financial statements in a timely and accurate manner, and also to evaluate and report on such system of internal control.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of our consolidated financial statements as of December 31, 2006, we and our independent registered public accountants have identified the following material weaknesses in our internal control over financial reporting:

•	inadequate internal staffing and skills;

•	inadequate controls over financial reporting processes;

•	inadequate controls over month-end closing processes, including account reconciliations;

•	inadequate controls over maintenance of contracts and agreements;

•	inadequate controls over segregation of duties and restriction of access to key accounting applications; and

•	inadequate controls over tax accounting and accruals.

We have initiated a remediation plan with respect to our material weaknesses, but there can be no assurances that our remediation plan will be effective. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Internal Control and Remediation Initiatives.”

Each of these weaknesses could result in a material misstatement of our annual or interim consolidated financial statements. Moreover, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses, any of which may subject us to additional regulatory scrutiny, and cause future delays in filing our financial statements and periodic reports with the SEC. Any such delays in the filing of our financial statements and periodic reports may result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC. We believe that such misstatements or delays could negatively impact our liquidity, access to capital markets, financial condition and the market value of our common stock or cause a downgrade in the credit ratings of American Water or AWCC. These material weaknesses contributed to our inability to comply with reporting covenants in our debt agreements and those of our subsidiaries in 2005 and 2006, and could hinder our ability to comply with such covenants in the future if we are not successful in remediating such weaknesses.

Risks Related to this Offering

The notes are structurally subordinated to all the obligations of our subsidiaries other than the issuer. The issuer’s ability to service its debt is dependent on the performance of our other subsidiaries.

The notes have been issued by American Water Capital Corp., our finance subsidiary. American Water has signed a support agreement with the issuer. The notes are not guaranteed by any of our subsidiaries and are the obligations only of the issuer and American Water, by virtue of the support agreement. Accordingly, the notes are structurally subordinated to the liabilities, including trade payables, lease commitments and moneys borrowed, of American Water’s subsidiaries other than the issuer. American Water has no material assets or operations other than equity interests in its subsidiaries, and the issuer has no material assets or operations except for its limited operations as a finance vehicle for our businesses. We expect that payments of interest and principal that the issuer makes on the notes (or that American Water makes pursuant to the support agreement) will be made only to the extent that our operating subsidiaries can distribute cash or other property to American Water and, through American Water, to the issuer.

The notes do not restrict our ability to incur additional indebtedness, which could adversely affect our ability to pay our obligations under the notes.

Although the terms of the notes restrict our ability and the ability of our subsidiaries to incur certain liens and to enter into certain sale and leaseback transactions, the incurrence of other indebtedness or other liabilities by any of our subsidiaries is not prohibited in connection with the notes and could adversely affect our ability to pay our obligations on the notes. As of September 30, 2008, total liabilities of our subsidiaries other than the issuer were $5,203.5 million. As of September 30, 2008, the indebtedness of our subsidiaries other than the issuer, excluding intercompany liabilities and obligations of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles, that would effectively have been senior to the notes, was approximately $1,766.8 million. We anticipate that from time to time our subsidiaries will incur additional debt and other liabilities. Any debt incurred by our subsidiaries other than the issuer will be structurally senior to the notes.

We have not agreed to any financial covenants in connection with the notes. Consequently, we are not required in connection with the notes to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge or net worth, in order to maintain compliance with the terms of the notes.

Our ability to service our obligations under the notes depends on our ability to receive cash distributions from our operating subsidiaries. There can be no assurance that we will continue to receive such distributions or, if they are received, that they will be in amounts similar to past distributions.

The issuer is our finance subsidiary and has no substantial assets. We have entered into a support agreement with the issuer pursuant to which we have agreed to pay to any debt investor or lenders of the issuer any principal or interest amounts owed by the issuer to such debt investor or lender that the issuer fails to pay on a timely basis. Because substantially all of our operations are conducted through our subsidiaries other than the issuer, the issuer will not be able to make interest and principal payments on the notes (and we will not be able to fulfill our obligations under the support agreement) unless we receive sufficient cash distributions from our operating subsidiaries and contribute such distributions to the issuer. The distributions received from our operating subsidiaries might not permit the issuer or us to make required payments of interest and principal under the notes or pursuant to the support agreement, as applicable, on a timely basis, or at all.

If an active trading market does not develop for the notes you may not be able to resell them.

Currently, there is no public market for the notes. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all.

The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the notes.

Our principal stockholder is in a position to affect our ongoing operations, corporate transactions and other matters, and its interests may conflict with or differ from your interests as a noteholder.

RWE owns approximately 60% of our common stock. As a result, RWE is able to control the outcome on virtually all matters submitted to a vote of our stockholders, including the election of directors. So long as RWE continues to own a significant portion of the outstanding shares of our common stock, it will continue to be able to significantly influence the election of our directors, subject to compliance with applicable NYSE requirements, our decisions, policies, management and affairs and corporate actions requiring stockholder approval, including the approval of transactions involving a change in control. The interests of RWE and its affiliates may not coincide with the interests of our other stockholders or with your interests as a noteholder.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control triggering event, the issuer will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be available cash, cash generated from our operating subsidiaries (other than the issuer) or other sources, including borrowings, sales of assets or sales of equity. The sources of cash may not be adequate to permit the issuer (or us, pursuant to our obligations under the support agreement) to repurchase the notes upon a change of control triggering event. The issuer’s failure to offer to repurchase the notes, or to repurchase notes tendered following a change of control triggering event, will result in a default under the indenture governing the notes, which could lead to a cross-default under the terms of our existing and future indebtedness. For further information, see “Description of the Notes.”

The right of a deceased beneficial owner’s representative to redeem notes may be limited in amount.

The representative of a deceased beneficial owner of notes will have the right at any time to request redemption of all or part of such notes. We will have a discretionary right, however, to limit the aggregate principal amount of notes subject to redemption by the representative of any individual deceased beneficial owner of notes to $25,000 for the period prior to December 1, 2009 and each 12-month period thereafter while the notes remain outstanding. We will also have a discretionary right to limit the aggregate principal amount of notes we will redeem pursuant to such requests from all representatives of deceased beneficial owners of notes to $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) during each such period. Accordingly, we cannot assure you that a redemption request submitted by a representative of a deceased beneficial owner of notes will be permitted for the desired amount during any single period during which these limitations are calculated. In addition, any such redemptions will be effected on a quarterly basis and the right of a representative of a deceased beneficial owner of notes to request redemption of notes is subject to other conditions as described under “Description of the Notes—Limited Right of Redemption Upon Death of Beneficial Owner.”

FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “forecast,” “outlook,” “future,” “potential,” “continue,” “may,” “can,” “should” and “could” and similar expressions. Forward-looking statements may relate to, among other things, our future financial performance, our growth strategies, our ability to repay debt, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments.

Forward-looking statements are predictions based on our current expectations and assumptions regarding future events. They are not guarantees of any outcomes, financial results or levels of performance, and you are cautioned not to place undue reliance upon them. These forward-looking statements are subject to a number of risks and uncertainties, and new risks and uncertainties of which we are not currently aware or which we do not currently perceive may arise in the future from time to time. Should any of these risks or uncertainties materialize, or should any of our expectations or assumptions prove incorrect, then our results may vary materially from those discussed in the forward-looking statements herein. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to, the factors discussed under the caption “Risk Factors” and the following factors:

•	weather conditions, patterns or events, including drought or abnormally high rainfall;

•	changes in general economic, business and financial market conditions;

•	changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies;

•	the decisions of governmental and regulatory bodies, including decisions to raise or lower rates;

•	the timeliness of regulatory commissions’ actions concerning rates;

•	migration into or out of our service territories;

•	our ability to obtain permits for expansion projects;

•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;

•	the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations;

•	our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business;

•	our ability to manage the expansion of our business;

•	our ability to control operating expenses and to achieve efficiencies in our operations;

•	access to sufficient capital on satisfactory terms;

•	fluctuations in interest rates;

•	restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends;

•	changes in our credit rating;

•	changes in capital requirements;

•	the incurrence of impairment charges;

•	difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions;

•	ability to retain and attract qualified employees;

•	cost overruns relating to improvements or the expansion of our operations; and

•	civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

Any forward-looking statements we make speak only as of the date of this prospectus. Except as required by law, we do not have any obligation, and we specifically disclaim any undertaking or intention, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the water and wastewater industry, its segments and related markets and our general expectations concerning such industry and its segments and related markets are based on management estimates. Such estimates are derived from publicly available information released by third-party sources, as well as data from our internal research and on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. We have estimated the number of people served by our water and wastewater systems (i) by multiplying the number of residential water and wastewater connections by average people per household based on 2000 United States Census data by state (average people per household varies by state but is generally between 2.4 to 3.0 individuals per household); (ii) by adjusting for weather fluctuations, for some other customer classes, including commercial customers, and for bulk water sales and (iii) by reconciling drinking water and wastewater connections to avoid double counting population served where the same user has both drinking water and wastewater service. In some instances, population estimates for our Non-Regulated Businesses are based on either (i) specific population estimates from the client or (ii) population estimates based on the average volume of water processed by the applicable facilities. While we are not aware of any misstatements regarding the industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $47.8 million from this offering after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds to fund the repayment of short-term debt with overnight maturity and an average interest rate of 3.0%.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2008 on an actual basis and on an as adjusted basis to give effect to this offering and the use of the proceeds to us as if they had occurred on September 30, 2008.

You should read this table in conjunction with, and this table is qualified in its entirety by reference to, the sections in this prospectus entitled “Summary Historical Consolidated and Unaudited Pro Forma Financial Data,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of September 30, 2008
	(in thousands)
	Historical	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$6,689	$6,689

Short-term debt
Short-term debt	327,185	279,385

Total short-term debt	327,185	279,385

Long-term debt of AWCC including current portion
Private activity bonds and government funded debt	86,860	86,860
Senior notes	2,884,000	2,884,000
New senior notes	—	50,000

Long-term debt of other subsidiaries including current portion
Private activity bonds and government funded debt	969,186	969,186
Mortgage bonds	715,800	715,800
Senior notes	40,705	40,705
Redeemable preferred stock at redemption value(1)	24,503	24,503
Notes payable and other	2,993	2,993
Unamortized debt discount, net	65,508	65,508

Total long-term debt	4,789,555	4,839,555

Total debt	5,116,740	5,118,940

Equity
Common stockholders’ equity	4,162,357	4,162,357
Preferred stock without mandatory redemption requirements	4,557	4,557

Total equity	4,166,914	4,166,914

Total capitalization including short-term debt and current portion of long-term debt	$9,283,654	$9,285,854

(1)	Includes current portion of redeemable preferred stock and the unamortized debt discount attributable to preferred stock of $0.3 million.

RATIO OF EARNINGS TO FIXED CHARGES

American Water’s and the issuer’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, which we refer to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC.

The ratio of earnings to fixed charges was less than 1.00x for the periods indicated in the table below.

	For the Year Ended December 31,					For the nine months ended September 30,
	2003	2004	2005	2006	2007	2008
American Water
Ratio of Earnings to Fixed Charges (1)	1.35	1.38	—	—	—	—
Pro Forma—Ratio of Earnings to Fixed Charges (2)					—	—

American Water Capital Corp.
Ratio of Earnings to Fixed Charges	1.00	1.00	1.00	1.00	1.00	1.00
Pro Forma—Ratio of Earnings to Fixed Charges					1.00	1.00

(1)	For the years ended December 31, 2005, 2006 and 2007 and for the nine months ended September 30, 2008, earnings were insufficient to cover fixed charges and there were deficiencies of $224.3 million, $109.1 million, $255.7 million and $515.4 million, respectively.
(2)	On a pro forma basis after giving effect to the offering of notes, earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $258.7 million and $515.7 million for the year ended December 31, 2007 and for the nine months ended September 30, 2008, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical consolidated financial statements of American Water appearing elsewhere in this prospectus. See the explanatory note to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations give effect to the Transactions as if they had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet gives effect to this offering as if it had occurred on September 30, 2008. No pro forma adjustments to the balance sheet are made for transactions that occurred prior to September 30, 2008. The Transactions consist of the following:

•	The Merger, comprising:

•	the merger of Thames US Holdings into American Water with American Water being the surviving entity.

•	The Refinancing, comprising:

•

the non-cash equity contribution to the Company by RWE of $100.0 million of debt of our subsidiaries held by RWE on March 29, 2007 and the $550.0 million cash equity contribution to the Company by RWE on March 29, 2007, which was used to pay down $232.5 million of short-term debt and the remainder was used for general working capital purposes;

•	the $1,750.0 million issuance of RWE redemption notes on September 20, 2007, which was used to fund the early redemption of $1,750.0 million of preferred stock held by RWE;

•

the issuance of $1,500.0 million aggregate principal amount of new senior notes, less issuance costs of $11.7 million on October 22, 2007, which resulted in the repayment of $1,286.0 million aggregate principal amount of RWE redemption notes and $206.0 million of RWE notes;

•	the $8.6 million gain (after tax gains of $5.2 million, net of $3.4 million of tax) on the early repayment of RWE notes;

•

the issuance of $415.0 million of commercial paper to fund the partial repayment of $464.0 million of RWE redemption notes with the balance of $49.0 million of the RWE redemption notes repaid with excess cash; and

•	the cash equity contribution to the Company by RWE of $266.0 million on December 21, 2007, which was used to pay down commercial paper.

•	The 160,000-for-1 split of common stock effected on November 7, 2007.

•

The initial public offering of our common stock in April 2008, pursuant to which RWE sold approximately 63.2 million shares of our common stock. Of the approximately 63.2 million shares sold, approximately 5.2 million were sold pursuant to the partial exercise of the underwriters’ over-allotment option on May 27, 2008.

•	The Equity Contribution, comprising the cash equity contribution of $245.0 million from RWE to us on May 13, 2008.

•

The issuance and sale by us of $50.0 million aggregate principal amount of notes through this offering with estimated gross proceeds of $47.8 million, net of an estimated $2.2 million of issuance costs, to fund the repayment of short-term debt.

The unaudited pro forma condensed consolidated statement of operations adjustments and financial information do not include the $150.0 million equity contribution from RWE on September 27, 2007.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments and financial information:

•	are based upon available information and certain assumptions that we believe are reasonable under the circumstances;

•	are presented for informational purposes only;

•	do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated; and

•	do not purport to project our results of operations or financial condition for any future period or as of any future date.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2007

Historical	Pro Forma Adjustments	Pro Forma
(in thousands, except per share data)
Operating revenues	$2,214,215	$—	$2,214,215
Operating expenses
Operation and maintenance	1,246,479	2,441	(A)	1,248,920
Depreciation and amortization	267,335	—	267,335
General taxes	183,253	—	183,253
Loss (gain) on sale of assets	(7,326)	—	(7,326)
Impairment charges	509,345	—	509,345

Total operating expenses, net	2,199,086	2,441	2,201,527

Operating income (loss)	15,129	(2,441)	12,688

Other income (deductions)
Interest	(283,165)	(3,581	)(B)	(283,108)
4,116	(C)
(478	)(D)
Amortization of debt expense	(4,867)	(617	)(B)	(5,484)
Other, net	17,384	—	17,384

Total other income (deductions)	(270,648)	(560)	(271,208)

Income (loss) from continuing operations before income taxes	(255,519)	(3,001)	(258,520)
Provision for income taxes	86,756	(1,186	)(E)	85,570

Income (loss) from continuing operations	$(342,275)	$(1,815)	$(344,090)

Unaudited pro forma earnings per share:
Basic	$(2.14)	$(2.15)

Diluted	$(2.14)	$(2.15)

Weighted average shares used in calculating earnings per share:
Basic	160,000	160,000

Diluted	160,000	(F)	160,000

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2008

Historical	Pro Forma Adjustments	Pro Forma
(in thousands, except per share data)
Operating revenues	$1,768,377	$—	$1,768,377
Operating expenses
Operation and maintenance	984,063	(1,565	)(A)	982,498
Depreciation and amortization	199,599	—	199,599
General taxes	151,074	—	151,074
Loss (gain) on sale of assets	(413)	—	(413)
Impairment charges	750,000	—	750,000

Total operating expenses, net	2,084,323	(1,565)	2,082,758

Operating income (loss)	(315,946)	1,565	(314,381)

Other income (deductions)
Interest	(212,718)	(1,798	)(B)	(214,516)
Amortization of debt expense	(4,360)	(55	)(B)	(4,415)
Other, net	17,808	17,808

Total other income (deductions)	(199,270)	(1,853)	(201,123)

Income (loss) from continuing operations before income taxes	(515,216)	(288)	(515,504)
Provision for income taxes	83,612	(114	)(E)	83,498

Income (loss) from continuing operations	$(598,828)	$(174)	$599,002

Unaudited pro forma earnings per share:
Basic	$(3.74)	$(3.74)

Diluted	$(3.74)	$(3.74)

Weighted average shares used in calculating earnings per share:
Basic	159,960	159,960

Diluted	159,960	(F)	159,960

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2008

	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share data)
ASSETS
Property, plant and equipment
Utility plant—at original cost, net of accumulated depreciation	$9,742,671	$—		$9,742,671
Nonutility property, net of accumulated depreciation	128,920	—		128,920

Total property, plant and equipment	9,871,591	—		9,871,591

Current assets
Cash and cash equivalents	6,689	—		6,689
Other current assets	490,535	—		490,535

Total current assets	497,224	—		497,224

Regulatory and other long-term assets
Goodwill	1,704,310	—		1,704,310
Other regulatory and other long-term assets	707,607	2,200	(G)	709,807

Total regulatory and other long-term assets	2,411,917	2,200		2,414,117

TOTAL ASSETS	$12,780,732	$2,200		$12,782,932

CAPITALIZATION & LIABILITIES
Capitalization
Common stockholders’ equity	$4,162,357	$—		$4,162,357
Preferred stock without mandatory redemption requirements	4,557	—		4,557
Long-term debt
Long-term debt	4,669,502	50,000	(B)	4,719,502
Redeemable preferred stock at redemption value	24,217	—		24,217

Total capitalization	8,860,633	50,000		8,910,633

Current liabilities
Short-term debt and current portion of long-term debt	423,021	(47,800	)(B)	375,221
Other current liabilities	514,469	—		514,469

Total current liabilities	937,490	(47,800)		889,690

Total regulatory and other long-term liabilities	2,104,311	—		2,104,311

Contributions in aid of construction	878,298	—		878,298

TOTAL CAPITALIZATION AND LIABILITIES	$12,780,732	$2,200		$12,782,932

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Explanatory Note: On September 28, 2007, Thames US Holdings was merged with and into American Water, with American Water as the surviving entity. American Water was an indirect wholly-owned subsidiary of RWE until its initial public offering in April 2008. The historical consolidated financial statements of American Water represent the consolidated results of the Company, formerly issued under the name Thames Water Aqua US Holdings, Inc. and Subsidiary Companies.

(A)	Reflects the granting of 2,077,814 unvested stock options, 269,254 restricted stock units and 89,921 restricted stock awards to our employees in connection with the initial public offering. The awards were issued under the American Water 2007 Omnibus Equity Compensation Plan and were recorded as equity awards. The restricted stock units and stock options vest over the 3-year periods commencing January 1, 2007 and 2008 and approximately 566,562 unvested stock options and 71,852 restricted stock units are expected to vest over the three-year periods based on our assessment of the probability of achieving performance conditions. The 89,921 restricted stock awards vested over a three-month period which commenced with the pricing of our initial public offering.

(B)	The sources and uses of funds in connection with the Transactions and the related impact on interest expense related to the Transactions are summarized below, which are defined and further discussed elsewhere in this prospectus.

	Principal	Rate	Interest Expense 12 Months	Interest Expense 9 Months(2)	Debt Expense Amortization 12 Months	Debt Expense Amortization 9 Months(2)
			(in thousands)
SOURCES:
RWE redemption notes(1)	$1,750,000	5.72%	$100,122	$—	$—	$—
New senior notes(1)	1,500,000	6.34%	77,124	—	—	—
Commercial paper(1)	415,000	5.31%	22,036	—	—	—
RWE cash equity contribution(1)	266,000		—	—	—	—
RWE cash equity contribution(3)	245,000		—	—	—	—
Excess cash(1)	49,026		—	—	—	—
Debt issuance through this offering(4)	50,000		4,500	3,375	—	—

Total sources	$4,275,026		$203,782	$3,375	$—

USES:
Redeemable preferred stock(1)	$1,750,000		$(74,569)	$—	$—	$—
RWE redemption notes(1)	1,750,000		(100,122)	—	—	—
RWE notes(1)	202,370		(9,154)	—	—	—
Commercial paper(1)	266,000		(13,732)	—	—	—
Short-term debt(4)	47,800		(2,624)	(1,577)	—	—
Financing costs	13,856		—	—	617	55
Working capital(3)	245,000		—	—	—	—

Total used	$4,275,026		$(200,201)	$(1,577)	$617	$55

Net increase (decrease)			$3,581	$1,798	$617	$55

(1)

The issuance of $1,750.0 million of RWE redemption notes on September 20, 2007 was used to fund the early redemption of $1,750.0 million of preferred stock held by RWE. The RWE redemption notes were repaid early with $1,286.0 million of the proceeds of the new senior notes, $415.0 million of commercial paper and $49.0 million of excess cash. $202.4 million of the proceeds of the new senior notes were used to fund the repayment of $206.0 million (including after tax gains of $2.2 million, net of $1.4 million of tax) of

RWE notes. The cash equity contribution to the Company by RWE of $266.0 million on December 21, 2007 was used to pay down commercial paper.

(2)	No interest and amortization expense adjustment is required for transactions that occurred prior to January 1, 2008 as the impact of the transaction is already reflected in the unaudited historical consolidated statement of operations of American Water for the nine months ended September 30, 2008.

(3)	The $245.0 million Equity Contribution by RWE to the Company on May 13, 2008 was used to fund working capital.

(4)	The issuance and sale of % Senior Monthly Notes due 2038 through this offering with estimated gross proceeds of $50 million, net of $2.2 million of issuance costs to fund repayment of $47.8 million of short term debt. For each 0.25% change in the assumed interest rates with respect to the notes offered hereby our annual interest expense would change by $0.1 million.

(C)	Reflects the non-cash equity contribution to the Company by RWE of $100.0 million of debt of our subsidiaries held by RWE and the $550.0 million of cash equity contribution to the Company by RWE on March 29, 2007. The cash was used to pay down $232.5 million of short-term debt with the remainder used for general working capital purposes.

The	resulting reduction in interest expense is computed as follows:

	RWE Notes	Commercial Paper		Total
Principal redemption	$100,000	$232,500		$332,500
Calculated effective rate	4.00%	5.44%		—

Reduction in interest expense for the year ended December 31, 2007	$989	$3,127	(1)	$4,116

(1)	Reflects actual interest accrued from January 1, 2007 to March 27, 2007.

(D)	Reflects the amortization of the $8.6 million gain on the early extinguishment of RWE notes, which was recorded as a long-term regulatory liability, over the lives of the debt tranches that were repaid.

(E)	Represents the reduction in income tax expense resulting from the Transactions at the estimated blended tax rate of 39.6%.

(F)	The weighted average number of shares of common stock used to compute pro forma diluted earnings per share is based on the number of shares of our common stock plus the potential dilution that could occur if options and restricted stock units granted under the American Water 2007 Omnibus Equity Compensation Plan were exercised or converted into common stock. There are no dilutive incremental shares of common stock included in the calculation of pro forma diluted earnings per share, as the potentially dilutive instruments would be antidilutive.

(G)	Estimated issuance costs of $2.2 million, associated with the notes have been reflected as other assets and will be amortized over the term of the notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data at the dates and for the periods indicated. The statement of operations data for the years ended December 31, 2005, 2006 and 2007 and the balance sheet data as of December 31, 2006 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data as of December 31, 2005 have been derived from our audited consolidated financial statements not included in this prospectus. The statement of operations for the years ended December 31, 2003 and 2004, and the financial data as of December 31, 2003 and 2004 have been derived from our historical financial statements, in each case, which are not included in this prospectus. The statement of operations data for the nine months ended September 30, 2007 and 2008 and the balance sheet dated as of September 30, 2008 have been derived from our unaudited historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus, which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for fair presentation of the results for those periods. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year or any future period.

Our historical consolidated financial data are not necessarily indicative of our future performance or what our financial position and results of operations would have been if we had operated as a separate, stand-alone entity during the periods shown. This financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the sections of this prospectus entitled “Summary Historical Consolidated and Unaudited Pro Forma Financial Data,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2003	2004	2005	2006	2007	2007	2008
	(unaudited)					(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of operations data(1):
Operating revenues	$1,890,291	$2,017,871	$2,136,746	$2,093,067	$2,214,215	$1,660,394	$1,768,377
Operating expenses
Operation and maintenance	1,089,071	1,121,970	1,201,566	1,174,544	1,246,479	910,304	984,063
Depreciation and amortization	210,588	225,260	261,364	259,181	267,335	202,463	199,599
General taxes	164,677	170,165	183,324	185,065	183,253	140,910	151,074
Loss (gain) on sale of assets(2)	(16,771)	(8,611)	(6,517)	79	(7,326)	(6,821)	(413)
Impairment charges	3,555	78,688	385,434	221,685	509,345	243,345	750,000

Total operating expenses, net	1,451,120	1,587,472	2,025,171	1,840,554	2,199,086	1,490,201	2,084,323

Operating income (loss)	439,171	430,399	111,575	252,513	15,129	170,193	(315,946)

Other income (deductions)
Interest	(280,501)	(315,944)	(345,257)	(365,970)	(283,165)	(211,709)	(212,718)
Amortization of debt expense	(3,872)	(3,377)	(4,367)	(5,062)	(4,867)	(3,624)	(4,360)
Other, net(3)	(52,387)	14,350	13,898	9,581	17,384	11,532	17,808

Total other income (deductions)	(336,760)	(304,971)	(335,726)	(361,451)	(270,648)	(203,801)	(199,270)

Income (loss) from continuing operations before income taxes	102,411	125,428	(224,151)	(108,938)	(255,519)	$(33,608)	$(515,216)

Provision for income taxes	60,271	66,328	50,979	46,912	86,756	74,095	83,612

Income (loss) from continuing operations	$42,140	$59,100	$(275,130)	$(155,850)	$(342,275)	$(107,703)	$(598,828)

Income (loss) from continuing operations per basic common share(4)	$0.26	$0.37	$(1.72)	$(0.97)	$(2.14)	(0.67)	(3.74)

Income (loss) from continuing operations per diluted common share(4)	$0.26	$0.37	$(1.72)	$(0.97)	$(2.14)	(0.67)	(3.74)

Basic weighted average common shares(4)	160,000	160,000	160,000	160,000	160,000	160,000	159,960

Diluted weighted average common shares(4)	160,000	160,000	160,000	160,000	160,000	160,000	159,960

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)
	(in thousands)
Other data:
Cash flows provided by (used in):
Operating activities	$525,435	$323,748	$473,712	$329,913	$392,913
Investing activities	(530,165)	(691,438)	(746,578)	(482,950)	(723,574)
Financing activities	(9,049)	332,367	256,593	274,542	323,869
Construction expenditures	(558,446)	(688,843)	(758,569)	(507,237)	(714,559)

	As of December 31,					As of September 30, 2008
	2003	2004	2005	2006	2007
	(unaudited)					(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$71,097	$78,856	$65,077	$29,754	$13,481	$6,689
Utility plant and property, net of depreciation	7,377,195	7,754,434	8,101,769	8,605,341	9,199,909	9,742,671
Total assets	12,629,354	12,728,410	12,542,029	12,783,059	12,934,072	12,780,732
Other short-term and long-term debt	5,063,344	5,101,891	5,030,078	4,103,532	4,991,806	5,092,523
Redeemable preferred stock	1,787,777	1,775,224	1,774,691	1,774,475	24,296	24,217
Total debt	6,851,121	6,877,115	6,804,769	5,878,007	5,016,102	5,116,740
Common stockholders’ equity	3,198,144	3,129,555	2,804,716	3,817,397	4,542,046	4,162,357
Preferred stock without mandatory redemption requirements	5,687	4,651	4,571	4,568	4,568	4,557

(1)	On September 28, 2007, Thames US Holdings was merged with and into American Water, with American Water as the surviving entity. American Water was an indirect wholly-owned subsidiary of RWE until its initial public offering in April 2008. The historical consolidated financial statements of American Water represent the consolidated results of the Company, formerly issued under the name Thames Water Aqua US Holdings, Inc. and Subsidiary Companies.

(2)	Represents primarily losses (gains) on sales of publicly traded securities and dispositions of assets not needed in utility operations.

(3)	Includes allowance for other funds used during construction, allowance for borrowed funds used during construction and preferred dividends of subsidiaries.

(4)	The number of shares used to compute income (loss) from continuing operations per basic common share and income (loss) from continuing operations per diluted common share for the fiscal years ended December 31, 2005, 2006 and 2007 and for the nine months ended September 30, 2007 is 160.0 million after giving effect to the 160,000-for-1 stock split on November 7, 2007. For the nine months ended September 30, 2008, the number of shares used to compute loss from continuing operations per basic common share and loss from continuing operations per diluted common share is 160.0 million. For the nine months ended September 30, 2008 there are no dilutive incremental common shares included in diluted earnings per share as all potentially dilutive instruments would be antidilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of our initial public offering and related transactions. Accordingly, the discussion and analysis of historical periods before our initial public offering and related transactions do not reflect the significant impact that these transactions have had or will have on us. You should read the following discussion together with the financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements whenever they appear in this prospectus. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors” and elsewhere in this prospectus. You should read “Risk Factors” and “Forward-Looking Statements.” Certain 2007, 2006 and 2005 amounts have been reclassified within operations and maintenance expense to conform to the 2008 presentation.

Overview

Founded in 1886, American Water is the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served. Our approximately 7,000 employees provide approximately 15 million people with drinking water, wastewater and other water-related services in 32 states and Ontario, Canada. In 2007, we generated $2,214.2 million in total operating revenue, representing approximately four times the operating revenue of the next largest investor-owned company in the United States water and wastewater business, and $15.1 million in operating income, which includes $509.3 million of impairment charges relating to continuing operations, and a net loss of $342.8 million. For the nine months ended September 30, 2008, we generated $1,768.4 million in total operating revenue, $315.9 million in operating loss, which includes $750.0 million of impairment charges, and a net loss of $598.8 million.

Our primary business involves the ownership of water and wastewater utilities that provide water and wastewater services to residential, commercial and industrial customers. Our Regulated Businesses that provide these services are generally subject to economic regulation by state PUCs in the states in which they operate. The federal government and the states also regulate environmental, health and safety and water quality matters. Our Regulated Businesses currently provide services in 20 states and in 2007 served approximately 3.3 million customers, or connections to our water and wastewater networks. We report the results of this business in our Regulated Businesses segment. For the year ended December 31, 2007 and for the nine months ended September 30, 2008, our Regulated Businesses generated $1,987.6 million and $1,579.2 million, respectively, in operating revenue, prior to inter-segment eliminations, representing 89.8% and 89.3%, respectively, of our consolidated operating revenue.

We also provide services that are not subject to economic regulation by state PUCs. Our Non-Regulated Businesses include our:

•

Contracts Operations Group, which enters into public/private partnerships, including O&M and DBO contracts for the provision of services to water and wastewater facilities for municipalities, the United States military and other customers;

•	Applied Water Management Group, which works with customers to design, build and operate small water and wastewater treatment plants; and

•	Homeowner Services Group, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes.

We report the results of this business in our Non-Regulated Businesses segment. For the year ended December 31, 2007 and for the nine months ended September 30, 2008, our Non-Regulated Businesses generated $242.7 million and $202.1 million, respectively, in operating revenue, prior to inter-segment eliminations.

History

Prior to being acquired by RWE in 2003, we were the largest publicly traded water utility company in the United States. In 2003, we were acquired by RWE and became a private company. Prior to the Merger, Thames US Holdings, formerly an indirect wholly-owned subsidiary of RWE, was the holding company for us and our regulated and unregulated subsidiaries throughout the United States and Ontario, Canada.

Our consolidated statements of operations for the years ended December 31, 2005 and 2006 reflect expense allocations for some central corporate functions historically provided to us by Thames Water Plc, a former subsidiary of RWE, which we refer to as Thames Water, including information systems, human resources, accounting and treasury activities and legal services. These allocations reflect expenses specifically identifiable as relating to our business as well as our share of expenses allocated to us based on capital employed, capital expenditures, headcount, revenues, production volumes, fixed costs, environmental accruals or other methods management considers to be reasonable. During our transition to a separate, stand-alone company, we have developed or obtained additional in-house capabilities related to these functions, and therefore there were no such expense allocations in 2007 from RWE or its affiliates. We and RWE consider these allocations to be a reasonable reflection of our utilization of the services provided by Thames Water. However, our expenses as a separate, stand-alone company may be higher or lower than the amounts reflected in our consolidated statements of operations.

The RWE acquisition resulted in certain changes in our business. For example, our operations and management were managed through Thames Water. Also, we agreed not to file rate cases with some state PUCs for specified periods of time as a condition of the acquisition. As of December 31, 2007, all rate stay-out provisions associated with the RWE acquisition had expired.

As a result of significantly increased costs, our inability to file rate cases and impairment charges, we recorded net losses in the amount of $325.0 million, $162.2 million and $342.8 million for the years ended December 31, 2005, 2006, and 2007, respectively.

In 2005, RWE decided to divest American Water. In March 2006, RWE decided to divest American Water through the sale of shares in one or more public offerings. In order to become a public company once again, we have had to incur substantial initial costs, including costs associated with ensuring adequate internal control over financial reporting in order to achieve compliance with the Sarbanes-Oxley Act. These substantial initial costs will not be recovered in rates charged to our customers. See “—Our Internal Control and Remediation Initiatives.”

We performed valuations of our long-lived assets, investments and goodwill, as of December 31, 2005, 2006 and 2007. As a result of the valuation analyses, we recorded pre-tax charges of $420.4 million and $227.8 million, including impairment charges from discontinued operations, for the years ended December 31, 2005 and 2006, respectively. During the third quarter of 2007, as a result of our debt being placed on review for a possible downgrade and the anticipated sale of a portion of the Company in the initial public offering, an interim impairment test was performed, and a pre-tax impairment charge to goodwill of $243.3 million was recorded in the third quarter of 2007. We completed our annual impairment test for 2007 and recorded an additional pre-tax goodwill impairment charge to the Regulated Businesses’ reporting unit in the amount of $266.0 million during the fourth quarter of 2007. We determined that an impairment to goodwill had occurred based upon new information regarding our market value. We incorporated this indicated market value into our valuation methodology and, based on those results, an additional pre-tax impairment to our carrying value was recorded. As a result of these impairments, net income was reduced by $388.6 million, $223.6 million and $501.5 million in 2005, 2006 and 2007, respectively.

In our initial public offering, RWE Aqua Holdings GmbH, the selling stockholder, sold approximately 63.2 million shares of the Company’s common stock. The Company did not receive any proceeds from the sale of the shares. RWE currently owns approximately 60% of the Company’s shares of common stock.

In light of the initial public offering price and trading levels of our common stock since the date of the initial public offering, we performed an interim impairment test, and, on May 9, 2008, we concluded that the carrying value of our goodwill was impaired as a result of the market price and trading levels of our common stock. We believe the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors, recorded an impairment charge to goodwill related to our Regulated Businesses in the amount of $750.0 million in our financial statements as of and for the fiscal quarter ended March 31, 2008. The impairment charge was primarily due to the market price of our common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of our peer companies during our 2007 annual test. Also contributing to the impairment was a decline in the fair value of our debt (due to increased market interest rates). As a result of this impairment charge, and in order to ensure compliance with relevant state PUC approvals, RWE made a cash equity contribution of $245.0 million to us on May 13, 2008. RWE is not obligated to make any additional capital contributions.

Annual impairment reviews are performed at November 30 of each year. We may be required to recognize additional impairments in the future, depending on, among other factors, a decline over a period of time in valuation multiples of comparable water utilities, a decline over a period of time of the Company’s stock price and the lack of an increase in the Company’s equity value consistent with increases in the equity value of peer companies. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, may also result in an incremental impairment charge. Further recognition of impairments of a significant portion of goodwill would negatively affect our results of operations and total capitalization, the effect of which could be material and could make it more difficult for us to secure financing on attractive terms and maintain compliance with our debt covenants.

Our Internal Control and Remediation Initiatives

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. However, from 2003 to April 28, 2008, we were an indirect wholly-owned subsidiary of RWE and, as a privately owned company, were not required to maintain a system of effective internal control consistent with those reported upon by management in compliance with the requirements of the SEC and the Sarbanes-Oxley Act, or to prepare our own consolidated financial statements. As a public reporting company, we are required, among other things, to maintain a system of effective internal control over financial reporting suitable to prepare our publicly reported financial statements in a timely and accurate manner, and also to evaluate and report on such system of internal control. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, which will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting.

In connection with the preparation of our consolidated financial statements as of December 31, 2006, we and our independent registered public accountants identified the following material weaknesses in our internal control over financial reporting:

•	Inadequate internal staffing and skills;

•	Inadequate controls over financial reporting processes;

•	Inadequate controls over month-end closing processes, including account reconciliations;

•	Inadequate controls over maintenance of contracts and agreements;

•	Inadequate controls over segregation of duties and restriction of access to key accounting applications; and

•	Inadequate controls over tax accounting and accruals.

Since joining the Company in 2006, Donald L. Correll, our Chief Executive Officer, and Ellen C. Wolf, our Chief Financial Officer, have assigned a high priority to the evaluation and remediation of our internal controls, and have taken numerous steps to remediate these material weaknesses and to evaluate and strengthen our other internal controls over financial reporting. Some of the actions taken include:

•	Increasing our internal financial staff numbers and skill levels, and using external resources to supplement our internal staff when necessary;

•	Implementing detailed processes and procedures related to our period-end financial closing processes, key accounting applications and our financial reporting processes;

•	Implementing or enhancing systems used in the financial reporting processes and month-end close processes;

•	Conducting extensive training on existing and newly developed processes and procedures as well as explaining to employees Sarbanes-Oxley Act requirements and the value of internal controls;

•	Enhancing our internal audit staff;

•	Hiring a director of internal control and a director of taxes during 2007;

•	Implementing a tracking mechanism and new policy and procedure for approval of all contracts and agreements; and

•

Retaining a nationally recognized accounting and auditing firm to assist management in developing policies and procedures surrounding internal controls over financial reporting, to evaluate and test these internal controls and to assist in the remediation of internal control deficiencies.

With respect to the material weaknesses described above, we have formulated remediation plans, which we believe address the areas of material weakness, and tested the effectiveness of controls designed to address certain material weaknesses. Based on these actions and the length of time we believe that certain controls have been operating effectively, as of September 30, 2008, we no longer consider the following control deficiencies to be material weaknesses:

•	Inadequate internal staffing and skills; and

•	Inadequate controls over month-end closing processes, including account reconciliations.

While we believe that remediation procedures related to the identified material weaknesses are substantially complete, our testing procedures have not yet been fully completed. Therefore, we can make no assurances as to the success of our remediation efforts.

As of September 30, 2008, the Company had incurred $57.8 million to remediate these material weaknesses and to document and test key financial reporting controls. We will need to allocate additional resources to enhance the quality of our staff and to carry out the remediation of these deficiencies. Based upon our current assessment, we expect to complete our remediation procedures related to the identified material weaknesses during 2008 with an estimated additional cost of approximately $0.4 million. The Company cannot indicate with certainty that all deficiencies, including material weaknesses, will be remediated or what additional costs may be incurred. The Company needs to finalize its remediation efforts of the controls and complete the testing of the effectiveness of controls prior to concluding that all controls are effective. As a condition to state PUC approval of the RWE Divestiture, we agreed that costs incurred in connection with our initial internal control and remediation initiatives would not be recoverable in rates charged to our customers.

Elements of our remediation activities can only be accomplished over time, and our initiatives provide no assurances that they will result in an effective internal control environment. Our board of directors, in coordination with our audit committee, will continually assess the progress and sufficiency of these initiatives and make adjustments, as necessary.

The Company believes the additional control procedures as designed, when implemented, will fully remediate the material weaknesses described above.

Factors Affecting Our Results of Operations

As the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served, our financial condition and results of operations are influenced by a variety of industry-wide factors, including the following:

•	economic utility regulation;

•	the need for infrastructure investment;

•	compliance with environmental, health and safety standards;

•	production costs;

•	customer growth;

•	an overall trend of declining water usage per customer; and

•	weather and seasonality.

Since our acquisition by RWE in 2003, our results of operations have also been significantly influenced by goodwill impairments.

Factors that may affect the results of operations of our Regulated Businesses’ operating performance are mitigated by state PUCs granting us appropriate rate relief that is designed to allow us to recover prudently incurred expenses and to earn an appropriate rate of return on our investment.

Economic Utility Regulation

Our subsidiaries in the states in which we operate our Regulated Businesses are generally subject to extensive economic regulation by their respective state PUCs. Although specific authority might differ from state to state, in most states, these state PUCs must approve rates, accounting treatments, long-term financing programs, significant capital expenditures and plant additions, transactions between the regulated subsidiary and affiliated entities, reorganizations and mergers and acquisitions, in many instances prior to their completion. Regulatory policies not only vary from state to state, they may change over time. These policies will affect the timing as well as the extent of recovery of expenses and the realized return on invested capital.

Our operating revenue is typically determined by reference to the volume of water supplied to a customer multiplied by a price-per-gallon set by a tariff approved by the relevant state PUC. The process to obtain approval for a change in rates, or rate case, involves filing a petition with the state PUC on a periodic basis as determined by our capital expenditures needs and our operating costs. Rate cases and other rate-related proceedings can take several months to a year or more to complete. Therefore, there is frequently a delay, or regulatory lag, between the time one of our regulated subsidiaries makes a capital investment or incurs an operating expense increase and when those costs are reflected in rates. The management team at each of our regulated subsidiaries works to minimize regulatory lag.

Our results of operations are significantly affected by rates authorized by the state PUCs in the states in which we operate, and we are subject to risks and uncertainties associated with rate stay-outs and delayed or inadequate rate recovery. In addition to general rate case filings, we generate revenues through other cost recovery procedures. For example, some states in which we operate allow utility subsidiaries to recover system infrastructure replacement costs without the necessity of filing a full rate proceeding. Since infrastructure replacement is a significant element of capital expenditures made by our subsidiaries, such programs can reduce regulatory lag.

Currently, Pennsylvania, Illinois, Missouri, Indiana, New York, California and Ohio have allowed the use of these infrastructure surcharges. These surcharges adjust periodically based on qualified capital expenditures being completed or anticipated in a future period. These surcharges are typically reset to zero when new base rates are effective and incorporate the costs of these infrastructure expenditures. As of November 13, 2008, we have been granted an additional $18.0 million in revenues, assuming constant sales volumes, from such surcharges in several of our states. Furthermore, we were granted a $0.6 million increase for an arsenic surcharge in our Arizona subsidiary, allowing recovery for costs associated with the construction and operation of arsenic treatment facilities.

Also, some of the states in which we operate permit pass-through provisions that allow for an increase in certain operating costs, such as purchased power and property taxes, to be passed on to and recovered from the customers outside of a general rate proceeding.

Some states have permitted use of some form of forecast or forward-looking test year instead of historical data to set rates. Examples of these states include Hawaii, Illinois, Kentucky, Ohio, Pennsylvania, New York, Tennessee and California. In addition, a number of states in which we operate have allowed the utility to update historical data for some changes that occur for some limited period of time subsequent to the historical test year. This allows the utility to take account of some more current costs or capital investments in the rate-setting process. Examples of these states include New Mexico, Texas, Missouri, Iowa, Virginia, Maryland, West Virginia, New Jersey and Arizona.

Another regulatory mechanism to address issues of regulatory lag includes the ability, in some circumstances, to recover in rates a return on utility plant before it is actually in service, instead of capitalizing an allowance for funds used during construction. Examples of states that have allowed such recovery include Texas, Pennsylvania, Ohio, Kentucky, Virginia and California.

The infrastructure surcharge, pass-through provisions, the forward-looking test year and the allowance of a return on utility plant before it is actually in service are examples of mechanisms that present an opportunity to limit the risks associated with regulatory lag. We employ each of these mechanisms as part of our rate case management program to ensure efficient recovery of our costs and investment and to ensure positive short-term liquidity and long-term profitability.

In addition, some states have permitted us to seek pre-approval of certain capital projects and associated costs. In this pre-approval process, the PUCs assess the prudency of such projects.

As a condition to our acquisition by RWE in 2003, we agreed not to file rate cases in some of the states where our Regulated Businesses operate. All rate stay-out provisions associated with the RWE acquisition have expired. In the first nine months of 2008 we received authorizations for additional annualized revenues from general rate cases of $73.9 million. We are awaiting the final order for Hawaii’s general rate case that was filed in 2007, requesting $1.3 million in total additional annual revenues. In October 2008, The Hawaii Public Utility Commission approved on an interim basis an increase in additional annualized revenues of $0.7 million. The interim rates will be effective for the fourth quarter of 2008. In the first nine months of 2008, we filed general rate cases in ten additional states that would provide $272.9 million of additional revenues, if approved as filed. Of the rate cases filed in 2008, two states’ rates were effective through the nine months ended September 30, 2008 with an additional annualized increase of $1.9 million and are included in the $73.9 million of annualized revenues referred to above. In addition, new rates which would provide for additional $4.3 million of annualized revenues were put into effect under bond for our Virginia subsidiary. In October 2008, the Virginia commission issued a final order which would provide $3.4 million in additional annual revenue. In October 2008, additional annualized revenues of $5.7 million and $0.5 million resulting from infrastructure charges for our Pennsylvania subsidiary and the arsenic cost recovery mechanism surcharge, which we refer to as ACRM, for our Arizona subsidiary, respectively, became effective. In November 2008, we received authorizations for additional annualized revenues from general rate cases in Ohio and Missouri of $5.3 million and $34.5 million, respectively. Also, in November 2008 we received authorizations for additional annualized wastewater revenues in Pennsylvania of $1.9 million and for additional revenues associated with ACRM in our Arizona subsidiary of $0.1 million. The residual amount of $211.0 million for the other seven states remains under consideration by state public utility commissions at this time. There is no assurance that the filed amount, or any portion thereof, of any requested increases will be granted.

Infrastructure Investment

The water and wastewater utility industry is highly capital intensive. In 2007, we invested $758.6 million in net Company-funded capital improvements and we expect to invest approximately $950 million in net capital improvements in 2008. From 2008 to 2012, we estimate that Company-funded capital investment will total between $4,000 and $4,500 million. We anticipate spending between $770 and $1,050 million yearly on Company-funded capital investment for the foreseeable future, depending upon the timing of major capital projects. Our capital investment includes both infrastructure renewal programs, where we replace existing infrastructure, as needed, and construction of facilities to meet new customer growth. From 2008 to 2012, we estimate we will invest approximately $1,600 million to replace aging infrastructure including mains, meters, and supply and treatment facilities. We estimate that we will invest approximately $1,300 million in facilities to serve new customer growth over this same period. In addition, we estimate that complying with water quality standards and other regulatory requirements will require approximately $700 million of investment. Projects to enhance system reliability, security and efficiency, or to meet other needs are projected to account for approximately an additional $500 million of investment over this same period.

These capital investments are needed on an ongoing basis to comply with existing and new regulations, renew aging treatment and network assets, provide capacity for new growth and enhance system reliability, security and quality of service. The need for continuous investment presents a challenge due to the potential for regulatory lag, or the delay in recovering our operating expenses and earning an appropriate rate of return on our invested capital and a return of our invested capital. Because the decisions of state PUCs and the timing of those decisions can have a significant impact on the operations and earnings of our Regulated Businesses, we maintain a rate case management program guided by the goals of obtaining efficient recovery of costs of capital and utility operation and maintenance costs, including costs incurred for compliance with environmental, health and safety and water quality regulation. As discussed above under “—Economic Utility Regulation,” we pursue methods to minimize the adverse impact of regulatory lag and have worked with state PUCs and legislatures to implement a number of approaches to achieve this result, including promoting the implementation of forms of forward-looking test years and infrastructure surcharges.

Compliance with Environmental, Health and Safety Standards

Our water and wastewater operations are subject to extensive United States federal, state and local and, in the case of our Canadian operations, Canadian laws and regulations, governing the protection of the environment, health and safety, the quality of the water we deliver to our customers, water allocation rights, and the manner in which we collect, treat, discharge and dispose of wastewater. These requirements include the Safe Drinking Water Act, the Clean Water Act and similar state and Canadian laws and regulations. We are also required to obtain various environmental permits from regulatory agencies for our operations. State PUCs also set conditions and standards for the water and wastewater services we deliver. We incur substantial costs associated with compliance with environmental, health and safety and water quality regulation to which our Regulated Businesses are subject.

Environmental, health and safety and water quality regulations are complex and change frequently, and the overall trend has been that they have become more stringent over time. We face the risk that as newer or stricter standards are introduced, they could increase our operating expenses. In the past, we have generally been able to recover expenses associated with compliance for environmental, health and safety standards, but this recovery is affected by regulatory lag and the corresponding uncertainties surrounding rate recovery.

Production Costs

Our water and wastewater services require significant production inputs and result in significant production costs. These costs include fuel and power, which is used to operate pumps and other equipment, purchased water and chemicals used to treat water and wastewater. We also incur production costs for waste disposal. For 2007, production costs accounted for approximately 12.6% of our total operating costs. Price increases associated with these inputs impact our results of operations until rate relief is granted.

Customer Growth

Customer growth in our Regulated Businesses is driven by (i) organic population growth within our authorized service areas and (ii) by adding new customers to our regulated customer base by acquiring water and wastewater utility systems through acquisitions. Generally, we add customers through tuck-ins of small water and/or wastewater systems, typically serving fewer than 10,000 customers, in close geographic proximity to where we currently operate our Regulated Businesses. We also seek large acquisitions that allow us to acquire multiple water and wastewater utility systems in our existing markets and markets where we currently do not operate our Regulated Businesses. During 2005, 2006 and 2007, we had cash outflows of $5.0 million, $12.5 million and $15.9 million, respectively, for acquisitions of water and wastewater systems which allowed us to expand our regulated customer base. Our most recent significant acquisition was the 2002 purchase of the water and wastewater assets of Citizens Communications Company, adding approximately 300,000 customers in six states in which we had existing operations. We intend to continue to expand our regulated footprint geographically by acquiring water and wastewater systems in our existing markets and some markets in the United States where we do not currently operate our Regulated Businesses. Our experienced development team evaluates potential acquisition targets across the country, particularly in higher-growth areas. Before entering new markets, we will evaluate the regulatory environment to ensure that we will have the opportunity to achieve an appropriate return on our investment while maintaining our high standards for quality, reliability and compliance with environmental, health and safety and water quality standards. These acquisitions may include large acquisitions of companies that have operations in multiple markets. For further information, see “Business—Acquisitions.”

Declining Water Usage Per Customer

Increased water conservation, including through the use of more efficient household fixtures and appliances among residential consumers, combined with declining household sizes in the United States, has contributed to a trend of declining water usage per residential customer.

The average annual change in residential water usage per customer from January 1998 through December 2007 (as a percentage of January 1998 usage) in the larger states served by our Regulated Businesses ranged from 0.66% per year in New Jersey at the low end to as high as 1.63% per year in West Virginia.

Because the characteristics of residential water use are driven by many factors, including socio-economic and other demographic characteristics of our service areas, climate, seasonal weather patterns and water rates, these declining trends vary by state and service area and change over time. The trend of declining residential water usage per customer is higher in the predominantly rural states served by our Regulated Businesses. We do not believe that the trend in any particular state or region will have a disproportionate impact on our results of operations.

Our Regulated Businesses are heavily dependent upon operating revenue generated from rates we charge to our residential customers for the volume of water they use. Declining usage will have a negative impact on our long-term operating revenues if we are unable to secure rate increases or to grow our residential customer base to the extent necessary to offset the residential usage decline.

Water Supply

Our ability to meet the existing and future water demands of our customers depends on an adequate supply of water. Drought, governmental restrictions, overuse of sources of water, the protection of threatened species or habitats or other factors may limit the availability of ground and surface water. Also, customer usage of water is affected by weather conditions, in particular during the summer. Our water systems experience higher demand in the summer due to the warmer temperatures and increased usage by customers for lawn irrigation and other outdoor uses. Summer weather that is cooler and wetter than average generally serves to suppress customer water demand, and can have a downward effect on our operating revenue and operating income. Conversely, when weather conditions are extremely dry and even if our water supplies are sufficient to serve our customers, our systems may be affected by drought-related warnings and/or water usage restrictions imposed by governmental agencies, purchase supply allocation and mandatory conservation measures. All of the above conditions serve to reduce customer demand and operating revenues. These restrictions may be imposed at a regional or state level and may affect our service areas regardless of our readiness to meet unrestricted customer demands. We employ a variety of measures to ensure that we have adequate sources of water supply, both in the short-term and over the long-term. For additional detail concerning these measures, see “Business—Our Regulated Businesses—Overview of Networks, Facilities and Water Supply.”

The geographic diversity of our service areas tends to mitigate some of the effect of weather extremes. In any given summer, some areas are likely to experience drier than average weather while other areas will experience wetter than average weather.

Goodwill Impairment

At September 30, 2008, the Company’s goodwill totaled $1,704.3 million. The Company’s annual goodwill impairment test is conducted at November 30 of each calendar year and interim reviews are performed when the Company determines that a triggering event that would more likely than not reduce the fair value of a reporting unit below its carrying value has occurred.

The market price of the Company’s common stock at September 30, 2008 was below its consolidated carrying value. Subsequent to September 30, 2008, the Company’s market price has experienced a high degree of volatility. As a result, management considered whether the Company’s market capitalization being below the consolidated carrying value of its reporting units represented an interim triggering event.

Having considered both qualitative and quantitative factors, management concluded that no interim triggering event has occurred. As such, an interim impairment test was not performed, as management believes there were no significant adverse changes in its business. Further, the Company’s methodology is not based purely on stock price but adjusts for other valuation techniques and relevant market information, as described in the testing methodology below, including the expected impact to the share price once RWE divests a substantial portion of its ownership.

The Company may be required to recognize an impairment as a result of this year’s annual test or at other times in the future. This depends on other factors identified below in the description of the Company’s test approach. These include market price declines such as levels experienced during October 2008, a decline over a period of time of the Company’s stock price, a decline over a period of time in valuation multiples of comparable water utilities and the lack of an increase in the Company’s market price consistent with increases in the carrying value or to a level consistent with its peer companies. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, may also result in an incremental impairment charge. Further recognition of impairments of a significant portion of goodwill would negatively affect the Company’s reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to secure financing on attractive terms and maintain compliance with debt covenants.

In light of the initial public offering price and trading levels in our common stock since the date of the initial public offering, the Company performed an interim impairment test and, on May 9, 2008, concluded that the current carrying value of the Company’s goodwill was impaired as a result of the current market price at that time and trading levels of the Company’s common stock. The Company believes the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors, recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $750.0 million in the financial statements as of and for the fiscal quarter ended March 31, 2008. The impairment charge was primarily due to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of peer companies during the 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased market interest rates). As a result of the impairment charge RWE Aqua Holdings GmbH transferred $245.0 million to the Company on May 13, 2008. This cash was used to reduce short-term debt. RWE is not obligated to make any additional capital contributions.

During the third quarter of 2007, as a result of the Company’s debt being placed on review for a possible downgrade and the proposed sale of a portion of the Company in the initial public offering, management determined at that time it was appropriate to update its valuation analysis before the next scheduled annual test. Based on this assessment, the Company performed an interim impairment test and recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $243.3 million. The decline was primarily due to a slightly lower long-term earnings forecast caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

The Company uses a two-step impairment test to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized (if any) in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which we refer to as SFAS 142. The step 1 calculation used to identify potential impairment compares the fair value for each of the Company’s reporting units to their respective net carrying values (book values), including goodwill, on the measurement date. If the fair value of any reporting unit is less than such reporting unit’s carrying value, then step 2 shall be performed to measure the amount of the impairment loss (if any) for such reporting units.

The step 2 calculation of the impairment test compares, by reporting unit, the implied fair value of the goodwill to the carrying value of goodwill. The implied fair value of goodwill is equal to the excess of net fair value of each reporting unit’s assets and liabilities above the carrying value of such reporting unit’s assets and liabilities. If the carrying value of goodwill exceeds the implied fair value of goodwill for any reporting unit, an impairment loss shall be recognized in an amount equal to the excess (not to exceed the carrying value of goodwill) for that reporting unit.

If step 2 is required, the determination of the fair value of each reporting unit and the fair value of each reporting unit’s assets and liabilities will be performed as of the measurement date using observable market data before and after the measurement date (if that subsequent information is relevant to the fair value on the measurement date). The step 2 fair value determination will use a combination of the following valuation techniques:

•	quoted market prices of the Company’s securities;

•	observable market prices of comparable equity of publicly-traded water utilities considered by us to be peers; and

•	discounted cash flow models developed from the Company’s internal forecasts.

Each of the Company’s reporting unit’s fair value is determined by weighting, according to relevance, the results of three valuation techniques. The first, and primary, valuation is based upon the observable market price of the Company’s common equity as adjusted for control premiums and other relevant market conditions.

The second model-based valuation technique applies an average peer multiple to the Company’s historic and forecasted cash flows. The cash flow multiple is calculated using the quoted market equity prices of comparable publicly-traded water utilities, and their published cash flows. This market multiple is then applied to the applicable reporting unit’s internal historic and forecasted cash flows as adjusted to remove non-recurring items and forecast acquisitions.

The third model-based valuation technique discounts the five-year business plan forecast cash flows, as adjusted to remove non-recurring items and forecast acquisitions, at the Company’s weighted average cost of capital.

If step 2 of the impairment test is required, the Company will determine the fair value of the applicable reporting unit’s assets and liabilities. The fair values for the majority of such assets and liabilities are equal to their carrying values; however, the fair values of the applicable debt are highly dependent upon market conditions at the measurement date. For the step 2 calculations of the fair value of debts, the Company will use observable prices of instruments and indices which share similar risk to those instruments being valued, adjusted to compensate for different credit profile, collateral, tax treatment and call features, to calculate the fair value of each reporting unit’s debts.

As a result of the impairment and in accordance with certain regulatory commitments, RWE transferred $245.0 million to us on May 13, 2008. RWE is not obligated to make any additional capital contributions.

Results of Operations

The following table sets forth our consolidated statement of operations data for the years ended December 31, 2005, 2006 and 2007 and for the nine months ended September 30, 2007 and 2008:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2005	2006	2007	2007	2008
	(in thousands, except per share data)
Operating revenues	$2,136,746	$2,093,067	$2,214,215	$1,660,394	$1,768,377

Operating expenses:
Operation and maintenance	1,201,566	1,174,544	1,246,479	910,304	984,063
Depreciation and amortization	261,364	259,181	267,335	202,463	199,599
General taxes	183,324	185,065	183,253	140,910	151,074
Loss (gain) on sale of assets	(6,517)	79	(7,326)	(6,821)	(413)
Impairment charges	385,434	221,685	509,345	243,345	750,000

Total operating expenses, net	2,025,171	1,840,554	2,199,086	1,490,201	2,084,323

Operating income (loss)	111,575	252,513	15,129	170,193	(315,946)

Other income (deductions):
Interest	(345,257)	(365,970)	(283,165)	(211,709)	(212,718)
Allowance for other funds used during construction	5,810	5,980	7,759	5,197	10,370
Allowance for borrowed funds used during construction	2,420	2,652	3,449	2,358	6,063
Amortization of debt expense	(4,367)	(5,062)	(4,867)	(3,624)	(4,360)
Preferred dividends of subsidiaries	(227)	(215)	(225)	(169)	(169)
Other, net	5,895	1,164	6,401	4,146	1,544

Total other income (deductions)	(335,726)	(361,451)	(270,648)	(203,801)	(199,270)

Income (loss) from continuing operations before income taxes	(224,151)	(108,938)	(255,519)	(33,608)	(515,216)

Provision for income taxes	50,979	46,912	86,756	74,095	83,612

Income (loss) from continuing operations	(275,130)	(155,850)	(342,275)	(107,703)	(598,828)
Income (loss) from discontinued operations, net of tax	(49,910)	(6,393)	(551)	(551)	—

Net income (loss)	$(325,040)	$(162,243)	$(342,826)	$(108,254)	(598,828)

Net income (loss) per common share:
Basic
Income (loss) from continuing operations	$(1.72)	$(0.97)	$(2.14)	$(0.67)	$(3.74)
Income (loss) from discontinued operations, net of tax	$(0.31)	$(0.04)	(0.00)	(0.00)	—
Net income (loss)	$(2.03)	$(1.01)	$(2.14)	$(0.68)	$(3.74)
Diluted
Income (loss) from continuing operations	$(1.72)	$(0.97)	$(2.14)	$(0.67)	$(3.74)
Income (loss) discontinued operations, net of tax	$(0.31)	$(0.04)	(0.00)	(0.00)	—
Net income (loss)	$(2.03)	$(1.01)	$(2.14)	$(0.68)	$(3.74)
Average common shares outstanding during the period:
Basic	160,000	160,000	160,000	160,000	159,960
Diluted	160,000	160,000	160,000	160,000	159.960

The following table summarizes certain financial information for our Regulated and Non-Regulated Businesses for the periods indicated (without giving effect to inter-segment eliminations):

	For the Years Ended December 31,						For the Nine Months Ended September 30,
	2005		2006		2007		2007		2008
	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses
	(in thousands)						(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues	$1,836,061	$310,771	$1,854,618	$248,451	$1,987,565	$242,678	$1,499,763	$175,172	$1,579,214	$202,080
Adjusted EBIT(1)	$469,921	$(106)	$468,701	$(4,725)	$500,088	$23,579	$394,601	$17,606	$411,076	$16,358

(1)	Adjusted EBIT is defined as earnings before interest and income taxes from continuing operations. Management evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBIT. Adjusted EBIT does not represent cash flows for periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Adjusted EBIT as defined by the Company may not be comparable with Adjusted EBIT as defined by other companies.

Our primary business involves the ownership of water and wastewater utilities that provide services to residential, commercial and industrial customers. As such, our results of operations are significantly impacted by rates authorized by the state regulatory commissions in the states in which we operate. The table below details the annualized revenues, including step increases resulting from rate authorizations and infrastructure charges, which were granted in 2005, 2006 and 2007 and the nine months ended September 30, 2008.

	Annualized Rate Increases Granted During the
	Years Ended December 31,			Nine Months Ended September 30, 2008
	2005	2006	2007
State
New Jersey	$—	$—	$56.2	$—
Pennsylvania	5.8	8.0	40.6	4.6
Missouri	—	6.8	24.0	2.7
Illinois	—	0.9	1.7	22.7
Indiana	0.9	1.8	14.0	3.9
California	8.4	15.1	0.5	13.0
West Virginia	10.0	—	—	14.5
New York	7.8	—	—	6.6
Arizona	—	7.9	3.7	8.6
Other	2.1	0.8	18.2	9.6

Total	$35.0	$41.3	$158.9	$86.2

The change in annualized rate increases granted between 2006 and 2007 can be attributed to the removal of the stay-out provisions and increased investment in our regulated infrastructure programs.

Comparison of Results of Operations for the Nine Months Ended September 30, 2008 and 2007

Operating revenues. Our operating revenues increased by $108.0 million, or 6.5%, for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. Regulated Businesses’ revenues increased by $79.5 million, or 5.3%, for the nine months ended September 30, 2008 compared to the same period in the prior year. The Non-Regulated Businesses’ revenues for the nine months ended September 30, 2008 increased by $26.9 million, or 15.4%, compared to the nine months ended September 30, 2007.

The increase in the Regulated Businesses’ revenues for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 was primarily due to rate increases obtained through general rate cases in New Jersey, Pennsylvania, Missouri and Indiana (which were granted and became effective in 2007) as well as other states totaling approximately $95.1 million and a $1.4 million retroactive rate adjustment in California made in June 2008. This increase was offset by a $25.0 million decrease in revenues related to lower customer consumption, mainly in our states in the Midwestern region of the United States, for the nine months ended September 30, 2008 compared to the same period in the prior year.

Non-Regulated Businesses’ operating revenues increased by $26.9 million, or 15.4%, for the nine months ended September 30, 2008 compared to the same period in 2007. The net increase was primarily attributable to higher revenues of $28.6 million in our Contract Operations Group and $5.6 million in our Homeowner Services Group, partially offset by decreased revenues of $6.8 million and $0.7 million in our Applied Water Management Group and Canadian Fixed Residuals, respectively. The increase in Contract Operations Group revenues was primarily attributable to incremental revenues associated with design and build contracts, as well as increased military construction and O&M project revenues. The increase from our Homeowner Service Group represented increased product penetration within its existing customer base. Applied Water Management Group revenues were lower due to the decline in design and build activity resulting from the downturn in new home construction.

The following table sets forth the percentage of Regulated Businesses’ revenues and water sales volume by customer class:

	For the Nine Months Ended September 30,
	2007	2008	2007	2008
	Operating Revenues		Water Sales Volume
Customer Class
Water service:
Residential	57.9%	57.9%	53.0%	53.0%
Commercial	19.4%	19.3%	21.9%	22.1%
Industrial	4.8%	5.0%	10.5%	10.5%
Public and other	12.3%	12.1%	14.6%	14.4%
Other water revenues	1.8%	2.0%	—	—

Total water revenues	96.2%	96.3%	100.0%	100.0%

Wastewater service	3.8%	3.7%

	100.0%	100.0%

Water Services—Water service operating revenues from residential customers for the nine months ended September 30, 2008 totaled $913.1 million, a $44.3 million increase, or 5.1%, over the same period of 2007, mainly due to rate increases offset by a decrease in sales volume. The volume of water sold to residential customers decreased by 3.5% for the nine months ended September 30, 2008 to 162.3 billion gallons, from 168.2 billion gallons for the same period in 2007, largely as a result of wetter weather conditions in California and the Midwestern region in the United States.

Water service operating revenues from commercial water customers for the nine months ended September 30, 2008 increased by $14.3 million, or 4.9%, to $305.4 million mainly due to rate increases offset by decreases in sales volume compared to the same period in 2007. The volume of water sold to commercial customers decreased by 2.9% for the nine months ended September 30, 2008, to 67.8 billion gallons, from 69.8 billion gallons for the nine months ended September 30, 2007.

Water service operating revenues from industrial customers totaled $78.4 million for the nine months ended September 30, 2008, an increase of $5.9 million, or 8.1%, over those recorded for the same period of 2007 mainly due to rate increases offset by decreased sales volume. The volume of water sold to industrial customers totaled 32.2 billion gallons in the nine months ended September 30, 2008, a decrease of 3.6% from the 33.4 billion gallons for the nine months ended September 30, 2007.

Water service operating revenues from public and other customers increased $7.1 million, or 3.9%, for the nine months ended September 30, 2008 to $191.4 million from $184.3 million for the nine months ended September 30, 2007 mainly due to rate increases. Revenues from municipal governments for fire protection services and customers requiring special private fire service facilities totaled $77.8 million for the nine months ended September 30, 2008, an increase of $3.8 million over the same period of 2007. Revenues generated by sales to governmental entities and resale customers for the nine months ended September 30, 2008 totaled $113.6 million, an increase of $3.3 million from the nine months ended September 30, 2007.

Wastewater services—Our subsidiaries provide wastewater services in 12 states. Revenues from these services increased by $2.5 million, or 4.4%, to $59.1 million for the nine months ended September 30, 2008, from $56.6 million for the same period of 2007. The increase was attributable to increases in rates charged to customers principally in Arizona, Hawaii, and New Jersey.

Operation and maintenance. Operation and maintenance expense increased $73.8 million, or 8.1%, for the nine months ended September 30, 2008 compared to the same period in the prior year.

Operation and maintenance expenses for the nine months ended September 30, 2008 and 2007, by major expense category, were as follows:

	For the Nine Months Ended September 30,
	2007	2008
	(in thousands)
Production costs	$212,612	$220,902
Employee-related costs	341,154	385,639
Operating supplies and services	211,012	208,394
Maintenance materials and services	87,250	104,218
Customer billing and accounting	26,025	32,796
Other	32,251	32,114

Total	$910,304	$984,063

Production costs, including fuel and power, purchased water, chemicals and waste disposal increased by $8.3 million, or 3.9%, for the nine months ended September 30, 2008 compared to the same period in 2007. The increase was primarily the result of increased costs in our Regulated Businesses of $5.2 million. Fuel and power costs were higher by $2.8 million, due to increases in electricity prices. Chemical costs also increased by $2.1 million primarily due to rising chemical costs and waste disposal costs were also higher by $0.7 million. Partially offsetting these increases were lower purchased water costs of $0.4 million.

Employee-related costs including wage and salary, group insurance, and pension expense increased $44.5 million, or 13.0%, for the nine months ended September 30, 2008 compared to the same period in the prior year. These employee-related costs represented 39.2% and 37.5% of operation and maintenance expenses for the nine months ended September 30, 2008 and 2007, respectively. The increase was due to higher wage and salary expenses of $23.2 million and $3.7 million in our Regulated and Non-Regulated Businesses, respectively, primarily resulting from stock-based compensation expense of $3.5 million mainly attributable to the issuance of awards granted in connection with the initial public offering and an increase in the number of employees primarily as a result of enhancing customer service and wage rate increases. In addition, our Regulated Businesses’ pension expense increased by $8.0 million, or 29.1%, for the nine months ended September 30, 2008 compared to the same period in the prior year. Pension expense in excess of the amount contributed to the pension plans is deferred by certain of our regulated subsidiaries pending future recovery in rates as contributions are made to the plans. Although our pension expense in accordance with SFAS 87 remained relatively unchanged, pension expense increased for the nine months ended September 30, 2008 due to increased contributions in certain of our regulated operating companies, which costs are recovered based on the Company’s funding policy which is the minimum amount required by ERISA, rather than the SFAS 87 expense. The increase in the contributions is attributable to lower than expected returns on plan assets.

Operating supplies and services include the day-to-day expenses of office operation, legal and other professional services, as well as information systems and other office equipment rental charges. For the nine months ended September 30, 2008, these costs decreased by $2.6 million, or 1.2%, compared to the same period in 2007. Factors contributing to this decrease include lower remediation costs, mainly consulting fees in connection with the Sarbanes-Oxley Act, of $16.6 million, or 65.1%, to $8.9 million for the nine months ended September 30, 2008 compared to $25.5 million for the nine months ended September 30, 2007. Also, contributing to the decrease are lower divestiture and initial public offering related costs of $1.7 million for the nine months ended September 30, 2008 including costs associated with regulatory approval, condemnation and retention/completion bonuses. Partially offsetting these decreases was an overall increase in general office costs and travel costs of $3.3 million, mainly due to inflation, and higher fuel and other transportation costs of $4.2 million. Corresponding with the increase in revenues, the Non-Regulated Businesses’ operating supplies and service expenses increased by $8.2 million for the nine months ended September 30, 2008 compared to the same period in the prior year. The Non-Regulated Businesses’ increase is mainly attributable to additional expense in the Contract Operations group of $13.8 million associated with several operating contracts (including a design, build and operate project in Fillmore, California), partially offset by lower contracted services costs in the Applied Water Management Group, due to the downturn in new home construction, of $4.9 million and profits of $1.5 million as a result of the acceptance by a third party of a construction contract.

Maintenance materials and services, which include emergency repairs as well as costs for preventive maintenance, increased $17.0 million, or by 19.4%, for the nine months ended September 30, 2008 compared to the same period in the prior year. The Regulated Businesses’ maintenance materials and service costs increased by $13.8 million in the first nine months of 2008 mainly due to increased costs of $2.2 million associated with a program in Illinois to maintain valves, higher cost of removal expenses of $9.2 million in certain of our operating companies and increased tank painting costs of $1.8 million in our New Jersey and Missouri operating companies. Partially offsetting these increases were lower main break costs in 2008, as we experienced higher than average main break costs in the first half of 2007 due to winter weather conditions in the Midwest region of the United States. The Non-Regulated Businesses’ maintenance and services expenses increased by $3.3 million as a result of higher frequency service line protection contract usage by Homeowner Services Group customers as well as increased cost associated with the Contract Operations Group mainly attributable to costs associated with new military operations and maintenance projects.

Customer billing and accounting expenses increased by $6.8 million, or 26.0%, for the nine months ended September 30, 2008 compared to the same period in the prior year. The increase was primarily the result of higher uncollectible accounts expense in our Regulated Businesses of $2.3 million, including increases in specific provisions for certain receivables due to the uncertainty of collectibility and stricter shut-off practices for delinquent accounts by certain subsidiaries. In addition, the 2008 expense is higher as the 2007 expense included recoveries of amounts previously written off. Our Non-Regulated Businesses’ uncollectible expense increased by $3.1 million primarily due to increased uncollectible expense in the Applied Water Management Group of $1.9 million as the result of the downturn in the construction market and increased uncollectible expense in our

Contract Operation Group. In addition, postage expense increased in our Regulated subsidiaries $0.7 million compared to the same period in the prior year.

Other operation and maintenance expenses include casualty and liability insurance premiums and regulatory costs. These costs decreased by $0.1 million, or 0.4%, in 2008 primarily due to decreased insurance costs of $3.6 million for the nine months ended September 30, 2008 due to more favorable claims experience compared to the nine months ended September 30, 2007, partially offset by increased regulatory expenses of $3.4 million related to write-offs of deferred rate case expenses, primarily in Tennessee, Illinois, and Ohio of $1.7 million, $0.9 million, and $0.5 million, respectively.

Depreciation and amortization. Depreciation and amortization expense decreased by $2.9 million, or 1.4%, for the nine months ended September 30, 2008 compared to the same period in the prior year. This decrease was primarily due to depreciation rate adjustments resulting from rate orders, particularly in our Pennsylvania subsidiary, partially offset by increased expense due to additional utility plant placed in service.

General taxes. General taxes expense, which includes taxes for property, payroll, gross receipts, and other miscellaneous items, increased by $10.2 million, or 7.2%, in the nine months ended September 30, 2008 compared to the first nine months of 2007. This increase is primarily due to increased gross receipts taxes of $5.7 million in New Jersey and $0.7 million in Missouri and higher property tax expense of $1.7 million and $1.0 million in Ohio and Missouri, respectively.

Gain on sale of assets. The gain on sale of assets was $0.4 million for the nine months ended September 30, 2008 compared to a gain of $6.8 million for the nine months ended September 30, 2007. The gain in 2008 and 2007 is primarily attributable to non-recurring sales of assets no longer used in our operations. Partially offsetting the 2008 gain was the loss attributable to the sale of the Felton water system to SLVWD.

Impairment charge. The impairment charge was $750.0 million for the nine months ended September 30, 2008 compared to $243.3 million for the nine months ended September 30, 2007. The 2008 impairment charge was primarily due to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than what was anticipated during our 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased interest rates). The 2007 impairment charge to goodwill to our Regulated Businesses was primarily due to slightly lower long-term earnings forecast caused by our updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

Other income (deductions). Interest expense, net of interest income, the primary component of our other income (deductions), increased by $1.0 million, or 0.5%, for the nine months ended September 30, 2008 compared to the same period in the prior year. The increase is primarily due to increased borrowings associated with capital expenditures. Offsetting the change in interest expense is an increase in AFUDC of $8.9 million for the nine months ended September 30, 2008 compared to the same period in 2007 as a result of increased construction work in progress. Other items contributing to the change include higher miscellaneous income for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 primarily as a result of losses recorded for a contract in our Non-Regulated business in 2007 of $2.1 million, and an increase in the amortization of debt expense of $0.7 million for the nine months ended September 30, 2008 compared to the same period in 2007 as a result of the debt restructuring.

Provision for income taxes. Our consolidated provision for income taxes increased $9.5 million, or 12.8%, to $83.6 million for the nine months ended September 30, 2008 from $74.1 million for the nine months ended September 30, 2007.

Net income (loss). The net loss for the nine months ended September 30, 2008 was $598.8 million compared to a net loss of $108.3 million for the nine months ended September 30, 2007. The variation between the periods is the result of the aforementioned changes.

Comparison of Results of Operations for the Years Ended December 31, 2007 and 2006

Operating revenues. Our consolidated operating revenues increased $121.1 million, or 5.8%, from $2,093.1 million for 2006 to $2,214.2 million for 2007. An increase in operating revenues for our Regulated Businesses of $132.9 million in 2007 was somewhat offset by a decrease in operating revenues for our Non-Regulated Businesses of $5.8 million. The increase in the Regulated Businesses’ operating revenues was primarily due to rate increases of approximately $61.9 million obtained through general rate cases in New Jersey, Ohio, Arizona, California and other states. In addition, rate increases obtained through infrastructure-related provisions in Pennsylvania, Missouri, Illinois and Indiana totaled approximately $15.5 million. Water service operating revenues also increased due to growth of 0.7% in our Regulated Businesses’ customer base through small acquisitions in our service areas and through growth in existing service areas. Water sales volume associated with existing customers increased by 1.5% in 2007 compared to the prior year due to drier weather mainly in our Mid-Atlantic states.

The following table sets forth the percentage of Regulated Businesses’ operating revenues and water sales volume by customer class:

	For the Years Ended December 31,
	2006	2007	2006	2007
	Operating Revenues		Water Sales Volume
Customer Class
Water service:
Residential	57.5%	57.6%	52.1%	52.8%
Commercial	19.6%	19.4%	22.0%	21.9%
Industrial	5.0%	4.8%	10.6%	10.6%
Public and other	12.4%	12.5%	15.3%	14.7%
Other water revenues	1.6%	1.9%	—	—

Total water revenues	96.1%	96.2%	100.0%	100.0%

Wastewater service	3.9%	3.8%

	100.0%	100.0%

Water Services—Water service operating revenues from residential customers for 2007 amounted to $1,146.1 million, a 7.3% increase over 2006, primarily due to rate increases and changes in sales volume. The volume of water sold to residential customers increased by 2.9% in 2007 to 223.4 billion gallons, from 217.2 billion gallons in 2006, largely as a result of favorable weather conditions in the Mid-Atlantic states and a 0.7% increase in the residential customer base.

Water service operating revenues from commercial water customers for 2007 amounted to $385.3 million, a 6.2% increase over 2006, primarily due to rate increases and changes in sales volume. The volume of water sold to commercial customers increased by 1.6% in 2007 to 93.0 billion gallons, from 91.6 billion gallons in 2006, driven by favorable weather conditions and partially offset by a decline in the number of commercial customers.

Water service operating revenues from industrial customers amounted to $94.7 million in 2007, a 2.9% increase over 2006, primarily due to rate increases and changes in sales volume. The volume of water sold to industrial customers increased by 0.5% in 2007 to 44.6 billion gallons, from 44.4 billion gallons in 2006.

Water service operating revenues from public and other customers increased $17.4 million for 2007 to $247.6 million from $230.2 million for 2006, mainly due to rate increases and changes in sales volume. Revenues from municipal governments for fire protection services and customers requiring special private fire service facilities totaled $99.3 million for 2007, an increase of $0.8 million over the same period of 2006. Revenues generated by sales to governmental entities and resale customers for 2007 totaled $148.3 million, an increase of $16.6 million from 2006.

Wastewater Services—Our subsidiaries provide wastewater services in 12 states. Operating revenues from these services increased by 4.7% to $75.6 million for 2007. The increase reflects a growth of 0.4% in the number of wastewater customers served but is primarily due to increases in rates charged to customers in states where we have wastewater operations (principally Arizona, Hawaii, and New Jersey).

Our Non-Regulated revenues decreased by $5.8 million, or 2.3%, from $248.5 million for 2006 to $242.7 million for 2007. The net decline in revenues is primarily attributable to a $15.8 million decrease in revenues of our Contract Operations Group, partially offset by a $7.4 million increase in revenues of our Homeowner Services Group, and an increase of $3.5 million from our other Non-Regulated Businesses. The decline in revenues of our Contract Operations Group includes the effects of having substantially completed the construction of the Lake Pleasant Water Treatment plant, a large water treatment plant in Phoenix, Arizona, during 2006 ($49.5 million of construction revenue recognized in 2006 compared to $5.2 million in 2007). Pursuant to our DBO contract with the city of Phoenix, we served as the lead contractor in connection with the construction of the Lake Pleasant facility, which includes an 80 million gallons-per-day surface water treatment plant and granular activated carbon reactivation system. The Lake Pleasant facility is significantly larger in size and function compared to other projects with which we have been engaged. However, we do not expect the completion of this project to have a material impact on our results of operations. Revenues from that project were partially replaced by new contracts, including a DBO project in Fillmore, California generating $12.3 million of incremental revenues and new military projects generating approximately $10.0 million of revenues. The increase from our Homeowner Services Group represents expansion into new geographic markets (Virginia and Trenton, New Jersey). The increase in our other Non-Regulated Businesses’ revenues is due to revenues attributable to special projects in 2007.

Operation and maintenance. Our consolidated operation and maintenance expense increased $72.0 million, or 6.1%, from $1,174.5 million for 2006 to $1,246.5 million for 2007.

Operation and maintenance expense by major category was as follows:

	For the Years Ended December 31,
	2006	2007
	(in thousands)
Production costs	$257,727	$278,065
Employee-related costs	412,515	463,362
Operating supplies and services	297,644	293,475
Maintenance materials and services	109,797	128,016
Customer billing and accounting	54,624	38,256
Other	42,237	45,305

Total	$1,174,544	$1,246,479

Production costs, including fuel and power, purchased water, chemicals and waste disposal increased by 7.9% for 2007 compared to the same period in 2006. The increase was primarily attributable to higher purchased water costs mainly due to increased demand, as well as higher electricity prices as rate freezes resulting from electricity deregulation expired in some states in which we operate.

Employee-related costs including wage and salary, group insurance, and pension expense increased by 12.3% for 2007 compared to the same period in 2006. These costs represented 35.1% and 37.2% of operation and maintenance expense for 2006 and 2007, respectively. The increase in 2007 was due to higher wage, salary and group insurance expenses in our Regulated Businesses, primarily resulting from an increase in the number of employees to enable service enhancements in our Regulated Businesses as well as wage rate increases. This increase was offset by a reduction in pension expense. Pension expense in excess of the amount contributed to the pension plans is deferred by some of our regulated subsidiaries pending future recovery in rates as contributions are made to the plans. The decrease is primarily attributable to lower pension expense in 2007. In addition, pension expense for 2006 included additional pension expense due to curtailment charges and a special transaction benefit charge.

Operating supplies and services include the day-to-day expenses of office operation, legal and other professional services, as well as information systems and other office equipment, facilities rental charges and other miscellaneous expenses. For 2007, these costs decreased by 1.4% compared to the same period in 2006. A factor contributing to this overall decrease was the approximately $48.8 million of expenses associated with the design and build of the Lake Pleasant Water Treatment Plant in Phoenix, Arizona which were included in operating supplies and services for 2006, compared to $5.1 million in 2007. The decrease also reflects operating contracts of our Non-Regulated Businesses that ended during 2006, and a decline in design and build activity by the Applied Water Management Group of $3.4 million due to a downturn in new home construction.

Partially offsetting these Non-Regulated Businesses decreases was additional expense associated with several contracts, including a DBO project in Fillmore of $12.4 million, and increased military contract expenses of $11.4 million, reflecting increased contracted services primarily on two projects and a $5.0 million loss recorded on one project. Also offsetting the decreases were higher accounting and legal expenses. In addition, our remediation efforts in connection with the Sarbanes-Oxley Act resulted in an increase of $15.1 million for 2007, as compared to 2006. The Regulated Businesses’ transportation costs for 2007 increased by $3.2 million due to increased vehicle leasing costs and higher gasoline prices. Also, costs in 2006 were lower than 2007 due to a reinstatement in 2006 by our Indiana subsidiary of $2.4 million previously disallowed in the regulatory process. Expenses related to the RWE Divestiture were $0.8 million higher for 2007 than 2006 due to higher divestiture support costs.

Maintenance materials and services, which include emergency repairs as well as costs for preventive maintenance, increased by 16.6% for 2007 compared to the same period in 2006. This increase was primarily the result of a larger number of main breaks in 2007 compared to 2006 experienced by several of our operating subsidiaries due to winter weather conditions, increased paving costs for our New Jersey, Missouri, Illinois and Pennsylvania subsidiaries, as well as higher expenses in our Non-Regulated Businesses, primarily the Homeowner Services Group.

Customer billing and accounting expenses decreased by 30.0% for 2007 compared to the same period in 2006, primarily due to lower bad debt expense of $9.2 million in our Regulated Business and $5.8 million in our Non-Regulated Businesses as a result of an increased focus on collection of past due accounts.

Other operation and maintenance expenses include casualty and liability insurance premiums and regulatory costs. These costs increased by 7.3% in 2007 primarily due to an increase in insurance costs for 2007 due to less favorable claims experience compared to 2006. This unfavorable variance was offset by a reduction in regulatory expenses due to the write-off of certain deferred rate case expenses in 2006 associated with our California subsidiary.

Depreciation and amortization. Our consolidated depreciation and amortization expense increased $8.1 million, or 3.1%, from $259.2 million for 2006 to $267.3 million for 2007. The increase was primarily due to property placed in service, net of retirements, of $798.8 million as a result of an increased focus on infrastructure spending mainly in our Regulated Businesses.

General taxes. Our consolidated general taxes expense, which includes taxes for property, payroll, gross receipts and other miscellaneous items, decreased $1.8 million, or 1.0%, from $185.1 million for 2006 to $183.3 million for 2007. The decrease was primarily due to lower taxes for expatriates because employees seconded by Thames Water to American Water were no longer employed by American Water in 2007.

Loss (gain) on sale of assets. Our consolidated loss on sale of assets was $0.1 million for 2006, compared to a gain of $(7.3) million for 2007 due to non-recurring sales of assets not needed in our utility operations in 2007.

Impairment charges. Our consolidated impairment charges were $221.7 million for 2006 and $509.3 million for 2007. The 2006 impairment charge was primarily attributable to higher interest rates in our Regulated Businesses and a change in the potential net realizable value of our Non-Regulated Businesses. The 2007 impairment charges were primarily due to slightly lower long-term earnings caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery as well as new information regarding our market value.

Other income (deductions). Interest expense, the primary component of our consolidated other income (deductions), decreased $82.8 million, or 22.6%, from $366.0 million for 2006 to $283.2 million for 2007. The decline was primarily due to the repayment of outstanding debt with new equity contributions from RWE in order to establish a capital structure that is consistent with other regulated utilities and also to meet the capital structure expectations of various state regulatory commissions. This decrease was offset slightly by higher interest expense of our Regulated Businesses of $9.8 million mainly due to increased borrowings to fund capital programs.

Provision for income taxes. Our consolidated provision for income taxes increased $39.9 million, or 85.1%, from $46.9 million for 2006 to $86.8 million for 2007. The increase is due to higher taxable income in 2007 as compared to 2006.

Net income (loss). Our consolidated net loss including results from discontinued operations increased $180.6 million, or 111.3%, from $162.2 million for 2006 to $342.8 million for 2007. The increase is the result of the changes discussed above.

Comparison of Results of Operations for the Years Ended December 31, 2006 and 2005

Operating revenues. Our consolidated operating revenues decreased $43.6 million, or 2.0%, from $2,136.7 million for 2005 to $2,093.1 million for 2006. A decline in operating revenues associated with our Non-Regulated Businesses was partially offset by an overall increase in operating revenues from our Regulated Businesses.

Operating revenues from our Regulated Businesses increased by $18.6 million in 2006 compared to 2005, even with a 2.0% decline in water sales volume primarily due to weather fluctuations in 2006, as compared to 2005. The increase was primarily due to rate increases obtained through general rate cases in Arizona, California and New York as well as other states totaling $12.4 million. In addition, infrastructure surcharges in Pennsylvania, Missouri, Indiana, Illinois, and Ohio provided $13.7 million in additional operating revenues. Operating revenue also increased due to the addition of approximately 1.6%, or 51,000 customers, in our Regulated Businesses customer base through small acquisitions to our service areas and through growth in existing service areas.

Non-Regulated Businesses’ operating revenues decreased by $62.3 million, or 20.0%, from $310.8 million for 2005 to $248.5 million for 2006. The decrease was primarily due to a decline of $63.4 million in operating revenue, representing the effects of the completion of work performed under a contract to design and build the Lake Pleasant Water Treatment Plant in Phoenix, Arizona. The decrease in operating revenues also reflects the cessation of operating contracts in Houston, Texas; Hazelton, Pennsylvania; and Dedham, Massachusetts that ended during fiscal 2006 and the non-renewal of unprofitable contracts in several smaller communities. The discontinuance of these contracts resulted in a decrease of $11.3 million in aggregate revenue in 2006 compared to 2005. Partially offsetting the decrease was $8.7 million of increased revenue related to the expansion into new markets by the Applied Water Management Group and the Homeowner Services Group, as well as $3.7 million of additional revenues from organic growth of existing O&M contracts, including capital improvement projects performed on behalf of Sioux City, Iowa and a new contract in Fillmore, California for a DBO project.

The following table sets forth the percentage of our Regulated Businesses operating revenues and water sales volume by customer class:

	For the Years Ended December 31,
	2005	2006	2005	2006
	Operating Revenues		Water Sales Volume
Customer Class
Water service:
Residential	58.2%	57.5%	52.4%	52.1%
Commercial	19.3%	19.6%	21.9%	22.0%
Industrial	5.3%	5.0%	10.6%	10.6%
Public and other	12.2%	12.4%	15.1%	15.3%
Other water revenues	1.4%	1.6%	—	—

Total water revenues	96.4%	96.1%	100.0%	100.0%

Wastewater service	3.6%	3.9%

	100.0%	100.0%

Water Services—Water service operating revenues from residential customers in 2006 amounted to $1,067.9 million, relatively unchanged from 2005, as rate increases offset changes in sales volume. The volume of water sold to residential customers decreased by 2.5% in 2006 to 217.2 billion gallons, from 222.8 billion gallons for 2005, primarily as a result of wetter and cooler weather conditions in some of our larger states, including New Jersey, Pennsylvania and Indiana and decreased usage related to enhanced conservation education, the installation of low-flow appliances and reduced household sizes.

Water service operating revenues from commercial customers in 2006 amounted to $362.7 million, a 2.5% increase over 2005, primarily due to rate increases offset by changes in sales volume. The volume of water sold to commercial customers decreased by 1.7% in 2006 to 91.6 billion gallons, from 93.2 billion gallons for 2005, driven by a 0.4% decline in our commercial customer base due to economic conditions in our service areas with the remainder primarily attributable to weather conditions.

Water service operating revenues from industrial customers in 2006 amounted to $92.0 million, a 5.4% decrease over 2005, primarily due to changes in sales volume. The volume of water sold to industrial customers decreased by 1.8% in 2006 to 44.4 billion gallons, from 45.2 billion gallons for 2005, driven primarily by the loss of customers due to economic and business conditions in our service areas.

Water service operating revenues from public and other customers for 2006 amounted to $230.2 million, a 3.0% increase over 2005 primarily due to rate increases and changes in sales volume. Water service operating revenues from municipal governments for fire protection services and customers requiring special private fire service facilities for 2006 amounted to $98.5 million, a 9.6% increase from 2005. Water service operating revenues from governmental entities and resale customers amounted to $131.7 million in 2006, a 1.3% decrease from 2005.

Wastewater Services—Our subsidiaries provide wastewater services in 12 states. Operating revenues from these services increased by 8.9% to $72.2 million for 2006, from $66.3 million for 2005. The increases were attributable to 4.4% growth in the number of wastewater customers served, with the remainder due to rate increases.

Operation and maintenance. Our consolidated operation and maintenance expense decreased $27.1 million, or 2.3%, from $1,201.6 million for 2005 to $1,174.5 million for 2006.

Operation and maintenance expense by major category was as follows:

	For the Years Ended December 31,
	2005	2006
	(in thousands)
Production costs	$255,051	$257,727
Employee-related costs	368,564	412,515
Operating supplies and services	379,878	297,644
Maintenance materials and services	108,429	109,797
Customer billing and accounting	42,793	54,624
Other	46,851	42,237

Total	$1,201,566	$1,174,544

Production costs, including fuel and power, purchased water, chemicals and waste disposal, increased by 1.0% in 2006 compared to 2005. Increases in chemical prices and energy costs in our Regulated Businesses were the principal drivers of the increase, mitigated by the overall decline in water sales and decreases in costs resulting from reduced Non-Regulated Businesses activities. Energy costs increased due to higher electricity prices as rate freezes resulting from electricity deregulation expired in some states in which we operate. The unit cost of water produced was up 7.3% in 2006 compared to 2005.

Employee-related costs include wage and salary, group insurance, pension expense and expenses related to our long-term incentive plan, which we refer to as the LTIP, for certain key employees. These costs represented 35.1% of operation and maintenance expense in 2006 and increased 11.9% in 2006 as compared to 2005. Wage and salary expenses were up $28.2 million, or 9.9%, in 2006, due to salary increases and workforce additions. The LTIP accounted for $3.1 million of the increase. Group insurance expense, which includes the cost of providing current health care and life insurance benefits as well as the expected cost of providing postretirement benefits, increased 16.0% in 2006 as a result of workforce additions and higher group insurance premiums associated with our active employees. Pension expense increased by 32.9% in 2006 compared to 2005, due to lower than expected returns on plan assets and a decrease in the discount rate actuarial assumption. Additionally, our contributions to a defined contribution plan for employees increased over 2005 as the number of program participants increased.

Operating supplies and services include the day-to-day expenses of office operation, legal and other professional services, as well as information systems and other office equipment and facility rental charges. These costs decreased by 21.6% in 2006 compared to 2005. The expenses in this category include rents, general office expense, and other miscellaneous expenses. A significant factor contributing to the decrease was approximately $63.0 million of expenses associated with the timing of project activity for the design and build of the Lake Pleasant Water Treatment Plant in Phoenix, Arizona. The majority of the project activity occurred during 2005. These Non-Regulated Businesses operating expenses also decreased as a result of the aforementioned operating and maintenance contracts that ended during 2006. These cost reductions were offset by additional expenses related to expansion into new markets by the Applied Water Management Group and Homeowner Services Group, as well as costs associated with several new O&M contracts. These changes resulted in a decrease of $54.0 million in operating supplies and services by our Non-Regulated Businesses in 2006 as compared to 2005.

In addition to the decline in our Non-Regulated Businesses operating supplies and services, there was a decrease in accounting, legal and consulting costs in 2006. A significant portion of the decrease was due to lower management charges allocated from Thames Water of $7.7 million in 2006 as compared to 2005 and a recovery of $2.4 million previously disallowed in the regulatory process for our Indiana subsidiary. During 2005, the Company also recorded $3.5 million in expense relating to a special program established to protect the environment along the central coastal area of California. In addition, there was a decrease of $3.9 million relating to costs incurred in 2005 that were subsequently not allowed to be recovered in rates at our Kentucky subsidiary.

These decreases were offset by higher expenses related to the RWE Divestiture of $7.4 million and increased costs related to the Company’s compliance with the Sarbanes-Oxley Act of $16.9 million from 2005 to 2006.

Maintenance materials and services, which include emergency repairs as well as costs for preventive maintenance, increased by 1.3% in 2006 compared to 2005. Higher maintenance costs in our Non-Regulated Businesses’ Homeowner Services Group, offset by the cessation of some O&M contracts also managed by our Non-Regulated Businesses, was the primary reason for this increase.

Customer billing and accounting expenses increased by 27.6% in 2006 compared to 2005, due to higher uncollectible expense due to a decline in the quality of our customer accounts receivable, increases in postage costs to mail customer bills and an increased number of bills being sent as a result of customer growth.

Other operation and maintenance expenses include casualty and liability insurance premiums and regulatory costs. Total other costs decreased in 2006 by 9.8% from 2005, due to improved claims experience following an increase in 2005. Regulatory costs increased during 2006 due to increased regulatory filings by our subsidiaries.

Depreciation and amortization. Our consolidated depreciation and amortization expense decreased $2.2 million, or 0.8%, from $261.4 million for 2005 to $259.2 million for 2006. The decrease was primarily due to a write-off in 2005 of $21.6 million associated with an abandoned information technology project. This decrease was offset by an increase in depreciation expense due to property placed in service, net of retirements, of $697.1 million as a result of infrastructure replacement in our Regulated Businesses.

General taxes. Our consolidated general taxes expense, which includes taxes for property, payroll, gross receipts and other miscellaneous items, was relatively unchanged from $183.3 million for 2005 to $185.1 million for 2006. The increase was primarily due to higher gross receipts taxes as a result of increased Regulated Businesses operating revenues. Gross receipts and franchise taxes that vary based on operating revenues were higher by 3.5% in 2006 compared to 2005. Property and capital stock taxes that are assessed on the basis of tax values assigned to assets and capitalization were down 3.0% in 2006 compared to 2005 due to property tax appeals and dispositions.

Loss (gain) on sale of assets. Our consolidated gain on sale of assets was $(6.5) million for 2005, compared to a loss on sale of assets of $0.1 million for 2006. The decrease in 2006 was primarily due to the fact that 2005 included sales of various properties and investments not needed in our utility operations.

Impairment charges. Our consolidated impairment charges were $385.4 million for 2005 and $221.7 million for 2006. The 2005 impairment charge was primarily the result of a change in our strategic business plan for our Non-Regulated Businesses and lower margins than previously forecasted in our Regulated Businesses. The 2006 impairment charge was primarily attributable to higher interest rates in our Regulated Businesses and a change in the potential net realizable value of our Non-Regulated Businesses.

Other income (deductions). Interest expense, net of interest income, the primary component of our consolidated other income (deductions), increased $20.7 million, or 6.0%, from $345.3 million for 2005 to $366.0 million for 2006. This increase was primarily due to higher interest rates for new debt issuances, mitigated by overall reduced borrowings as a result of repaying outstanding debt with new equity contributions.

Provision for income taxes. Our consolidated provision for income taxes decreased $4.1 million, or 8.0%, from $51.0 million for 2005 to $46.9 million for 2006. This decrease was primarily due to the mix of taxable income by jurisdiction.

Net income (loss). Our consolidated net (loss), including results from discontinued operations, decreased $162.8 million, or 50.1%, from $(325.0) million for 2005 to $(162.2) million for 2006. The decrease was primarily due to the changes discussed above.

Unaudited Quarterly Financial Data

The following table sets forth certain supplemental unaudited consolidated quarterly financial data for each of the eleven quarters in the period ended September 30, 2008. The unaudited consolidated quarterly financial data for the quarters ended September 30, 2007 and September 30, 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated quarterly financial data as of March 31, 2007, June 30, 2007, March 31, 2008 and June 30, 2008 have been derived from our unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated quarterly financial data for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006 and December 31, 2007 have been derived from our unaudited historical accounting records. The operating results for any quarter are not indicative of results that may be expected for a full year or any future periods.

2008	First Quarter	Second Quarter	Third Quarter
	(in thousands, except per share data)
Operating revenues	$506,815	$589,369	$672,193
Operating income (loss)	(670,358)	142,658	211,753
Income (loss) from continuing operations	(732,484)	45,498	88,158
Income (loss) from discontinued operations	—	—	—
Net income (loss)	(732,484)	45,498	88,158
Basic and diluted earnings (loss) per common share	$(4.58)	$0.28	$0.55

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Operating revenues	$468,544	$558,733	$633,117	$553,821
Operating income (loss)	73,318	151,490	(54,615)	(155,064)
Income (loss) from continuing operations	2,429	49,985	(160,117)	(234,572)
Income (loss) from discontinued operations	256	(807)	—	—
Net income (loss)	2,685	49,178	(160,117)	(234,572)
Basic and diluted earnings (loss) per common share	$0.02	$0.31	$(1.00)	$(1.47)

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Operating revenues	$482,996	$524,695	$592,684	$492,692
Operating income (loss)	93,213	130,717	176,282	(147,699)
Income (loss) from continuing operations	3,757	24,398	43,058	(227,063)
Income (loss) from discontinued operations	1,388	315	128	(8,224)
Net income (loss)	5,145	24,713	43,186	(235,287)
Basic and diluted earnings (loss) per common share	$0.03	$0.15	$0.27	$(1.47)

Amounts may not sum due to rounding.

Income (loss) from continuing operations includes impairment losses of $221.7 million, $243.3 million, $266.0 million and $750.0 million in the fourth quarter of 2006, third quarter of 2007, fourth quarter of 2007 and first quarter of 2008, respectively.

Liquidity and Capital Resources

Our business is capital intensive and requires considerable capital resources. A portion of these capital resources are provided by internally generated cash flows from operations. When necessary, we obtain funds from external sources in the capital markets and through bank borrowings. Our access to external financing on reasonable terms depends on our credit ratings and current business conditions, including that of the water utility industry in general as well as conditions in the debt or equity capital markets. If these business and market conditions deteriorate to the extent that we no longer have access to the capital markets at reasonable terms, we have access to revolving credit facilities with aggregate bank commitments of $810.0 million that we currently utilize to fulfill our short-term liquidity needs and to issue letters of credit. See “—Credit Facilities and Short-Term Debt.”

In addition, our regulated utility subsidiaries receive advances and contributions from customers, home builders and real estate developers to fund construction necessary to extend service to new areas. Advances for construction are refundable for limited periods, which vary according to state regulations, as new customers begin to receive service or other contractual obligations are fulfilled. Amounts which are no longer refundable are reclassified to contributions in aid of construction. Utility plant funded by advances and contributions is excluded from the rate base. Generally, we depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property. Some of our subsidiaries do not depreciate contributed property, based on regulatory guidelines.

We use our capital resources, including cash, to (i) fund capital requirements, including construction expenditures, (ii) pay off maturing debt, (iii) pay dividends, (iv) fund pension and postretirement welfare obligations and (v) invest in new and existing ventures. We spend a significant amount of cash on construction projects that have a long-term return on investment. Additionally, we operate in rate-regulated environments in which the amount of new investment recovery may be limited, and where such recovery takes place over an extended period of time, as our recovery is subject to regulatory lag. See “Business—Regulation—Economic Regulation.” As a result of these factors, our working capital, defined as current assets less current liabilities, was in a net deficit position as of September 30, 2008.

We expect to fund future maturities of long-term debt through a combination of external debt and cash flow from operations. We have no plans to reduce debt significantly.

We rely on our revolving credit facility and the capital markets to satisfy our liquidity needs. Disruptions in the credit markets may discourage lenders from meeting their existing lending commitments, extending the terms of such commitments or agreeing to new commitments. Market disruptions may also limit our ability to issue debt securities in the capital markets. On September 15, 2008, we sought to issue commercial paper but were unable to consummate the issuance due to adverse market conditions. In order to meet our short-term liquidity needs we are borrowing under our existing $800.0 million revolving credit facility, which was scheduled to expire on September 15, 2012. On September 15, 2008, a majority of our lenders agreed to extend $685.0 million of commitments under this revolving credit facility to September 15, 2013. AWCC had $197.2 million of outstanding borrowings and $42.9 million of outstanding letters of credit under this credit facility as of November 13, 2008. AWCC had $120.0 million of outstanding overnight commercial paper as of November 13, 2008. We can provide no assurances that our lenders will meet their existing commitments or that we will be able to access the commercial paper or loan markets in the future on terms acceptable to us or at all.

Cash Flows from Operating Activities

Cash flows from operating activities primarily result from the sale of water and wastewater services and, due to the seasonality of operations, are weighted toward the third quarter of each fiscal year. Our future cash flows from operating activities will be affected by economic utility regulation; infrastructure investment; inflation; compliance with environmental, health and safety standards; production costs; customer growth; declining per customer usage of water; and weather and seasonality. See “—Factors Affecting our Results of Operations.”

Cash flows from operating activities have been a reliable, steady source of cash flow, sufficient to meet operating requirements and a portion of our capital expenditures requirements. We will seek access to debt and equity capital markets to meet the balance of our capital expenditure requirements. There can be no assurance that we will be able to successfully access such markets on favorable terms or at all. Operating cash flows can be negatively affected by changes in our rate regulatory environments or changes in our customer economic outlook and ability to pay for service in a timely manner. We can provide no assurance that our customers’ historical payment pattern will continue in the future.

The following table provides a summary of the major items affecting our cash flows from operating activities for the periods indicated:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2005	2006	2007	2007	2008
	(in thousands)
Net income (loss)	$(325,040)	$(162,243)	$(342,826)	$(108,254)	$(598,828)
Add (subtract):
Non-cash operating activities(1)	852,373	664,060	881,013	482,392	1,094,807
Changes in working capital(2)	51,348	(96,578)	16,770	8,936	(21,552)
Pension and postretirement healthcare contributions	(53,246)	(81,491)	(81,245)	(53,161)	(81,514)

Net cash flows provided by operations	$525,435	$323,748	$473,712	$329,913	$392,913

(1)	Includes (gain) loss on sale of businesses, depreciation and amortization, impairment charges, removal costs net of salvage, provision for deferred income taxes, amortization of deferred investment tax credits, provision for losses on utility accounts receivable, allowance for other funds used during construction, (gain) loss on sale of assets, deferred regulatory costs, amortization of deferred charges and other non-cash items, net, less pension and postretirement healthcare contributions.

(2)	Changes in working capital include changes to accounts receivable and unbilled utility revenue, taxes receivable (including federal income), other current assets, accounts payable, taxes accrued (including federal income), interest accrued and other current liabilities.

The increase in cash flow from operations during 2007 compared to 2006 was primarily due to improvements in working capital mainly driven by changes in taxes accrued and other current liabilities, slightly offset by changes in accounts receivable and unbilled utility revenues.

The decrease in cash flows from operations during 2006 versus 2005 was primarily the result of higher contributions to pension and postretirement healthcare trusts. Excluding this item, changes in our cash flows from operating activities were generally consistent with changes in the results of operations as adjusted by changes in working capital in the normal course of business.

The increase in cash flows from operations during the nine months ended September 30, 2008 compared to the same period in 2007 was primarily due to improvements in working capital partially offset by higher contributions to our pension and postretirement healthcare trusts.

Cash Flows from Investing Activities

Cash flows used in investing activities were as follows for the periods indicated:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2005	2006	2007	2007	2008
	(in thousands)
Construction expenditures	$(558,446)	$(688,843)	$(758,569)	$(507,237)	$(714,559)
Other investing activities, net(1)	28,281	(2,595)	11,991	24,287	(9,015)

Net cash flows used in investing activities	$(530,165)	$(691,438)	$(746,578)	$(482,950)	$(723,574)

(1)	Includes allowances for other funds used during construction, acquisitions, proceeds from the sale of assets and securities, proceeds from the sale of discontinued operations, removal costs from property, plant and equipment retirements, receivables from affiliates, restricted funds and investment in equity investee.

Cash flow used in investing activities increased in 2007 compared to 2006 and in 2006 compared to 2005 and in the nine-month period ending September 30, 2008 compared to the nine-month period ending September 30, 2007 as we continued to increase our investment in regulated infrastructure projects. Cash flows used in investing activities will continue to rise as construction expenditures are expected to be approximately $950 million during 2008. We intend to invest capital prudently to provide essential services to our regulated customer base, while working with regulators in the various states in which we operate to have the opportunity to earn an appropriate rate of return on our investment and a return of our investment.

Our infrastructure investment plan consists of both infrastructure renewal programs, where we replace infrastructure as needed, and major capital investment projects, where we will construct new water and wastewater treatment and delivery facilities. Our projected capital expenditures and other investments are subject to periodic review and revision to reflect changes in economic conditions and other factors.

The following table provides a summary of our historical construction expenditures:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2005	2006	2007	2007	2008
	(in thousands)
Transmission and distribution	$238,972	$314,282	$325,333	$224,997	$356,944
Treatment and pumping	137,299	133,074	185,832	111,171	131,697
Services, meter and fire hydrants	84,148	132,610	179,933	83,799	131,335
General structures and equipment	81,516	72,892	32,336	49,179	57,830
Sources of supply	16,511	35,985	35,135	38,091	36,753

Total construction expenditures	$558,446	$688,843	$758,569	$507,237	$714,559

Construction expenditures for the periods noted above were partially offset by customer advances and contributions for construction (net of refunds) of $25.6 million, $3.2 million, $35.8 million, $47.4 million and $52.0 million in the nine months ended September 30, 2007 and 2008, and for the years ended December 31, 2007, 2006 and 2005, respectively. Customer advances and contributions are reflected in net cash flows from financing activities. Capital expenditures during the periods noted above were related to the renewal of supply and treatment assets, new water mains and customer service lines, as well as rehabilitation of existing water mains and hydrants.

Construction expenditures for 2007 increased by $69.7 million, or 10.1%, over 2006. The increase consisted mainly of infrastructure replacements and upgrades to treatment facilities at several plants including Joplin, Missouri, Maricopa County, Arizona, Franklin Township, New Jersey and Champaign, Illinois.

Construction expenditures for 2006 increased by $130.4 million, or 23.4%, over 2005. Expenditures related to transmission and distribution increased by $75.3 million in 2006 over 2005 and meter and fire hydrant replacements increased by $48.5 million in 2006 compared to 2005. These increases occurred due to an increase in the rate of infrastructure replacement. In addition, treatment plant improvements caused an increase from 2005 to 2006 in the amount of $15.2 million. These improvements are taking place primarily at our Joplin, Missouri, Maricapa County, Arizona and Franklin Township, New Jersey facilities.

Construction expenditures increased by $207.4 million to $714.6 million for the nine months ended September 30, 2008 from $507.2 million for the nine months ended September 30, 2007 as a result of increased investment in regulated utility plant projects. We anticipate spending approximately $950 million on capital investment in 2008.

Our construction program consists of both infrastructure renewal programs, where we replace infrastructure as needed, and construction of new water and wastewater treatment and delivery facilities to meet new customer growth. An integral aspect of our strategy is to seek growth through tuck-ins and other acquisitions which are complementary to our existing business and support the continued geographical diversification and growth of our operations. Generally, acquisitions are funded initially with short-term debt and later refinanced with the proceeds from long-term debt or equity offerings.

Included in 2008 are planned construction expenditures of approximately $32 million to construct a new water treatment plant on the Kentucky River. On April 25, 2008, the Kentucky Public Service Commission approved Kentucky American Water’s application for a certificate of convenience and necessity to construct a 20.0 million gallon per day treatment plant on the Kentucky River and a 30.6 mile pipeline to meet Central Kentucky’s water supply deficit. The Kentucky project is expected to be completed by 2010 with an estimated cost of $162 million.

We also conduct ongoing reviews of our existing investments. As a result of these reviews, we sold the operations of various non-regulated water-related businesses over the last two years.

The following provides a summary of the major acquisitions and dispositions affecting our cash flows from investing activities in the years indicated:

For the nine months ended September 30, 2008:

•	We paid approximately $8.0 million for the acquisition of water and waste water systems.

•	We received approximately $10.6 million in cash from the sale of the Felton water system.

2007:

•

We paid approximately $15.9 million for the acquisition of a number of water and wastewater systems, the largest of which was S.J. Services Inc., the parent company of Pennsgrove Water Supply Company, Inc. and South Jersey Water Supply Company, Inc. The purchase price, including acquisition costs, for S.J. Services Inc. was $13.5 million in cash.

•	We received approximately $9.7 million in cash proceeds from the sale of a group of assets of the Residuals business.

•	We received $16.3 million in cash proceeds from the sale of other assets, including $13.0 million of proceeds on a property in Mansfield, New Jersey owned by a Non-Regulated subsidiary.

2006:

•	We paid approximately $12.5 million for the acquisition of water and wastewater systems.

•	We received approximately $30.2 million in cash proceeds from the sale of discontinued operations, including a group of assets of the Residuals business and the Underground business.

2005:

•	We received approximately $15.3 million in cash proceeds from the sale of Engineering’s Canadian operations and the assets of Ashbrook Corporation.

Our investing activities require considerable capital resources which we have generated in operations and attained through financing activities. We can provide no assurances that these resources will be sufficient to meet our expected investment needs and may be required to delay or reevaluate our investment plans.

In September 2008, our California subsidiary completed its sale of the Felton water system to SLVWD. Under the terms of the agreement, SLVWD paid $13.4 million for the operating assets of the water system, which serves approximately 1,330 customers in Felton. The payment included a $10.6 million cash payment to California American Water and the assumption by SLVWD of $2.8 million in debt. The sale of the Felton system resulted in a loss on sale of $0.4 million.

On December 21, 2007, New Jersey-American Water, our subsidiary, signed an agreement with the City of Trenton, New Jersey to purchase the assets of the city’s water system located in Ewing, Hamilton, Hopewell and Lawrence townships for a purchase price of $100 million. The agreement was approved by the Trenton City Council but requires approval by various regulatory agencies, including the New Jersey Board of Public Utilities. We can provide no assurances that the agreement will be approved.

Cash Flows from Financing Activities

Our financing activities include the issuance of long-term and short-term debt, primarily through our wholly-owned financing subsidiary, AWCC. We intend to access the capital markets on a regular basis, subject to market conditions. In addition, we have received capital contributions from RWE and intend to issue equity in the future to maintain an appropriate capital structure, subject to any restrictions in the registration rights agreement between us and RWE. In order to finance new infrastructure, we received customer advances and contributions for construction (net of refunds) of $25.6 million and $3.2 million for the nine months ended September 30, 2007 and September 30, 2008, respectively, and $35.8 million, $47.4 million, and $52.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

AWCC issued senior notes through private placement offerings totaling $2,117.0 million during 2007. Interest rates ranged from 5.39% to 6.59% and maturities ranged from seven years to 30 years. RWE made equity contributions to the Company amounting to $1,067.1 million and $1,194.5 million during 2007 and 2006, respectively. The Company used the equity contributions and proceeds from the senior notes to offset loans payable to RWE, to repay outstanding commercial paper and for other corporate purposes.

Additionally, during September 2007, AWCC issued $1,750.0 million of RWE redemption notes to RWE. The RWE redemption notes bear interest monthly at the one-month London Interbank Offered Rate, which we refer to as LIBOR, plus 22.5 basis points and mature on the earliest of the following to occur (a) March 20, 2009, (b) the date on which the Company and RWE mutually agree to terminate the notes with all accrued and unpaid interest and principal becoming immediately due and payable in full, or (c) the date on which RWE no longer owns more than 80% of the voting rights of the Company. The Company used the proceeds from the RWE redemption notes to redeem $1,750.0 million of its 5.9% mandatory redeemable preferred stock held by RWE.

AWCC issued additional senior notes through private placement offerings totaling $200.0 million in May 2008. Interest rates ranged from 6.25% to 6.55%, and maturities ranged from 2018 to 2023. On May 13, 2008, we received a cash equity contribution from RWE of $245.0 million which was used to reduce short-term debt.

During October 2007, AWCC issued $750.0 million in new senior notes with a term of 10 years and a fixed interest rate of 6.085% and $750.0 million in new senior notes with a term of 30 years and a fixed interest rate of 6.593%. AWCC used the proceeds to fund the redemption of $1,286.0 million aggregate principal amount of RWE redemption notes and $206.0 million (including after tax gains of $2.2 million, net of $1.4 million of tax) aggregate principal amount of RWE notes. In the second quarter of 2008, the Company completed an offer to exchange fully registered 6.085% Senior Notes due 2017 and fully registered 6.593% Senior Notes due 2037 for all of its outstanding unregistered notes of the same series. The Company did not receive any proceeds from the exchange offer, nor did the Company’s debt level change as a result of the exchange offer. The terms of the registered notes and the unregistered notes are substantially identical in all material respects. In December 2007, we used the net proceeds from the issuance of approximately $415.0 million of commercial paper and $49.0 million of excess cash to fund the repayment of approximately $464.0 million of RWE redemption notes.

There were no dividend payments made for 2007 or the six months ended June 30, 2008. We paid a dividend of $0.20 per share on September 2, 2008. On October 17, 2008 we declared a dividend of $0.20 per share payable to holders of record on November 18, 2008, which will be paid on December 1, 2008. Our board of directors has adopted a dividend policy to distribute a portion of our net cash provided by operating activities to our stockholders as regular quarterly dividends, rather than retaining that cash for other purposes. Our policy is to distribute 50% to 70% of our annual net income, adjusted for certain non-cash items.

The following long-term debt was issued in the first nine months of 2008:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
American Water Capital Corp	Senior notes	6.25%	2018	$110,000
American Water Capital Corp	Senior notes	6.55%	2023	90,000
Other subsidiaries	State financing authority loans and other	1.00%	2024	1,829

Total issuances				$201,829

The following long-term debt and preferred stock with mandatory redemption requirements were repurchased or retired through optional redemption or payment at maturity during the first nine months of 2008:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
Long-term debt:

American Water Capital Corp	Senior notes-fixed rate	6.87%	2011	$28,000
Other subsidiaries	Senior notes-floating rate	6.48%-10.00%	2021-2032	144,725
Other subsidiaries	Subsidiary fixed rate bonds and notes	5.05%-9.35%	2008-2029	20,374
Other subsidiaries	State financing authority loans and other	0.00%-9.87%	2008-2034	9,276

Preferred stock with mandatory redemption requirements:

Other subsidiaries		4.60%-6.00%	2013-2019	140

Total retirements & redemptions				$202,515

The following long-term debt was issued in 2007:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
American Water Capital Corp	RWE notes-variable rate	5.72%	2009	$1,750,000
American Water Capital Corp	Senior notes	5.39%-6.59%	2018-2037	2,117,000
Other subsidiaries	State financing authority loans and miscellaneous	1.00%-1.62%	2013-2025	2,109

Total issuances				$3,869,109

In 2007, in connection with the acquisition of S.J. Services Inc, we assumed $3.5 million of long-term debt consisting of senior notes and state financing authority loans with interest rates ranging from 0.00% to 9.10% and maturities ranging from 2008 to 2025.

The following debt and preferred stock with mandatory redemption requirements were retired through extinguishments, optional redemption or payment at maturity in 2007:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
Long-term debt:

American Water Capital Corp	Senior notes-fixed rate	6.87%	2011	$28,000
American Water Capital Corp	RWE notes-fixed rate	4.00%-6.05%	2007-2034	465,300
American Water Capital Corp	RWE redemption notes-fixed rate	5.72%	2009	1,750,000
Various Subsidiaries	Senior notes-fixed rate	7.25%-8.75%	2007-2028	101,531
Various Subsidiaries	Miscellaneous	0%-10.06%	2007-2034	114,340

Preferred stock with mandatory redemption requirements

American Water Works Company, Inc.	RWE preferred stock-fixed rate	5.90%	2012	$1,750,000
Various Subsidiaries		4.60%-8.88%	2007-2019	388

Total extinguishments, retirements & redemptions				$4,209,559

The following long-term debt was issued in 2006:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
American Water Capital Corp	Senior notes	5.39%-5.77%	2013-2018	$483,000
Missouri-American Water Company	Tax exempt first mortgage bonds	4.60%	2036	57,480
Indiana-American Water Company	Tax exempt first mortgage bonds	4.88%	2036	25,770
Other Subsidiaries	State financing authority loans & other	0%-5.00%	2019-2026	16,248

Loan issuances				$582,498

The following debt was retired through extinguishments, optional redemption or payment at maturity during 2006:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
Long-term debt:

American Water Works Company, Inc.	RWE notes	4.92%	2006	$150,000
American Water Capital Corp	RWE notes-fixed rate	4.00%-6.05%	2006-2034	1,086,500
American Water Capital Corp	RWE notes-floating rate	4.02%-4.66%	2006-2015	482,300
Missouri-American Water Company	Mortgage bonds-fixed rate	5.50%-5.85%	2006-2026	57,565
Indiana-American Water Company	Mortgage bonds-fixed rate	5.35%-5.90%	2022-2026	27,004
West Virginia-American Water Company	Mortgage bonds-fixed rate	6.81%	2006	11,000
Other Subsidiaries		0%-9.87%	2006-2034	17,564

Preferred stock with mandatory redemption requirements:

Miscellaneous	RWE preferred stock-fixed rate	4.60%-8.80%	2007-2019	538

Total extinguishments, retirements & redemptions				$1,832,471

From time to time and as market conditions warrant, we may engage in long-term debt retirements via tender offers, open market repurchases or other viable alternatives to strengthen our balance sheets.

Credit Facilities and Short-Term Debt

The components of short-term debt were as follows:

	December 31, 2007	September 30, 2008
	(in thousands)
Commercial paper, net of discount	$169,627	$131,910
Book-overdraft	42,198	24,291
Lines of credit	9,049	170,984

Total short-term debt	$220,514	$327,185

AWCC has entered into a one-year $10.0 million committed revolving line of credit with PNC Bank, N.A. This line of credit will terminate on December 31, 2008 unless extended and is used primarily for short-term working capital needs. Interest rates on advances under this line of credit are based on either the prime rate of PNC Bank, N.A. or the applicable LIBOR for the term selected plus 25 basis points. As of November 13, 2008 and December 31, 2007 there was $6.3 million and $9.0 million, respectively, outstanding under this revolving line of credit. If this line of credit were not extended beyond its current maturity date of December 31, 2008, AWCC would continue to have access to its $800.0 million unsecured revolving credit facility described below.

On September 15, 2006, AWCC, our finance subsidiary, entered into an $800 million senior unsecured credit facility syndicated among the following group of 10 banks with JPMorgan Chase Bank, N.A. acting as administrative agent.

Bank	Commitment Amount Through September 15, 2012	Commitment Amount Through September 15, 2013
	(in thousands)
JPMorgan Chase Bank, N.A.	$115,000	$0
Citibank, N.A.	115,000	115,000
Citizens Bank of Pennsylvania	80,000	80,000
Credit Suisse, Cayman Islands Branch	80,000	80,000
William Street Commitment Corporation	80,000	80,000
Merrill Lynch Bank USA	80,000	80,000
Morgan Stanley Bank	80,000	80,000
UBS Loan Finance LLC	80,000	80,000
National City Corporation	50,000	50,000
PNC Bank, National Association	40,000	40,000

	$800,000	$685,000

This revolving credit facility, which was originally scheduled to terminate on September 15, 2011, is principally used to support the commercial paper program at AWCC and to provide up to $150.0 million in letters of credit. On September 14, 2007, this revolving credit facility was extended for an additional year by the facility bank group, making the new termination date September 15, 2012. On September 15, 2008, a majority of the banks agreed to further extend $685.0 million of commitments under this revolving credit facility to September 15, 2013. If any lender defaults in its obligation to fund advances, the Company may request the other lenders to assume the defaulting lender’s commitment or replace such defaulting lender by designating an assignee willing to assume the commitment, however the remaining lenders have no obligation to assume a defaulting lender’s commitment and we can provide no assurances that we will replace a defaulting lender. AWCC had $197.2 million of outstanding borrowings and $42.9 million of outstanding letters of credit under this credit facility as of November 13, 2008.

On December 31, 2007 and September 30, 2008, AWCC had the following sub-limits and available capacity under the revolving credit facility and indicated amounts of outstanding commercial paper:

	Credit Facility Commitment	Available Credit Facility Capacity	Letter of Credit Sublimit	Available Letter of Credit Capacity	Outstanding Commercial Paper (Net of Discount)
	(in thousands)	(in thousands)	(in thousands)	(in thousands)	(in thousands)
December 31, 2007	$810,000	$711,611	$150,000	$60,659	$169,267
September 30, 2008	$810,000	$595,500	$150,000	$106,484	$131,910

Interest rates on advances under the revolving credit facility are based on either prime or LIBOR plus an applicable margin based upon our credit ratings, as well as total outstanding amounts under the agreement at the time of the borrowing. The maximum LIBOR margin is 55 basis points.

The revolving credit facility requires us to maintain a ratio of consolidated debt to consolidated capitalization of not more than 0.70 to 1.00. On September 30, 2008, our ratio was 0.55 and therefore we were in compliance with the ratio.

The average interest rate on short-term borrowings for the nine months ended September 30, 2008 was approximately 3.3%.

Capital Structure

Our capital structure was as follows:

	At December 31, 2005	At December 31, 2006	At December 31, 2007	At September 30, 2008
Common stockholder equity and preferred stock without mandatory redemption rights	29%	40%	48%	45%
Long-term debt and redeemable preferred stock at redemption value	50%	50%	49%	51%
Short-term debt and current portion of long-term debt	21%	10%	3%	4%

	100%	100%	100%	100%

As a condition to some PUC approvals of the RWE Divestiture, we agreed to maintain a capital structure with a minimum of 45% common equity at the time of the consummation of our initial public offering on April 28, 2008. As a result of the impairment charges recorded for the three months ended March 31, 2008, our capital structure did not meet this minimum requirement and we received a cash equity contribution from RWE of $245.0 million on May 1, 2008. This cash was used to repay $243.4 million of short-term debt. Contributions from RWE were $801.1 million for the nine months ended September 30, 2007. RWE is not obligated to make any additional capital contributions.

The changes to our capital resource mix during 2006 and 2007 were accomplished through the various financing activities noted above. The capital structure at September 30, 2008 more closely reflects our expected future capital structure.

Debt Covenants

Our debt agreements contain financial and non-financial covenants. To the extent that we are not in compliance, we or our subsidiaries may be restricted in our ability to pay dividends, issue debt or access our revolving credit lines. We were in compliance with our covenants as of September 30, 2008. See “Risk Factors—Risks Related to Our Industry and Business—Our failure to comply with restrictive covenants under our credit facilities could trigger repayment obligations.”

Security Ratings

Our access to the capital markets, including the commercial paper market, and their respective financing costs in those markets depend on the securities ratings of the entity that is accessing the capital markets. We primarily access the capital markets, including the commercial paper market, through AWCC. However, we do issue debt at our regulated subsidiaries, primarily in the form of tax exempt securities, to lower our overall cost of debt. The following table shows the Company’s securities ratings as of September 30, 2008:

Securities	Moody’s Investors Service	Standard & Poor’s Ratings Service
Senior unsecured debt	Baa2	BBB+
Commercial paper	P2	A2

On June 19, 2008, Standard & Poor’s Ratings Services, which we refer to as S&P, downgraded the senior unsecured issuer rating of AWCC to “BBB+” (stable outlook) from “A-” (negative outlook). In addition, S&P assigned a “BBB+” corporate credit rating to American Water and affirmed AWCC’s “A-2” short-term rating.

On August 28, 2007, Moody’s Investors Service, which we refer to as Moody’s, placed both the long-term and short-term ratings of AWCC on review for possible downgrade. On October 12, 2007, Moody’s downgraded to “Baa2” from “Baa1” the senior unsecured issuer rating of AWCC. In addition, Moody’s assigned a “Baa2” senior unsecured issuer rating to American Water and affirmed AWCC’s “P-2” short-term rating. The rating outlook for both American Water and AWCC is stable.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency, and each rating should be evaluated independently of any other rating. Security ratings are highly dependent upon our ability to generate cash flows from financing and operating activities in an amount sufficient to service our debt and meet our investment plans. We can provide no assurances that our ability to generate cash flow is sufficient to maintain our existing ratings.

None of our borrowings are subject to default or prepayment as a result of a downgrading of securities, although such a downgrading could increase fees and interest charges under our credit facilities.

As part of the normal course of business, we routinely enter into contracts for the purchase and sale of water, energy, fuels and other services. These contracts either contain express provisions or otherwise permit us and our counterparties to demand adequate assurance of future performance when there are reasonable grounds for doing so. In accordance with the contracts and applicable contract law, if we are downgraded by a credit rating agency, especially if such downgrade is to a level below investment grade, it is possible that a counterparty would attempt to rely on such a downgrade as a basis for making a demand for adequate assurance of future performance. Depending on its net position with a counterparty, the demand could be for the posting of collateral. In the absence of expressly agreed provisions that specify the collateral that must be provided, the obligation to supply the collateral requested will be a function of the facts and circumstances of the Company’s situation at the time of the demand. If we can reasonably claim that we are willing and financially able to perform our obligations, it may be possible to successfully argue that no collateral should be posted or that only an amount equal to two or three months of future payments should be sufficient. We do not expect to post any collateral which will have a material adverse impact on the Company’s results of operation, financial position or cash flows.

Current Credit Market Position

Due to recent market developments, including a series of rating agency downgrades of subprime U.S. mortgage-related assets, a decline in the fair value of subprime-related investments, increased volatility in the capital markets and severe liquidity crises at major financial institutions, the Company performed an assessment to determine the impact, if any, of current market conditions on the Company’s financial position. As of September 30, 2008 there were no direct investments in subprime mortgage-related assets within the Company’s short-term investment balances.

The Company also performed an assessment of its investments held in trusts, which will be used by the Company to satisfy future obligations under the Company’s pension and postretirement benefit plans. Based upon this assessment, it determined that a de minimis portion of the holdings within the trusts are directly invested in subprime mortgage-related assets, auction rate debt securities or securities of weakened financial institutions. The Company does not believe that any decline in the fair value of these and other assets will have a material impact on its results of operations or its future cash funding requirements.

The Company’s retirement trust assets are exposed to the market prices of debt and equity securities. Changes to the retirement trust asset value can impact the Company’s pension and other benefits expense, funded status and future minimum funding requirements. Our risk is reduced through our ability to recover pension and other benefit costs through rates. In addition, pension and other benefits liabilities decrease as fixed income asset values decrease (fixed income yields rise) since the rate at which we discount pension and other retirement trust asset future obligations is highly correlated to fixed income yields.

The Company also assessed the impact of the severe liquidity crises at major financial institutions on the Company’s ability to access capital markets on reasonable terms. On September 15, 2008, the Company was unable to access short-term liquidity through its A-2/P-2 rated commercial paper program. The Company therefore utilized its credit facilities to repay maturing commercial paper and fund its short-term liquidity needs. Although the Company’s credit facility syndicate banks are currently meeting all of their lending obligations, there can be no assurance that these banks will be able to meet their obligations in the future if the liquidity crises intensify or are protracted. The current adverse market conditions have also temporarily delayed the Company’s plans to issue long-term debt, and the Company expects future long-term debt issuances to be at higher interest rates than incurred on its most recently issued long-term debt.

As of September 30, 2008, the Company had issued, through its subsidiaries, $120.3 million of variable rate demand bonds, which are periodically remarketed. We can provide no assurances that the bonds will be remarketed successfully or at reasonable interest rates. Bonds totaling $24.9 million are issued by Illinois American Water, bonds totaling $8.6 million are issued by Arizona American Water and the remaining $86.9 million of bonds are issued by AWCC. On March 28, 2008, the Company, through its subsidiary, entered into a standby bond purchase agreement with JPMorgan Chase Bank, N.A. (successor to Bank One, N.A.), which agreed to purchase the bonds issued by Illinois American Water if remarketing funds are unavailable. As of November 13, 2008, $24.2 million of bonds were held by JPMorgan Chase Bank, N.A. These bonds bear interest at a rate of up to the prime rate plus 1.0%. The standby bond purchase agreement with JPMorgan Chase Bank, N.A. expires on March 28, 2009, and we can provide no assurances that this agreement will be extended. The variable rate demand debt is classified as long-term since the Company expects the debt to remarket successfully and the Company expects to extend the maturity of the standby purchase agreement. The Company can provide no assurances that it will continue to remarket the bonds successfully or extend the standby bond purchase agreement. If the Company cannot remarket the bonds or extend the maturity of the standby bond purchase agreement, the bonds will be classified as short-term debt.

At this time the Company does not believe recent market disruptions will impact its long-term ability to obtain financing. The Company expects to have access to liquidity in the capital markets on favorable terms before the maturity dates of its current credit facilities and the Company does not expect a significant number of its lenders to default on their commitments thereunder. In addition, the Company can delay major capital investments or pursue financing from other sources to preserve liquidity, if necessary. The Company believes it can rely upon cash flows from operations to meet its obligations and fund its minimum required capital investments for an extended period of time.

Regulatory Restrictions

The issuance by the Company or AWCC of long-term debt or equity securities does not require authorization of any state PUC if no guarantee or pledge of the regulated subsidiaries is utilized. However, state PUC authorization is required to issue long-term debt or equity securities at most regulated subsidiaries. Our regulated subsidiaries normally obtain the required approvals on a periodic basis to cover their anticipated financing needs for a period of time or in connection with a specific financing.

Under applicable law, our subsidiaries can pay dividends only from retained, undistributed or current earnings. A significant loss recorded at a subsidiary may limit the dividends that these companies can distribute to us.

Insurance Coverage

We carry various property, casualty and financial insurance policies with limits, deductibles and exclusions consistent with industry standards. However, insurance coverage may not be adequate or available to cover unanticipated losses or claims. We are self-insured to the extent that losses are within the policy deductible or exceed the amount of insurance maintained. Such losses could have a material adverse effect on our short-term and long-term financial condition and the results of operations and cash flows.

Contractual Obligations and Commitments

We enter into obligations with third parties in the ordinary course of business. These financial obligations, as of December 31, 2007, are set forth in the table below:

Contractual obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations(a)	$4,698,219	$96,085	$100,157	$64,699	$4,437,278
Interest on long-term debt(b)	4,955,887	280,696	550,115	539,506	3,585,570
Capital lease obligations(c)	1,982	152	363	452	1,015
Interest on capital lease obligations(d)	1,967	206	362	293	1,106
Operating lease obligations(e)	227,918	28,248	50,655	29,605	119,410
Purchase water obligations(f)	782,084	44,678	86,641	89,803	560,962
Other purchase obligations(g)	86,338	86,338	—	—	—
Postretirement benefit plans’ obligations(h)	27,352	27,352	—	—	—
Pension ERISA minimum funding requirement	76,000	76,000	—	—	—
Preferred stocks with mandatory redemption requirements(i)	24,643	218	436	2,146	21,843
Interest on preferred stocks with mandatory redemption requirements	30,056	2,047	4,061	4,005	19,943
Other obligations(i)	163,930	110,850	53,011	69	—

Total	$11,076,376	$752,870	$845,801	$730,578	$8,747,127

Note: The above table only reflects financial obligations and commitments. Therefore, performance obligations associated with our Non-Regulated Businesses are not included in the above amounts.

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents expected interest payments on outstanding long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents future minimum payments under noncancelable capital leases.

(d)	Represents expected interest payments on noncancelable capital leases.

(e)	Represents future minimum payments under noncancelable operating leases, primarily for the lease of motor vehicles, buildings, land and other equipment.

(f)	Represents future payments under water purchase agreements for minimum quantities of water.

(g)	Represents the open purchase orders as of December 31, 2007, for goods and services purchased in the ordinary course of business.

(h)	Represents contributions expected to be made to postretirement benefit plans.

(i)	Represents capital expenditures estimated to be required under legal and binding contractual obligations.

Off-Balance Sheet Arrangements

From 1997 through 2002, West Virginia-American Water Company, our subsidiary, entered into a series of agreements with various public entities to establish certain joint ventures, commonly referred to as “public-private partnerships.” West Virginia-American agreed to transfer and convey some of its real and personal property, which we refer to as the transferred facilities, to various public entities, subject to the lien of its General Mortgage Indenture, in exchange for an equal principal amount of industrial development bonds, which we refer to as IDBs, to be issued by the various public entities under a state Industrial Development Bond and Commercial Development Act.

West Virginia-American leased back the transferred facilities under capital leases for a period of 40 years. The leases have payments that approximate the payments required by the terms of the IDBs. In accordance with Financial Accounting Standards Board Interpretation Number 39, Offsetting of Amounts Related to Certain Contracts, we have presented the transaction on a net basis in the consolidated financial statements. The carrying value of the transferred facilities was approximately $162.0 million at December 31, 2007.

Market Risk

We are exposed to market risk associated with changes in commodity prices, equity prices and interest rates. We use a combination of fixed-rate and variable-rate debt to reduce interest rate exposure. As of September 30, 2008, a hypothetical 10% increase in interest rates associated with variable-rate debt would result in a $0.2 million decrease in our pre-tax earnings. Our risks associated with price increases for chemicals, electricity and other commodities are reduced through long-term contracts and the ability to recover price increases through rates. Non-performance by these commodity suppliers could have a material impact on our results of operations, cash flows and financial position.

Our common stock began trading on the New York Stock Exchange on April 23, 2008. The market price of our common stock may experience fluctuations, many of which are unrelated to our operating performance. In particular, our stock price may be affected by general market movements as well as developments specifically related to the water and wastewater industry. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts and governmental or regulatory actions. This volatility may make it difficult for us to access the capital markets in the future through additional offerings of our common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet business obligations.

We are exposed to credit risk through our water, wastewater and other water-related activities for both our Regulated and Non-Regulated Businesses. Our Regulated Businesses serve residential, commercial, industrial and municipal customers while our Non-Regulated Businesses engage in business activities with developers, government entities and other customers. Our primary credit risk is exposure to customer default on contractual obligations and the associated loss that may be incurred due to the non-payment of customer account receivable balances. Our credit risk is managed through established credit and collection policies which are in compliance with applicable regulatory requirements and involve monitoring of customer exposure and the use of credit risk mitigation measures such as letters of credit or prepayment arrangements. Our credit portfolio is diversified with no significant customer or industry concentrations. In addition, our Regulated Businesses are generally able to recover all prudently incurred costs including uncollectible customer accounts receivable expenses and collection costs through rates.

We are also exposed to a potential national economic recession or further deterioration in local economic conditions in the markets in which we operate. The credit quality of our customer accounts receivable is dependent on the economy and the ability of our customers to manage through unfavorable economic cycles and other market changes. In addition, as a result of the downturn in the economy and heightened sensitivity of the impact of additional rate increases on certain customers, there can be no assurances that regulators will grant sufficient rate authorizations. Therefore our ability to fully recover operating expense, recover our investment and provide an appropriate return on invested capital made in our Regulated Businesses may be adversely impacted.

Critical Accounting Policies and Estimates

The application of critical accounting policies is particularly important to our financial condition and results of operations and provides a framework for management to make significant estimates, assumptions and other judgments. Although our management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain. Accordingly, changes in the estimates, assumptions and other judgments applied to these accounting policies could have a significant impact on our financial condition and results of operations as reflected in our consolidated financial statements.

Our financial condition, results of operations and cash flow are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. Management believes that the areas described below require significant judgment in the application of accounting policy or in making estimates and assumptions in matters that are inherently uncertain and that may change in subsequent periods. Our management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with our Audit Committee. In addition, our management has also reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

Regulatory Accounting

Our regulated utility subsidiaries are subject to regulation by state PUCs and the local governments of the states in which they operate. As such, we account for these regulated operations in accordance with SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” which we refer to as SFAS No. 71, which requires us to reflect the effects of rate regulation in our financial statements. Use of SFAS No. 71 is applicable to utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. As of December 31, 2007, we had concluded that the operations of our regulated subsidiaries meet the criteria. If it is concluded in a future period that a separable portion of the businesses no longer meets the criteria, we are required to eliminate the financial statement effects of regulation for that part of the business, which would include the elimination of any or all regulatory assets and liabilities that had been recorded in the consolidated financial statements. Failure to meet the criteria of SFAS No. 71 could materially impact our consolidated financial statements as a one-time extraordinary item and through impacts on continuing operations.

Regulatory assets represent costs that have been deferred to future periods when it is probable that the regulator will allow for recovery through rates charged to customers. Regulatory liabilities represent revenues received from customers to fund expected costs that have not yet been incurred. As of December 31, 2007, we have recorded $628.0 million of net regulatory assets within our consolidated financial statements. Also, at December 31, 2007, we had recorded $236.1 million of regulatory liabilities within our consolidated financial statements. See Note 7 of the Notes to Consolidated Financial Statements for further information regarding the significant regulatory assets.

For each regulatory jurisdiction where we conduct business, we continually assess whether the regulatory assets and liabilities continue to meet the criteria for probable future recovery or settlement. This assessment includes consideration of factors such as changes in applicable regulatory environments, recent rate orders to other regulated entities in the same jurisdiction, the status of any pending or potential deregulation legislation and the ability to recover costs through regulated rates.

Goodwill

At September 30, 2008, the Company’s goodwill totaled $1,704.3 million. The Company’s annual goodwill impairment test is conducted at November 30 of each calendar year and interim reviews are performed when the Company determines that a triggering event that would more likely than not reduce the fair value of a reporting unit below its carrying value has occurred.

The market price of the Company’s common stock at September 30, 2008 was below its consolidated carrying value. Subsequent to September 30, 2008, the Company’s market price has experienced a high degree of volatility. As a result, management considered whether the Company’s market capitalization being below the consolidated carrying value of its reporting units represented an interim triggering event.

Having considered both qualitative and quantitative factors, management concluded that no interim triggering event has occurred. As such, an interim impairment test was not performed, as management believes there were no significant adverse changes in its business. Further, the Company’s methodology is not based purely on stock price but adjusts for other valuation techniques and relevant market information, as described in the testing methodology below, including the expected impact to the share price once RWE divests a substantial portion of its ownership.

The Company may be required to recognize an impairment as a result of this year’s annual test or at other times in the future. This depends on other factors identified below in the description of the Company’s test approach. These include market price declines such as levels experienced during October 2008, a decline over a period of time of the Company’s stock price, a decline over a period of time in valuation multiples of comparable water utilities and the lack of an increase in the Company’s market price consistent with increases in the carrying value or to a level consistent with its peer companies. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, may also result in an incremental impairment charge. Further recognition of impairments of a significant portion of goodwill would negatively affect the Company’s reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to secure financing on attractive terms and maintain compliance with debt covenants.

In light of the initial public offering price and trading levels in our common stock since the date of the initial public offering, the Company performed an interim impairment test and, on May 9, 2008, concluded that the current carrying value of the Company’s goodwill was impaired as a result of the current market price at that time and trading levels of the Company’s common stock. The Company believes the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors, recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $750.0 million in the financial statements as of and for the fiscal quarter ended March 31, 2008. The impairment charge was primarily due to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of peer companies during the 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased market interest rates). As a result of the impairment charge RWE Aqua Holdings GmbH transferred $245.0 million to the Company on May 13, 2008. This cash was used to reduce short-term debt. RWE is not obligated to make any additional capital contributions.

During the third quarter of 2007, as a result of the Company’s debt being placed on review for a possible downgrade and the proposed sale of a portion of the Company in the initial public offering, management determined at that time it was appropriate to update its valuation analysis before the next scheduled annual test. Based on this assessment, the Company performed an interim impairment test and recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $243.3 million. The decline was primarily due to a slightly lower long-term earnings forecast caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

The Company uses a two-step impairment test to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized (if any) in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The step 1 calculation used to identify potential impairment compares the fair value for each of the Company’s reporting units to their respective net carrying values (book values), including goodwill, on the measurement date. If the fair value of any reporting unit is less than such reporting unit’s carrying value, then step 2 shall be performed to measure the amount of the impairment loss (if any) for such reporting units.

The step 2 calculation of the impairment test compares, by reporting unit, the implied fair value of the goodwill to the carrying value of goodwill. The implied fair value of goodwill is equal to the excess of net fair value of each reporting unit’s assets and liabilities above the carrying value of such reporting unit’s assets and liabilities. If the carrying value of goodwill exceeds the implied fair value of goodwill for any reporting unit, an impairment loss shall be recognized in an amount equal to the excess (not to exceed the carrying value of goodwill) for that reporting unit.

If step 2 is required, the determination of the fair value of each reporting unit and the fair value of each reporting unit’s assets and liabilities will be performed as of the measurement date using observable market data before and after the measurement date (if that subsequent information is relevant to the fair value on the measurement date). The step 2 fair value determination will use a combination of the following valuation techniques:

•	quoted market prices of the Company’s securities;

•	observable market prices of comparable equity of publicly-traded water utilities considered by us to be peers; and

•	discounted cash flow models developed from the Company’s internal forecasts.

Each of the Company’s reporting unit’s fair value is determined by weighting, according to relevance, the results of three valuation techniques. The first, and primary, valuation is based upon the observable market price of the Company’s common equity as adjusted for control premiums and other relevant market conditions.

The second model-based valuation technique applies an average peer multiple to the Company’s historic and forecasted cash flows. The cash flow multiple is calculated using the quoted market equity prices of comparable publicly-traded water utilities, and their published cash flows. This market multiple is then applied to the applicable reporting unit’s internal historic and forecasted cash flows as adjusted to remove non-recurring items and forecast acquisitions.

The third model-based valuation technique discounts the five-year business plan forecast cash flows, as adjusted to remove non-recurring items and forecast acquisitions, at the Company’s weighted average cost of capital.

If step 2 of the impairment test is required, the Company will determine the fair value of the applicable reporting unit’s assets and liabilities. The fair values for the majority of such assets and liabilities are equal to their carrying values; however, the fair values of the applicable debt are highly dependent upon market conditions at the measurement date. For the step 2 calculations of the fair value of debts, the Company will use observable prices of instruments and indices which share similar risk to those instruments being valued, adjusted to compensate for different credit profile, collateral, tax treatment and call features, to calculate the fair value of each reporting unit’s debts.

Impairment of Long-Lived Assets

Long-lived assets, other than goodwill which is discussed above, include land, buildings, equipment and long-term investments. Long-lived assets, other than investments, land and goodwill, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include items such as a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or planned to be used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, we estimate the fair value of the asset from future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets, and compare that to the carrying value of the asset. If the carrying value is greater than the fair value, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value. The key variables that must be estimated include assumptions regarding sales volume, rates, operating costs, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. A variation in the assumptions used could lead to a different conclusion regarding the realizability of an asset and, thus, could have a significant effect on the consolidated financial statements.

The long-lived assets of the regulated utility subsidiaries are grouped on a separate entity basis for impairment testing as they are integrated state-wide operations that do not have the option to curtail service and generally have uniform tariffs. A regulatory asset is charged to earnings if and when future recovery in rates of that asset is no longer probable.

We performed a valuation of long-lived assets, other than investments and goodwill, as of December 31, 2007, 2006, and 2005. As a result of the impairment analyses, we recorded pre-tax charges of $24.0 million including impairments recorded associated with discontinued operations for the year ended December 31, 2005. No impairment charges were recorded in 2007 and 2006. The 2005 impairment primarily resulted from lower than expected growth, slower development compared with original expectations and changes in the value of a building with a carrying value that exceeded its fair value. These charges are included in impairment charges in the statements of operations. The remaining values as of December 31, 2007, 2006 and 2005 were determined to be appropriate.

The fair values of long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in the external markets. In assessing potential impairment for these investments, we consider these factors and in one case also receive annual appraisals. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value. We determined the values of long-term investments were appropriate for the years ended December 31, 2007, 2006 and 2005.

Revenue Recognition

Revenues of the regulated utility subsidiaries are recognized as water and wastewater services are delivered to customers and include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the date of the latest meter reading to the end of the accounting period. Unbilled revenues as of December 31, 2007 and 2006 were $134.3 million and $123.2 million, respectively. Increases in volumes delivered to the utilities’ customers and favorable rate mix due to changes in usage patterns in customer classes in the period could be significant to the calculation of unbilled revenue. Changes in the timing of meter reading schedules and the number and type of customers scheduled for each meter reading date would also have an effect on the estimated unbilled revenue; however, since the majority of our customers are billed on a monthly basis, total operating revenues would remain materially unchanged.

Revenue from non-regulated operations is recognized as services are rendered. Revenues from certain construction projects are recognized over the contract term based on the estimated percentage of completion during the period compared to the total estimated services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and estimable. Revenues recognized during the period in excess of billings on construction contracts are recorded as unbilled revenue.

Billings in excess of revenues recognized on construction contracts are recorded as other current liabilities on the balance sheet until the recognition criteria are met. Changes in contract performance and related estimated contract profitability may result in revisions to costs and revenues and are recognized in the period in which revisions are determined.

Accounting for Income Taxes

We participate in a consolidated Federal income tax return for United States tax purposes. Members of the consolidated group are charged with the amount of Federal income tax expense determined as if they filed separate returns.

We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result from the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimate occur.

Accounting for Pension and Postretirement Benefits

We maintain noncontributory defined benefit pension plans covering eligible employees of our regulated utility and shared service operations. The pension plans have been closed for any employees hired on or after January 1, 2006. Union employees hired on or after January 1, 2001 and non-union employees hired on or after January 1, 2006 will be provided with a 5.25% of base pay defined contribution plan. We also maintain postretirement benefit plans for eligible retirees. The retiree welfare plans are closed for union employees hired on or after January 1, 2006. The plans had previously closed for non-union employees hired on or after January 1, 2002. We follow the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. In addition, we adopted the recognition and disclosure requirements of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. See Note 14 of the Notes to Consolidated Financial Statements for further information regarding the accounting for the defined benefit pension plans and postretirement benefit plans.

Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. Delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans. The primary assumptions are:

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Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due;

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Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs we record currently;

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement; and

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

In selecting a discount rate for our pension and postretirement benefit plans, a yield curve was developed for a portfolio containing the majority of United States-issued Aa-graded non-callable (or callable with make-whole provisions) corporate bonds. For each plan, the discount rate was developed as the level equivalent rate that would yield the same present value as using spot rates aligned with the projected benefit payments. The discount rate for determining pension benefit obligations was 6.27%, and the discount rate for determining other post-retirement benefit obligations was 6.20%, at December 31, 2007. The discount rate for determining both the pension obligations and other postretirement benefit obligations was 5.90% and 5.65% at December 31, 2006 and 2005, respectively.

In selecting an expected return on plan assets, we considered tax implications, past performance and economic forecasts for the types of investments held by the plans. The long-term expected rate of return on plan assets (EROA) assumption used in calculating pension cost was 8.00% for 2007, 8.25% for 2006 and 8.75% for 2005. The weighted average EROA assumption used in calculating other postretirement benefit costs was 7.38% for 2007, 7.95% for 2006, and 8.40% in 2005.

In selecting a rate of compensation increase, we consider past experience in light of movements in inflation rates. Our rate of compensation increase was 4.25% for 2007 and 2006 and 4.75% for 2005.

In selecting health care cost trend rates, we consider past performance and forecasts of increases in health care costs. Our health care cost trend rate used to calculate the periodic cost was 9% in 2007 gradually declining to 5% in 2011 and thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. The health care cost trend rate is based on historical rates and expected market conditions. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

Change in Actuarial Assumption	Impact on Other Postretirement Benefit Obligation at December 31, 2007	Impact on 2007 Total Service and Interest Cost Components
Increase assumed health care cost trend by 1%	$57,868	$6,143
Decrease assumed health care cost trend by 1%	$(48,220)	$(5,001)

We will use a discount rate and EROA of 6.27% and 7.9%, respectively, for estimating our 2008 pension costs. Additionally, we will use a discount rate and expected return on plan assets of 6.20% and 7.75%, respectively, for estimating our 2008 other postretirement benefit costs.

The assumptions are reviewed annually and at any interim remeasurement of the plan obligations. The impact of assumption changes is reflected in the recorded pension and postretirement benefit amounts as they occur, or over a period of time if allowed under applicable accounting standards. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. As these assumptions change from period to period, recorded pension and postretirement benefit amounts and funding requirements could also change.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, which we refer to as FASB issued Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51,” which we refer to as SFAS 160. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 will be effective for us on January 1, 2009. We are currently evaluating the effect, if any, that the adoption of SFAS 160 will have on our results of operations, financial position and cash flows.

Also in December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” which we refer to as SFAS 141(R). SFAS 141(R), which will significantly change the accounting for business combinations, is effective for business combinations finalized on or after January 1, 2009. We are currently evaluating the effect, if any, that the adoption of SFAS 141(R) will have on our results of operations, financial position and cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” which we refer to as SFAS 159. This standard permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for years beginning January 1, 2008. The Company has not elected to exercise the fair value irrevocable option. Therefore, the adoption of SFAS 159 did not have an impact on the Company’s results of operations, financial position or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” which we refer to as SFAS 158. This statement requires the recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, actuarial gains and losses, prior service costs or credits, and transition obligations and assets that have not been recognized in net periodic benefit cost under previous accounting standards will be recognized as a regulatory asset for the portion of the underfunded liability that meets the recovery criteria prescribed in SFAS 71 and as accumulated other comprehensive income, net of tax effects, for that portion of the underfunded liability that does not meet SFAS 71 regulatory accounting criteria. We adopted the recognition and disclosure requirements of the statement on December 31, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” which we refer to as SFAS 157. SFAS 157 establishes a common definition for fair value to be applied to U.S. generally accepted accounting principles guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. In February 2008, the FASB issued FASB Staff Position SFAS 157-2 which allows a one-year deferral of the adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities (such as intangible assets, property, plant and equipment and goodwill) that are required to be measured at fair value on a periodic basis (such as at acquisition or impairment). The Company elected to use this deferral option and accordingly, only partially adopted SFAS 157 on January 1, 2008. SFAS 157 will be adopted for the Company’s nonfinancial assets and liabilities valued on a non-recurring basis on January 1, 2009.

On January 1, 2008, the Company adopted the provisions of SFAS 157 for financial assets and liabilities, and nonfinancial assets and liabilities with recurring measurements. The Company’s assets and liabilities measured at fair value on a recurring basis during the period were cash and cash equivalents, restricted funds and short-term debt. These assets and liabilities were measured at fair value on the balance sheet date using quoted prices in active markets (level 1 inputs, as defined by SFAS 157). The adoption of SFAS 157 for the Company’s financial assets and liabilities did not have a material effect on the Company’s results of operations, financial position or cash flows. The Company will be required to measure the assets of its defined benefit pension and other postretirement welfare plans pursuant to SFAS 157 at the next measurement date, which will be December 31, 2008.

On October 10, 2008, the FASB issued Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When a Market for That Asset Is Not Active”, which we refer to as FSP 157-3 and which clarifies the application of SFAS 157 in an inactive market and provides an example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of this standard as of September 30, 2008 did not have an impact on the Company’s results of operations, financial position or cash flows.

The Company is evaluating the effect, if any, that the adoption of SFAS 157 for the Company’s nonfinancial assets and liabilities will have on its results of operations, financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which we refer to as SAB 108. SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB 108 was effective for the fiscal year ended December 31, 2006.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which we refer to as FIN 48, an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is intended to address inconsistencies among entities with the measurement and recognition in accounting for income tax deductions for financial statement purposes. Specifically, FIN 48 addresses the timing of the recognition of income tax benefits. FIN 48 requires the financial statement recognition of an income tax benefit when we determine that it is more-likely-than-not that the tax position will be sustained. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted it as required on January 1, 2007, and it did not have a significant effect on our results of operations or financial position.

During 2006, the Emerging Issues Task Force of the Financial Accounting Standards Board ratified EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation),” which we refer to as EITF 06-3. The Task Force reached a consensus that the scope of EITF 06-3 includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and that the presentation of such taxes is an accounting policy that should be disclosed. Our accounting policy is to present these taxes on a net basis (excluded from revenues).

See Note 2—Significant Accounting Policies in the notes to the audited consolidated financial statements for a discussion of new accounting standards recently adopted or pending adoption.

BUSINESS

Our Company

Founded in 1886, we are the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served. Our approximately 7,000 employees provide approximately 15 million people with drinking water, wastewater and other water-related services in 32 states and Ontario, Canada. In 2007, we generated $2,214.2 million in total operating revenue, representing approximately four times the operating revenue of the next largest investor-owned company in the United States water and wastewater business, and $15.1 million in operating income, which includes $509.3 million of impairment charges relating to continuing operations, and a net loss of $342.8 million. For the nine months ended September 30, 2008, we generated $1,768.4 million in total operating revenue, $315.9 million in operating loss, which includes $750.0 million of impairment charges, and a net loss of $598.8 million.

For 2007 and for the nine months ended September 30, 2008, our Regulated Businesses generated $1,987.6 million and $1,579.2 million, respectively, in operating revenue, which accounted for 89.8% and 89.3%, respectively, of total operating revenue. For the same periods, our Non-Regulated Businesses generated $242.7 million and $202.1 million, respectively, in operating revenue, prior to inter-segment eliminations, which accounted for 11.0% and 11.4%, respectively, of consolidated operating revenue. For additional financial information, please see the financial statements and related notes thereto appearing elsewhere in this prospectus.

Our History as a Public Company

We were founded in 1886 as the American Water Works & Guarantee Company, for the purposes of building and purchasing water systems in McKeesport, Pennsylvania. In 1935, the Company was reorganized under its current name, and in 1947 the common stock of the Company became publicly traded on the NYSE. Prior to being acquired by RWE in 2003, we were the largest publicly traded water utility company in the United States.

Our Acquisition by RWE

In 2003, we were acquired by RWE and became a private company. The RWE acquisition resulted in certain changes in our business. For example, our operations and management were managed through Thames Water. Also, we agreed not to file rate cases with certain state PUCs for specified periods of time as a condition of the acquisition. All rate stay-out provisions associated with the RWE acquisition have expired. In 2005, RWE decided to divest American Water. In March 2006, RWE decided to divest American Water through the sale of shares in one or more public offerings.

Our Initial Public Offering

Upon the completion of our initial public offering in April 2008, we again became listed on the NYSE under the symbol “AWK” and resumed our position as the largest publicly traded water utility company in the United States.

Corporate & Industry Milestones

Year	Event
1886	Founding of American Water as the American Water Works & Guarantee Company
1935	Reorganizes as American Water Works Company, Inc. in response to the Public Utility Company Holding Act
1947	First listing of common stock on the NYSE under the symbol “AWK”
1958	Acquires operations in Connecticut, Massachusetts and New Hampshire
1962	Acquires contract operations and water systems in Maryland, Pennsylvania and New Jersey through merger with Northeastern Water Company
1965	Purchases the water utility assets of Southern Gas and Water Company in West Virginia
1966	Purchases the water utility assets of California Water & Telephone Company Joins Fortune magazine’s list of 50 largest United States public utility companies

Year	Event
1969	Acquires Paradise Valley Water Company in Arizona
1972	Passage of Clean Water Act
1972	Western Pennsylvania Water Company formed through merger of 17 operating subsidiaries
1974	Passage of Safe Drinking Water Act
1986	Acquires operations in New Mexico from Southwest Public Service Company
1989	Western Pennsylvania Water Company and Keystone Water Company merge to form Pennsylvania American Water Company
1993	Acquires operations in Indiana, Missouri and Ohio from Avatar Holdings
1996	Acquires the water service assets of Pennsylvania Gas & Water Company
1998	Acquires wastewater operations in Hawaii
1999	Acquires National Enterprises Inc. with operations in Missouri, Illinois, Indiana and New York
2000	Acquires water utilities in Missouri, Indiana, Illinois and Virginia from United Water Resources
2001	Acquires Azurix North America Corporation RWE signs an agreement to acquire the Company
2002	Acquires water subsidiaries of Citizens Communications Company in Arizona, California, Illinois, Indiana, Ohio and Pennsylvania
2003

RWE completes acquisition of the Company

RWE combines the Company with the United States operations of Thames Water (including E’Town Corporation, Inc.) to form the North American Water reporting unit of RWE Thames Water

2005	RWE announces its intention to divest the Company
2008	Completes initial public offering

Regulated Businesses Overview

Our primary business involves the ownership of water and wastewater utilities that provide water and wastewater services to residential, commercial and industrial customers. Our subsidiaries that provide these services are generally subject to economic regulation by the state PUCs in the states in which they operate. The federal government and the states also regulate environmental, health and safety and water quality matters. We report the results of this business in our Regulated Businesses segment.

The following charts set forth operating revenue and customers, respectively, for 2007 for the states in which our Regulated Businesses provide services:

Regulated Businesses Operating Revenue (dollars in millions)	Regulated Businesses Customers

Non-Regulated Businesses Overview

We also provide services that are not subject to economic regulation by state PUCs through our Non-Regulated Businesses. Our Non-Regulated Businesses include:

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our Contracts Operations Group, which enters into public/private partnerships, including O&M, and DBO contracts for the provision of services to water and wastewater facilities for municipalities, the United States military and other customers;

•	our Applied Water Management Group, which works with customers to design, build and operate small water and wastewater treatment plants;

•	our Homeowner Services Group, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes; and

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Terratec Environmental Services Inc., which we refer to as Terratec, which primarily provides wastewater, residuals, transport, disposal and management services to municipal and industrial customers in Ontario, Canada.

We report the results of these lines of business in our Non-Regulated Businesses segment. For 2007 and for the nine months ended September 30, 2008, operating revenue for our Non-Regulated Businesses was $242.7 million and $202.1 million, respectively, prior to inter-segment eliminations, accounting for 11.0% and 11.4%, respectively, of total operating revenue for the same period.

Our Industry

Overview

The United States water and wastewater industry has two main segments: (i) utility, which involves supplying water and wastewater services to consumers, and (ii) general services, which involves providing water- and wastewater-related services to water and wastewater utilities and other customers on a contract basis.

The utility segment includes municipal systems, which are owned and operated by local governments or governmental subdivisions, and investor-owned systems. Government-owned systems make up the vast majority of the United States water and wastewater utility segment, accounting for approximately 84% of all United States community water systems and approximately 98% of all United States community wastewater systems. Investor-owned water and wastewater systems account for the remainder of the United States water and wastewater community water systems. Growth of service providers in the utility segment is achieved through acquisitions, including tuck-ins, of other water and wastewater systems and organic growth of the population served by such providers.

The utility segment is characterized by high barriers to entry, including high capital spending requirements. Investor-owned water and wastewater utilities also face regulatory approval processes in order to do business, which may involve obtaining relevant operating approvals, including certificates of public convenience and necessity (or similar authorizations) from state PUCs. Investor-owned water and wastewater systems are generally economically regulated by the state PUCs in the states in which they operate. The federal government and the states also regulate environmental, health and safety and water quality matters for both investor-owned and government-owned water and wastewater utilities.

The general services segment includes engineering and consulting companies and numerous other fee-for-service businesses. These include the building and operating of water and wastewater utility systems, system repair services, lab services, sale of water infrastructure and distribution products (such as pipes) and other specialized services. The general services segment is characterized by aggressive competition and market-driven growth and profit margins.

The aging water and wastewater infrastructure in the United States is in constant need of modernization and facilities replacement. Increased regulations to improve water quality and the management of wastewater discharges, which began with passage of the Clean Water Act in 1972 and the Safe Drinking Water Act in 1974,

have been among the primary drivers of the need for modernization. The EPA estimates that approximately $277 billion of capital spending will be necessary between 2003 and 2022 to replace aging infrastructure and to comply with quality standards to ensure quality water systems across the United States. In addition, the EPA estimates that approximately $388 billion of capital spending will be necessary between 2000 and 2019 to replace aging infrastructure and ensure quality wastewater systems across the United States.

The following chart sets forth estimated capital expenditure needs through 2022 for United States water systems:

Capital expenditures related to municipal water supply, treatment and distribution and wastewater collection and treatment facilities are typically funded by water and wastewater rates, taxes or the issuance of bonds. However, raising large amounts of funds is challenging for municipal water utilities, which impacts their ability to increase capital spending. In order to meet their capital spending challenges, many municipalities are examining a combination of privatizations and partnerships with the private sector. Privatization involves a transfer of responsibility for, and ownership of, the utility from the municipality to the private sector. Partnerships between municipalities and the private sector include DBO contracts, own, operate and transfer contracts and own, leaseback and operate contracts. Under these types of contracts, the municipality maintains ownership of the water system and the private sector takes responsibility for managing and operating the system.

Fragmentation and Consolidation

The utility segment of the United States water and wastewater industry is highly fragmented, with approximately 52,000 community water systems and approximately 16,000 community wastewater facilities, according to the EPA. As shown in the charts below, the majority of the approximately 52,000 community water systems are very small, serving a population of 500 or less.

The following charts set forth the total United States water industry by system type and the total population served by system type, respectively, for 2007:

Number of United States Water Systems by Type:*	United States Population Served by Water System Type:*

This large number of relatively small water and wastewater utilities results in inefficiencies in the marketplace, since smaller utilities may not have the operating expertise, financial and technological capability or economies of scale to provide services or raise capital as efficiently as larger utilities. These inefficiencies may lead to industry consolidation in the future, as the larger investor-owned utilities acquire smaller, local water and wastewater systems. Larger utilities that have greater access to capital are generally more capable of making mandated and other necessary infrastructure upgrades to both water and wastewater systems. In addition, water and wastewater utilities with large customer bases spread across broad geographic regions may more easily absorb the impact of adverse weather, such as droughts, excessive rain and cool temperatures in specific areas. Larger utilities are able to spread overhead expenses over a larger customer base, thereby reducing the costs to serve each customer. Since many administrative and support activities can be efficiently centralized to gain economies of scale and sharing of best practices, companies that participate in industry consolidation have the potential to improve operating efficiencies, lower unit costs and improve service at the same time.

Water and Wastewater Rates

Investor-owned water and wastewater utilities generate operating revenue from customers based on rates that are established by state PUCs through a rate-setting process that may include public hearings, evidentiary hearings and the submission by the utility of evidence and testimony in support of the requested level of rates. In evaluating a rate case, state PUCs typically focus on five areas: (i) the amount and prudence of investment in facilities considered “used and useful” in providing public service; (ii) the operating and maintenance costs and taxes associated with providing the service (typically by making reference to a representative 12-month period of time, known as a test year); (iii) the appropriate rate of return; (iv) the tariff or rate design that allocates operating revenue requirements equitably across the customer base; and (v) the quality of service the utility provides, including issues raised by customers.

For most consumers, water and wastewater bills make up a relatively small percentage of household expenditures compared to other utility services.

The following chart sets forth the relative cost of water in the United States as a percentage of total household utility expenditures:

Our Strengths

We believe that we are distinguished by the following key competitive strengths:

Market leader with broad national footprint and strong local presence. We are the largest and most geographically diversified investor-owned water and wastewater utility company in the United States. With operations in 32 states and Ontario, Canada, we serve a population of approximately 15 million people, which we estimate is approximately five times the population served by the next largest investor-owned water and wastewater company in the United States. Our scale and geographic scope enable us to capitalize effectively on growth opportunities across our service areas, while helping to insulate us from adverse conditions in any one geographic area.

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Regulatory, weather and economic diversity. State regulatory decisions, regional droughts and floods and local and regional economic downturns can have a major effect on geographically concentrated water and wastewater utilities. Our presence in numerous jurisdictions and localities across the United States promotes more stable and predictable financial performance across our overall business.

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Economies of scale. As the largest investor-owned water and wastewater utility company in the United States, our Regulated Businesses span 372 individual service areas and include approximately 46,000 miles of distribution and collection mains, 83 surface water treatment plants, 604 groundwater treatment plants and 48 wastewater treatment facilities. Our scale and long-standing history with suppliers provide us with a competitive advantage in procuring goods and services reliably and economically, which enables us to provide high quality, cost-effective service to our customers and allows us to economically employ industry experts to serve all our systems. In addition, our experience in operating utilities in many jurisdictions results in the identification and application of best practices across the entire company.

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Active community involvement supports customer satisfaction. We establish an active presence in the local communities where we operate, supported by strong, ongoing community relations and corporate responsibility. We work closely with these communities to help create detailed water development plans, collaborate on growth initiatives and implement various water infrastructure and conservation projects. We are involved in local charities, schools and community organizations. In 2007, we donated approximately $1.7 million to a wide array of charitable projects in communities that we serve. This strong local presence and community involvement complements our high quality service and helps us to achieve high levels of customer satisfaction. We work with internal and external audiences to develop and support activities that contribute to a responsible business and to achieve high economic, social and environmental standards while balancing the needs of our key stakeholders through a multi-faceted corporate responsibility approach. See “Business—Community Relations.”

Regulated Businesses provide financial stability. Our core Regulated Businesses, which consist of locally managed utility subsidiaries that generally are economically regulated by the states in which they operate, accounted for approximately 89.8% and 89.3% of our consolidated operating revenue in 2007 and for the nine months ended September 30, 2008, respectively. Our Regulated Businesses provide a high degree of financial stability because (i) high barriers to entry provide limited protection from competitive pressures, (ii) economic regulation promotes predictability in financial planning and long-term performance through the rate-setting process and (iii) our largely residential customer base promotes consistent operating results.

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Barriers to entry. Generally, water and wastewater utilities operate pursuant to certificates of public convenience and necessity (or similar authorizations) issued by the state PUC in which they operate, which creates a barrier to entry. The requirement to hold such a certificate typically prevents investor- owned water and wastewater utilities from competing with us in our authorized areas. In addition, the high cost of constructing a new water or wastewater system generally inhibits competitive entry into our markets, including by municipal or government-owned utilities, which must either construct new systems or convert our assets to public ownership in order to compete directly with us in our authorized areas. Both of these factors provide a framework that allows us to operate our Regulated Businesses on a predictable and consistent basis.

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Economic regulation. Economic regulation in the water and wastewater utility industry exists as a substitute for competition. The primary regulatory model used by state PUCs involves a determination of an applicable rate base (consisting of allowed investments made in infrastructure), the recovery of prudently incurred operating expenses and an opportunity to earn an appropriate rate of return on our invested capital and a return of our invested capital. This model allows us to project our return on our investment and a return of our investment and recovery of expenses and promotes predictability in financial planning and long-term performance of our Regulated Businesses.

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Residential customer base. Residential customers accounted for approximately 91% of the total customers served by our Regulated Businesses in 2007 and for the nine months ended September 30, 2008 and approximately 58% of total operating revenue for our Regulated Businesses in 2007 and for the nine months ended September 30, 2008, respectively. Residential usage of water tends to be stable because residential customers need water for daily health and sanitary needs regardless of economic or other external factors. In addition, residential customers generally do not have the option of switching to another service provider. For these reasons, residential customers represent a stable customer platform, generating consistent operating results for our company over time and across our geographic service areas.

Experience in securing appropriate rates of return and promoting constructive regulatory frameworks. We seek an appropriate rate of return on our investment and a return of our investment and recovery of prudently incurred operating expenses from state PUCs in the form of rate increases. We have a strong track record of providing reliable service at cost-effective rates, which has typically resulted in high customer satisfaction and has generally allowed us to maintain positive relations with local communities and regulators. We have generally been granted rate relief in a timely manner after application, and prior to our acquisition by RWE we often were successful in securing appropriate rate relief when we filed rate cases. In the period following RWE’s acquisition of the Company, as a condition to the approval of the acquisition, we agreed with certain state PUCs that we would not file rate cases for specified periods of time, also known as rate stay-outs. All rate stay-out provisions associated with the RWE acquisition have expired.

A number of states in which our Regulated Businesses operate have adopted efficient rate policies, including some form of single tariff pricing, forward-looking test years, pass-through provisions or infrastructure surcharges. Pennsylvania, New Jersey, West Virginia, Ohio, Indiana and Illinois are examples of states that have adopted a full or partial single rate policy, under which all customers in a state or certain regions within a state are charged utilizing a single rate structure, regardless of which of our individual systems serves them. The single tariff structure is based on costs that are determined on a statewide or intra-state regional basis, thereby moderating the impacts of periodic fluctuations in local costs while lowering administrative costs for us and our customers. In addition, a number of states in which we operate allow utilities to utilize some form of forecast or forward-looking test year. Forward-looking test years and infrastructure surcharges reduce the regulatory lag associated with the traditional method of recovering rates from state PUCs through lengthy rate cases based on historical information. The forward-looking test year mechanism allows us to earn on a more timely basis a return of our current or projected costs and a rate of return on our current or projected invested capital and other “known and measurable changes” in our business. Pass-through provisions allow for an increase in certain operating costs, such as purchased power and property taxes, to be passed on to, and recovered from, customers outside of a general rate case proceeding. The infrastructure surcharge mechanism allows our rates to be adjusted and charged to customers outside the context of a general rate proceeding for pre-specified portions of our capital expenditures to replace aging infrastructure closer to the time these expenses are incurred. Pennsylvania, Illinois, Missouri, Indiana, New York, California and Ohio are examples of states that have permitted some form of infrastructure surcharge for investments to replace aging infrastructure. These constructive regulatory mechanisms encourage us to maintain a steady capital expenditure program to repair and improve water and wastewater systems as needed by reducing the regulatory lag on the recovery of prudent expenditures.

Significant growth opportunities with a low risk business profile. We believe we are well positioned to benefit from favorable industry dynamics in the water and wastewater sectors, which provide significant opportunities for future growth in both our Regulated Businesses and complementary Non-Regulated Businesses.

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Replacement of aging infrastructure. The EPA estimates that approximately $277 billion of capital spending will be needed between 2003 and 2022 to replace aging water infrastructure and comply with stricter water quality standards, and the EPA estimates that approximately $388 billion will be needed between 2000 and 2019 to replace aging wastewater infrastructure. We intend to invest capital prudently to enable us to continue to provide essential services to our regulated water and wastewater utility customers.

In addition, approximately 84% of community water systems are owned by municipalities or government entities that have varying access to financial resources and may have less extensive experience with large construction programs. In order to meet their capital spending challenges, we believe that municipalities will increasingly examine a range of strategies, including privatizations and partnerships with the private sector. We have successfully developed expertise in managing large capital investment projects and programs as an owner-operator and have an established track record of investing to upgrade, replace and add new pipes, treatment and pumping facilities and other water system infrastructure. In addition, we have experience designing, building and operating water treatment plants, which treat water from major rivers as well as lakes, reservoirs and groundwater sources within the United States. Our experience and resources position us favorably to partner with municipalities to upgrade and manage their infrastructure projects.

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Fragmented industry provides consolidation opportunities. With approximately 52,000 community water systems and roughly 16,000 community wastewater systems in the United States, the water and wastewater industry is significantly more fragmented than the other major utility industries. We expect the factors driving industry consolidation to increase in the future. These include economies of scale, environmental regulations, capital investment needs and need for technical and regulatory expertise. With the presence of our Regulated Businesses in 20 states, we have a large platform on which to grow both organically and through consolidation of this fragmented market. Historically, we have been able to successfully identify, acquire and integrate water and wastewater systems.

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Opportunities for non-regulated growth. Our expertise and geographic diversity increases our ability to make opportunistic investments in non-regulated businesses that are complementary to our Regulated Businesses. Our national footprint and public/private partnership experience, including O&M, military and DBO contracts and services, position us to participate in existing and emerging non-regulated water businesses. These include contracting for the supply and treatment of water and wastewater with the United States military, for which we operate and maintain the water and wastewater systems at Forts Leavenworth, Sill, Rucker, A.P. Hill and Scott Air Force Base and for which we have been awarded contracts at Forts Hood and Polk.

Experienced senior management team. Our four most senior executives, Donald L. Correll, President and Chief Executive Officer, Ellen C. Wolf, Senior Vice President and Chief Financial Officer, John S. Young, President, American Water Services, and Walter J. Lynch, President, Regulated Operations, have an average of over 20 years of experience in the utilities industry. In addition, Mr. Correll, Ms. Wolf and Mr. Young have each held senior management positions at publicly traded companies. Our 14 state presidents have an average of 25 years of experience in the utilities industry.

Industry leader in water quality, testing and research. As the largest investor-owned United States water and wastewater utility company, we are experts in water quality testing, compliance and treatment and have established and own industry-leading water testing facilities. Our technologically advanced quality control and testing laboratory in Belleville, Illinois is certified in 23 states and Puerto Rico. Our laboratories and other facilities perform more than one million water quality tests per year.

Our Strategy

Our goal is to consistently provide customers with safe, high quality drinking water and reliable water and wastewater services. Our business strategies include:

•	continuing to invest prudently in regulated water and wastewater infrastructure projects;

•	earning an appropriate rate of return on our investments from state PUCs;

•	growing our Regulated Businesses through acquisitions; and

•	continuing to pursue public/private partnerships, including O&M and military contracts and services and other non-regulated businesses that are complementary to our Regulated Businesses.

Continue our prudent investment in regulated infrastructure projects. We intend to invest capital prudently to enable us to continue to provide essential services to our regulated water and wastewater utility customers, while working with regulators in the various states in which we operate to have the opportunity to earn an appropriate rate of return on our investment and a return of our investment.

Over the next five years, we estimate that Company-funded capital investment will total between approximately $4,000 and $4,500 million. Our capital investment includes both infrastructure renewal programs, where we replace existing infrastructure, as needed, and construction of facilities to meet new customer growth. Over the next five years, we estimate we will invest approximately $1,600 million to replace aging infrastructure including mains, meters, and supply and treatment facilities. We estimate that we will invest approximately $1,300 million in facilities to serve new customer growth over this same period. In addition, we estimate that complying with water quality standards and other regulatory requirements will require approximately $700 million of investment over the same period. Projects to enhance system reliability, security, and efficiency, or to meet other needs are projected to account for approximately an additional $500 million of investment over the same period.

The charts below set forth our estimated percentage of projected capital expenditures for 2008 to 2012 by purpose of investment and by asset type, respectively:

Earn an appropriate rate of return on our investments. A critical competency of a regulated utility is filing and completing rate cases with state PUCs. We will focus on the timely filing and completion of these rate cases in order to earn an appropriate return on our investments and to obtain recovery of prudently incurred expenses.

Grow our Regulated Businesses through acquisitions. We intend to continue to expand our regulated footprint geographically by acquiring water and wastewater systems in our existing markets and certain markets in the United States where we do not currently operate our Regulated Businesses. Our experienced development team evaluates potential acquisition targets across the country, particularly in higher-growth areas. Before entering new markets, we will evaluate the regulatory environment to ensure that we will have the opportunity to achieve an appropriate return on our investment while maintaining our high standards for quality, reliability and compliance with environmental, health and safety and water quality standards. These acquisitions may include large acquisitions of companies that have operations in multiple markets.

We also intend to continue to grow our regulated footprint through tuck-in acquisitions of small water and/or wastewater systems, typically serving fewer than 10,000 customers, in close geographic proximity to where we currently operate our Regulated Businesses. Tuck-ins allow us to integrate systems, operations and management and achieve efficiencies.

Continue to pursue complementary businesses. While our business mix will continue to focus predominantly on regulated activities, we are pursuing opportunities in non-regulated businesses that are complementary to our Regulated Businesses and our capabilities. We plan to focus on our public/private partnerships, including O&M and military contracts and services. We intend to capitalize on our O&M expertise as well as our existing municipal and government relationships to identify and bid for new ventures that have attractive risk and return characteristics. We also intend to continue to expand our non-regulated Homeowner Services business, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes, in areas within and beyond our existing regulated footprint.

Our Regulated Businesses

Overview of Networks, Facilities and Water Supply

Our Regulated Businesses operate in approximately 1,600 communities spread out across 372 individual service areas in 20 states in the United States. Our primary operating assets include 83 surface water treatment plants, 604 groundwater treatment plants, 1,023 groundwater wells, 48 wastewater treatment facilities, 1,044 treated water storage facilities, 1,247 pumping stations, 99 dams and approximately 46,000 miles of mains and collection pipes, 41,000 miles of which are water mains and 5,000 miles of which are sewer mains. We own substantially all of the assets used by our Regulated Businesses.

We generally own the land and physical assets used to store, extract and treat source water. Typically, we do not own the water itself, which is held in public trust and is allocated to us through contracts and allocation rights granted by federal and state agencies or through the ownership of water rights pursuant to local law. Sources of supply are seasonal in nature and weather conditions can have a pronounced effect on supply. In connection with supply planning for most surface or groundwater sources, we employ sophisticated models to determine safe yields under different rainfall and drought conditions. Surface and groundwater levels are routinely monitored for all supplies so that supply capacity may be predicted and, as needed, mitigated through demand management and additional supply development.

The following chart sets forth the sources of water supply for our Regulated Businesses for 2007 by volume:

The level of water treatment that we apply varies significantly depending upon the quality of the water source. Surface water sources, such as rivers, typically require significant filtration, while some groundwater sources, such as aquifers, require chemical treatment only. In addition, a small amount of treated water is purchased from neighboring water purveyors. Treated water is transported through an extensive transmission and distribution network, which includes underground pipes, above ground storage facilities and numerous pumping facilities with the ultimate distribution of the treated water to the customers’ premises. We also have installed meters to measure the water that we deliver through our distribution network. We employ a variety of methods of meter reading to monitor consumption, ranging from basic mechanical meters read by traveling meter readers to remote “drive-by” electronic meter reading equipment. The majority of new meters are able to support future advances in electronic meter reading.

The provision of wastewater services involves the collection of wastewater from customers’ premises through sewer lines. The wastewater is then transported through a sewer network to a treatment facility where it is treated to meet required effluent standards. The treated wastewater is finally returned to the environment as effluent, and the solid waste byproduct of the treatment process is disposed of in accordance with local standards.

Maintenance of our networks is a key activity of our Regulated Businesses. We have ongoing main renewal programs in all states in which our Regulated Businesses operate. These programs consist of both rehabilitation of existing mains and replacement of mains that have reached the end of their useful service life. We generally replace rather than rehabilitate our mains, subject to considerations of cost, feasibility and customer service impact.

The following table sets forth operating revenue, operating income for 2007 and number of customers as of December 31, 2007 for our regulated subsidiaries in the states where our Regulated Businesses provide services:

	Operating Revenue ($ in millions)	% of Total	Number of Customers	% of Total
New Jersey	$505.3	25.4%	634,957	19.2%
Pennsylvania	416.2	20.9%	644,720	19.5%
Missouri	179.9	9.1%	465,087	14.0%
Illinois	179.1	9.0%	306,740	9.2%
Indiana	146.5	7.4%	283,088	8.5%
California	124.4	6.3%	171,445	5.2%
West Virginia	105.6	5.3%	167,744	5.1%

Subtotal (Top Seven States)	1,657.0	83.4%	2,673,781	80.7%
Other†	330.6	16.6%	638,847	19.3%

Total Regulated Businesses	$1,987.6	100.0%	3,312,628	100.0%

†	Includes data from our operating subsidiaries in the following states: Arizona, Georgia, Hawaii, Iowa, Kentucky, Maryland, Michigan, New Mexico, New York, Ohio, Tennessee, Texas and Virginia.

Approximately 83.4% of operating revenue from our Regulated Businesses in 2007 were generated from approximately 2.7 million customers in our seven largest states, as measured by operating revenues. In fiscal year 2007, no single customer accounted for more than 1% of our annual operating revenue.

The operational characteristics of our Regulated Businesses, including water and wastewater networks and infrastructure and water sources and supply, vary on a state-by-state basis, as explained below with respect to our top seven states by Regulated Businesses revenues.

New Jersey

New Jersey-American Water serves a population (including resale) of approximately 2 million and generated approximately $505.3 million of operating revenue in 2007, representing approximately 25.4% of operating revenue of our Regulated Businesses for that period.

In New Jersey, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including streams, lakes and reservoirs) and groundwater sources. In 2007, we obtained 65% of our water supply from surface water sources and 30% from groundwater sources. Purchased water accounted for 5% of water supply, respectively, for the same period.

New Jersey-American Water currently operates seven surface water treatment plants and 152 groundwater treatment plants, which process water extracted from 173 groundwater wells. We maintain 168 treated water storage facilities, 210 pumping stations and seven dams, and our water and wastewater collection and distribution systems comprise approximately 8,100 miles of mains and collection pipes. Both our Applied Water Management Group and New Jersey American Water currently provide wastewater treatment services to small communities in New Jersey.

In New Jersey, in order to ensure that we have adequate sources of water supply, we utilize reservoirs, aquifer storage supplies and seasonal wells to provide for water needs during peak summer seasons. Through the optimization of ground and surface water rights, we are able to balance seasonal fluctuations and provide sufficient water supply to our customers year round. We also maintain drought and emergency plans to ensure service reliability through a wide range of weather fluctuations.

Pennsylvania

Pennsylvania American Water Company serves a population of approximately 2 million and generated approximately $416.2 million of operating revenue in 2007, representing approximately 20.9% of operating revenue of our Regulated Businesses for that period.

In Pennsylvania, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including streams, lakes and reservoirs) and groundwater sources. In 2007, we obtained 92% of our water supply from surface water sources and 7% from groundwater sources. Purchased water accounted for 1% of our water supply for the same period.

Pennsylvania American Water Company currently operates 36 surface water treatment plants and 74 groundwater treatment plants, which process water extracted from 111 groundwater wells. We maintain 182 treated water storage facilities, 288 pumping stations and 65 dams, and our water and wastewater collection and distribution systems comprise approximately 9,200 miles of mains and collection pipes. We currently operate five wastewater treatment facilities in Pennsylvania.

In Pennsylvania, in order to ensure that we have adequate sources of water supply, we maintain active drought contingency plans in each of our public water systems. The plans identify the source of supply operations that are used during normal and drought weather conditions and specify measures to be taken at different drought trigger levels to increase supply and/or curtail water demand. Water allocation and passing-flow requirements must be managed to maintain adequate supply to our production facilities. In addition, we have taken action to augment supply in systems that have historically had drought-related supply issues (such as Butler, Pennsylvania) by finding alternative raw water sources and making finished water interconnections with other systems. In another of our drought-sensitive areas, Coatesville, Pennsylvania, we are currently in the planning and design stage of a supplemental interconnection with a neighboring water authority and long-term development of additional raw water sources.

Missouri

Missouri American Water Company serves a population of over 1 million and generated approximately $179.9 million of operating revenue in 2007, representing approximately 9.1% of operating revenue of our Regulated Businesses for that period.

In Missouri, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2007, we obtained 83% of our water supply from surface water sources and 17% from groundwater sources.

Missouri American Water Company currently operates six surface water treatment plants and 15 groundwater treatment plants, which process water extracted from 36 groundwater wells. We maintain 62 treated water storage facilities, 41 pumping stations and one dam, and our water and wastewater collection and distribution systems comprise nearly 5,700 miles of mains and collection pipes. We currently operate four wastewater treatment facilities in Missouri.

In our Joplin service area in Missouri, our source of water supply is limited. To manage this issue on the demand side, the water use of a large industrial customer has been restricted under an interruptible tariff. Additional wells have and will be developed to address supply and reliability deficiencies.

Illinois

Illinois American Water Company serves a population of approximately 1 million and generated approximately $179.1 million of operating revenue in 2007, representing approximately 9.0% of operating revenue of our Regulated Businesses for that period.

In Illinois, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2007, we obtained 49% of our water supply from surface water sources and 39% from groundwater sources. Purchased treated water accounted for 12% of water supply for the same period.

Illinois American Water Company currently operates seven surface water treatment plants and 31 groundwater treatment plants, which process water extracted from 64 groundwater wells. We maintain 63 treated water storage facilities, 100 pumping stations and three dams, and our water and wastewater collection and distribution systems comprise nearly 4,000 miles of mains and collection pipes. We currently operate 11 wastewater treatment facilities in Illinois.

In Illinois, we utilize a comprehensive planning process to assess source of supply adequacy. This assessment addresses both water quantity and quality features. Future customer demand projections are prepared. Existing system delivery infrastructure is evaluated to determine the capabilities of addressing anticipated demands. In addition to determining source of supply quantity adequacy, the ability to deliver the appropriate water quality is assessed. This would include compliance with environmental regulations as well as company water quality goals. The planning efforts result in a list of improvements that include source of supply upgrades.

Indiana

Indiana American Water Company, Inc. serves a population of approximately 1 million and generated approximately $146.5 million of operating revenue in 2007, representing approximately 7.4% of operating revenue of our Regulated Businesses for that period.

In Indiana, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2007, we obtained 39% of our water supply from surface water sources and 59% from groundwater sources. Purchased treated water accounted for 2% of water supply for the same period.

Indiana American Water Company, Inc. currently operates six surface water treatment plants and 29 groundwater treatment plants, which process water extracted from 127 groundwater wells. We maintain 87 treated water storage facilities, 53 pumping stations and six dams, and our water and wastewater collection and distribution systems comprise nearly 4,200 miles of mains and collection pipes. We currently operate one wastewater treatment facility in Indiana.

At Indiana American Water Company, we employ several measures to ensure that we have adequate sources of water supply. Indiana American Water conducts and updates comprehensive planning studies for each of its water utilities to identify and plan for long-term customer demand trends. In order to provide uninterrupted water service, new source of supply and water treatment capital projects are planned and timed to match increases in customer demand and/or changes in the yield of existing sources of supply and treatment capacities. For example, to serve our high growth Indianapolis southern Suburban market, our London Road Project will utilize a new well field and treatment plant that will satisfy the significant needs of increased population and economic development. Further, these facilities are built to be incrementally expandable to match further growth over the next 10 years. In cases of extreme demand (such as drought conditions), customer demand-management plans are in place to sustain water sources through to normal demand conditions. Indiana American’s Noblesville District, a high growth northern suburb of Indianapolis, successfully managed high demand in 2007’s heat wave/drought condition through the use of its demand management plan. Further, emergency connections to alternate water sources are in place in some drought-sensitive Indiana American Water districts.

California

California American Water Company serves a population of approximately 0.6 million and generated $124.4 million of operating revenue in 2007, representing approximately 6.3% of operating revenue of our Regulated Businesses for that period.

In California, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2007, we obtained 1% of our water supply from surface water sources and 66% from groundwater sources. Purchased treated water accounted for 33% of water supply for the same period.

California American Water Company currently operates one surface water treatment plant and 134 groundwater treatment plants, which process water extracted from 170 groundwater wells. We maintain 90 treated water storage facilities, 115 pumping stations and three dams, and our water and wastewater collection and distribution systems comprise approximately 2,700 miles of mains and collection pipes. We currently operate eight wastewater treatment facilities in California.

In California, in order to ensure that we have adequate sources of water supply we are in the permitting stages to obtain approval for the construction of a desalination plant to serve our customers on the Monterey Peninsula, we are designing new groundwater wells in our Larkfield district, and in other areas, we are making arrangements to extend or expand our purchase of water from neighboring water providers.

West Virginia

West Virginia American Water Company serves a population of nearly 0.6 million and generated approximately $105.6 million of operating revenue in 2007, representing approximately 5.3% of operating revenue of our Regulated Businesses for that period.

In West Virginia, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including streams, lakes and reservoirs), and in 2007 we obtained 100% of our water supply from surface water sources.

West Virginia American Water Company currently operates nine surface water treatment plants. We maintain 175 treated water storage facilities, 223 pumping stations and four dams, and our water collection and distribution systems comprise approximately 3,300 miles of mains and collection pipes. We currently operate one wastewater treatment facility in West Virginia.

In West Virginia, our surface water supplies are sufficient to meet demand under all but the most extreme drought conditions. Such conditions would be atypical for West Virginia, which has an average annual rainfall of 44 inches.

Customers

We have a large and geographically diverse customer base in our Regulated Businesses. For the purposes of our Regulated Businesses, each customer represents a connection to our water or wastewater networks. As in the case of apartment complexes, businesses and many homes, multiple individuals may be served by a single connection. See “Industry and Market Data” for the methodology we employ to estimate population served.

Residential customers make up the large majority of customers in all of the states in which we operate. In 2007, residential customers accounted for 91% of the customers and 58% of the operating revenue of our Regulated Businesses. Residential customers are highly predictable water and wastewater services consumers and they generate stable operating revenue over time and across regions. We also serve commercial customers, such as shops and businesses, industrial customers, such as large-scale manufacturing and production operations, and public authorities, such as government buildings and other public sector facilities, including schools. We supply water to private fire customers for use in fire suppression systems in office buildings and other facilities and also provide bulk water supplies to other water utilities that distribute them to their own customers.

The following table sets forth the number of water and wastewater customers by customer class for our Regulated Businesses as of December 31, 2005, 2006 and 2007 and at September 30, 2007 and 2008:

	December 31,						September 30,
	2005		2006		2007		2007		2008
	Water	Wastewater	Water	Wastewater	Water	Wastewater	Water	Wastewater	Water	Wastewater
Residential	2,821,083	128,886	2,866,036	134,624	2,887,134	135,313	2,892,698	136,160	2,895,393	135,744
Commercial	230,187	5,756	229,354	5,922	227,831	5,825	230,278	6,003	228,688	5,902
Industrial	4,768	11	4,668	13	4,658	13	4,643	14	4,588	13
Private Fire	32,106	10	33,208	10	34,542	9	35,290	10	36,702	4
Public Authority & Other	16,844	178	16,990	177	17,130	173	16,831	178	16,890	170

Total	3,104,988	134,841	3,150,256	140,746	3,171,295	141,333	3,179,740	142,365	3,182,261	141,833

The following table sets forth water services operating revenue by customer class and wastewater services operating revenue, excluding other water revenues, for our Regulated Businesses for 2005, 2006 and 2007 and the nine months ended September 30, 2007 and 2008:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
	(in millions)
Water service
Residential	$1,068.2	$1,067.9	$1,146.1	$868.8	$913.1
Commercial	353.7	362.7	385.3	291.2	305.4
Industrial	97.2	92.0	94.7	72.5	78.4
Public and other	223.4	230.2	247.6	184.3	191.4

Total water services	$1,742.5	$1,752.8	$1,873.7	$1,416.8	$1,488.3
Wastewater services	66.3	72.2	75.6	56.6	59.1

Total	$1,808.8	$1,825.0	$1,949.3	$1,473.4	$1,547.4

Substantially all of our regulated water customers are metered, which allows us to measure and bill for our customers’ water consumption, typically on a monthly basis. Our wastewater customers are billed either on a fixed charge basis or based on their water consumption.

Customer usage of water is affected by weather conditions, in particular during the summer. Our water systems experience higher demand in the summer due to the warmer temperatures and increased usage by customers for lawn irrigation and other outdoor uses. Summer weather that is cooler and wetter than average generally serves to suppress customer water demand and can have a downward effect on water operating revenue and operating income. Conversely, when weather conditions are extremely dry, our systems may be affected by drought-related warnings and/or water usage restrictions imposed by governmental agencies, also serving to reduce customer demand and operating revenue. These restrictions may be imposed at a regional or state level and may affect our service areas, regardless of our readiness to meet unrestricted customer demands.

The principal factor of any increase in our Regulated Businesses customer base is due to customers added through acquisitions and organic growth. From 2004 to 2007, our Regulated Businesses customer base increased at an average annual rate of 1.1%.

Supplies

Our water and wastewater operations require an uninterrupted supply of chemicals, energy and fuel, as well as maintenance material and other critical inputs. Many of these inputs are subject to short-term price volatility. Long-term volatility is partially mitigated through existing procurement contracts, current supplier continuity plans and the regulatory rate setting process.

Because of our geographic diversity, we maintain relationships with many chemical, equipment and service suppliers in the marketplace, and we do not rely on any single entity for a material amount of our supplies. We also employ a strategic sourcing process intended to ensure reliability in supply and long-term cost effectiveness. As a result of our strategic sourcing process and our strong relationships with suppliers, we are able to mitigate interruptions in the delivery of the products and services that are critical to our operations. For example, during Hurricane Katrina, we were challenged to locate chemical suppliers not affected by the hurricane. As a result of our previously negotiated and established relationships with a network of preferred suppliers, we were able to secure an uninterrupted supply of materials and to continue our operations in the affected areas without interruptions.

We have back-up energy sources at key facilities that are able to keep our operations running in the event of a temporary loss of our primary energy supplies.

Regulation

Economic Regulation

Our subsidiaries in the states in which we operate our Regulated Businesses are generally subject to extensive economic regulation by their respective state PUCs. The term “economic regulation” is intended to indicate that these state PUCs regulate the economic aspects of service to the public from systems that fall within their jurisdiction but do not generally establish water quality standards, which are set by the EPA and/or state environmental authorities and enforced through state environmental or health agencies. State PUCs have broad authority, derived from state laws and state constitutions under which they operate, to regulate many of the economic aspects of the utilities that fall within their jurisdiction. For example, state PUCs issue certificates of public convenience and necessity (or similar authorizations) that may be required for a company to provide public utility services in specific areas of the state. They also must approve the rates and conditions under which service is provided to customers and have extensive authority to establish rules and regulations under which the utilities operate. Although specific authority might differ from state to state, in most states, these state PUCs must approve rates, accounting treatments, long-term financing programs, significant capital expenditures and plant additions, transactions between the regulated subsidiary and affiliated entities, reorganizations and mergers and acquisitions, in many instances prior to their completion. The jurisdiction exercised by each state PUC is prescribed by state laws and regulations and therefore varies from state to state. Regulatory policies not only vary from state to state, they may change over time. These policies will affect the timing as well as the extent of recovery of expenses and the realized return on invested capital.

Economic regulation of utilities deals with many competing, and occasionally conflicting, public interests and policy goals. The primary responsibility of state PUCs is to achieve the overall public interest by balancing the interests of customers and the utility and its stockholders. Although the specific approach to economic regulation does vary, certain general principles are consistent across the states in which our regulated subsidiaries operate. Based on the United States Constitution and state constitutions that prohibit confiscation of property without due process of law and just compensation, as well as state statutory provisions and court precedent, utilities are entitled to recover, through rates charged to customers, prudent and reasonable operating costs as well as an opportunity to earn an appropriate return on our prudent, used and useful capital investment necessary to provide service to customers and a return of our prudent, used and useful capital investment necessary to provide service to customers. The state PUCs will also generally accord a utility the right to serve specific areas and will also provide investor-owned utilities with limited protection from competition because the requirement of an investor-owned utility to operate pursuant to a certificate of public convenience and necessity (or similar authorizations) typically prevents other investor-owned utilities from competing with it in the authorized area. In return, the utility undertakes to provide reliable service on a nondiscriminatory basis to all customers within the authorized area.

Our operating revenue is typically determined by reference to the volume of water supplied to a customer multiplied by a price-per-gallon set by a tariff approved by the relevant state PUC. Certain states, such as, for example, Pennsylvania, West Virginia, New Jersey, Ohio, Indiana and Illinois, have utilized a full or partial single rate policy, under which all customers in a state or certain regions within a state are charged utilizing a single rate structure, regardless of which of our individual systems serves them. The single tariff structure is based on costs that are determined on a state-wide or intra-state regional basis, thereby moderating the impact of periodic fluctuations in local costs while lowering administrative costs for us and our customers.

The process to obtain approval for a change in rates, or rate case, involves filing a petition with the state PUC on a periodic basis as determined by our capital expenditures needs and our operating costs. Rate cases are normally initiated by the regulated utility whenever the utility determines it needs to recover increased operating expenses or a return on new capital investment, or otherwise determines that its current authorized return is not sufficient, given current market conditions, to provide a reasonable return on investment. Typically a rate case will not be filed, however, unless the current or expected future return is below the allowed rate of return currently authorized by the regulator. A state PUC may also initiate a rate proceeding or investigation if it believes a utility may be earning in excess of its authorized rate of return. Rate cases often involve a lengthy and costly administrative process. The utility, the state PUC staff, consumer advocates and any other interveners who may participate in the process prepare and file evidence, consisting of supporting testimony and documentation. This is presented in public hearings in connection with the rate case. These hearings, which are economic and service quality fact-finding in nature, are typically conducted in a trial-like setting before the state PUC or an administrative law judge. During the process, the utility is required to provide staff and interveners with all relevant information they may request concerning the utility’s operations, expenses and investments. The sworn evidentiary record then forms the basis for a state PUC decision.

Some state PUCs are more restrictive than others with regard to the types of expenses and investments that may be recovered in rates as well as with regard to the transparency of their rate-making processes, and how they reach their final rate determinations. However, in evaluating a rate case, state PUCs typically focus on five areas:

•	the amount and prudence of investment in facilities considered “used and useful” in providing public service;

•	the operating and maintenance costs and taxes associated with providing the service (typically by making reference to a representative 12-month period of time, known as a test year);

•	the appropriate rate of return;

•	the tariff or rate design that allocates operating revenue requirements equitably across the customer base; and

•	the quality of service the utility provides, including issues raised by customers.

The decisions of state PUCs and the timing of those decisions can have a significant impact on the operations and earnings of our Regulated Businesses. Rate cases and other rate-related proceedings can take several months to over a year to complete. Therefore, there is frequently a delay, or regulatory lag, between the time one of our regulated subsidiaries makes a capital investment or incurs an operating expense increase and when those costs are reflected in rates. For instance, an unexpected increase in chemical costs or new capital investment that is not appropriately reflected in the most recently completed rate case will generally not be recovered by the regulated subsidiary until the next rate case is filed and approved by the state PUC. Our rate case management program is guided by the goals of obtaining efficient recovery of costs of capital and utility operating and maintenance costs, including costs incurred for compliance with environmental regulations. The management team at each of our regulated subsidiaries anticipates the time required for the regulatory process and files a rate case with the goal of obtaining rates that reflect as closely as possible the cost of providing service at the time the rates become effective. Even if rates are sufficient, we face the risk that we will not achieve the rates of return on our invested capital and a return of our invested capital that are permitted by the state PUC.

Our regulated subsidiaries also pursue methods to minimize the adverse impact of regulatory lag and have worked with state PUCs and legislatures to implement a number of approaches to achieve this result. For example, an increasing number of states are permitting rates to be adjusted outside of a general rate case for certain costs, such as a return on capital investments to replace aging infrastructure or increases in expenses beyond the utility’s control, such as purchased water costs. For example, Pennsylvania, Illinois, Missouri, Indiana, New York and Ohio have in the past allowed tariffs that permit the imposition of surcharges on customers’ bills for infrastructure replacement. New Jersey, California, Virginia and Illinois have allowed surcharges for purchased water costs and California has allowed surcharges for power.

Some states have permitted use of some form of forecast or forward-looking test year instead of historical data to set rates. Examples of these states include Illinois, Kentucky, Ohio, Pennsylvania, New York, Tennessee and California. In addition, a number of states in which we operate have allowed the utility to update historical data for certain changes that occur for some limited period of time subsequent to the historical test year. This allows the utility to take account of some more current costs or capital investments in the rate-setting process. Examples of these states include New Mexico, Texas, Missouri, Iowa, Virginia, Maryland, West Virginia, New Jersey and Arizona.

Also, some of the states in which we operate permit pass-through provisions that allow for an increase in certain operating costs, such as purchased power and property taxes to be passed on to and recovered from customers outside of a general rate case proceeding.

Another regulatory mechanism to address issues of regulatory lag includes the ability, in certain circumstances, to recover in rates a return on utility plant before it is actually in service, instead of capitalizing an allowance for funds used during construction. Examples of states that have allowed such recovery include Texas, Pennsylvania, Ohio, Kentucky, Virginia and California.

In addition, some states have permitted us to seek pre-approval of certain capital projects and associated costs. In this pre-approval process, the PUCs assess the prudency of such projects.

The ability of the Company to seek regulatory treatment as described above does not guarantee that the state PUCs will accept the Company’s proposal in the context of a particular rate case. However, the Company strives to use these and other regulatory policies to address issues of regulatory lag wherever appropriate and to expand their use in areas where they may not currently apply.

Environmental, Health and Safety and Water Quality Regulation

Our water and wastewater operations are subject to extensive United States Federal, state and local and, in the case of our Canadian operations, Canadian laws and regulations governing the protection of the environment, health and safety, the quality of the water we deliver to our customers, water allocation rights and the manner in which we collect, treat, discharge and dispose of wastewater. We are also subject to certain regulations regarding fire protection services in the areas we serve. These regulations include the Safe Drinking Water Act, the Clean Water Act and other federal, state, local and Canadian laws and regulations governing the provision of water and wastewater services, particularly with respect to the quality of water we distribute. We also are subject to various federal, state, local and Canadian laws and regulations governing the storage of hazardous materials, the management and disposal of hazardous and solid wastes, discharges to air and water, the cleanup of contaminated sites, dam safety and other matters relating to the protection of the environment, health and safety. State PUCs also set conditions and standards for the water and wastewater services we deliver.

We maintain a comprehensive environmental policy including responsible business practices, compliance with environmental laws and regulations, effective use of natural resources, and stewardship of biodiversity. We believe that our operations are in material compliance with, and in many cases surpass, minimum standards required by applicable environmental laws and regulations. Water samples across our water system are analyzed on a regular basis in material compliance with regulatory requirements. Across the Company, we conduct nearly one million water quality tests each year at our laboratory facilities in addition to continuous on-line instrumentations such as monitoring turbidity levels, disinfectant residuals and adjustments to chemical treatment based on changes in incoming water. For 2007, we achieved greater than a 99.9% compliance rate for meeting state and federal drinking water standards and 99.4% for compliance with wastewater requirements.

American Water participates in the Partnership for Safe Water, the United States EPA’s voluntary program to meet more stringent goals for reducing microbes. Currently, 70 of our facilities have received the program’s “Director” award and 65 have maintained it for more than five years.

For fiscal year 2008, American Water’s aggregate capital expenditures for environmental, health and safety and water quality regulatory compliance are expected to be approximately $150.0 million, and we currently expect to spend similar amounts for such matters in fiscal year 2009.

Safe Drinking Water Act

The Federal Safe Drinking Water Act and regulations promulgated thereunder establish national quality standards for drinking water. The EPA has issued rules governing the levels of numerous naturally occurring and man-made chemical and microbial contaminants and radionuclides allowable in drinking water and continues to propose new rules. These rules also prescribe testing requirements for detecting contaminants, the treatment systems which may be used for removing contaminants and other requirements. Federal and state water quality requirements have become increasingly more stringent, including increased water testing requirements, to reflect public health concerns.

For example, in 2001, the EPA decreased permissible arsenic levels in drinking water and required compliance by water systems by January 2006. In 2003, a new EPA rule governing non-radon radionuclides became effective, regulating uranium in drinking water for the first time and requiring initial monitoring under state programs by the end of 2007. We believe that we are in material compliance with both these rules.

In order to remove or inactivate microbial organisms, the EPA has promulgated various rules to improve the disinfection and filtration of drinking water and to reduce consumers’ exposure to disinfectants and byproducts of the disinfection process. In January 2006, the EPA promulgated the Long-term 2 Enhanced Surface Water Treatment Rule and the Stage 2 Disinfectants and Disinfection Byproduct Rule. In October 2006, the EPA finalized the Ground Water Rule, applicable to water systems providing water from underground sources. In 2006, the EPA also proposed revisions to the monitoring and reporting requirements of the existing Lead and Copper Rule.

Although it is difficult to project the ultimate costs of complying with the above or other pending or future requirements, we do not expect current requirements under the Safe Drinking Water Act to have a material impact on our operations or financial condition. In addition, capital expenditures and operating costs to comply with environmental mandates traditionally have been recognized by state public utility commissions as appropriate for inclusion in establishing rates. As a result, we expect to fully recover the operating and capital costs resulting from these pending or future requirements.

Clean Water Act

The Federal Clean Water Act regulates discharges from drinking water and wastewater treatment facilities into lakes, rivers, streams and groundwater. In addition to requirements applicable to our sewer collection systems, our operations require discharge permits under the National Pollutant Discharge Elimination System, or NPDES, permit program established under the Clean Water Act. Pursuant to the NPDES program, the EPA or implementing states set maximum discharge limits for wastewater effluents and overflows from wastewater collection systems. We believe that we maintain the necessary permits and approvals for the discharges from our water and wastewater facilities. From time to time, discharge violations occur at our facilities, some of which result in fines. We do not expect any such violations or fines to have a material impact on our results of operations or financial condition.

Other Environmental, Health and Safety and Water Quality Matters

Our operations also involve the use, storage and disposal of hazardous substances and wastes. For example, our water and wastewater treatment facilities store and use chlorine and other chemicals and generate wastes that require proper handling and disposal under applicable environmental requirements. We also could incur remedial costs in connection with any contamination relating to our operations or facilities or our off-site disposal of wastes. Although we are not aware of any material cleanup or decontamination obligations, the discovery of contamination or the imposition of such obligations in the future could result in additional costs. Our facilities and operations also are subject to requirements under the United States Occupational Safety and Health Act and are subject to inspections thereunder. For further information, see “Business—Research and Development.”

Certain of our subsidiaries are involved in pending legal proceedings relating to environmental matters. These proceedings are described further in the section entitled “Business—Legal Proceedings.”

Acquisitions

In the course of pursuing our growth strategy, we periodically acquire water and wastewater utilities by making acquisitions in our existing markets and certain markets in the United States where we do not currently operate our Regulated Businesses. These acquisitions may include large corporate acquisitions of companies that have operations in multiple markets. We have executed a number of large acquisitions in the past 10 years. In 1996, our regulated subsidiary, Pennsylvania American Water Company, acquired the regulated water utility operations of Pennsylvania Gas and Water Company, a subsidiary of Pennsylvania Enterprises Inc., for approximately $409.4 million. In 1999, we acquired the privately held National Enterprises Inc., in a transaction valued at $700.0 million. In 2002, we acquired the water and wastewater facilities in six states from Citizens Communications Company for an aggregate purchase price of $979.8 million. We also acquire water and wastewater utilities through tuck-ins. The proximity of tuck-in opportunities to our regulated footprint allows us to integrate and manage the acquired systems and operations using our existing management and to achieve efficiencies. Historically, pursuing tuck-ins has been a fundamental part of our growth strategy, and we intend to resume our active pursuit of tuck-ins.

The chart below sets forth our historical tuck-ins for 1996 through September 2008:

Competition and Condemnation

In our Regulated Businesses, we generally do not face direct or indirect competition in providing services in our existing markets because (i) we operate within those markets pursuant to certificates of public convenience and necessity (or similar authorizations) issued by state PUCs and (ii) the high cost of constructing a new water and wastewater system in an existing market creates a barrier to market entry. Our Regulated Businesses do face competition from governmental agencies, other investor-owned utilities and strategic buyers in connection with entering new markets and making strategic acquisitions. Consolidation is changing the competitive landscape as small local utilities struggle to meet their capital spending requirements and look to partner with investor-owned utilities. We also face competition in offering services to new real estate developers, where we compete with others on the basis of the financial terms we offer for our services, the availability of water and our ability to commence providing services on a timely basis. Our largest investor-owned competitors are Aqua America Inc., United Water (owned by Suez), American States Water Co. and California Water Services Group.

The certificates of public convenience and necessity (or similar authorizations) pursuant to which we operate our Regulated Businesses do not prevent municipalities from competing with us to provide water and wastewater utility services. Further, the potential exists that portions of our subsidiaries’ utility assets could be acquired by municipalities or other local government entities through one or more of the following methods:

•	eminent domain (also known as condemnation);

•	the right of purchase given or reserved by a municipality or political subdivision when the original certificate was granted; and

•	the right of purchase given or reserved under the law of the state in which the utility subsidiary was incorporated or from which it received its certificate.

The sale price for such a transaction initiated by a local government may be determined consistent with applicable eminent domain law, or the price may be negotiated or fixed by appraisers as prescribed by the law of the state or in the particular franchise or charter. We believe our operating subsidiaries would be entitled to fair market value for any assets required to be sold, and we are of the opinion that fair market value would be in excess of the book value for such assets.

We are periodically subject to condemnation proceedings in the ordinary course of business. On September 5, 2008, California American Water sold the assets of our Felton, California water system, which served approximately 1,330 customers, to the San Lorenzo Valley Water District. The most recent prior sale of our water and wastewater systems under threat of condemnation occurred in 2003. We actively monitor condemnation activities that may affect us as soon as we become aware of them. We do not believe that condemnation poses a material threat to our ability to operate our Regulated Businesses.

Our Non-Regulated Businesses

In addition to our Regulated Businesses, we operate the following Non-Regulated Businesses, which generated $242.7 million of operating revenue in 2007 and $202.1 million for the first nine months of 2008, representing 11.0% and 11.4%, respectively, of total operating revenue for the same periods. No single group within our Non-Regulated Businesses generates in excess of 10% of our aggregate revenue.

Contracts Operations Group

Our Contracts Operations Group enters into public/private partnerships, including O&M and DBO contracts for the provision of services to water and wastewater facilities for municipalities, the United States military and other customers. We typically make no capital investment under these contracts, instead performing our services for a fee. Our Contract Operations Group generated revenue of $139.0 million in 2007, representing 57.3% of revenue for our Non-Regulated Businesses.

We are currently party to more than 45 contracts across the United States and Canada, with contracts ranging in term from two to 50 years. The services provided under our O&M contracts vary in size and scope. For instance, 40 of our O&M contracts are purely operational in nature and do not involve the design or construction of the facilities. Annual operating revenue from the O&M contracts varies from $0.3 million to $8.2 million per contract.

We are an active participant in the Department of Defense’s recently adopted Utility Privatization Program, or UPP. In 2003, we were awarded 50-year contracts for the operation and maintenance of the water and wastewater systems at Forts Leavenworth, Sill and Rucker and in September 2007 we were awarded 50-year contracts for the operation and maintenance of the water and wastewater systems at Fort A.P. Hill and Scott Air Force Base worth approximately $160.0 million in total gross revenue. Our responsibilities under these contracts include system project management, regulatory and environmental compliance, planning and long-term operations and maintenance. Additionally, under a three-year contract awarded in 2006, we were selected by Harnett County and the City of Fayetteville, North Carolina to operate, maintain and manage the existing water and wastewater treatment plants at Fort Bragg for an interim period until construction of new connections to the Harnett County and City of Fayetteville systems is completed. In September 2008, we were awarded two 50-year contracts, totaling approximately $677 million of total gross revenue in the aggregate, for the operation and maintenance of the water and wastewater systems of Fort Hood and Fort Polk. All of the contracts with the U.S. government may be terminated, in whole or in part, prior to the end of the 50-year term for convenience of the U.S. government or as a result of default or non-performance by the subsidiary performing the contract. In either event, we are entitled to recover the remaining amount of our capital investment pursuant to the terms of a termination settlement with the U.S. government at the time of termination as provided in each of the contracts. The contract price for each of these contracts is subject to redetermination two years after commencement of operations and every three years thereafter. Price redetermination is a contract mechanism to periodically adjust the service fee in the next period to reflect changes in contract obligations and anticipated market conditions.

In general, the Contract Operations Group is engaged in providing these services to systems with over 3,000 customers (and in many cases far larger) as distinguished from the O&M services provided by our Applied Water Management Group usually to systems with less than 3,000 customers. However, there is some overlap in size of systems served due to geographic and operational considerations.

Applied Water Management Group

Our Applied Water Management Group works with customers to design, build and operate smaller-scale water and wastewater treatment plants (typically serving up to 3,000 customers). Our typical customers are real estate developers, industrial companies and new or expanding communities. We specialize in providing reliable, advanced and eco-friendly water and wastewater solutions to suit each customer’s water needs. Our Applied Water Management Group generated revenue of $33.3 million in 2007, representing 13.7% of revenue for our Non-Regulated Businesses.

The Applied Water Management Group currently serves our customer base primarily in the Northeastern United States and was responsible for the design, construction and operation of advanced wastewater treatment recycling systems for sites as varied as residential buildings in Battery Park City in New York City and Gillette Stadium in Foxborough, Massachusetts. Approximately 38% of the Applied Water Management Group’s business involves operating and maintaining smaller-scale water and wastewater plants, made up of a mixture of facilities that we designed and built, and some which we only operate.

Homeowner Services Group

Our Homeowner Services Group provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes. We initially offered these services within territories covered by our regulated subsidiaries, but have expanded to enable other utilities outside our territories to offer the services to their customers. In the marketing of these services, we focus on educating homeowners about their service line ownership responsibility and providing convenient and cost effective solutions to internal and external water line and sewer line repairs. Our Homeowner Services Group generated revenue of $40.4 million in 2007, representing 16.6% of revenue for our Non-Regulated Businesses.

Our Service Line Protection Programs offer customers various service contracts for a monthly fee that cover repair of water line leaks and breaks, sewer line clogs and blockages and emergency in-home plumbing problems. In the event of a problem, customers contact our national call center and we dispatch local contractors to the customer’s home to undertake the necessary repairs.

The Homeowners Services Group currently has over 650,000 customer contracts in 16 of the states where we operate our Regulated Businesses. We intend to expand our service offering to the remaining key states in which we operate our Regulated Businesses.

Building on the success of its Service Line Protection Programs, our Homeowner Services Group recently introduced LineSaver™, an exclusive program for municipalities and public water systems that is available across the country. The LineSaver™ program involves partnering with municipalities to offer our protection programs to homeowners serviced by the municipal system while providing an income opportunity to the municipality or public water system. We entered into our first Service Line Protection Program partnership with the city of Trenton, New Jersey and are currently discussing partnerships with municipalities across the nation.

Other Non-Regulated Businesses

Our Non-Regulated Businesses also include (i) our Carbon Services Group, which provides granular activated carbon for water purification to our Regulated Businesses as well as certain outside customers and (ii) our Residuals Group, Terratec, which provides safe and efficient treatment and disposal of biosolids and wastewater residuals. Our United States-based Residuals Group was divested effective June 29, 2007. These other Non-Regulated Businesses generated revenue of $30.0 million in 2007 in the aggregate, representing 12.4% of revenue for our Non-Regulated Businesses.

Competition

We face competition in our Non-Regulated Businesses from a number of service providers, including Veolia, OMI and Southwest Water, particularly in the area of O&M contracting. Securing new O&M contracts is highly competitive, as these contracts are awarded based on a combination of customer relationships, service levels, competitive pricing, references and technical expertise. We also face competition in maintaining existing O&M contracts to which we are a party, as these frequently come up for renegotiation and are subject to an open bidding process.

Research and Development

We established a formal research and development program in 1981 with the goal of improving water quality and operational effectiveness in all areas of our businesses. Our research and development personnel are located at two of our facilities: the regional center in Voorhees, New Jersey and our research laboratory in Delran, New Jersey. In addition, our quality control and testing laboratory in Belleville, Illinois supports research through sophisticated testing and analysis. Since its inception, our research and development program has evolved to become a leading water-related research program, achieving advancements in the science of drinking water, including sophisticated water testing procedures and desalination technologies.

Since the formation of the EPA in 1970, we have collaborated with the agency to achieve effective environmental, health and safety and water quality regulation. This relationship has developed to include sharing of our research and national water quality monitoring data in addition to our treatment and distribution system optimization research. Our engagement with the EPA has helped us to achieve a leadership position for our company within the water and wastewater industry and has provided us with early insight into emerging regulatory issues and initiatives, thereby allowing us to anticipate and to accommodate our future compliance requirements.

In 2007, we spent $2.0 million on research and development, which represents an increase of 5.3% over the $1.9 million spent in 2006. Approximately one-third of our research budget is comprised of competitively awarded outside research grants. Such grants reduce the cost of research and allow collaboration with leading national and international researchers.

We believe that continued research and development activities are critical to maintaining our leadership position in the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers.

Support Services

Our American Water Works Service Company subsidiary provides centrally administered professional services to our Regulated Businesses under the terms of contracts with these companies that have been approved by state PUCs, where necessary. These services, which are provided at cost, may include accounting, administration, business development, communications, corporate secretarial, engineering, financial, health and safety, human resources, information systems, legal, operations, procurement, rates, security, risk management, water quality and research and development. Similar services may be provided to our Non-Regulated Businesses. These arrangements afford our affiliated companies professional and technical talent on an economical and timely basis.

We operate two national customer service centers, with personnel located in Alton, Illinois and Pensacola, Florida. These centers employ approximately 700 people in total and process telephone calls from customers across all of our service areas.

Community Relations

Communication activities for our Regulated Businesses are designed to ensure that our customers, regulators, elected and appointed officials, as well as, community leaders are fully informed about water and wastewater-related issues affecting their communities. We focus on developing effective relationships and have in place experienced staff members in the areas of community relations, government relations, media relations and marketing. We believe that an informed customer is more likely to be a satisfied customer.

Our primary focus for our Regulated Businesses is on consumer education. We target our communications to ensure that all of our audiences are well informed and up to date on water and wastewater-related issues through community outreach meetings, bill inserts to our customers, newspaper articles on timely topics, paid advertisements on important issues, annual water quality reports or one-on-one meetings to update key community and government leaders. We continually provide information on topics such as the need for infrastructure investments that we are making within a community, the impact on rates and services, water supply needs, water conservation requirements, as well as information on water quality. We believe that educating our customers about these topics leads to greater understanding of the service issues that we face and results in a higher level of customer satisfaction. For instance, we believe that our customers are less likely to react negatively to a rate increase if they have been informed that the rate increase is necessitated by an infrastructure investment necessary to continue to provide high quality water service. We also believe that customers would be less likely to have a negative reaction to water use restrictions if they understand the reasons behind the restrictions and that all customers were being impacted by the same inconveniences.

Communications activities for our Non-Regulated Businesses focus on identifying prospective market opportunities for growth and expansion and educating target markets on the value we can bring to solving specific water supply, water quality or other water and wastewater-related issues. Our experienced business development team reinforces the expertise, experience and capabilities we can provide to communities or developers through industry trade shows, public speaking opportunities, industry conferences and paid advertising, public-private partnerships or contract relationships, which may include DBO projects for customers or providing experienced O&M services for various sized water and wastewater-related projects.

Employee Matters

Currently we employ approximately 7,000 full-time employees. Of these, approximately 3,700, or approximately 51%, are represented by unions. We have 76 collective bargaining agreements in place with the 20 different unions representing our unionized employees. Approximately one-third of our local union contracts expire annually. We maintain good relations with our unionized workforce and have no significant history of strikes or labor stoppages.

Training

We place emphasis on the selection of well-qualified employees and seek to provide the best and most up-to-date training to ensure that our water and wastewater operations function efficiently and safely. We provide internal training programs designed to meet the standards demanded by the regulatory authorities in the states where we operate our regulated business.

Security

Due to terrorist and other risks, we have heightened security at our facilities over the past several years and have taken added precautions to protect our employees and the water delivered to customers. We have a security programs department that provides oversight and governance of physical and information security throughout our operations and is responsible for designing, implementing, monitoring and supporting active and effective physical and information security controls.

In 2002, federal legislation was enacted that resulted in new regulations concerning security of water facilities, including those that required companies to submit vulnerability assessment studies to the federal government. We have complied with EPA regulations concerning vulnerability assessments and have made filings to the EPA as required. Vulnerability assessments are conducted regularly to evaluate the effectiveness of existing security controls and serve as the basis for further capital investment in security for the facility. Information security controls are deployed or integrated to prevent unauthorized access to company information systems, assure the continuity of business processes dependent upon automation, ensure the integrity of our data and support regulatory and legislative compliance requirements. In addition, communication plans have been developed as a component of our procedures. While we do not make public comments on the details of our security programs, we have been in contact with federal, state and local law enforcement agencies to coordinate and improve the security of our water delivery systems and to safeguard our water supply.

Legal Proceedings

In 2001, our California American Water Company subsidiary, which we refer to as CAWC, entered into a conservation agreement with the National Oceanic and Atmospheric Administration, which we refer to as NOAA, requiring CAWC to implement certain measures to protect the steelhead trout and its habitat in the Carmel River watershed, study the removal of the San Clemente Dam and explore long-term water sources other than a new reservoir in the Carmel River. Since that time, CAWC has implemented a number of measures to reduce the impact of its operations on the steelhead trout and other species and has begun the environmental review and permitting process for our Coastal Water Project, which is intended to remedy some of the foregoing deficiencies. In early 2004, NOAA informed CAWC of its concern that CAWC’s ongoing operations would cause the “take” of significant numbers of steelhead trout during the several remaining years required to implement the Coastal Water Project. In June 2006, CAWC and NOAA entered a settlement agreement whereby CAWC agreed to fund certain additional projects to improve habitat conditions for and aid in the recovery of steelhead trout in the Carmel River watershed. Under the settlement agreement, CAWC is required, among other things, to make an initial payment of $3.5 million plus six annual installments of $1.1 million. The settlement agreement requires that all payments made by CAWC to NOAA to be used for mitigation projects in the Carmel River watershed. NOAA is currently unable to ensure that settlement payments will be used for mitigation projects in the Carmel River watershed, and no payments have been made to date. CAWC is prepared to make the settlement payments once NOAA is able to confirm that settlement payments will be applied as required by the settlement agreement. We have established a reserve for the settlement agreement payments. NOAA has agreed not to assess any penalties or otherwise prosecute CAWC for any “take” of steelhead trout, so long as CAWC complies with the settlement agreement. On March 14, 2008, the Sierra Club and the Carmel River Steelhead Association notified CAWC of their intent to file a citizen suit, 60 days therefrom, for violations of the federal Endangered Species Act alleging the “take” of steelhead trout by CAWC along the Carmel River and seeking injunctive relief to reduce river water diversions and increase river flow and fish passage facilities. No such suit was filed, however, the Sierra Club and the Carmel River Steelhead Association recently filed an administrative complaint with the California State Water Resources Control Board claiming that certain fish passage facilities do not meet existing permit requirements. In addition, the State Water Resource Control Board recently has held administrative hearings to address claims that CAWC has exceeded its water diversion rights in the Carmel River and has not diligently pursued establishing an alternative water supply as required by an administrative order issued to CAWC by the State Water Resource Control Board in 1995. A decision on this matter is expected in December of 2008, at the earliest. Although CAWC believes it has continued to comply with its obligations under the State Water Resource Board’s 1995 order, as well as the settlement agreement and CAWC’s permit requirements, we can not assure you that any future requirements by the State Water Resources Control Board arising from the matters currently before it or other permit modifications would not result in material additional costs or obligations to us.

In February 2004, the New Jersey Department of Environmental Protection, which we refer to as NJDEP, issued to New Jersey-American Water, which we refer to as NJAW, a notice of violation alleging that NJAW had exceeded annual diversion limits contained in NJAW’s water allocation permits for certain wells in our Lakewood system during the years 2001 through 2003. NJDEP initially assessed a penalty of $0.6 million. NJAW subsequently submitted a voluntary statewide Self Disclosure Report identifying all such exceedances for the period of 1999 through 2003. In December 2007, NJAW finalized an administrative consent order with NJDEP to resolve the above violations under which NJAW has paid a civil fine of $0.1 million and has undertaken a $0.4 million environmental project, which we currently expect to complete by the end of 2009. We have established a reserve for the project costs, and we believe that NJAW is operating in compliance with the applicable diversion limits in its water allocation permits.

CAWC, NJAW and Long Island Water Corporation are each plaintiffs in lawsuits relating to contamination by methyl tertiary butyl ether (MTBE) and other gasoline additives, in which they seek to recover cleanup and treatment costs and to protect certain of their groundwater supplies. The defendants in both cases are oil and chemical companies that manufacture MTBE, refine gasoline containing MTBE, and/or supply gasoline containing MTBE to retail gasoline stations. The cases were consolidated with cases involving other plaintiffs in multidistrict litigation pending in the United States District Court for the Southern District of New York (In Re: Methyl Tertiary Butyl Ether Products Liability Litigation, Case No. MDL 1358 SAS). As a result of court-ordered mediation, CAWC, NJAW, Long Island Water Corporation and the other plaintiffs agreed to settle the lawsuits with some of the named defendants, who represent a significant portion of the total national refining capacity for MTBE. Under the settlement, which was approved by the court in August 2008, CAWC, NJAW and Long Island Water Corporation expect to receive payments, after deducting attorneys’ fees and litigation expenses, totaling approximately $15.4 million in the aggregate to treat wells that were contaminated by MTBE at the time of the settlement. The settling defendants are obligated to pay a significant share of treatment costs for any wells that become contaminated by MTBE above certain concentration levels over the next 30 years. CAWC, NJAW and Long Island Water Corporation expect to continue to litigate their claims against the remaining non-settling defendants. Although we do not currently expect pending and future treatment costs for MTBE contamination to be material, there can be no guarantee that CAWC, NJAW or Long Island Water Corporation will be able to recover all of their respective costs relating to any past or future discovery of MTBE in their wells from any of the settling defendants, by means of any pending or future litigation, or through their rate cases.

Terratec is subject to and has been complying with an Order by the Ontario Ministry of the Environment (MOE) issued on October 31, 2006 requiring it to take steps to thicken certain biosolids that had been more susceptible to spillage during transport. MOE has conducted an investigation of four such transport spillage incidents involving Terratec that occurred prior to the issuance of the Order and has laid charges against Terratec under applicable environmental legislation carrying minimum fines of Cdn $100,000 per incident. Terratec and the MOE are currently negotiating a resolution of these matters, which the Company does not expect to result in settlement or other costs that would be materially adverse to its operations or financial condition.

Periodically, we are involved in other proceedings or litigation arising in the ordinary course of business. We do not believe that the ultimate resolution of these matters will materially affect our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information with respect to the members of our board of directors and our executive officers as of the date of this prospectus. Pursuant to our bylaws, each of our directors is elected to serve until the next annual meeting and until a successor is duly elected and qualified. Subject to rights pursuant to any employment agreements, officers serve at the discretion of our board of directors.

Name	Age	Position
Donald L. Correll	58	President, Chief Executive Officer and Director
John S. Young	55	President, American Water Services and President, American Water Works Service Company
Ellen C. Wolf	54	Senior Vice President and Chief Financial Officer
Walter J. Lynch	46	President of Regulated Operations
Laura L. Monica	51	Senior Vice President, Corporate Communications and External Affairs
George W. Patrick	65	Senior Vice President, General Counsel and Secretary
Sean G. Burke	53	Senior Vice President, Human Resources
James M. Kalinovich	41	Vice President and Treasurer
Mark Chesla	49	Vice President and Controller
Mark F. Strauss	57	President, American Water Enterprises
Kathy L. Pape	55	President, Pennsylvania American Water
John R. Bigelow	54	President, New Jersey American Water
George MacKenzie	59	Director and Chairman of the Board
Martha Clark Goss	59	Director
Dr. Manfred Döss	50	Director
Richard R. Grigg	60	Director
Julia L. Johnson	45	Director
William J. Marrazzo	59	Director
Dr. Rolf Pohlig	55	Director
Andreas G. Zetzsche	52	Director

Donald L. Correll is our President and Chief Executive Officer and a member of our board of directors. Prior to joining American Water on April 17, 2006, Mr. Correll spent three years serving as President and Chief Executive Officer and member of the board of directors of Pennichuck Corporation, a New Hampshire-based water utility holding company. He previously spent 25 years with United Water Resources, an investor-owned water services company, where he served as Chairman, President and Chief Executive Officer from 1991 through 2001. Mr. Correll serves on the boards of a variety of civic, professional and business organizations, including the Environmental Financial Advisory Board of the United States Environmental Protection Agency and the board of directors of National Association of Water Companies. In addition, he is a member of the board of directors of HealthSouth Corp. and New Jersey Resources Corporation and is a Commissioner of the New Jersey Water Supply Authority. He was formerly a member of the board of directors of Interchange Financial Services Corporation.

John S. Young was appointed President of American Water Services on July 28, 2008, a newly created executive officer position that supports our growth initiatives and service offerings. He is also President of American Water Works Service Company, which provides operating support to all aspects of the business. Prior to July 2008, Mr. Young was our Chief Operating Officer and served as a member of our board of directors from October 10, 2005 until August 8, 2007. Mr. Young began his career with us in 1977 and has held a variety of operations, engineering and executive positions, including Vice President of Engineering, Vice President of Technical Services and Vice President of Operations and Investment Performance. Mr. Young is a member of several professional organizations, including the Design/Build Institute of America (board member), the

American Water Works Association (board member, section chair and Fuller Awardee) and the American Society of Civil Engineers. He also serves on the National Drinking Water Advisory Council.

Ellen C. Wolf is our Senior Vice President and Chief Financial Officer and served as a member of our board of directors from March 2006 until August 8, 2007. Ms. Wolf’s career began in the accounting firm of Deloitte Haskins & Sells. From 1987 through 1999, Ms. Wolf held various positions in corporate accounting, finance and business development for Bell Atlantic and several of its subsidiaries, including Bell Atlantic Enterprises International, Bell Atlantic Mobile, and Bell Atlantic Corporation. From 1999 through 2003, Ms. Wolf was employed by us as Vice President and Chief Financial Officer. Prior to re-joining us, Ms. Wolf served as Senior Vice President and Chief Financial Officer of USEC Inc., a global energy company, a position she held beginning in December 2003. Currently, Ms. Wolf also serves on the board of directors of C&D Technologies, Inc., where she serves as chair of its audit committee, the board of directors of the National Association of Water Companies and the board of directors of Water for People, a humanitarian organization.

Walter J. Lynch was named President of Regulated Operations, a newly created position, on July 28, 2008. Prior to that date, he served as Executive Vice President, Eastern Division. He also served as president of New Jersey-American Water, Long Island American Water and our Northeast Region. Mr. Lynch joined us in 2001 and served as President of our Products and Services Group, where he was responsible for overseeing our non-regulated businesses. Prior to this, he was President of the Southwest Region of American Water Services. Mr. Lynch has more than 16 years of experience in engineering, sales and marketing, operations and business development. Before joining us, he was involved with various start-up and growth organizations in the environmental industry. Mr. Lynch worked for Mobil Oil Corporation following his departure from the United States Army where he attained the rank of Captain.

Laura L. Monica has been our Senior Vice President, Corporate Communications and External Affairs since October 2006. From 1991 to 2006, Ms. Monica was president and founder of High Point Communications Group, Inc., which we refer to as High Point, a strategic communications firm in Bow, New Hampshire. There she worked with a wide variety of clients in both the public and private sector, assisting them in developing and implementing comprehensive, strategic communications plans. Before forming High Point, Ms. Monica was head of corporate communications for Numerica Financial Corporation.

George W. Patrick is our Senior Vice President, General Counsel and Secretary. Mr. Patrick served as Vice President, General Counsel and Secretary from May 2004 to September 2007. Prior to this, he served as Vice President and Secretary of American Water Works Service Company, a position he held from September 1999 to May 2004. Prior to joining us, Mr. Patrick served as a Partner at Dechert LLP from July 1976 to September 1999.

Sean G. Burke is our Senior Vice President Human Resources. Prior to joining American Water on December 17, 2007, Mr. Burke was the principal of Executive Alignment, LLC, in Falmouth, Maine, since 2005. Previously, Mr. Burke held executive positions at American Ref-Fuel Company, in Houston, Texas and Montvale, New Jersey from 1988 to 2005, with comprehensive oversight of the Human Resources function. Before that, he held leadership positions with other companies including Air Products and Chemicals Inc., Frito-Lay and National Steel Corp.

James M. Kalinovich is our Vice President and Treasurer. Prior to joining us in 2004, Mr. Kalinovich served as Vice President and Treasurer of Amkor Technology, Inc. from 2000 to 2004. Previously, he held executive positions at Merck & Company, Inc. in the United States and London from 1994 to 2000, and worked at Deloitte & Touche LLP as a certified public accountant.

Mark Chesla is our Vice President and Controller. Prior to joining American Water on November 19, 2007, Mr. Chesla was Vice President and Controller of Oglethorpe Power Corporation, in Atlanta, Georgia, where he was the Chief Accounting Officer providing direct leadership over all aspects of the accounting, internal financial management, regulatory and SEC reporting (including Sarbanes-Oxley Act compliance) functions, from 2001 to 2007. Previously, Mr. Chesla was Vice President, Administration/Controller of SouthStar Energy Services LLC,

in Atlanta, Georgia, from 1998 to 2001. Before that, he held management positions with several other companies, including Piedmont Natural Gas Co., Inc., Aegis Technologies, Inc., Deloitte & Touche LLP and Carolina Power & Light Company.

Mark F. Strauss is President of American Water Enterprises, which administers our Non-Regulated Businesses. Previously, Mr. Strauss was President and Chief Executive Officer of our Applied Water Management Group, which provides customized water and wastewater management solutions to real estate developers, industrial clients and small to midsized communities nationwide. Mr. Strauss joined Applied Water Management Group in 1997 as Corporate Counsel and Secretary. He was promoted to Chief Operating Officer in 2002, a position he held until his appointment as Division President and Chief Executive Officer in 2003. Prior to that, he served as Vice President and General Counsel of Vizzoni Brothers Construction, Inc. Mr. Strauss concurrently serves as a director of Skylands Community Bank. Mr. Strauss was also at the law firms of Ozzard, Rizzolo, Klein, Mauro & Savo and Toolan, Romond, Abbot and Domenichetti.

Kathy L. Pape is President of Pennsylvania American Water. Prior to rejoining American Water in July 2007, from 1999 to 2007, Ms. Pape served as Senior Vice President, Treasurer and Rate Counsel for Aqua America, Inc. with responsibility for all financing activities, billing, rates and regulatory filings, budgeting and long-range planning. From 1994 to 1999, Ms. Pape was employed by American Water as Regional Counsel and Finance Manager, where her responsibilities included rates and regulatory affairs, finance, budgeting and customer service for 10 states. From 1980 to 1994, Ms. Pape has also worked as Vice President and Corporate Counsel for General Waterworks Management and Service Co., as Assistant Counsel to the Pennsylvania Public Utility Commission and as Assistant Consumer Advocate for the Pennsylvania Office of Consumer Advocate. Ms. Pape has more than 25 years of experience in the utility industry and is a nationally recognized expert on the water and wastewater industries.

John R. Bigelow is President of New Jersey American Water. Mr. Bigelow joined American Water in 1994 and held a number of senior management positions during his tenure. He most recently served as American Water’s Senior Vice President of Regulatory Programs and Enterprise Risk Management. Mr. Bigelow also served as the Company’s Chief Financial Officer from December 2003 to February 2006, and as Vice President and Treasurer of New Jersey American Water and as Director, Vice President and Treasurer of New Jersey American Resources Co. Mr. Bigelow began his career with GPU System Companies, where he spent a total of 18 years in various leadership roles in the finance area.

Board of Directors

In addition to Donald L. Correll, our board of directors consists of the following members:

George MacKenzie began his appointment as Chairman of our board of directors on May 17, 2006. He most recently served as our Interim President and Chief Executive Officer from January 1, 2006 to April 17, 2006 until the appointment of Donald L. Correll, which took effect April 17, 2006. He has been a member of our board of directors since August 2003, and was the Chair of the Audit Committee of the board from February 2004 until December 2005. In addition to his role with American Water, Mr. MacKenzie has been a director on the boards of Safeguard Scientifics, Inc. since February 2003, Tractor Supply Co. since May 2007, and C&D Technologies, Inc. since March 1999. He previously served on the boards of Central Vermont Public Service Corp. from May 2001 to May 2006 and traffic.com from December 2005 to March 2007. He also serves on the Board of Trustees of the Medical Center of Delaware and is a member of the Investment Committee at the University of Delaware. Mr. MacKenzie previously served as Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated from 1979 to 2001, a global manufacturer of chemical specialties. During his 22-year career with Hercules, he served in a variety of senior management roles including President of the Chemical Specialty Division. From September 2001 to June 2002, Mr. MacKenzie was Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer. From June 2002, Mr. MacKenzie served on the boards of directors of the aforementioned companies and in the interim positions noted.

Martha Clark Goss began her tenure as a member of our board of directors on October 22, 2003, and she has served as Chair of the Audit Committee since December 2005. Ms. Goss has been Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company for a healthcare reinsurance start-up, since 2003. Since July 2006, she has also served as the non-executive Chair of Channel Reinsurance Ltd. From 2002 to 2004, she was a subcontractor for Resources Global Professionals. Previously, Ms. Goss served as the Chief Financial Officer of Booz-Allen & Hamilton and held various senior executive positions at Prudential Insurance Company from 1981 until 1995. In addition to her position with American Water, Ms. Goss currently is a director and audit committee member of Ocwen Financial Corporation.

Dr. Manfred Döss began his tenure on our board of directors on August 8, 2007. He has served as General Counsel and Chief Compliance Officer of RWE since January 2005. From 1990 to 2004, Dr. Döss held various positions at Metallgesellschaft AG, including serving as a member of the supervisory board and as Senior Vice President and General Counsel.

Richard R. Grigg began his tenure as a member of the board of directors on August 27, 2008. Mr. Grigg currently serves as Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group. First Energy is a diversified energy company headquartered in Akron, Ohio. The business unit he leads includes FirstEnergy’s Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as Executive Vice President and Chief Operating Officer. Prior to joining FirstEnergy, Mr. Grigg had a 34-year career at Wisconsin Energy Corporation, which we refer to as WEC, retiring as President and Chief Executive Officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was President and Chief Operating Officer. Mr. Grigg currently serves on the Board of Trustees of the Akron Children’s Hospital and the Northeast Ohio Council on Higher Education, and is an associate member of The President’s Council, Cleveland, Ohio. Mr. Grigg is President and on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers. Mr. Grigg is a long-time member of the Board of Trustees for the Milwaukee Boys and Girls Club, and also served as a member of the United Community Center, a member and chair of the Industrial Liaison Council with the Engineering School at the University of Wisconsin—Milwaukee, a member of the Board of Regents at the Milwaukee School of Engineering, and was a member of the Milwaukee Children’s Hospital President’s Council. Mr. Grigg is also a former member of the board of directors of the Electric Power Research Institute and the Ohio Valley Electric Corporation, and a former Chair of the Wisconsin Utilities Association Power Generation Committee.

Julia L. Johnson began her tenure as a member of our board of directors on August 1, 2008. Ms. Johnson is President of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Prior to founding NetCommunications, Ms. Johnson was Senior Vice President of Policy and Communication for MILCOM Technologies, Inc., a military technology commercialization company. Ms. Johnson served on the Florida Public Service Commission beginning in 1992 for almost eight years, serving as Chairwoman for two of those years. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised Florida’s governor and legislature on information technology policy and related legislative issues. Ms. Johnson also serves on the board of directors of Allegheny Energy, Inc., a utility holding company, which, through its subsidiaries, engages in power generation operations as well as natural gas distribution and transmission, MasTec, Inc., a provider of telecommunications and energy infrastructure construction, and Northwestern Corporation, a provider of electricity and natural gas.

William J. Marrazzo began his tenure as a member of our board of directors on October 22, 2003. In addition, Mr. Marrazzo has been the Chief Executive Officer and President of WHYY, Inc., a public television and radio company, since 1997. He served as Water Commissioner for the Philadelphia Water Department from 1971 to 1988 and Managing Director for the City of Philadelphia from 1983 to 1984. From 1988 to 1997 Mr. Marrazzo served as Chief Executive Officer of Roy F. Weston, Inc., an environmental and redevelopment firm. He has also served on the board of Amerigas Partners, L.P. (including on its audit committee) since April 2000, and Woodward & Curran since October 2001.

Dr. Rolf Pohlig began his tenure as a member of our board of directors on August 8, 2007. He has served as Chief Financial Officer of RWE since January 2007. From 2000 to 2006, Dr. Pohlig served as Executive Vice President, Mergers & Acquisitions of E.ON AG.

Andreas G. Zetzsche began his tenure as a member of our board of directors on August 17, 2007. He has served as an executive officer within the RWE group since 1997, and from January 2007 to April 7, 2007 he served as Vice President, Group Corporate Development and Mergers & Acquisitions of RWE. Since April 7, 2007 he has served as Vice President, Mergers & Acquisitions of RWE.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of nine members, five of whom, Martha Clark Goss, Richard R. Grigg, Julia L. Johnson, George MacKenzie and William J. Marrazzo, have been determined by our board of directors to be independent under currently applicable listing standards of the NYSE and applicable SEC rules. By April 2009, our board of directors will consist of 10 members, six of whom will be independent under applicable SEC rules and currently applicable listing standards of the NYSE.

Committees of the Board of Directors

Our board of directors conducts its business through three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors, when necessary, to address specific issues. All of the current committees of the board are comprised of non-management directors, and a majority of the committee members have been determined by our board of directors to be independent under currently applicable listing standards of the NYSE. Our committees will be required to be composed of only independent directors by April 2009. Each of the board’s three standing committees operates in accordance with the terms of a written charter.

Audit Committee

Our audit committee consists of Martha Clark Goss (Chair), George MacKenzie, William J. Marrazzo and Dr. Rolf Pohlig. Our board of directors has designated Martha Clark Goss, George MacKenzie and William J. Marrazzo as the members of the audit committee who currently meet the requirements for independence under the rules and regulations of the SEC and the NYSE. Our board of directors has designated Martha Clark Goss and George MacKenzie as “audit committee financial experts,” as defined in Item 407 of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which is available on our website. The audit committee has responsibility for, among other things:

•	appointing the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries;

•	reviewing the arrangements for and scope of the audit;

•	reviewing the results of the audit of the consolidated financial statements;

•	reviewing audit problems and management responses;

•	reviewing adjustments or estimates proposed by the independent auditor;

•	reviewing any significant deficiency or material weakness in the design or operation of internal accounting controls identified by the independent auditor;

•	reviewing all critical accounting policies and practices;

•	reviewing all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management;

•	reviewing other material written communications between the independent auditor and members of management;

•	resolving any disagreement between management and the independent auditor regarding financial reporting;

•	reviewing the independent auditors’ report describing internal quality control procedures and material issues raised by the most recent quality control review;

•	discussing with management and the independent auditor the Company’s audited financial statements and quarterly financial statements;

•	reviewing and discussing SEC filings with management and, to the extent that such filings contain financial information, with the independent auditor;

•	discussing earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•

overseeing policies and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and other controls, auditing matters and suspected infractions of our Code of Ethics;

•	reviewing the reports of any internal auditor with respect to any financial safeguard problem that has not resulted in corrective action; and

•	reviewing with the General Counsel any legal matter that could have a significant impact on the Company’s financial statements.

Compensation Committee

Our compensation committee consists of George MacKenzie (Chair), Martha Clark Goss, William J. Marrazzo and Dr. Rolf Pohlig. Our board of directors has designated George MacKenzie, Martha Clark Goss and William J. Marrazzo as the members of the compensation committee who currently meet the requirements for independence under the rules and regulations of the NYSE. Our board of directors has adopted a written charter for the compensation committee, which is available on our website. The compensation committee has responsibility for, among other things:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	setting compensation for the Company’s Chief Executive Officer and the other executive officers of the Company;

•	reviewing and making recommendations to our board of directors, or approving, all awards of stock or stock options pursuant to the Company’s equity-based plans; and

•

reviewing and evaluating the short and long-term succession plans relating to the Chief Executive Officer and other executive officer positions and making recommendations to our board of directors with respect to the selection of individuals to occupy these positions.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee consists of George MacKenzie (Chair), Dr. Manfred Döss, Richard R. Grigg and Julia L. Johnson. Our board of directors has designated George MacKenzie, Richard R. Grigg and Julia L. Johnson as the members of the nominating/corporate governance committee who currently meet the requirements for independence under the rules and regulations of the NYSE. Our board of directors has adopted a written charter for the nominating/corporate governance committee, which is available on our website. The nominating/corporate governance committee has responsibility for, among other things:

•	establishing criteria for the selection of new directors to serve on our board of directors;

•	identifying qualified candidates to serve on our board of directors and recommending their election to our board of directors;

•	making recommendations to our board of directors as to whether members of our board of directors should stand for re-election;

•

developing and recommending to our board of directors our corporate governance guidelines, assessing those guidelines annually and making recommendations to our board of directors in light of such assessments as may be appropriate; and

•	reviewing the composition of each committee of the board of directors and recommending appropriate changes to the committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers will serve as a member of our compensation committee, and none of them has served, or will be permitted to serve, on the compensation committee (or any other committee serving a similar function) of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Code of Ethics and Corporate Governance Guidelines

Our board of directors has adopted a Code of Ethics applicable to our directors, officers and employees and corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Ethics and the corporate governance guidelines are available on our website.

Compensation Discussion and Analysis

This compensation discussion and analysis explains our compensation philosophy, policies and practices with respect to Donald L. Correll, who has served as our President and Chief Executive Officer since April 17, 2006; Ellen C. Wolf, who has served as our Senior Vice President and Chief Financial Officer since March 1, 2006; John S. Young, who has served as President of American Water Services since July 28, 2008 (prior to that date Mr. Young was our Chief Operating Officer) and President of American Water Works Service Company); Walter J. Lynch, who has served as our President of Regulated Operations since July 28, 2008 (prior to that date Mr. Lynch was our Executive Vice President, Eastern Division); Paul G. Townsley, who has served as the President of Arizona American Water since April 2008; Dietrich Firnhaber, who served as our Senior Vice President of Legal from January 1, 2003 through July 31, 2007; and Volker Heischkamp, who served as our Senior Vice President of Capital Markets from November 15, 2005 through April 23, 2008. These individuals are collectively referred to as the named executive officers. Mr. Firnhaber and Dr. Heischkamp are referred to as the Germany-based named executive officers and the other named executive officers are referred to as the U.S.-based named executive officers.

Overview of our Compensation Programs

Prior to the consummation of our initial public offering in April 2008, American Water was wholly-owned and controlled by RWE, and our compensation strategy for our named executive officers was primarily determined by the management of RWE based on its internal compensation practices and, until 2006, managed by Thames Water. With respect to 2007 compensation decisions, our Chief Executive Officer approved the compensation of the other named executive officers prior to its final determination by RWE. Prior to our Chief Executive Officer’s approval of the compensation, he reviewed it with our Chief Operating Officer and our Chief Financial Officer.

Prior to the consummation of the initial public offering, we established an independent compensation committee that administers and oversees our compensation and employee benefits programs, including our executive compensation programs and policies. Although our compensation committee was only recently established, and the roles of our named executive officers have not yet been fully determined, we expect them to play an integral part in establishing executive compensation in the future. However, pursuant to our compensation committee charter, as part of the compensation committee’s review and establishment of the performance criteria and compensation of our named executive officers, it will meet separately on at least an annual basis with our Chief Executive Officer, our principal human resources executive and any other officers, as it deems appropriate. The compensation committee will also meet regularly without such officers present. No individual officer will be present at any meeting at which his or her performance and compensation are being discussed and determined.

Mr. Correll participates in the same programs and receives compensation based on the same factors as our other named executive officers. However, Mr. Correll’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operating results of American Water.

Certain of our named executive officers are parties to employment agreements with us, which are described below under “—Narrative Disclosure to 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table—Employment Agreements.” We do not have any specific policy that controls whether we enter into employment agreements with our named executive officers.

Elements of Compensation

Our compensation program has traditionally included the following key elements, which we expect to remain the key elements of our compensation program in future years: base salary, annual incentives, long-term equity incentives and other benefits. In 2006, we granted cash retention bonuses, which are described below, in lieu of long-term equity incentives for the U.S.-based named executive officers. We did not grant long-term equity incentives in 2007 to our U.S.-based named executive officers due to our contemplated initial public offering.

All elements of compensation have traditionally been paid to participants in cash, but our omnibus equity compensation plan, established in connection with our initial public offering, provides for awards that pay out in equity.

Base Salary

We believe competitive base salaries are necessary to attract and retain an effective executive management team. At the meeting of the board of directors of American Water that occurred in the first quarter of 2007, our directors and the management of RWE revised the base salaries for the named executive officers as follows, in light of the competitive market environment and to recognize individual performance.

Name	New Base Salary	Percent Increase	Effective Date
Donald C. Correll	$566,500	3.0%	March 26, 2007
Ellen C. Wolf	$463,500	3.0%	March 26, 2007
John S. Young	$412,000	3.0%	March 26, 2007
Walter J. Lynch(1)	$350,000	16.67%	July 2, 2007
Paul G. Townsley	$278,000	2.96%	March 26, 2007
Dietrich Firnhaber(2)	$324,525	3.0%	March 26, 2007

(1)	Base salary increase commensurate with expanded role and responsibilities that Mr. Lynch assumed when he became Executive Vice President, Business Operations, Eastern Division, which encompasses eight states. Previously he had responsibility only for the Northeast Region, which encompassed only two states.

(2)	Base salary of 138,020 Euros and functional allowance of 106,193 Euros converted to United States dollars using the March 26, 2007 exchange rate of 1.32886.

The base salaries paid to the named executive officers in 2007 are set forth below in the “2007 Summary Compensation Table.”

Annual Incentive Compensation

Annual incentive compensation is made available to all managerial, professional and supervisory employees, including the named executive officers. It is designed to provide incentives for achieving short-term financial and operational goals for the Company as a whole and for its subsidiaries and individual business units, including goals that enhance customer service, as well as individual goals. Annual incentive compensation was provided to the named executive officers in 2007, other than Dr. Heischkamp, through American Water’s annual incentive plan. Dr. Heischkamp participated in RWE’s short-term incentive plan.

For 2007, management, including the named executive officers and subsidiary and business unit leaders, worked with RWE to establish goals for American Water’s annual incentive plan that were aligned with American Water’s business plan for the applicable year. For 2008, the goals were established in the same manner. Since the completion of our initial public offering, the compensation committee has assumed responsibility for setting the goals for the annual incentive plan.

The target payout opportunities chosen by RWE for the named executive officers under the 2007 annual incentive plan, which were the bonus amounts that would have been paid at 100% achievement of each performance component of the plan, are shown as percentages of annual base salary in the following table.

Named Executive Officer	Target (as % of December 31, 2007 base salary)
Donald L. Correll	80%
Ellen C. Wolf	50%
John S. Young	50%
Walter J. Lynch	40%
Paul G. Townsley	40%
Dietrich Firnhaber	35%

The 2007 annual incentive plan included three performance components: “financial,” “operational” and “individual.” For Messrs. Lynch and Townsley, the financial component was determined at the Company and regional levels, while for the other named executive officers, it was determined only at the Company level. Only Messrs. Lynch and Townsley had operational goals. Each participant’s bonus opportunity was allocated among the components based on their relative weights for the participant, which depended upon the importance of the applicable component to the responsibilities of the participant and his or her subsidiary or business unit and American Water’s view of the relative importance of the components. The following table shows the 2007 weightings of the financial, operational and individual components for the named executive officers.

	Mr. Correll	Ms. Wolf	Mr. Young	Mr. Lynch	Mr. Townsley	Mr. Firnhaber
Company Financial	70%	50%	50%	40%	40%	40%
Regional Financial	—	—	—	20%	20%	—
Operational	—	—	—	20%	20%	—
Individual	30%	50%	50%	20%	20%	60%

At the end of the year, payments under the annual incentive plan are determined by evaluating the performance of each component, and then adding the results of all components, factoring in their relative weightings.

Target and maximum achievement levels are established for each performance component. Target is set consistent with the achievement of the business plan objectives. Maximum is set at a level that significantly exceeds the business plan and has a low probability of payout.

For 2007, the Company and regional financial components for the annual incentive plan were based on operating income, which was defined as earnings before interest, taxes and other non-operating expenses, excluding impairment charges and costs related to the initial public offering. The Company operating income target (as adjusted for impairment charges and costs of the initial public offering) was approximately $542.9 million and the regional operating income targets (as adjusted for impairment charges and costs of the initial public offering) were $152.7 million for the Northeast Region, of which Mr. Lynch was President until July 2, 2007, when he was named Executive Vice President of Business Operations, Eastern Division, and $31.5 million for the Western Region, of which Mr. Townsley was President until April 2008. More than 80% of the operating income target for the entire Company had to be achieved before any payout could have been made on the Company financial component of the plan. In addition, more than 70% of the operating income target for the entire Company had to be achieved before any payout could have been made on any component of the plan. With respect to both the Company and regional financial components, if 85% of the operating income target had been achieved, 25% of the target payouts for the financial components would have been awarded; at 100% achievement of the operating income target, 100% of the target payouts would have been awarded; and at 125% achievement of the operating income target, 150% of the target payouts would have been awarded. Linear interpolation would have been used to determine payouts at achievement levels between the levels indicated. The 2007 Company operating income result (as adjusted as described above) was $545.4 million and the 2007 regional operating income results (as adjusted as described above) were $166.6 million for the Northeast Region and $24.3 million for the Western Region, producing payouts for these financial components of 100.9%, 118.1% and 0% of target, respectively.

The actual financial results used for assessment under the annual incentive plan may be amended to reflect the impact of events that are not considered to be within the control of local management. Any such amendments will require the explicit approval of our Chief Executive Officer and our Chief Financial Officer and if material, our board of directors, whose decisions will be final. The following items are those most likely to be considered for amendment: weather conditions having a material impact on the financial results, the impact of movements in foreign exchange rates, disposal/acquisition of businesses not anticipated in the business plan but subsequently mandated by our board of directors, goodwill impairments and costs related to the initial public offering.

For Messrs. Lynch and Townsley, the operational component for the 2007 annual incentive plan consisted of customer satisfaction, customer service quality, environmental, and health and safety goals, with 25% of the component allocated to each category of goal. Customer satisfaction measures overall satisfaction with the services offered by American Water that directly benefit the customer. This is measured by a study conducted annually in the fourth calendar quarter of approximately 1,100 American Water-regulated water or wastewater customers. Customer service quality measures customer satisfaction with field and customer service contacts. This is measured by a study conducted throughout the year of approximately 900 American Water-regulated water or wastewater customers each quarter. Environmental performance is measured by notices of violation, which is the number of times that an official notice is issued by a primacy agency for failure to comply with a federal, state or local environmental statute or regulation that is covered by the Environmental Management Plan. Health and safety performance is measured by the lost workday case rate, which is the number of total Occupational Safety and Health Administration recordable injuries or illness cases with lost workdays per 200,000 hours worked.

For the Northeast Region, the 2007 targets were 95%, 80%, 4 and 2.2 for customer satisfaction, customer service quality, notices of violation and lost workday case rate, respectively. For the Western Region, the 2007 targets were 95%, 80%, 4 and 1.4 for customer satisfaction, customer service quality, notices of violation and lost workday case rate, respectively. Payouts on customer satisfaction would have been 0% of target if 90% or less of the target goal had been achieved, 100% of target if 95% of the target goal had been achieved and 120% of target if 97% or more of the target goal had been achieved. Payouts on customer service quality would have been 0% of target if 75% or less of the target goal had been achieved, 100% of target if 80% of the target goal had been achieved and 120% of target if 90% or more of the target goal had been achieved. Payouts on environmental and health and safety would have been 0% of target if 130% or more of the target goal had been achieved, 100% of target if 100% of the target goal had been achieved and 120% of target if 50% or less of the target goal had been achieved. Linear interpolation would have been used to determine payouts for performance between the levels indicated. If total notices of violation for the Company as a whole were less than or equal to 21, payouts on the environmental component would have been made to all participants regardless of the individual region results. The Company target for notices of violation would have been increased for any significant growth (i.e., one notice would have been added per 5% growth in customers served, rounded down).

The 2007 results for the Northeast Region were 85%, 78%, 1 and 1.38 for customer satisfaction, customer service quality, notices of violation and lost work day case rate, respectively, producing payouts for these components of 0%, 40%, 100% and 115% of target, respectively. The 2007 results for the Western Region were 86%, 84%, 7 and .97 for customer satisfaction, customer service quality, notices of violation and lost workday case rate, respectively, producing payouts for these components of 0%, 108%, 100% and 112% of target, respectively.

The individual component for the annual incentive plan includes performance targets that relate to the participant’s function in the Company as agreed between each participant and his or her manager. For 2007, each participant had five performance targets, which were each weighted according to their relative importance. Payouts on the individual component would have been 0% of target if performance had not met expectations, 25-74% of target if performance targets had been only partially achieved, 75-99% of target if performance targets had been largely achieved, 100% of target if performance targets had been fully achieved and 101-120% of target if performance had exceeded expectations. Once evaluated, the individual performance target ratings are added and averaged to determine an overall individual rating.

Mr. Correll’s four primary individual measures were (1) lead and drive the American Water management team in delivering financial and operational performance (weighted at 40%), (2) lead and manage RWE Divestiture activities with RWE (weighted at 25%), (3) reestablish and bolster critical relationships with key stakeholders and continue implementation of a culture of business development and growth (weighted at 15%) and (4) lead and support strategic planning and forward thinking for the pre- and post- initial public offering business environment (weighted at 20%). Mr. Correll’s performance results for the four measures were 101%, 101%, 101% and 101%, respectively, and his overall individual rating was 101%.

Ms. Wolf’s four primary individual measures were (1) lead and drive successful achievement of the business plan and complete all required financial disclosure for the initial public offering (weighted at 30%), (2) lead and manage RWE Divestiture activities with RWE, Securities and Exchange Commission compliance, including timely and accurate financial reporting, Sarbanes-Oxley implementation and compliance and projects for the enhancement of American Water’s information technology systems (weighted at 30%), (3) establish and monitor appropriate service agreements between the American Water Works Service Company and the business units and maintain a team atmosphere among management (weighted at 20%) and (4) lead and drive employee development (weighted at 20%). Ms. Wolf’s performance results for the four measures were 110%, 110%, 95% and 100%, respectively, and her overall individual rating was 105%.

Mr. Young’s four primary individual measures were (1) lead and drive business plan commitments and drive enhanced value for capital expenditure program (weighted at 40%), (2) lead and drive continuous improvement in operational integrity and efficiencies in the Regulated Businesses (weighted at 30%), (3) lead and drive improvements in customer service and achievement of environmental management excellence (weighted at 20%) and (4) serve as ambassador and coach throughout American Water in an effort to instill and reinforce American Water’s core values (weighted at 10%). Mr. Young’s performance results for the four measures were 105%, 100%, 90% and 100%, respectively, and his overall individual rating was 100%.

Mr. Lynch’s four primary individual measures were (1) financial oversight of the eastern United States to achieve the 2007 business plan goals for net income and net operating cash flow and support the regulatory approval of the RWE Divestiture (weighted at 40%), (2) drive customer satisfaction by delivering reliable, high-quality customer service, and build brand equity through effective communications (weighted at 20%), (3) process oversight of company-wide diversity plan for Northeast Region and sustain and enhance operational performance (weighted at 30%) and (4) enhance employee talent and capability to promote employment satisfaction and engagement (weighted at 10%). Mr. Lynch’s performance results for the four measures were 120%, 95%, 110% and 100%, respectively, and his overall individual rating was 110%.

Mr. Townsley’s four primary individual measures were (1) lead and drive the management team in the western United States in delivering financial and operational performance (weighted at 40%), (2) reestablish and bolster critical relationships with key stakeholders, while increasing industry and external organizational participation (weighted at 20%), (3) lead and support the implementation of business solutions and programs in the western United States (weighted at 30%) and (4) lead and drive employee development (weighted at 10%). Mr. Townsley’s performance results for the four measures were 30%, 100%, 95% and 100%, respectively, and his overall individual rating was 70%.

Mr. Firnhaber’s four primary individual measures were (1) financial oversight for the 2007 legal function and budget (weighted at 20%), (2) lead and support enhancement of customer and stakeholder satisfaction through effective and timely legal business advice (weighted at 20%), (3) lead and support the RWE Divestiture throughout 2007 (weighted at 50%) and (4) lead and drive employee development (weighted at 10%). Mr. Firnhaber’s performance results for the four measures were 100%, 100%, 100% and 100%, respectively, and his overall individual rating was 100%.

To be eligible to receive an annual incentive award, a participant must be actively employed on the payment date. However, in the case of disability, retirement, layoff or death during the plan year, a prorated award may be payable. Employees who resign or are terminated for cause at any time prior to payment are not eligible. Awards are usually determined and paid in cash as soon as possible after the release of financial results. American Water has the discretion to pay the annual incentive awards even if the applicable performance goals are not met, but would generally not exercise this discretion to pay awards at greater than maximum levels permitted by the plan absent unusual circumstances. Our board of directors also has the right to withhold all incentive payments in certain circumstances, such as failing to meet financial goals.

The actual annual incentive plan payments made to the named executive officers for the fiscal year ended December 31, 2007 are set forth below in the “2007 Summary Compensation Table.”

RWE’s short-term incentive plan is similar to American Water’s annual incentive plan. In 2007, Dr. Heischkamp’s goals were based 30% on company and 70% on individual measures. Dr. Heischkamp’s company component was based on RWE’s, rather than American Water’s, performance. It was based on RWE’s achievement of “Value Added,” which is defined as operating result minus the product of average operating assets of the period and the weighted average cost of capital, and which is a key performance indicator that measures the ability of RWE’s operating activities to cover and exceed the cost of invested operating assets. Dr. Heischkamp’s target incentive opportunity for 2007 was 34.7% of his base pay (including his functional allowance), and his bonus paid out based on achievement of company performance at 113% of target and individual performance at 108% of target.

Long-Term Equity Incentive Compensation

RWE has a global long-term equity incentive program in place in which certain named executive officers have participated. It is known as the Beat program, because it aims to incentivize the RWE group to perform successfully as one integrated team acting in one rhythm, or beat.

Under RWE’s 2005 Beat program, performance shares were granted to participants in 2005, based on a 2005-2007 award cycle. The awards were paid out in cash the week of March 15, 2008 to participants who remained employed for the full award cycle, or whose employment was terminated without cause during the award cycle. The value of the performance shares that were paid out at the end of the cycle was determined based on RWE’s performance, measured by total stockholder return, which we refer to as TSR, which took into account both the share price and reinvested dividends. RWE’s TSR was ranked against those of other companies within the DJ Stoxx Utilities Index, which consists of the top European utility companies, to determine a payout factor. The factor not only measured RWE’s rank within the list but also took into account which competitors were outperformed. Each company within the list had a weighting according to its free float market capitalization (the total value of its shares on the stock market). The payout factor therefore was dependent upon on RWE’s position within the list and the sum of the index weightings of the outperformed companies. In order for any payouts to have been made under the Beat program, RWE’s performance had to be better than at least 25% of the index weighting. The final value of a performance share was equal to the product of the payout factor and the average RWE share price in the last 20 days prior to the end of the award cycle. The maximum amount payable to a participant with respect to a performance share was limited to three times the “grant value” of the performance share, which was the expected value of the share set forth at the beginning of the award cycle. The grant value for the 2005-2007 award cycle was 18.62 Euros per share, and three times this amount is 55.86 Euros per share. Since the value of each 2005-2007 performance share, without taking the cap into consideration, was greater than 55.86 Euros per share, the maximum payouts were made under the program. The amount paid to each participant with respect to the 2005 Beat program was equal to the product of the number of performance shares granted to the participant and 55.86 Euros.

No long-term incentive awards were granted to the United States-based named executive officers under the Beat program in 2006 or 2007. However, Mr. Firnhaber and Dr. Heischkamp were granted long-term equity incentive awards under the Beat program for the 2006-2008 and 2007-2009 award cycles. The terms of these awards are the same as for the 2005-2007 awards, except that the maximum amount that may be paid to a participant is limited to two times the “grant value” of the performance shares, which grant value was 17.48 Euros per performance share for the 2006-2008 award cycle and 24.99 Euros per performance share for the 2007-2009 award cycle. As described in “—Potential Payments on Termination or Change in Control,” Mr. Firnhaber and Dr. Heischkamp are still entitled to their Beat awards, even though they are no longer employed by American Water.

Prior to 2005, RWE had other long-term equity incentive programs in place. Pursuant to the 2004 Thames Water/RWE long-term incentive program, restricted stock units with respect to shares of RWE common stock were granted to participants in 2004. The units were paid out to participants who were actively employed on July 24, 2007. The plan provided that the amount paid to each participant would be determined by multiplying the number of restricted stock units granted to that participant by the closing price of a share of RWE stock on July 23, 2007, provided that for purposes of the plan the RWE share price could not exceed $90. Since the closing price of an RWE share on July 23, 2007 was greater than $90, the maximum payouts were made under the plan.

For further information on the long-term equity incentive awards granted to the named executive officers, see the “2007 Grants of Plan-Based Awards” table, the “2007 Outstanding Equity Awards at Fiscal Year-End” table and the “2007 Option Exercises” table.

Other Benefits

Other benefits offered to the named executive officers by American Water include qualified and nonqualified retirement benefit plans, an executive severance policy and perquisites. American Water also provides medical and dental coverage and life insurance to each named executive officer to generally the same extent as such benefits are provided to other American Water employees. These benefits are intended to provide for the health, well-being and retirement planning needs of the named executive officers.

Retirement Benefit and Deferred Compensation Plans

American Water sponsors qualified and nonqualified defined benefit retirement plans that cover certain employees who commenced employment prior to January 1, 2006, when the plans were closed to certain new entrants. Some of the defined benefit plans are predecessor company plans that American Water assumed in acquisitions. Employees hired or rehired on or after January 1, 2006, such as Mr. Correll and Ms. Wolf, are eligible for defined contribution plans only, except that Ms. Wolf has a benefit in our qualified defined benefit pension plan due to prior service. We transitioned from defined benefit to defined contribution plans for several reasons. Defined contribution plans provide to employees a retirement savings opportunity that is portable, which is important to us, since our workforce is more mobile than the traditional water utility workforce. In addition, we desired to be able to predict our fixed costs for retirement benefits on an ongoing basis, rather than having our costs depend on the fluctuation of capital markets. Further, defined contribution plans permit employees to defer the taxation of the compensation that they contribute to the plan, and allow American Water to contribute to the plan on behalf of employees in a relatively tax-efficient manner.

At the recommendation of Towers Perrin, a compensation consulting firm, based on its experience with companies both in the utility industry and outside of it, we established two deferred compensation plans, one for certain of our key employees, including the named executive officers, and one for our directors. The plans permit the deferral, on a tax-favored basis, of base salary and bonus, in the case of employees, and director fees, in the case of directors. The deferred compensation plan for employees provides benefits under the same formula as our 401(k) plan, but without regard to the pay and benefit limitations applicable to qualified plans. For employees hired on or after January 1, 2006, the deferred compensation plan also provides an employer contribution of 5.25% of annual incentive plan awards, which is not applicable for the same contribution under our 401(k) plan. Executives hired prior to January 1, 2006 are eligible for an additional 2.5% employer matching contribution on base pay above the pay limit for the year, which is intended to replace benefits lost under the qualified plan due to pay and benefit limitations. Accounts of participants in both plans will be credited with returns in accordance with the deemed investment options elected by the participant.

For information on the named executive officers’ potential retirement and deferred compensation plan benefits, please see the “2007 Pension Benefits” table, the “2007 Nonqualified Deferred Compensation” table and “—Potential Payments on Termination or Change in Control.”

Executive Severance Policy

Our executive severance policy was established in June 2006 to provide certainty with respect to the payments and benefits to be provided upon certain termination events. It provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. For further information about the executive severance policy, see “—Potential Payments on Termination or Change in Control.” The number of months of salary to be paid as severance was decided upon with reference to surveys that Towers Perrin has done and its experience in the general industry.

Change in Control

Most of our compensation plans and policies do not contain change in control triggers. As described in “—Potential Payments on Termination or Change in Control,” certain Company contributions to the deferred compensation plan will vest upon a change in control of American Water. Also, pursuant to the AWW Inc. Executive Retirement Plan, our nonqualified defined benefit pension plan, our board of directors has the discretion to vest benefits upon certain terminations of employment following a change in control. A change in control was not triggered by the initial public offering for purposes of these plans. All of the named executive officers who participate in the AWW Inc. Executive Retirement Plan are already vested in their pension benefits.

Perquisites

American Water provides limited perquisites, which represent a small part of our overall compensation package. The primary perquisites that we offer are financial planning, executive physicals and a vehicle allowance. We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the employee of compensation received from American Water. Furthermore, since our leadership team has the greatest impact on our success, the executive physical is important. Healthy leaders are better prepared to perform physically and mentally. None of the named executive officers used the Company’s financial planning services in 2007.

Special Policies for RWE Employees on Assignment at American Water

During 2007, two RWE employees, Dietrich Firnhaber, our Senior Vice President, Legal, and Volker Heischkamp, our Senior Vice President, Capital Markets, worked for American Water.

RWE provided Mr. Firnhaber and Dr. Heischkamp with various elements of compensation on account of their United States assignments, including vehicle and housing allowances, home leave and travel reimbursements and cost of living allowances. RWE provides these elements of compensation in order to ensure that the expatriate’s lifestyle while on assignment is broadly comparable to what it would be in his or her domestic country. RWE views its expatriates as essential links among its companies worldwide. It also views expatriate assignments as an opportunity for personal and professional development and as an important component in the career development of individuals for management positions. In designing its international assignment policies, RWE aims to manage the interface between the home and the host companies, and to ensure that all tax, social security and labor requirements are met and that participating employees receive optimal care before, during and after the assignment.

Transaction-related Bonuses

Retention Bonuses

American Water established a retention bonus program in 2006 that was intended to retain employees in key leadership roles through the timely completion of American Water’s initial public offering. The retention bonus program provided that if a participant remained employed by American Water through the earlier of March 31, 2008 or one year after the date of American Water’s initial public offering, the participant would receive a cash retention bonus based on a predetermined percentage of his or her base salary in effect on January 1, 2006, or his or her hire date, if he or she was hired after January 1, 2006. Retention bonuses were paid on March 28, 2008. Retention bonuses were also payable to employees whose employment was terminated without cause prior to the payment date. The retention bonus was offered to employees in lieu of a 2006 grant under the RWE long-term incentive program.

The named executive officers who participated in the retention bonus program were entitled to retention bonuses in amounts equal to the following percentages of their base salaries:

Named Executive Officer	Retention Bonus Opportunity (as percentage of base salary)
Donald L. Correll	120%
Ellen C. Wolf	100%
John S. Young	100%
Walter J. Lynch	80%
Paul G. Townsley	80%

RWE determined these retention bonus opportunities by doubling the target percentage opportunities that would have applied to the named executive officers’ long-term equity incentives (as determined by RWE), had we granted such incentives in 2006, since the long-term equity incentives would have had the potential to pay out at levels significantly greater than target.

Completion Bonuses

American Water offered a “completion bonus” to reward selected senior executives for their contributions to the initial public offering. With the exception of Dr. Heischkamp, whose completion bonus was based on a predetermined percentage of his salary for the years 2005, 2006 and 2007, each eligible executive had the opportunity to receive a cash bonus based on a predetermined percentage of his or her base salary in effect on December 31, 2007, as set forth in the chart below.

The named executive officers who participated in the completion bonus program received completion bonuses as follows:

Named Executive Officer	Completion Bonus Opportunity as Percentage of Base Salary (including functional allowance for Mr. Firnhaber and Dr. Heischkamp)	Completion Bonus Paid
Donald L. Correll	100%	$623,150
Ellen C. Wolf	100%	$509,850
John S. Young	100%	$453,200
Walter J. Lynch	75%	$262,500
Paul G. Townsley	75%	$208,500
Dietrich Firnhaber	75%	$236,046
Volker Heischkamp	18.8%	$174,323

With respect to each executive other than Dr. Heischkamp, 50% of each executive’s completion bonus was payable solely based on the consummation of the initial public offering, and the other 50% was payable at the discretion of RWE, based upon the executive’s leadership and support in positively marketing the business and preparing for the initial public offering. All of Dr. Heischkamp’s completion bonus was discretionary, and was payable based on his personal contribution to the initial public offering. All of the named executive officers received the full completion bonuses to which they were entitled.

Omnibus Equity Compensation Plan

American Water has adopted an omnibus equity compensation plan pursuant to which equity-based awards were granted to certain employees and non-employee directors of American Water. The plan encourages participants to contribute materially to the growth of the Company, thereby benefiting American Water’s stockholders. The terms of the omnibus equity compensation plan are described below under “—2007 Omnibus Equity Compensation Plan.”

Two grants of performance-based non-qualified stock options and performance-based restricted stock units were made to employees, including the named executive officers, under the plan in connection with the initial public offering. We chose to use stock options and restricted stock units as forms of equity-based compensation in order to align our program with common market practice. The amount of the named executive officers’ awards was determined by RWE based on certain performance conditions, as described below. Sixty percent of the award value granted under the plan is in the form of stock options and 40% is in the form of restricted stock units. The exercise price of the stock options is the fair market value of the underlying shares on the grant date. One grant of the options will expire on December 31, 2013, and the other grant of the options will expire on December 31, 2014. One grant of the awards will vest on January 1, 2010, and the other grant of the awards will vest on January 1, 2011, if the applicable participant remains employed with American Water through such dates, subject, in the case of the named executive officers, to certain performance conditions described below.

The target values of the long-term incentive awards that vest and become exercisable are 120% of base salary for Mr. Correll, with respect to the first grant of awards, and 150% of base salary for Mr. Correll, with respect to the second grant of awards, 115% of base salary for Ms. Wolf and Mr. Young (for each grant of awards), 45% of base salary for Mr. Lynch, with respect to the first grant of awards, and 80% of base salary for Mr. Lynch, with respect to the second grant of awards, and 45% of base salary for all other named executive officers (for each grant of awards) (other than Mr. Firnhaber, who did not receive a grant because he was no longer employed by us at the time of the initial public offering). Other employees received awards with target values of 45% or 20% of their base salaries for the first grant of awards, and 45%, 20% or 10% of their base salaries for the second grant of awards. For these purposes, December 31, 2007 base salaries were used for the first grant of awards, and January 1, 2008 base salaries were used for the second grant of awards.

The vesting of the named executive officers’ awards will be based on American Water’s net income, as adjusted for certain non-recurring items related to the initial public offering, impairments, the settlement of income tax audits, changes in benefit plan costs that are not related to management decisions, effects resulting from changes in accounting principles and other items.

With respect to the first grant, the number of stock options that become exercisable, and the number of restricted stock units that vest, as a percentage of the targeted number of awards for each named executive officer, will be determined by comparing (1) the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s actual audited net income for 2008 (as adjusted as described above) to (2) the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s target net income for 2008 (as adjusted as described above) at the time of the initial public offering. If the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s actual audited net income for 2008 (as adjusted as described above) is 100% of the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s target net income for 2008 (as adjusted as described above) at the time of the initial public offering, then 100% of each named executive officer’s target number of awards will become exercisable and vest. If the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s actual audited net income for 2008 (as adjusted as described above) is 80% of the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s target net income for 2008 (as adjusted as described above) at the time of the initial public offering, then 25% of each named executive officer’s target number of awards will become exercisable and vest. All awards will be forfeited if the applicable percentage is less than 80%. The maximum percentage of awards that become exercisable and vest will be 175% of each named executive officer’s target number awards, which percentage will be achieved if the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s actual audited net income for 2008 (as adjusted as described above) is 120% or more of the sum of American Water’s actual audited net income for 2007 (as adjusted as described above) and American Water’s target net income for 2008 (as adjusted as described above) at the time of the initial public offering.

With respect to the second grant of awards, the number of awards that become exercisable and vest will be determined in the same manner as described above, except that the relevant comparison will be the sum of American Water’s actual audited net income for 2008 (as adjusted as described above) and American Water’s actual audited net income for 2009 (as adjusted as described above) to the sum of American Water’s target net income for 2008 (as adjusted as described above) at the time of the initial public offering and American Water’s target net income for 2009 (as adjusted as described above) at the time of this offering.

The number of stock options and restricted stock units initially granted at the time of the initial public offering were determined by RWE based on its goals for our 2007, 2008 and 2009 net income.

Options to purchase a total of 2,077,814 shares of common stock, 89,921 restricted stock awards and 269,254 restricted stock units were granted to employees and non-employee directors in connection with our initial public offering. Of this total, the following named executive officers received the following numbers of options and restricted stock units:

Named Executive Officer	Options (first grant)	Options (second grant)	Restricted Stock Units (first grant)	Restricted Stock Units (second grant)
Donald L. Correll	154,241	210,433	19,561	27,666
Ellen C. Wolf	120,939	131,999	15,338	17,354
John S. Young	107,502	117,333	13,634	15,426
Walter J. Lynch	35,736	69,340	4,532	9,116
Paul G. Townsley	28,384	30,980	3,600	4,073

We have not yet determined whether, and the extent to which, the Compensation Committee will be able to exercise discretion to cause to vest fewer or more awards than would vest based on the mechanisms described above, or to cause awards to vest absent attainment of the relevant performance goals.

On the vesting date or shortly thereafter, subject to the service and performance conditions having been met, the restricted stock units will be converted into an equivalent number of shares of American Water common stock, and the stock options will become exercisable. If any dividends are declared with respect to American Water common stock during the vesting period, American Water will credit dividend equivalents with respect to the restricted stock units, and participants will receive cash equal to the value of the dividend equivalents that accumulate with respect to any of their restricted stock units that are not forfeited. Awards will generally be forfeited upon a termination of employment prior to vesting. Awards will fully time-vest upon death or disability, but will remain subject to performance conditions until the end of the performance cycle. Awards will time-vest on a pro rata basis upon retirement, but will remain subject to performance conditions until the end of the performance cycle. If a change in control occurs, awards will vest based on actual performance through the most recent reporting period prior to the change in control.

Executives will be required to hold 50% of the shares underlying their awards in order to comply with minimum ownership requirements, which are set at 300% of base salary for Mr. Correll, 200% of base salary for Ms. Wolf and Mr. Young, and 100% of base salary for other senior management positions.

Employee Stock Purchase Plan

American Water has established an employee stock purchase plan in order to more closely align our employees’ goals with those of our stockholders. The plan allows certain employees to purchase shares of American Water’s common stock at a discount of 10% from the lower of the prevailing market price on the first day and the prevailing market price on the last day of each purchase period. The terms of the employee stock purchase plan are described below under “—Nonqualified Employee Stock Purchase Plan.”

Tax and Accounting Consequences

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain of our named executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the applicable compensation programs are approved by our stockholders and meet other requirements. We seek to maintain flexibility to compensate our executives in a manner designed to promote our corporate goals, and therefore we have not adopted a policy requiring all compensation to be deductible. However, from time to time, we intend to monitor whether it might be in our interest to structure our compensation programs to satisfy the requirements of Section 162(m).

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)(8)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(10)	All Other Compensation ($)(11)	Total ($)
Donald L. Correll President and Chief Executive Officer(1)	2007	$562,059	$—	$—	$—	$457,415	$—	$82,843	$1,102,317

Ellen C. Wolf Senior Vice President and Chief Financial Officer(2)	2007	$459,865	$—	$—	$—	$238,587	$—	$66,578	$765,030

John S. Young Chief Operating Officer(3)	2007	$408,771	$—	$226,486	$—	$206,927	$208,700	$26,183	$1,077,067

Walter J. Lynch Executive Vice President Business Operations, Eastern Division(4)	2007	$318,769	$—	$209,911	$—	$138,698	$22,197	$17,761	$707,336

Paul G. Townsley President, Western Region(5)	2007	$275,847	$—	$207,204	$—	$78,240	$71,615	$84,224	$717,130

Dietrich Firnhaber Senior Vice President, Legal(6)	2007	$205,846	$—	$122,760	$—	$—	$—	$1,124,889	$1,453,495

Volker Heischkamp Senior Vice President, Capital Markets(7)	2007	$390,872	$—	$136,556	$—	$148,703	$7,051	$108,944	$792,126

(1)	Mr. Correll has served as our President and Chief Executive Officer since April 17, 2006.

(2)	Ms. Wolf has served as our Senior Vice President and Chief Financial Officer since March 1, 2006. Ms. Wolf is entitled to a fixed and frozen pension benefit of $17,748, payable at age 65 from the American Water qualified pension plan. Changes in assumptions, particularly the discount rate, have made the present value of this benefit decrease by $920 from December 31, 2006 to December 31, 2007.

(3)	Mr. Young has served as the President of American Water Services since July 28, 2008 (prior to that date Mr. Young was our Chief Operating Officer) and President of American Water Works Services Company.

(4)	Mr. Lynch has served as our President of Regulated Operations since July 28, 2008 (prior to that date Mr. Lynch was Executive Vice President, Eastern Division).

(5)	Mr. Townsley has served as the President of Arizona American Water since April 2008.

(6)	Mr. Firnhaber served as our Senior Vice President of Legal from January 1, 2003 through July 31, 2007. His compensation was denominated in Euros but was paid to him in the equivalent number of United States dollars. Mr. Firnhaber’s salary (including functional allowance) that he received prior to March 26, 2007 was converted using the exchange rate of 1.20311, which was the exchange rate on March 27, 2006, and the rest of his salary
(including functional allowance) was converted using the exchange rate of 1.32806, which was the exchange rate on March 26, 2007. The rest of his compensation shown in the table was converted based on the rate of 1.3326 (which was the rate actually used in converting such compensation in dollars), except that for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” the December 31, 2006 exchange rate of 1.32027 was used to determine 2006 pension values and the December 31, 2007 exchange rate of 1.4721 was used to determine 2007 pension values.

(7)	Dr. Heischkamp served as our Senior Vice President of Capital Markets from November 15, 2005 through April 23, 2008. He was compensated in Euros. All items of his compensation reported here were converted from Euros to United States dollars based on the December 31, 2007 exchange rate of 1.4721, except that for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” the December 31, 2006 exchange rate of 1.32027 was used to determinate 2006 pension values.

(8)	The amounts shown under this column reflect the 2004 Thames Water/RWE long-term incentive awards and the 2005-2007, 2006-2008 and 2007-2009 RWE long-term incentive awards. The values in the table for the 2004 Thames Water/RWE long-term incentive awards and for the 2005-2007 RWE long-term incentive awards were computed in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“SFAS 123(R)”). With respect to the 2006-2008 RWE long-term incentive award values in the table and the 2007-2009 RWE long-term incentive award values in the table, the fair values used to calculate the amounts were provided by RWE. RWE used a valuation model based solely on historic volatility to calculate the grant date fair value of the awards. SFAS 123(R) generally requires the consideration of expected volatility. The Company believes that the consideration of expected volatility in the fair value calculations would have a de minimis impact on these values. For further information on these awards see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation.”

(9)	The amounts shown in this column reflect payments for 2007 performance under American Water’s and RWE’s annual incentive plans made in March 2008. For further information about these plans, see “—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation.”

(10)	The amounts shown in this column reflect the aggregate changes in the actuarial present values of the named executive officers’ accumulated benefits under our defined benefit pension plans (including supplemental plans) from the pension plan measurement date used for our audited financial statements for 2006 to the pension plan measurement date used for our audited financial statements for 2007. For further information on the pension plans, see “—2007 Pension Benefits.” There were no above-market earnings on the named executive officers’ deferred compensation in 2007.

(11)	The following tables show the components of the amounts listed in the “All Other Compensation” column for each named executive officer:

Name	401(k) Company Match ($)	401(k) Defined Contribution Account ($)(a)	Company Contributions to Deferred Compensation Plan ($)(b)	Executive Physicals and Associated Travel ($)	Vehicle Allowance ($)	Foreign Service Allowance ($)(c)	Relocation Expenses ($)	Company- Paid Life Insurance Premiums ($)
Donald L. Correll	$8,067	$11,813	$38,109	—	$18,000	—	—	$480
Ellen C. Wolf	$9,000	$11,813	$30,885	—	$14,400	—	—	$480
John S. Young	$5,500	—	$4,594	$6,009	$9,600	—	—	$480
Walter J. Lynch	$3,689	—	$2,200	$2,639	$8,400	—	$353	$480
Paul G. Townsley	$3,602	—	$1,271	$2,918	$8,400	—	$43,315	$480
Dietrich Firnhaber	—	—	—	—	$6,355	$23,689	—	—
Volker Heischkamp	—	—	—	—	$14,460	—	—	—

Name	Housing Allowance and Related Expenses ($)	Home Leave, Travel and Flight Allowance ($)	COLA ($)(d)	Gross Up for Taxes ($)(e)	Severance ($)(f)	Spousal Travel Expenses to Industry Conferences($)
Donald L. Correll	—	—	—	—	—	$6,374
Paul G. Townsley	—	—	—	$24,238	—	—
Dietrich Firnhaber	$37,385	$125,383	—	$33,099	$898,978	—
Volker Heischkamp	$70,058	$18,748	$5,678	—	—	—

(a)	The Defined Contribution Account is an account in our 401(k) plan to which American Water contributes 5.25% of each employee’s total cash compensation (which includes base pay and annual incentive plan payouts), subject to limits on compensation that may be taken into account pursuant to Section 401(a)(17) of the Internal Revenue Code.

(b)	The amounts in this column represent matching and other annual contributions that the Company has made to the named executive officers’ accounts in the Nonqualified Savings and Deferred Compensation Plan for Employees of the Company. For further information on this plan, please see “—2007 Nonqualified Deferred Compensation.”

(c)	The amount in this column was paid to Mr. Firnhaber on account of his working in the United States.

(d)	The amount in this column represents a payment made to Dr. Heischkamp to compensate him for the differences in the cost of living between the United States and Germany.

(e)	The amounts in this column represent a payment made to Mr. Townsley to compensate him for taxes on his relocation payments and United States income taxes paid by American Water on Mr. Firnhaber’s behalf.

(f)	For more information on the amounts paid to Mr. Firnhaber as severance, see “—Potential Payments on Termination or Change in Control.”

2007 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2007:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Plan	Grant Date	Target ($)	Maximum ($)	Target (#)	Target ($)	Maximum ($)
Donald L. Correll	2007 Annual incentive plan(1)	—	$453,200	$639,012	—	—	—

Ellen C. Wolf	2007 Annual incentive plan(1)	—	$231,750	$312,863	—	—	—

John S. Young	2007 Annual incentive plan(1)	—	$206,600	$278,100	—	—	—

Walter J. Lynch	2007 Annual incentive plan(1)	—	$140,000	$193,200	—	—	—

Paul G. Townsley	2007 Annual incentive plan(1)	—	$111,200	$153,456	—	—	—

Dietrich Firnhaber	2007 Annual incentive plan(1)(2)	—	$113,601	$149,953	—	—	—

	2007-2009 Beat award(3)	January 1, 2007	—	—	1,441	$53,011	$106,022

Volker Heischkamp	RWE Short-term bonus(4)	—	$135,801	$175,184	—	—	—
	2007-2009 Beat award(3)	January 1, 2007	—	—	1,441	$53,011	$106,022

(1)	The annual incentive plan is American Water’s annual cash bonus plan. For further information on the plan, see “—Compensation Discussion and Analysis—Annual Incentive Compensation.” The 2008 bonus payments that were made for 2007 performance are shown in the “2007 Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Mr. Firnhaber’s annual incentive plan target and maximum amounts were based on his base pay (including a functional allowance) and were converted to United States dollars based on the March 26, 2007 exchange rate of 1.32886.

(3)	The amounts reported in these rows represent outstanding awards under RWE’s 2007-2009 long-term incentive plan. Participants were initially granted a target number of performance shares. Based on the performance of RWE, the final value of the shares that vest will be adjusted by a payout factor. The target value of the performance shares included in the table is the “grant value,” or the expected value of the shares set forth at the beginning of the award cycle, which was 24.99 Euros per performance share. The maximum amount that may be paid to a participant under the plan is limited to two times the “grant value” of the performance shares. For purposes of determining the dollar amounts in the table, the expected value was converted to dollars based on the December 31, 2007 exchange rate of 1.4721. For further information on the plan, see “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

(4)	Dr. Heischkamp’s short-term bonus is described under “—Compensation Discussion and Analysis—Annual Incentive Compensation.” His 2008 bonus payment for 2007 was made based on the metrics described, and is shown in the “2007 Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

Narrative Disclosure to 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table

Employment Agreements

Below are descriptions of the material terms of our employment agreements with our named executive officers. For further information on the items included in the “2007 Grants of Plan-Based Awards” table, see “—Compensation Discussion and Analysis.” For information on Mr. Firnhaber’s severance agreement, see “—Potential Payments on Termination or Change in Control.”

Donald L. Correll. Mr. Correll entered into an employment letter agreement with American Water, dated March 10, 2006, and restated as of February 15, 2008. According to the agreement, Mr. Correll will have the title of President and Chief Executive Officer of the Company, and will serve as a member of American Water’s board of directors. The agreement provides for Mr. Correll’s annual base salary of $566,500 and his participation in the annual incentive plan. The agreement also provided for Mr. Correll’s retention and completion bonuses and provides for his participation in American Water’s 2007 Omnibus Equity Compensation Plan with a target award of 120% of his base salary. The agreement also provides for Mr. Correll’s participation in the Company’s deferred compensation, retirement and benefit plans. The agreement also provides that Mr. Correll will receive $1,500 per month as an auto allowance.

The agreement also provides for certain relocation benefits for Mr. Correll. The Company has agreed to pay Mr. Correll a monthly living allowance of $10,000 per month to cover living expenses incurred by him as a result of his maintaining a residence in the Voorhees, New Jersey/Philadelphia, Pennsylvania area up to a maximum of $250,000. The living allowance will cease if Mr. Correll closes on the sale of his primary residence by April 28, 2009, in which case he will be entitled to a one-time relocation allowance in the amount of $350,000, reduced by any monthly living allowance payments he received.

The agreement provides that in the event the Company terminates Mr. Correll’s employment other than for cause, Mr. Correll will be provided with at least six months prior written notice and will be covered under our executive severance policy. The amounts Mr. Correll is entitled to receive under the severance policy are described under “—Potential Payments on Termination or Change in Control.”

Ellen C. Wolf. Ms. Wolf entered into an employment letter agreement with American Water dated December 29, 2005, and restated as of February 15, 2008. According to the agreement, Ms. Wolf will have the title of Senior Vice President and Chief Financial Officer of American Water. The agreement provides for

Ms. Wolf’s annual base salary of $463,500 and her participation in the annual incentive plan. The agreement also provided for Ms. Wolf’s retention and completion bonuses and provides for her participation in American Water’s 2007 Omnibus Equity Compensation Plan with a target award of 115% of her base salary. In addition, Ms. Wolf is eligible to participate in the Company’s deferred compensation, retirement and benefit plans. The agreement also provides that Ms. Wolf will receive $1,200 per month as an auto allowance.

Ms. Wolf’s employment letter agreement provides that if the Company terminates Ms. Wolf’s employment other than for cause (as determined in the sole discretion of the Company), or if Ms. Wolf terminates her employment for “good reason,” (as described below), she will be deemed to have fully vested in all her benefits under the 2007 Omnibus Equity Compensation Plan and the deferred compensation plan so long as such vesting is permitted by applicable law. “Good reason” is defined as (i) a diminishment in Ms. Wolf’s authority that is substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company or (ii) the assignment to Ms. Wolf of duties that are substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company.

Dietrich Firnhaber. Mr. Firnhaber was seconded from RWE to work at American Water pursuant to a secondment agreement. His secondment began on January 1, 2003, and was scheduled to end on October 31, 2006, although it was extended beyond such date. The secondment agreement provided for an annual base salary of 125,000 Euros, an annual allowance of 70,000 Euros for serving as member of the board of directors of American Water and a monthly foreign service allowance of 2,500 Euros. The agreement provided for Mr. Firnhaber’s participation in the annual incentive plan and the Beat program.

During the secondment, Mr. Firnhaber was entitled to private health care coverage from RWE. He was entitled to reimbursement for school fees for his children in an amount up to $7,600 per child, adjusted annually. American Water paid for Mr. Firnhaber’s costs of housing, less $1,000 per month, for which Mr. Firnhaber was responsible. American Water also agreed to provide Mr. Firnhaber with 9,000 Euros annually for home visit accommodations. Mr. Firnhaber had an annual budget for homeward journeys for himself and his family of 18,200 Euros. He was also provided with a company car.

According to the secondment agreement, RWE was entitled to recall Mr. Firnhaber at any time upon three months’ notice. Any costs incurred due to the early termination of the secondment contract were to be reimbursed.

Mr. Firnhaber resigned from RWE effective August 1, 2007. Previously, Mr. Firnhaber and RWE had entered into a separation agreement. For a description of the amounts Mr. Firnhaber received under the separation agreement, see “—Potential Payments on Termination or Change in Control.”

2007 Outstanding Equity Awards at Fiscal Year-End

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dietrich Firnhaber	2,228	(2006)	$116,759
	1,441	(2007)	$52,565

Volker Heischkamp	2,860	(2006)	$145,949
	1,441	(2007)	$52,565

(1)	Awards in this column represent performance shares granted for the 2006-2008 and 2007-2009 performance periods under the RWE Beat program. For further information on RWE’s Beat program, see “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

(2)	The amounts in this column represent the values (assuming maximum performance for 2006-2008 awards and target performance for 2007-2009 awards) of the outstanding performance shares on December 31, 2007 (converted from Euros using an exchange rate of 1.4597 (the average exchange rate for the last 20 days of 2007)).

2007 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John S. Young	5,438	$443,408
Walter J. Lynch	4,894	$399,051
Paul G. Townsley	4,894	$399,051
Dietrich Firnhaber	1,882	$153,456
Volker Heischkamp	2,680	$218,524

(1)	The amounts in this table represent performance shares granted for the 2005-2007 performance period under the RWE Beat program, which vested on December 31, 2007. Since Mr. Correll and Ms. Wolf were not hired until 2006, they were not granted any performance shares for the 2005-2007 cycle. For further information on RWE’s Beat program, see “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

(2)	The value realized was calculated by multiplying the number of performance shares granted by the final value of a performance share. The value of a performance share was the maximum value permitted under the plan, or $81.538842 (converted from Euros using an exchange rate of 1.4597 (the average exchange rate for the last 20 days of the performance period)) since the value determined pursuant to the formula under the plan exceeded this maximum.

2007 Pension Benefits(1)

Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(5)	Payments During Last Fiscal Year ($)
Ellen C. Wolf(6)	AWW Co. Pension Plan(2)	4.52	$92,825	—

John S. Young	AWW Inc. Executive Retirement Plan(3)	30.33	$648,194	—
	AWW Co. Pension Plan(2)	30.33	$856,663	—

Walter J. Lynch	AWW Inc. Executive Retirement Plan(3)	3.03	$27,176	—
	AWW Co. Pension Plan(2)	3.03	$45,177	—

Paul G. Townsley	AWW Inc. Executive Retirement Plan(3)	5.96	$177,207	—
	AWW Co. Pension Plan(1)	5.96	$137,447	—

Dietrich Firnhaber	1 Lahmeyer AG(4)	12	$101,587	—

Volker Heischkamp	VO2003(4)	5.33	$353,042	—

(1)	Since Mr. Correll was hired after 2005, he does not participate in any of our defined benefit pension plans.

(2)

The AWW Co. Pension Plan, which we refer to as the AWWPP, is a qualified pension plan that provides for a pension benefit equal to 1.6% of final average pay multiplied by years of service. Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s combined age and service total 70 years or more, provided the employee is at least age 55. The normal form of payment is a single life annuity for single participants and a 50% joint and survivor annuity for married participants, determined on an actuarially equivalent basis as the single life annuity. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

(3)	The AWW Inc. Executive Retirement Plan, which we refer to as the ERP, is a nonqualified defined benefit pension plan that provides benefits under the same formula as the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Internal Revenue Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans that American Water sponsored, (a) the AWW Co., Inc. Supplemental Executive Retirement Plan, which we refer to as the SERP, (b) the AWW Co., Inc. Supplemental Retirement Plan, which we refer to as the SRP, (c) the NEI Supplemental Pension Plan, and (d) the Elizabethtown Water Company Supplemental Executive Retirement Plan. Executives who were participants in one of the former American Water nonqualified pension plans are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their respective prior nonqualified plan formulas. Mr. Young participated in the former SRP. Mr. Lynch participates in the ERISA restoration provisions of the ERP. Mr. Townsley participated in the former SERP and SRP. Benefits vest in the AWWPP and the ERP upon completion of five years of service. In addition, individuals who participated in the SERP or the SRP became vested in those plans’ benefits upon the acquisition of American Water by RWE. Upon retirement, nonqualified plan benefits are payable as lump sums unless the participant has elected an alternate form of payment pursuant to the Internal Revenue Code regulations under Section 409A. Messrs. Young and Lynch have elected to receive ERP benefits as annuities at their date of retirement. Upon voluntary termination of employment prior to eligibility for retirement, all nonqualified benefits are payable as either lump sums or immediate annuity equivalents of lump sums. Mr. Townsley’s SERP lump sum benefit includes an unreduced 50% joint and survivor annuity. All other nonqualified plan lump sums are based on single life annuities.

(4)	The German pension plans are hybrid contribution plans. The normal retirement benefit is 4% of pensionable salary for I Lahmeyer AG and 2% of pensionable salary up to the social security ceiling plus 10% of pensionable salary above the social security ceiling for VO 2003, in each case multiplied by an age-dependent factor. Retirement age is determined by law. There are no reductions for early retirement for I Lahmeyer AG but there are reductions for early retirement for VO 2003. Upon disability, a pension is provided similar to normal retirement if a participant has a minimum of 13 years of pensionable service. If a participant does not have 13 years of pensionable service, additional service credit will be provided upon disability. Upon death, the spouse is provided with 60% of the normal pension. Participants vest in their benefits after reaching age 30 with a minimum of five years of pensionable service. Pension benefits are indexed 1% per year.

(5)	Amounts shown reflect the present value of the accumulated benefit of the named executive officer as of December 31, 2007. All amounts for United States pension plans were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate United States pension values at the following measurement dates: 2006 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2007 Summary Compensation Table”)—discount rate of 5.90%, lump sum conversion rate of 4.90% and mortality based on the Society of Actuaries’ RP 2000 table (for discounting annuity payments) and the 1994 Group Annuity Reserving mortality table (for calculating lump sums), and 2007—discount rate of 6.27%, lump sum conversion rate of 5.27% and the same mortality tables used for 2006. Amounts for the German pension plans reflect an interest rate of 5.5% and an exchange rate of 1.4721 (the December 31 rate) for 2007 and an interest rate of 4.5% and an exchange rate of 1.32027 (the December 31 rate) for 2006. All executives are vested in their pension benefits.

(6)	Ms. Wolf is entitled to receive a benefit from the AWWPP attributable to her prior period of employment from May 24, 1999 through December 1, 2003. This benefit is payable as a life annuity beginning at age 65. The fixed annual benefit amount of $17,748 will not increase or be affected in any way by Ms. Wolf’s current period of employment.

For further information on American Water’s defined benefit pension plans, see “—Potential Payments on Termination or Change in Control.”

2007 Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Balance at Last FY ($)
Donald L. Correll	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries(1)	—		$38,109	$972	$54,626

Ellen C. Wolf	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries(1)	—		$30,885	$896	$46,119

John S. Young	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries(1)	—		$4,594	$281	$9,376

Walter J. Lynch	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries(1)	—		$2,200	$100	$3,900

Paul G. Townsley	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries(1)	—		$1,271	$78	$2,599

Volker Heischkamp	RWE Executive Deferred Compensation Plan (A)(2)	—		—	—	$523,553	(6)

	RWE Executive Deferred Compensation Plan (B)(2)	$133,180	(5)	—	$3,503	$435,990	(6)

	Total	$133,180		$77,059	$5,830	$1,076,163

(1)

Different groups of employees participate in different portions of our deferred compensation plan. For the named executive officers, the deferred compensation plan permits the deferral of up to 20% of base salary and up to 100% of bonus each year on a tax-favored basis. It also provides for annual matching contributions determined by the following formula for named executive officers hired on or after January 1, 2006 (Mr. Correll and Ms. Wolf): (a) the sum of (i) 100% of a participant’s voluntary deferrals for the year, up to a maximum of 3% of the sum of the participant’s base salary and bonus and (ii) 50% of a participant’s voluntary deferrals for the year, up to a maximum of the next 2% of the sum of the participant’s base salary and bonus, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. For named executive officers hired before January 1, 2006 (Messrs. Young, Lynch and Townsley), the matching contribution formula is: (a) 50% of a participant’s base salary deferrals for the year, up to a maximum of 5% of the participant’s base salary, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. In addition, the Company makes additional annual contributions for named executive officers hired on or after January 1, 2006, equal to the sum of (a) 5.25% of the participant’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code with respect to the year and (b) 5.25% of the participant’s bonus. The Company also made a one-time contribution to the accounts of named executive officers hired on or after January 1, 2006, equal in value to the amount of the Company contribution that would have been contributed to the plan pursuant to the formula in the preceding sentence for the period between the later of January 1, 2006 and the date the officer qualified for the plan, and December 31, 2007, plus an additional amount to reflect an assumed rate of earnings on such contribution. The named executive officers also received certain one-time special contributions from the Company. Participants’ deferred compensation accounts are credited with returns in accordance with the deemed investment options elected by the participant. Participants are immediately vested in all contributions to the plan, except for the 5.25% annual contributions made for Mr. Correll and Ms. Wolf, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65, (iii) death and (iv) a change in control. Participants may elect to receive their account balances at any of the following times: (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service or a specified distribution date or (iv) the later of separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and 10 years. None of the named executive officers had any withdrawals or distributions from the plan in 2007.

(2)	Dr. Heischkamp participated in two deferred compensation plans. The RWE Executive Deferred Compensation Plan (A) allowed executives to contribute their bonus payments in a minimum amount of 2,500 Euros per year and a maximum amount of one full bonus payment per year. No further contributions can be made to this plan, and none were made in 2007. The RWE Executive Deferred Compensation Plan (B) allows executives to make pre-tax contributions of fixed and variable compensation elements, such as salary, bonus and long-term incentive compensation, in amounts of at least 2,000 Euros per year. The amounts contributed to the plans are non-forfeitable. However, the amounts are not payable to Dr. Heischkamp until January 1, 2024.

(3)	The amounts in this column are also included in the “2007 Summary Compensation Table” in the “All Other Compensation” column.

(4)	Amounts in the United States plans earned income at a rate of 6.25%. The calculation of earnings in the RWE Executive Deferred Compensation Plan (B) is based on the age of the participant at the time of the calculation and the maturity of the insurance. The actuarial interest rate of 2.75% and mortality are taken into account. The earnings also include an interest and risk surplus.

(5)	This amount was converted from Euros using the March 1, 2007 (date of contribution) exchange rate of 1.3318.

(6)	These amounts were converted from Euros using the December 31, 2007 exchange rate of 1.4721.

Potential Payments on Termination or Change in Control

This section describes the potential payments that would have been made upon various types of terminations of employment on December 31, 2007 to the named executive officers, and the actual payments made to Mr. Firnhaber and Dr. Heischkamp on account of their terminations. The initial public offering did not trigger any change in control provisions under our compensation plans and arrangements.

United States-based Named Executive Officers

American Water’s employment agreements with its United States-based named executive officers do not provide for severance payments. However, the following plans and policies provide for payments upon various types of termination of employment. No plans or policies provide for payments upon a change in control of American Water that is not accompanied by a termination of employment, except that certain amounts may be paid with respect to long-term incentive awards upon such a change in control, as described below. In addition, certain amounts in our defined benefit and defined contribution retirement plans may vest upon a change in control, as described below.

Retention Bonuses. A retention bonus program was established in connection with American Water’s initial public offering to retain employees in key leadership roles. For further description of the retention bonus program, see “—Compensation Discussion and Analysis—Transaction-Related Bonuses—Retention Bonuses.” As explained in that section, RWE determined the retention bonus opportunities by doubling the target percentage opportunities that would have applied to the named executive officers’ long-term equity incentives (determined by RWE), had we granted such incentives in 2006, since the long-term equity incentives would have had the potential to pay out at levels significantly greater than target. Retention bonuses would have been paid to individuals who were involuntarily terminated without cause prior to the payment date under the program. American Water could, in its discretion, pay the retention bonuses upon death or disability of participants. Upon all other types of termination of employment, the retention bonuses would have been forfeited.

Executive Severance Policy. Our executive severance policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the board of directors of American Water. Under the policy, eligible executives will receive 12 or, in the case of Mr. Correll, 18, months of their base salary. Upon a termination of employment on December 31, 2007, the severance pay would have been paid in the form of base salary continuation or a lump sum payment, as elected by the executive. Executives are also entitled to receive a pro-rated annual incentive payment upon a termination under the executive severance policy. They are entitled to a number of months of continued health, dental, vision and life insurance coverage equal to the number of months of their severance benefits, 12 months of outplacement services and limited financial planning assistance as explained in “—Compensation Discussion and Analysis—Elements of Compensation—Executive Severance Policy,” we decided upon the number of months of salary and continued health benefits to be paid as severance based on surveys that Towers Perrin has done and its experience in the general industry. In order to receive severance benefits under the executive severance policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Any severance benefits payable under the severance policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Deferred Compensation Plans. Our deferred compensation plans are described under “—2007 Nonqualified Deferred Compensation.” This section describes the payments that would be made under those plans upon various types of termination. Since employees are immediately vested in all contributions to the plan other than the annual 5.25% Company contributions, they would receive their full account balances, minus such 5.25% contributions, upon any termination of employment other than for cause. Since participants do not vest in the 5.25% Company contributions until completion of five years of service, attainment of age 65, change in control or death, participants whose employment terminates before any such events would not receive amounts attributable to such contributions, and participants whose employment terminates after any such events would receive such amounts. The initial public offering was not considered a change in control for purposes of the plan. Upon a termination for cause, all Company contributions would be forfeited. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. Amounts shown in the table assume commencement of benefits on December 31, 2007, and do not presume any potential delays due to Section 409A of the Internal Revenue Code.

Defined Benefit Plans. Our retirement plans are described under “—2007 Pension Benefits.” This section describes the payments that would be made under the retirement plans upon various types of termination.

Voluntary termination—Despite being ineligible for retirement, the executives would have been entitled to benefits from the ERP and AWWPP upon voluntary termination at December 31, 2007. Messrs. Young, Lynch and Townsley’s ERP benefits are shown as payable as immediate lump sums upon voluntary termination. However, the executives could elect an immediate actuarial equivalent annuity of this lump sum. The annuity value of Mr. Young’s AWWPP benefit payable as an unreduced age 62 66 2/3% joint and survivor annuity is $110,699, which cannot be paid as a lump sum. The annuity value of Mr. Lynch’s AWWPP benefit payable as an unreduced age 65 50% joint and survivor annuity is $9,610, which cannot be paid as a lump sum. The annuity value of Mr. Townsley’s AWWPP benefit payable as an unreduced age 62 50% joint and survivor annuity is $21,836, which cannot be paid as a lump sum. Ms. Wolf’s AWWPP benefit is payable as a single life annuity beginning at age 65. The life annuity benefit amount is $17,748. This benefit is not available as a lump sum.

Retirement—None of the named executive officers were eligible for early or normal retirement on December 31, 2007.

Involuntary termination without cause—Under the AWWPP, benefits payable upon a termination of employment without cause are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination. Under the nonqualified plans, upon an involuntary termination without cause, Messrs. Young, Lynch and Townsley would receive an additional 12 months of service credit for purposes of measuring eligibility for vesting, pursuant to the executive severance policy. However, they were already vested on December 31, 2007.

Involuntary termination without cause following a change in control—Upon an eligible termination of employment resulting from a change in control, nonqualified plan benefits may become vested at the discretion of our board of directors. For purposes of the tables, it has been assumed that our board of directors would have vested all nonqualified plan benefits if there had been a change in control on December 31, 2007. AWWPP benefits payable upon termination of employment resulting from a change in control are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination.

Termination for cause—In the case of termination for cause, benefits payable from the AWWPP and from the nonqualified plans are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the nonqualified plans in the same manner as benefits payable upon voluntary termination except that disability benefits are payable immediately, without reduction for early commencement. AWWPP benefits are payable as annuities; nonqualified plan disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. The named executive officers qualified for disability benefits on December 31, 2007, except for Mr. Lynch, who had not completed the required 10 years of service and Ms. Wolf, who was not eligible due to her rehire status.

Death—If Messrs. Young or Townsley had died on December 31, 2007, their surviving spouses or named beneficiaries would have received lifetime annuities equal to the benefits that would have been payable from the AWWPP and lump sums of the benefits that would have been payable from the ERP, calculated as if the executives had retired on the date of death and elected a 100% joint and survivor annuity. Messrs. Young and Townsley would have been treated as if they were age 55, and as if their spouses were the age that would produce the same age difference between them and their spouses as the actual age difference. The lump-sum value of the spouse’s ERP benefit is based on the spouse’s actual age at December 31, 2007. If Mr. Lynch had died on December 31, 2007, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had survived to age 55, died on his 55th birthday and elected a 50%

joint and survivor annuity. The benefit under the AWWPP would have been payable to Mr. Lynch as an annuity beginning at Mr. Lynch’s 55th birthday based on the age 55 early retirement factor, the age 55 50% joint and survivor factor (where the survivor’s age is what it would be on Mr. Lynch’s 55th birthday) and using service as of the date of death. The benefit under the ERP would have been paid to Mr. Lynch as the immediate lump-sum equivalent of an annuity determined in the same manner as the AWWPP. Death benefits for Ms. Wolf’s surviving spouse or named beneficiary under the AWWPP would have been calculated as if she had survived to age 55 and elected a 50% joint and survivor annuity. The benefit under the AWWPP would have been payable as an annuity beginning at Ms. Wolf’s 55th birthday based on the age 55 early retirement factor, the age 55 50% joint and survivor factor (where the survivor’s age is what it would be on Ms. Wolf’s 55th birthday) and using service as of Ms. Wolf’s termination date in 2003. For purposes of reporting these benefits on the termination tables, we assumed that the participants were all married with spouses the same ages as the participant.

Long-term Incentive Plan Payments. If a participant’s employment is terminated for cause prior to the payment date of RWE’s 2006-2008 or 2007-2009 long-term incentive plans, his or her performance shares will lapse without substitution or compensation. If a participant’s employment is terminated without cause or due to retirement or disability prior to the payment date, his or her performance shares will pay out on the normal payment date. If a participant voluntarily terminates his or her employment, his or her performance shares will lapse without substitution or compensation. If a participant dies before the end of the vesting period, his or her performance shares will lapse and a compensatory payment equal to the grant value of 17.48 Euros per share for the 2006-2008 plan and 24.99 Euros per share for the 2007-2009 plan, pro-rated for service until death, will be provided. Since Mr. Firnhaber and Dr. Heischkamp were terminated without cause, their performance shares will pay out on the normal payment dates.

Germany-based Named Executive Officers

There is no formal severance policy for the Germany-based named executive officers. However, Mr. Firnhaber entered into a separation agreement with RWE that provided for the payment of certain severance benefits.

Mr. Firnhaber resigned effective August 1, 2007. He had previously entered into a separation agreement with RWE that provided that his employment with RWE, and his secondment to American Water, would officially have ended on June 30, 2008. However, it provided that he was entitled to end his employment prior to June 30, 2008 upon two weeks’ notice prior to a month’s end, in which case his severance payment of 350,000 Euros (payable at the time of his last salary payment) would be increased by 20,354.17 Euros for each full month his employment was ended prior to June 30, 2008. Since Mr. Firnhaber’s resignation was effective August 1, 2007, his severance payments were so increased. Mr. Firnhaber was entitled to a full short-term bonus for 2007 and a prorated bonus for 2008. For purposes of both bonuses, 100% of target was assumed to have been achieved. Mr. Firnhaber will be required to repay certain amounts of his severance payment if he becomes re-employed by a company majority-owned by the RWE group. Mr. Firnhaber was also entitled to reimbursement for outplacement consulting costs, including a lump-sum payment of 6,000 Euros for overnight expenses related to his outplacement and professional reorientation. He was entitled to his pension benefit, as provided under “—2007 Pension Benefits.”

Following a termination of employment on December 31, 2007, Dr. Heischkamp would have been entitled to receive his pension benefits, which are summarized above under “—2007 Pension Benefits,” his nonqualified deferred compensation benefits, as shown in the table below, and certain insurance benefits described below.

Deferred Compensation Plans. The RWE Executive Deferred Compensation Plan (A) allowed executives to contribute their bonus payments in a minimum amount of 2,500 Euros per year and a maximum amount of one full bonus payment per year. No further contributions can be made to this plan. The RWE Executive Deferred Compensation Plan (B) allows executives to make pre-tax contributions of fixed and variable compensation elements, such as salary, bonus and long-term incentive compensation, in amounts of at least 2,000 Euros per year. The amounts contributed to the plans are non-forfeitable by Dr. Heischkamp. However, the amounts are not payable to Dr. Heischkamp until January 1, 2024. No amounts are shown in the “Early/Normal Retirement” column in the table below for Dr. Heischkamp because Dr. Heischkamp was not eligible to retire on December 31, 2007. In the case of disability, the values in the table represent the redemption value, at December 31, 2007, of liability insurance that would have been payable to Dr. Heischkamp in the future. Amounts were converted from Euros to United States dollars based on the December 31, 2007 exchange rate of 1.4721. Upon his actual termination on April 23, 2008, Dr. Heischkamp received the benefits and payments described above.

Quantifications of Potential Payments on Termination or Change in Control

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled upon a termination of employment on December 31, 2007. The amounts shown in the table do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including the prorated annual incentive plan payment to which employees would be entitled upon certain terminations and, for United States-based employees, accrued salary and vacation pay, 401(k) plan benefits and continued welfare coverage under the Consolidated Omnibus Budget Reconciliation Act, which we refer to as COBRA. Retirement-eligible United States-based employees would be entitled to continued coverage under American Water’s retiree welfare benefit plans. All United States-based employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed. Germany-based employees are entitled to certain payments pursuant to a tax favorable direct insurance plan. Please see the “2007 Summary Compensation Table” for further information on the 401(k) plan benefits to which the named executive officers are entitled and the “2007 Grants of Plan-Based Awards” table for further information on 2007 annual incentive plan amounts with respect to the named executive officers. Long-term incentive plan amounts are also not included in the table below, but are described in the “2007 Summary Compensation Table,” the “2007 Grants of Plan-Based Awards” table, the “2007 Outstanding Equity Awards at Fiscal Year-End” table and the “2007 Stock Vested” table.

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death
Donald L. Correll	Retention bonus	—	—	$660,005	—	$660,005	Subject to company discretion	Subject to company discretion
	Cash severance	—	—	$849,750	—	$849,750	—	—
	Deferred compensation benefits	$23,622	—	$23,622	—	$54,626	$23,622	$54,626
	Health, welfare and life insurance benefits	—	—	$2,178	—	$2,178	—	—

	Total	$23,622	$—	$1,535,555	$—	$1,566,559	$23,622	$54,626

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death
Ellen C. Wolf	Retention bonus	—	—	$450,000	—	$450,000	Subject to company discretion	Subject to company discretion
	Cash severance	—	—	$463,500	—	$463,500	—	—
	Deferred compensation benefits	$19,943	—	$19,943	—	$46,119	$19,943	$46,119
	Qualified pension benefits	$95,763	—	$95,763	$95,763	$95,763	—	$40,262
	Health, welfare and life insurance benefits	—	—	$7,236	—	$7,236	—	—

	Total	$115,706	$—	$1,036,442	$95,763	$1,062,618	$19,943	$86,381

John S. Young	Retention bonus	—	—	$370,000	—	$370,000	Subject to company discretion	Subject to company discretion
	Cash severance	—	—	$412,000	—	$412,000	$—	—
	Deferred compensation benefits	$9,376	—	$9,376	—	$9,376	$9,376	$9,376
	Qualified pension benefits	$831,456	—	$831,456	$831,456	$831,456	$1,607,957	$1,027,944
	Nonqualified pension benefits	$627,655	—	$627,655	$627,655	$627,655	$1,213,826	$839,060
	Health, welfare and life insurance benefits	—	—	$14,688	—	$14,688	—	—

	Total	$1,468,487	$—	$2,265,175	$1,459,111	$2,265,175	$2,831,159	$1,876,380

Walter J. Lynch	Retention bonus	—	—	$216,000	—	$216,000	—	—
	Cash severance	—	—	$350,000	—	$350,000	—	—
	Deferred compensation benefits	$3,900	—	$3,900	—	$3,900	$3,900	$3,900
	Qualified pension benefits	$32,766	—	$32,766	$32,766	$32,766	—	$14,568
	Nonqualified pension benefits	$19,710	—	$19,710	$19,710	$19,710	—	$21,052
	Health, welfare and life insurance benefits	—	—	$14,688	—	$14,688	—	—

	Total	$56,376	$—	$637,064	$52,476	$637,064	$3,900	$39,520

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death
Paul G. Townsley	Retention bonus	—	—	$208,000	—	$208,000	—	—
	Cash severance	—	—	$278,000	—	$278,000	—	—
	Deferred compensation benefits	$2,599	—	$2,599	—	$2,599	$2,599	$2,599
	Qualified pension benefits	$132,300	—	$132,300	$132,300	$132,300	$321,024	$181,081
	Nonqualified pension benefits	$188,192	—	$188,192	$188,192	$188,192	$420,208	$232,392
	Health, welfare and life insurance benefits	—	—	$14,688	—	$14,688	—	—

	Total	$323,091	$—	$823,779	$320,492	$823,779	$743,831	$416,072

Volker Heischkamp	RWE Executive Deferred Compensation Plan A	$469,555	—	$469,555	$469,555	$469,555	$261,948	$371,294
	RWE Executive Deferred Compensation Plan B	$391,023	—	$391,023	$391,023	$391,023	$264,965	$387,881

	Total	$860,578	$—	$860,578	$860,578	$860,578	$526,913	$759,175

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Total ($)
Martha Clark Goss	$77,500		$77,500
George MacKenzie, Jr.	$164,500	(1)	$164,500
William J. Marrazzo	$78,500		$78,500

(1)	This amount includes an additional fee of $5,000 per month paid to Mr. MacKenzie for assisting in the search for additional members for our board of directors, as well as $19,592 paid to Mr. MacKenzie for his services as a director and Audit Committee member of the board of directors of Pennsylvania-American Water Company, a wholly-owned subsidiary of the Company.

Prior to the consummation of the initial public offering, our non-employee directors received an annual retainer of $40,000 per year, which was payable in quarterly installments of $10,000, for their service to our board of directors, plus a fee of $2,000 for each board of directors meeting attended. Additionally, directors were paid $1,000 for each interim telephonic board meeting attended, and each member of the Audit Committee received a fee of $1,500 for each Audit Committee meeting attended. On September 14, 2007, our board of directors designated a Nominating/Corporate Governance Committee and a Compensation Committee. Each member of either of these committees receives a fee of $1,500 for each meeting of the applicable committee attended. The non-employee directors are reimbursed for expenses incurred in attending board and committee meetings. Directors who are employees of the Company or one of its subsidiaries do not receive retainers or attendance fees. Our non-employee director remuneration policy was revised following the consummation of the initial public offering. The annual retainer for non-employee directors was decreased to $35,000. The Chairman of the board of directors receives an additional annual retainer of $25,000, the Chairman of the Audit Committee receives an additional annual retainer of $10,000, and the Chairmen of the Nominating/Corporate Governance Committee and the Compensation Committee each receive an additional annual retainer of $5,000. The board of directors and committee meeting fees remain the same as they were prior to the initial public offering. In addition, our non-employee directors receive annual equity compensation of $40,000, 60% of which is in the form of stock options and 40% of which is in the form of restricted stock units.

During 2007, there were eight meetings of our board of directors, nine interim telephonic board meetings, eight Audit Committee meetings, one Nominating/Corporate Governance Committee meeting and one Compensation Committee meeting.

The Company established a deferred compensation plan for non-employee directors pursuant to which they may defer up to 100% of their fees on a tax-deferred basis. Directors may elect to receive their deferrals upon (i) separation from service, (ii) a specified date, (iii) the earlier of separation from service, a specified date, a change in control or any combination of these events or (iv) the later of separation from service or a specified date or, if earlier, a change in control, and may elect to receive their deferrals in the form of a lump sum or annual installments paid over a period of between two and 10 years. Amounts will be paid earlier upon death of a director. Directors are immediately vested in their contributions to the plan. Accounts of directors are credited with returns in accordance with the deemed investment options elected by the director.

In connection with our initial public offering each of our non-employee directors was granted awards under the 2007 Omnibus Equity Compensation Plan with a total value of $40,000, 60% of which were in the form of stock options and 40% of which were in the form of restricted stock units. The Chairman of the board of directors was granted additional awards under the plan with a total value of $30,000, 60% of which were in the form of stock options and 40% of which were in the form of restricted stock units. The awards will vest on January 1, 2011 if the director remains on the board of directors until such time, or earlier upon death or disability. A prorated portion of the awards will vest upon retirement. Directors will be required to hold the shares underlying their awards until they own shares equal in value to 300% of their annual retainer.

2007 Omnibus Equity Compensation Plan

American Water adopted an equity incentive compensation plan in connection with our initial public offering, the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan, which we refer to as the 2007 Plan. The following is a summary of the material terms of the 2007 Plan, but does not include all of the provisions of the 2007 Plan. For further information about the 2007 Plan, we refer you to the complete copy of the 2007 Plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose. The purpose of the 2007 Plan is to provide designated employees of American Water and its subsidiaries and non-employee members of the board of directors of American Water with the opportunity to receive grants of equity-based awards. American Water believes that the 2007 Plan will encourage participants to contribute materially to the growth of the Company, thereby benefiting American Water’s stockholders, and will align the economic interests of the participants with those of the stockholders.

Administration. The 2007 Plan is administered and interpreted by the Committee. For purposes of the 2007 Plan, “Committee” means: (i) with respect to grants to employees, the Compensation Committee of our board of directors or another committee appointed by our board of directors to administer the plan, (ii) with respect to grants to non-employee directors, our board of directors and (iii) with respect to grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code, a committee that consists of two or more persons appointed by our board of directors, all of whom will be “outside directors” as defined under section 162(m) of the Internal Revenue Code and related Treasury regulations.

The Committee has the sole authority to (i) determine participants, (ii) determine the type, size and terms and conditions of the grants, (iii) determine the date of grant and the duration of any applicable exercise or restriction period, including the criteria for exercisability and acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant and (v) deal with any other matters arising under the 2007 Plan.

Grants. Grants under the 2007 Plan may consist of stock options, stock units, stock awards, stock appreciation rights, which we refer to as SARs, and other stock-based awards.

Shares Subject to Plan. The total aggregate number of shares of common stock that may be issued under the 2007 Plan is 6,000,000, subject to adjustment as described below.

Shares issued under the 2007 Plan may be authorized but unissued shares of American Water common stock or reacquired shares of American Water common stock, including shares purchased by American Water on the open market for purposes of the 2007 Plan. If any options or SARs granted under the 2007 Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if any stock awards, stock units or other stock-based awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such grants will again be available for purposes of the 2007 Plan. Shares of stock surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes, will not be available for re-issuance under the 2007 Plan. If SARs are granted, the full number of shares subject to the SARs will be considered issued under the 2007 Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a grant of stock units is designated in the grant agreement to be paid in cash, such grants will not count against the 2007 Plan’s share limitations.

The maximum aggregate number of shares of American Water common stock with respect to which all grants may be made under the 2007 Plan to any individual during any calendar year is 500,000 shares, subject to adjustment as described below. The individual limit applies without regard to whether the grants are to be paid in stock or cash. For purposes of applying the limit, all cash payments (other than with respect to dividend equivalents) will be converted into a number of shares based on the fair market value of the shares to which the cash payments relate. A participant may not accrue dividend equivalents during any calendar year in excess of $750,000.

If there is any change in the number or kind of shares of American Water common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without American Water’s receipt of consideration, or if the value of outstanding shares of American Water common stock is substantially reduced as a result of a spinoff or American Water’s payment of an extraordinary dividend or distribution, the maximum number of shares of common stock available for issuance under the 2007 Plan, the maximum number of shares of common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the 2007 Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of American Water common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2007 Plan and such outstanding grants; provided, however, that any fractional shares resulting from such adjustment will be eliminated. Any adjustments to outstanding grants will be consistent with Section 409A or 422 of the Internal Revenue Code, to the extent applicable. Any adjustments determined by the Committee will be final, binding and conclusive.

Eligibility for Participation. Certain employees and non-employee directors are eligible to participate in the 2007 Plan. The Committee will select the participants to receive grants and will determine the number of shares subject to each grant.

Options. The Committee may grant incentive stock options, which we refer to as ISOs, or nonqualified stock options, which we refer to as NSOs, or any combination of the two. ISOs may be granted only to employees of American Water or its parents or subsidiaries. NSOs may be granted to employees or non-employee directors. The exercise price per share of common stock subject to an option may be equal to or greater than the fair market value of a share of common stock on the date the option is granted. However, an ISO may not be granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of common stock of American Water or any parent or subsidiary, unless the exercise price per share is not less than 110% of the fair market value per share of American Water stock on the grant date. The term of each option will not exceed 10 years from the date of grant. However, an ISO that is granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of common stock of American Water or any parent or subsidiary may not have a term that exceeds five years from the date of grant.

Options will become exercisable in accordance with the terms and conditions specified in the grant agreement. Options may be granted that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

The Committee may provide in a grant instrument that the participant may elect to exercise part or all of an option before it otherwise has become exercisable. Any shares so purchased will be restricted shares and will be subject to a repurchase right in favor of American Water during a specified restriction period, with the repurchase price equal to the lesser of (a) the exercise price or (b) the fair market of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

The participant may pay the exercise price for the option (i) in cash, (ii) if permitted by the Committee, by delivering shares of common stock having a fair market value equal to the exercise price, (iii) by payment through a broker or (iv) by such other method as the Committee may approve.

If the aggregate fair market value on the date of grant of the stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year, under any stock option plan of American Water or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, will be treated as a NSO.

The Committee has not formalized any procedures regarding grants of stock options, except for the annual director grants described under “—2007 Director Compensation.”

Stock Units. The Committee may grant stock units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Payment with respect to stock units may be made in cash, in common stock or in a combination of the two. Stock units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee may grant dividend equivalents in connection with stock units.

Stock Awards. Shares of common stock issued pursuant to stock awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions. Any restrictions may lapse over a specified vesting or performance period. While stock awards are subject to restrictions, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a stock award except upon death subject to certain conditions. The Committee will determine whether participants will have the right to vote shares of stock awards and to receive any dividends or other distributions paid on such shares during the restriction period.

Stock Appreciation Rights. An SAR is the right to receive an amount equal to the amount by which the fair market value of the American Water common stock underlying the SAR on the date of exercise of the SAR exceeds the base amount of the SAR, or the “stock appreciation” for the SAR. The base amount of each SAR will not be less than the fair market value of a share of common stock as of the grant date. SARs may be subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may be granted separately or in tandem with an option. A tandem SAR is only exercisable while the option to which it is related is exercisable. The stock appreciation for an SAR may be paid in the form of shares of common stock, cash or a combination of the two.

Other Stock-Based Awards. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in common stock or cash, or in a combination of the two, as determined in the grant agreement.

Qualified Performance-Based Compensation. The Committee may determine that awards are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. If an award is intended to so qualify, the Committee will establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met and (iv) any other conditions that the Committee deems appropriate. The performance goals will satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee will use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, EBITDA (earnings before interest, taxes depreciation and amortization), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of American Water and its subsidiaries as a whole, or any combination of the foregoing. The Committee will certify the performance results for the performance period specified in the grant agreement after the performance period ends, and will determine the amount, if any, to be paid pursuant to each grant based on the achievement of the performance goals and the satisfaction of all other terms and conditions of the grant agreement.

The Committee may provide in the grant agreement that grants will be payable, in whole or in part, in the event of the participant’s death or disability, a change in control or other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Internal Revenue Code.

Deferrals. A participant may be permitted or required to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the participant in connection with any grant.

Withholding of Taxes. All grants under the 2007 Plan will be subject to applicable Federal, state and local tax withholding requirements. If the Committee so permits, shares of common stock may be withheld to satisfy the Company’s tax withholding obligation with respect to grants paid in common stock, at the time such grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for Federal, state and local tax liabilities.

Transferability of Grants. A participant may not transfer exercise rights under a grant except by will or by the laws of descent and distribution. However, a participant may transfer NSOs to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws; provided that the participant receives no consideration for the transfer of an NSO and the transferred NSO will continue to be subject to the same terms and conditions as were applicable immediately before the transfer.

Consequences of a Change in Control. In the event of a change in control, the Committee may take any one or more of the following actions with respect to any or all outstanding grants, without the consent of any participant: (i) determine that outstanding options and SARs will become fully exercisable, and restrictions on outstanding stock awards and stock units will lapse, (ii) require that participants surrender their outstanding options and SARs in exchange for one or more payments by the Company, in cash or common stock, in an amount equal to the amount, if any, by which the then fair market value of the shares of common stock subject to the options and SARs exceeds the exercise price, (iii) after giving participants an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs, (iv) with respect to participants holding stock units and other stock-based awards, determine that such participants will receive one or more payments in settlement of such stock units and other stock-based awards, in such amount and form and on such terms as may be determined by the Committee, or (v) determine that all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights of, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change in control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion will take place as of the date of the change in control or such other date as the Committee may specify. The Committee may provide in a grant agreement that a sale or other transaction involving a subsidiary or other business unit of the Company will be considered a change in control for purposes of a grant.

A change in control will generally be deemed to have occurred for purposes of the 2007 Plan upon any person becoming the beneficial owner of securities representing more than 50% of the voting power of the then outstanding securities of American Water; the consummation of a merger or consolidation of American Water with another corporation where the stockholders of American Water immediately prior to the merger or consolidation do not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders would be entitled in the election of directors; a sale or disposition of all or substantially all the assets of American Water; a liquidation or dissolution of American Water; or the election of directors of American Water such that a majority of the members of the board of directors will have been on the board of directors for less than one year, unless the election or nomination for election of each new director who was not a director at the beginning of such one-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period. A change in control was not deemed to occur as a result of American Water’s initial public offering.

Requirements for Issuance of Shares. No common stock will be issued in connection with any grant unless and until all legal requirements applicable to the issuance of such common stock have been complied with to the satisfaction of the Committee.

Amendment and Termination. Our board of directors may amend or terminate the 2007 Plan at any time; provided, however, that our board of directors will not amend the 2007 Plan without approval of our stockholders if such approval is required in order to comply with the Internal Revenue Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of the 2007 Plan will, without the consent of the applicable participant, materially impair any rights or obligations under any grant previously made to a participant under the 2007 Plan, unless such right has been reserved in the 2007 Plan or the grant agreement.

Notwithstanding anything in the 2007 Plan to the contrary, the Committee may not reprice options or SARs, nor may our board of directors amend the 2007 Plan to permit repricing of options or SARs, unless the stockholders of the Company provide prior approval for such repricing.

The 2007 Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless it is terminated earlier by our board of directors or is extended by our board of directors with the approval of our stockholders.

Nonqualified Employee Stock Purchase Plan

American Water adopted an employee stock purchase plan, the American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan, which we refer to as the ESPP. The ESPP became effective on July 1, 2008. The ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The following is a summary of the material terms of the ESPP, but does not include all of the provisions of the ESPP. For further information about the ESPP, we refer you to the complete copy of the ESPP, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose. The purpose of the ESPP is to encourage employee stock ownership by allowing employees to purchase shares of the Company’s common stock at a discount from the fair market value.

Administration. The ESPP is administered by a committee appointed by the Board of Directors. The committee has the express discretionary authority and power to administer the ESPP and to make, adopt, construe and enforce rules and regulations not inconsistent with the provisions of the ESPP. The committee has the fullest discretion permissible under law in the discharge of its duties. The committee’s interpretations and decisions with respect to the ESPP are final and conclusive.

Eligibility. Each employee of the Company, including part-time employees, but other than employees who are members of a collective bargaining unit, employees of non-U.S. subsidiaries (unless the committee specifically designates otherwise) and employees who terminate employment, die or become disabled prior to the end of a purchase period, is eligible to participate in the ESPP.

Purchase Periods. Purchase periods under the ESPP consist of three-month periods corresponding to the calendar quarter, or such other periods as specified by the committee administering the ESPP.

Participation. An eligible employee may elect to participate in the ESPP by properly executing a purchase agreement and filing it with the committee. The purchase agreement will authorize after-tax payroll deductions from the participant’s compensation (which is defined as base wages, exclusive of overtime pay, commissions, cash bonuses, premium pay, shift differential pay, any compensation reductions made in connection with plans described in Section 401(k), 125 or 132(f)(4) of the Internal Revenue Code, and any other extraordinary remuneration, as determined by the committee in its sole and absolute discretion) for the purpose of funding the purchase of stock. Each participant will authorize the withholding of a percentage of each payment of compensation during the purchase period, which will be in one percent increments. The committee administering the plan may also allow participants to deposit funds with the Company to be used for the purpose of purchasing stock, in addition to payroll deductions. The committee will designate the dates by which any such deposits must be made for a purchase period.

Maximum Deduction Amount. The total amount that a participant may contribute to the ESPP (through payroll deductions and deposits) may not exceed, unless otherwise adjusted by the committee administering the ESPP, the lesser of: (i) 10% of each payment of compensation paid to the participant during the purchase period or (ii) $25,000 per plan year.

Purchase Price of Shares. Unless the committee determines otherwise, the purchase price per share of stock to be sold to participants under the ESPP will be the lesser of: (i) 90% of the market value of a share of the Company’s common stock on the purchase date (the last trading day of a purchase period) and (ii) 90% of the market value of a share of the Company’s common stock on the first trading date of the purchase period. “Market value” is defined as the last price for the Company’s common stock as reported on the NYSE for the applicable date. If there was no such price reported for the applicable date, “market value” means the last reported price for the stock on the day next preceding the applicable date for which such price was reported or, if there was no such reported price the fair market value of a share of stock as determined by the committee administering the plan.

Purchases. As of the first day of each purchase period, each participant will be granted an option to purchase shares of Company common stock at the purchase price described above. The option will continue in effect through the purchase date for the purchase period. On each purchase date, the participant will automatically be deemed to have exercised his or her option to purchase shares of stock, unless he or she notifies the committee or its delegate, in such manner and at such time in advance of the purchase date as the committee will prescribe, of his or her desire to forfeit such option and, subject to any restrictions that may be imposed by the committee, to receive a refund of any outstanding amounts that have been deducted pursuant to the participant’s purchase agreement or contributed for the purchase of stock. On each purchase date, there will be purchased for the participant, at the purchase price for the purchase period, the largest number of shares of stock as can be purchased with the participant’s accumulated payroll deductions or additional deposits, subject to the plan maximums described below. In the event that any amounts that are attributable to a participant’s deductions or contributions remain after the purchase of shares of stock on a purchase date, such amounts will be returned to the participant, as soon as administratively practicable.

Holding Period. Participants are required to hold stock purchased under the ESPP for six months following each purchase date. The holding period will be deemed satisfied as of the date of a participant’s death.

Cessation of Participation. A participant may voluntarily cease participating in the ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the purchase date as the committee will prescribe. A participant who ceases contributions during a purchase period may not make additional contributions to the plan during the purchase period and may request payment of any funds held for the participant under the ESPP on such form and at such time in advance of the purchase date as the committee will prescribe.

Shares Subject to Plan. There are 2.0 million shares of stock reserved for issuance or transfer under the ESPP, subject to adjustment as described below. The committee may increase the number of shares of stock available for issuance under the ESPP by up to 2.0 million shares annually, subject to adjustment.

Limitation on Shares to Be Purchased. The maximum number of shares of stock that may be purchased for each participant on a purchase date is the least of: (i) the number of shares of stock that can be purchased by applying the full balance of the participant’s deducted or deposited funds to the purchase of shares of stock at the purchase price, (ii) the participant’s proportionate part of the maximum number of shares of stock available under the plan and (iii) 5,000 shares of stock. Before the beginning of a purchase period, the committee may increase or decrease the maximum share limit for the purchase period and subsequent purchase periods. The adjusted maximum share limit will continue in effect until again adjusted by the committee. Any amounts deducted from a participant’s compensation that cannot be applied to the purchase of stock on a purchase date by reason of the foregoing limitations will be returned to the participant, as soon as administratively practicable.

Issuance of Shares. The shares of stock purchased by a participant on a purchase date will, for all purposes, be deemed to have been issued or sold at the close of business on the purchase date. Prior to that time, none of the rights or privileges of a shareholder of the Company will inure to the participant with respect to such shares of stock. All the shares of stock purchased under the ESPP will be delivered by the Company in a manner as determined by the committee following the participant’s satisfaction of the applicable holding period. The committee, in its sole discretion, may determine that shares of stock will be delivered by: (i) issuing and delivering the number of shares of stock purchased to a firm that is a member of the National Association of Securities Dealers, as selected by the committee from time to time, which shares will be maintained by such firm in a separate brokerage account for each participant or (ii) issuing and delivering the number of shares of stock purchased by participants to a bank or trust company or affiliate thereof, as selected by the committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each participant reflecting such participant’s share interests in the stock. A participant may request a distribution of shares of stock purchased for the participant under the ESPP or order the sale of such shares following the participant’s satisfaction of the applicable holding period, by making a request in such form and at such time as the committee will prescribe. If a participant terminates his or her employment with the Company or otherwise ceases to be an eligible employee, following the participant’s satisfaction of the applicable holding period, the participant will receive a distribution of his or her shares of stock held in any shareholder account, which will be effectuated by the committee in any manner that it deems reasonable and appropriate, as determined by the committee in its sole and absolute discretion or, in lieu of the receipt of shares of stock, the participant may alternatively elect to instead have the shares of stock sold, in accordance with such procedures as the committee will prescribe. If a participant is to receive a distribution of shares of stock, or if shares are to be sold, the distribution or sale will be made in shares of stock. Any brokerage commissions resulting from a sale of stock will be deducted from amounts payable to the participant.

Shares Unavailable. If, on any purchase date, the aggregate funds available for the purchase of stock would otherwise permit the purchase of a number of shares stock in excess of the number then available for purchase under the ESPP, the following adjustments will be made: (i) the number of shares of stock that would otherwise be purchased by each participant will be proportionately reduced on the purchase date in order to eliminate such excess and (ii) the ESPP will automatically terminate immediately after the purchase date as of which the supply of available shares is exhausted, unless the board of directors of the Company determines otherwise.

Anti-Dilution Provisions. The aggregate number of shares of stock reserved for purchase under the ESPP, the maximum number of shares of stock that may be purchased by a participant and the calculation of the purchase price per share may be appropriately adjusted by the committee administering the plan to reflect any increase or decrease in the number of issued shares of stock resulting from a subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend or other increase or decrease in the shares, if effected without receipt of consideration by the Company.

Effect of Certain Transactions. Subject to any required action by the shareholders, if the Company is the surviving corporation in any merger or consolidation, any offering under the ESPP will continue to pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, the ESPP and any offering under the ESPP will terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless the board of directors of the Company determines otherwise, and the balance of any amounts deducted from a participant’s compensation or deposited to the ESPP by the participant that have not by such time been applied to the purchase of stock will be returned to the participant.

Withholding of Taxes. All acquisitions and sales of stock under the ESPP will be subject to applicable Federal, state and local tax withholding requirements. The Company may require that participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any Federal, state or local taxes that the Company is required to withhold with respect to the purchase of stock or the sale of stock acquired under the ESPP, or instead deduct from the participant’s wages or other compensation the amount of any withholding taxes due with respect to the purchase of stock or the sale of stock acquired under the ESPP.

Amendment and Termination. The board of directors of the Company may, at any time and from time to time, amend the ESPP in any respect, except that any amendment that is required to be approved by the shareholders of the Company will be submitted to the shareholders for approval. The ESPP will continue in effect for 10 years from its effective date, unless terminated prior to that date pursuant to the provisions of the ESPP or pursuant to action by the board of directors of the Company. The board of directors of the Company will have the right to terminate the ESPP at any time without prior notice to any participant and without liability to any participant. Upon the expiration or termination of the ESPP, the balance, if any, then standing to the credit of each participant from amounts deducted from the participant’s compensation or deposited by the participant that has not, by such time, been applied to the purchase of stock will be refunded to the participant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and Transactions with RWE and its Affiliates

American Water Works Company, Inc. was acquired in 2003 by RWE for approximately $4.6 billion as a stand-alone entity and continued to operate as such during the period it was wholly-owned by RWE. From 2003 until April 2008, the Company was an indirect wholly-owned subsidiary of RWE. RWE has not historically provided any material central corporate functions to the Company.

RWE has provided certain financings for the Company and its subsidiaries primarily through AWCC. These financings have included short-term and long-term borrowings under credit facilities and other debt instruments. The largest aggregate principal amount of indebtedness owed to RWE since January 1, 2005 was $4,483.8 million. All such indebtedness was incurred at market rates and has been repaid in connection with the Transactions. Interest expense with regard to such indebtedness was $26.8 million in 2007, $131.0 million in 2006 and $93.9 million in 2005.

Thames Water Investments Luxembourg S.a r.l., a wholly-owned subsidiary of RWE, was the holder of $1,750.0 million of the Company’s preferred stock. Preferred dividends included in interest expense were $74.6 million in 2007, $103.3 million in 2006 and $103.3 million in 2005. The preferred stock was redeemed at the price of $1,750.0 million in connection with the Transactions.

Thames Water, a former wholly-owned subsidiary of RWE, has provided certain management services to the Company for which we paid $1.4 million in 2006 and $9.1 million in 2005. These management services have been terminated as a result of RWE’s sale of Thames Water, and no amounts were paid in 2007.

Thames Water International Services Limited, a former wholly-owned subsidiary of RWE, has provided expatriate employees to the Company, for which we paid $1.8 million in 2006 and $5.0 million in 2005. These arrangements have been terminated as a result of RWE’s sale of Thames Water and no amounts were paid in 2007.

Consulting services provided by KPMG LLP to the Company were paid by RWE in the amount of $1.1 million and $0.1 million in 2006 and 2007, respectively.

RWE Systems AG, a wholly-owned subsidiary of RWE, is a party to a Microsoft Enterprise Agreement for the benefit of RWE’s subsidiaries, which previously included the Company. The Company paid 1,569 Euros in 2005, 860,016 Euros in 2006 and 989,271 Euros in 2007 to RWE Systems AG for licenses and software assurance provided under the agreement.

The Company believes that the transactions and agreements set forth above were on terms comparable to those the Company could have obtained from unaffiliated third parties.

Agreements Between RWE and the Company

This section provides a summary description of agreements between RWE and the Company relating to the Company’s relationship with RWE. These agreements include a separation agreement and a registration rights agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. The description of these agreements is not complete and, with respect to each such agreement, is qualified by reference to the terms of such agreement. We encourage you to read the full text of these agreements.

The Company negotiated the separation agreement and registration rights agreement with RWE as a wholly-owned subsidiary of RWE. The terms of these agreements may be less favorable to the Company than those we could have obtained in arm’s length negotiations of similar agreements with unaffiliated third parties.

Separation Agreement

The separation agreement contains the key provisions relating to our separation from RWE. The separation agreement provides that the Company and RWE, subject to certain limited exceptions, are each responsible only for their own businesses and operations and any liabilities arising in connection therewith. Accordingly, the separation agreement provides, among other things, that:

•	subject to certain exceptions, the Company assumed all liabilities of RWE and its affiliates related to the Company’s business;

•

subject to certain exceptions, all agreements, arrangements, commitments or understandings between the Company and its affiliates, on the one hand, and RWE and its affiliates, on the other, have been terminated;

•	the Company and RWE release each other from certain pre-separation liabilities and will indemnify each other against certain liabilities;

•

the Company and RWE will provide each other with certain information and documents and, in particular, the Company will provide RWE with certain financial statements and reports, including specified quarterly and monthly reports, for so long as RWE holds specified percentages of the Company’s voting power; and

•	the Company and RWE will cooperate with each other with respect to certain matters following the separation and, in particular, the Company will perform certain regulatory obligations of RWE.

Registration Rights Agreement

The registration rights agreement provides RWE with certain registration rights relating to the shares of our common stock held by RWE. The registration rights agreement provides RWE with priority in registering and selling its shares of the Company’s stock in any future issuance and sale of stock by the Company, except that the Company will have the rights to issue and sell an agreed amount of stock and equity units sufficient to meet the Company’s currently expected equity needs. Accordingly, the registration rights agreement provides that:

•	subject to certain restrictions and limitations, RWE may at any time require the Company at its own expense to register for offer and sale all or a portion of the shares held by RWE;

•

subject to certain restrictions and limitations, RWE may require the Company at its own expense to include all or a portion of the shares held by RWE under a registration statement to be filed by the Company;

•

other than with respect to an agreed amount of stock sufficient to meet the Company’s currently expected equity needs that may be issued and sold by the Company, the Company will not file any registration statement relating to the sale of the Company’s stock without RWE’s consent; and

•	the Company and RWE will indemnify each other against certain liabilities related to such registrations.

Relationships and Transactions with Current or Former Officers of the Company

The Company maintains agreements with both public and private water providers for the purchase of water to supplement its water supply, particularly during periods of peak demand. Donald L. Correll, our President and Chief Executive Officer, is a Commissioner of the New Jersey Water Supply Authority. The Company paid approximately $16.8 million in 2007, $16.4 million in 2006 and $16.7 million in 2005 to the New Jersey Water Supply Authority for purchased water. The estimated minimum commitment to purchase water under this agreement is $14.9 million for 2008.

Walter Howard, who was our Senior Vice President, Sales and Business Development from October 2005 to March 2008, served as the chief executive officer of Poseidon Resources Corporation, which we refer to as

Poseidon Corp., until 2001. Pursuant to the terms of a settlement agreement entered into by Mr. Howard, Poseidon Corp. and Poseidon Resources, LLC, which we refer to as Poseidon, in 2004, Mr. Howard agreed to surrender all of his outstanding shares of Poseidon Corp. stock in exchange for, among other things, a contingent cash payment in the amount of $300,726. The contingent payment is payable at such time as Poseidon has “distributable proceeds” equal to or in excess of $300,726. Distributable proceeds consist of any amount (from any source) that is available for distribution to the holders of preferred units or common units in Poseidon on account of their ownership of such units.

American Water, together with certain other parties, has signed a contract with Poseidon pursuant to which each will provide funds to Poseidon to complete the development of its desalination plant in Carlsbad, California. Although the funds that will be provided by American Water will be used solely for the development of the Carlsbad facility, the transaction may indirectly result in “distributable proceeds” for Poseidon and subsequent payment to Mr. Howard if the facility is profitable.

The Company believes that the transactions and agreements set forth above were on terms comparable to those the Company could have obtained from unaffiliated third parties.

Laura Monica is Senior Vice President of Corporate Communications and External Affairs for the Company and a member of the board of directors of the American Water Works Service Company, Inc., one of our subsidiaries. Ms. Monica was also the president and founder of High Point. From July 2006 to September 2006, High Point was engaged to provide communications consultant services for the Company pursuant to a contract between the Company and High Point. Under the terms of the contract, High Point was paid a monthly retainer of $51,500, which included reimbursement for expenses. After Ms. Monica became a full-time employee of the Company in October 2006, the contract was terminated and the retainer was eliminated. The Company continued to use High Point’s services from October 2006 to November 2006 and was charged at cost, plus expenses, for High Point’s services. For the period July 2006 to September 2006, the Company paid High Point $154,500 in consulting fees, and expenses totaled $30,186. For the period October 2006 to November 2006, High Point was reimbursed at cost for time and expenses totaling $42,228.

The Company believes that the agreement with High Point was on terms that are fair and reasonable to the Company based upon the business judgment of the Chief Executive Officer and his prior knowledge of High Point’s experience and reputation.

Procedure for Approval of Related Person Transactions

We have adopted a written procedure for approving and ratifying related person transactions. The procedure covers transactions or series of transactions between directors, nominees, executives, shareholders who own more than 5% of any class of voting securities and immediate family members of any such person described above and the Company where any of these classes of persons described above has a direct or indirect material interest.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the audit committee of the board of directors in the case of transactions involving officers, directors and/or employees in certain senior grade levels;

•	the ethics committee of the board of directors in the case of all other employees; and

•	in any case, the board of directors, acting through its disinterested members only.

Transactions involving compensation of executive officers shall be reviewed and, if appropriate, approved by the compensation committee of the board of directors (or a group of independent directors of the Company performing a similar function) in the manner specified in the charter of the compensation committee.

Before any related person transaction is permitted, the following factors are to be considered:

•	the related person’s interest in the transaction;

•	the dollar value of the amount involved in the transaction;

•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is to be undertaken in the ordinary course of business of the Company;

•	whether the transaction with the related person is proposed to be entered into on terms more favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•	any other information regarding the transaction or the related person that are material in light of the circumstances of the particular transaction.

Approval of a related person transaction will only be granted if it is determined that, under all of the circumstances, the transaction is in the best interests of the Company and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 30, 2008, information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 160 million shares of our common stock outstanding as of September 30, 2008. Unless otherwise indicated, the address for all beneficial owners is c/o American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number	%
Principal Stockholders:
RWE Aqua Holdings GmbH	96,736,779	60.47%
Capital World Investors†	12,485,000	7.81%

Directors and Officers:
Donald L. Correll	25,100	*
John S. Young	16,000	*
Ellen C. Wolf	10,500	*
Walter J. Lynch	2,000	*
Laura L. Monica	3,480	*
George W. Patrick	100	*
Sean G. Burke	2,780	*
James M. Kalinovich	2,400	*
Mark Chesla	1,000	*
Mark F. Strauss	2,750	*
Kathy L. Pape	4,000	*
John R. Bigelow	1,000	*
George MacKenzie	1,100	*
Martha Clark Goss	2,000	*
Dr. Volker Heischkamp	—	*
Richard R. Grigg	—	*
Julia L. Johnson	—	*
William J. Marrazzo	—	*
Dr. Manfred Döss	—	*
Dr. Rolf Pohlig	—	*
Andreas G. Zetzsche	—	*
Directors and executive officers as a group (20 persons)	74,210	*

Total:	109,295,989	68.33%

†	A division of Capital Research and Management Company.
*	Shares represent less than 1% of common stock outstanding.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

Overview

The following description is only a summary of certain material provisions of the senior unsecured credit agreement, does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement.

The senior unsecured credit agreement provides AWCC with an $800.0 million revolving credit facility, of which up to $150.0 million is available in the form of letters of credit and $25.0 million is available in the form of swingline loans. With the consent of the applicable existing lender and new lenders, AWCC may increase the commitments under the revolving credit facility by up to $200.0 million, none of which may increase the availability of letters of credit thereunder. The proceeds of loans made and letters of credit issued under the senior unsecured credit agreement will be used to support our working capital needs and for other general purposes.

The commitments of the lenders under the senior unsecured credit agreement were originally scheduled to terminate on September 15, 2011, however, on September 14, 2007, this revolving credit facility was extended for an additional year by the facility bank group, making the new termination date September 15, 2012. On September 15, 2008, a majority of the banks agreed to further extend $685.0 million of commitments under this revolving credit facility to September 15, 2013. AWCC had $197.2 million of outstanding borrowings and $42.9 million of outstanding letters of credit under this credit facility as of November 13, 2008.

The revolving credit facility is syndicated among the following group of 10 banks with JPMorgan Chase Bank, N.A. acting as administrative agent:

Bank	Commitment Amount Through September 15, 2012	Commitment Amount Through September 15, 2013
	(in thousands)
JPMorgan Chase Bank, N.A.	$115,000	$0
Citibank, N.A.	115,000	115,000
Citizens Bank of Pennsylvania	80,000	80,000
Credit Suisse, Cayman Islands Branch	80,000	80,000
William Street Commitment Corporation	80,000	80,000
Merrill Lynch Bank USA	80,000	80,000
Morgan Stanley Bank	80,000	80,000
UBS Loan Finance LLC	80,000	80,000
National City Corporation	50,000	50,000
PNC Bank, National Association	40,000	40,000

	$800,000	$685,000

Interest rates and fees

Borrowings under the senior unsecured credit agreement will bear interest at an applicable margin plus, at AWCC’s option, a base rate determined by reference to the higher of either (a) the prime rate of JPMorgan Chase Bank, N.A. and the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the cost of funds for deposit in dollars for the interest period relevant to such borrowing adjusted for certain additional costs. In the case of borrowings bearing interest based on a base rate, the applicable margin is 0.00% and in the case of borrowings bearing interest based on a LIBOR rate, the applicable margin may be adjusted from time to time depending on our ratings from S&P and Moody’s, but will not exceed 0.55%, except as described in the next sentences. In the case of both base rate borrowings and LIBOR borrowings, the applicable margin shall be increased by 0.05% for any period during which the aggregate principal amount of outstanding revolving credit borrowings, swingline borrowings and letters of credit exceeds 50% of the total commitments under the senior unsecured credit agreement. In addition, any principal and interest amounts not paid when due shall bear additional interest of 2.00% until paid.

In addition to paying interest on the outstanding principal under the senior unsecured credit agreement, AWCC is required to pay a commitment fee with respect to (a) unused revolving credit commitments, which may be adjusted from time to time depending on our ratings from S&P and Moody’s, but shall not exceed 0.15%, and (b) outstanding letters of credit, which may be adjusted from time to time depending on our ratings from S&P and Moody’s, but shall not exceed 0.55%. AWCC is also obligated to pay customary fees with respect to the issuance and maintenance of letters of credit and the administration of the facilities under the senior unsecured credit agreement.

Prepayments

The senior unsecured credit agreement requires AWCC to prepay outstanding revolving credit and swingline borrowings and to fund a cash collateral account with respect to letters of credit to the extent that (a) the aggregate principal amount of revolving credit and swingline loans and letters of credit outstanding exceeds the lenders’ aggregate commitment under the senior unsecured credit agreement or (b) the aggregate principal amount of swingline loans outstanding exceeds the lenders’ aggregate swingline commitment as then reduced.

Support Agreement

Pursuant to a support agreement with AWCC, American Water has agreed to pay to any debt investor or lenders of AWCC any principal or interest amounts owed by AWCC to such debt investor or lender that AWCC fails to pay on a timely basis. The lenders under the senior unsecured credit agreement may proceed directly against American Water to the extent AWCC fails to make any principal or interest payment required thereunder on a timely basis.

Certain covenants and events of default

The senior unsecured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, AWCC’s ability to:

•	incur additional indebtedness secured by any lien;

•	create liens on assets;

•	engage in mergers or consolidations;

•	pay dividends and distributions or repurchase its common stock;

•	make investments, loans or advances;

•	engage in certain transactions with affiliates;

•	terminate or make certain amendments to the support agreement between AWCC and American Water;

•	cause or permit American Water to incur additional debt;

•	change its lines of business; and

•	sell assets.

In addition, the senior unsecured credit agreement requires American Water to maintain a ratio of consolidated total indebtedness to consolidated total capitalization of not more than 0.70 to 1.00.

The senior unsecured credit agreement contains certain customary affirmative covenants and events of default, including reporting covenants.

Privately Placed Senior Unsecured Notes

Overview

Since December 21, 2006, AWCC has issued eight series of senior unsecured notes in private placements to certain institutional accredited investors with interest rates per annum payable semi-annually, aggregate principal amounts and maturity dates as follows:

Series	Interest Rate per Annum	Aggregate Principal Amount Issued	Aggregate Principal Amount Outstanding	Maturity Date
A	5.39%	$101.0 million	$101.0 million	December 21, 2013
B	5.52%	$37.5 million	$37.5 million	December 21, 2016
C	5.62%	$329.5 million	$329.5 million	December 21, 2018
D	5.77%	$432.0 million	$432.0 million	December 21, 2021
E	5.62%	$100.0 million	$100.0 million	March 29, 2019
F	5.77%	$100.0 million	$100.0 million	March 29, 2022
G	6.25%	$110.0 million	$110.0 million	May 15, 2018
H	6.55%	$90.0 million	$90.0 million	May 15, 2023

The following description is only a summary of certain material provisions of the senior unsecured notes, does not purport to be complete and is qualified in its entirety by reference to the note purchase agreements pursuant to which the senior unsecured notes were issued.

The senior unsecured notes rank pari passu in right of payment with all current and future unsubordinated, unsecured indebtedness of AWCC. The net proceeds from the sale of the senior unsecured notes were used to refinance inter-company indebtedness and for our general corporate purposes.

Prepayment

The senior unsecured notes are callable at any time at the greater of par and a make whole discount rate of the then current market standard for United States treasury bills plus 0.50%. AWCC is required to offer to prepay the senior unsecured notes upon certain changes in control and dispositions of assets.

Support Agreements

Pursuant to a support agreement with AWCC, American Water has agreed to pay to any debt investor or lenders of AWCC any principal or interest amounts owed by AWCC to such debt investor or lender that AWCC fails to pay on a timely basis. The holders of the senior unsecured notes may proceed directly against American Water to the extent AWCC fails to make any principal or interest payment required thereon on a timely basis.

Certain covenants and events of default

The senior unsecured indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, AWCC, American Water and Thames US Holdings’ ability to:

•	engage in certain transactions with affiliates;

•	engage in mergers or consolidations;

•	change its lines of business;

•	incur additional indebtedness secured by any lien;

•	create liens on assets;

•	pay dividends and distributions or repurchase its common stock;

•	terminate or make certain amendments to the support agreement between AWCC and American Water;

•	sell assets; and

•	incur certain other indebtedness, which is secured and senior to the subject notes.

In addition, the senior unsecured notes require American Water to maintain a ratio of consolidated total indebtedness to consolidated total capitalization of not more than 0.70 to 1.00.

The senior unsecured notes contain certain customary affirmative covenants and events of default.

New Senior Notes

Overview

In connection with the Refinancing, on October 22, 2007, AWCC issued $750.0 million aggregate principal amount of 6.085% senior notes due 2017 and $750.0 million aggregate principal amount of 6.593% senior notes due 2037. The new senior notes were not registered under the Securities Act and were subject to registration rights. On December 21, 2007, we and AWCC filed a Registration Statement on Form S-4 with the SEC to register the new senior notes. The unregistered senior notes were exchanged for registered senior notes on June 16, 2008

The following description is only a summary of certain material provisions of the new senior notes, does not purport to be complete and is qualified in its entirety by reference to the indenture pursuant to which the new senior notes were issued.

The new senior notes are unsecured and rank (i) pari passu in right of payment with all current and future unsubordinated, unsecured indebtedness of AWCC, (ii) senior in right of payment to all of AWCC’s future obligations that are expressly subordinated (iii) and effectively junior in right of payment to all future secured indebtedness of AWCC to the extent of the value of the assets securing such indebtedness. The net proceeds from the sale of the new senior notes were used to fund the redemption of $1,286.0 million aggregate principal amount of RWE redemption notes and $206.0 million (including after tax gains of $2.2 million, net of $1.4 million of tax) aggregate principal amount of RWE notes.

Prepayment

The senior unsecured notes are callable at any time at the greater of par and a make whole discount rate of the then current market standard for United States treasury bills plus 20 basis points (in the case of the 2017 Notes) or 25 basis points (in the case of the 2037 Notes). Upon a change of control of American Water and a downgrade of the new senior notes below an investment grade rating, AWCC will be required to offer to repurchase the new senior notes at 101% of the aggregate principal amount of notes repurchased, plus any accrued and unpaid interest.

Support Agreement

Pursuant to a support agreement with AWCC, American Water has agreed to pay to any debt investor or lenders of AWCC any principal or interest amounts owed by AWCC to such debt investor or lender that AWCC fails to pay on a timely basis. The holders of the new senior notes may proceed directly against American Water to the extent AWCC fails to make any principal or interest payment required thereon on a timely basis.

Certain covenants and events of default

The indenture governing the new senior notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, AWCC and American Water’s ability to:

•	engage in sales and leasebacks;

•	engage in mergers or consolidations;

•	incur additional indebtedness secured by any lien;

•	create liens on assets; and

•	terminate or make certain amendments to the support agreement between AWCC and American Water.

Other Debt

•

The debt of AWCC totaled $2,970.9 million as of September 30, 2008. As of September 30, 2008, these obligations had interest rates ranging between 1.80% and 6.87% and maturity dates ranging from 2011 to 2037.

•

Debt of the subsidiaries of American Water other than AWCC totaled $1,753.2 million as of September 30, 2008. As of September 30, 2008, these obligations had interest rates ranging between 0.00% and 11.91% and maturity dates ranging from 2008 to 2038.

•	Capital lease obligations of the subsidiaries of American Water totaled $1.9 million as of September 30, 2008.

•	Consolidated debt, including fair value adjustments previously recognized in acquisition purchase accounting, is $4,789.6 million as of September 30, 2008.

•

On January 26, 2007, AWCC entered into a $10.0 million revolving line of credit with PNC Bank, N.A., or PNC. Commitments under this revolving credit facility were scheduled to expire on December 31, 2007 unless extended. Borrowings under this line of credit will bear interest at PNC’s prime rate or the applicable LIBOR rate plus 0.25% and will be used primarily for our short-term working capital needs. As of December 31, 2007, AWCC had $9.0 million drawn against this facility. As of December 31, 2007, the PNC line of credit was extended one year to December 31, 2008. As of November 13, 2008 AWCC had $6.3 million borrowing outstanding under this credit facility.

DESCRIPTION OF THE NOTES

The following description is a summary of the material provisions of the indenture. It does not restate such agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture is filed as an exhibit to the registration statement of which the prospectus forms a part. Unless the context otherwise requires, for purposes of this Description of the Notes, “American Water,” “our,” “us,” “we” or the “Company” refers to American Water Works Company, Inc. and not to any of its subsidiaries.

General

The notes will be issued under an indenture to be entered into between the issuer and Wells Fargo Bank, National Association, as indenture trustee, referred to as the indenture.

The aggregate principal amount of the notes is U.S. $50.0 million.

The notes will have the benefit of a support agreement from us described below.

The notes will be the issuer’s unsecured senior obligations and will:

•	rank equal in right of payment to all of the issuer’s existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	rank senior in right of payment to all of the issuer’s future obligations that are, by their terms, expressly subordinated in right of payment to the notes; and

•	rank effectively junior in right of payment to all of the issuer’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Similarly, our obligations as support provider under the support agreement will be unsecured senior obligations of ours and will:

•	rank equal in right of payment to all of our existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to such obligations;

•	rank senior in right of payment to any of our future obligations that are, by their terms, expressly subordinated in right of payment to such obligations; and

•

rank (i) effectively junior in right of payment to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and (ii) structurally junior in right of payment to any liabilities of our subsidiaries.

The notes will not be subject to a sinking fund provision.

The indenture trustee will initially be the security registrar and the paying agent for the notes. Notes initially will be issued in registered global form and will be in denominations of $1,000 and integral multiples of $1,000 in excess thereof, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on notes issued as a global security will be made to the depositary or a successor depositary. A beneficial interest in a global note may only be exchanged for a note in certificated form in certain circumstances. See “—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes.” Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000, and integral multiples of $1,000 in excess thereof, at the office or agency maintained by the issuer for this purpose in the City of New York. The issuer has initially designated the corporate trust office of the indenture trustee as that office. However, at the issuer’s option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The indenture does not limit our ability or the ability of the issuer, to issue or incur other unsecured debt or issue preferred stock.

We will apply to list the notes on the New York Stock Exchange.

Support Agreement

The issuer’s debt (including the notes) is supported by a support agreement, dated June 22, 2000, and amended on July 26, 2000, between the issuer and us; referred to as the support agreement. The support agreement provides, among other things, that:

•	we own, and during the term of the support agreement shall continue to own, all of the voting stock of the issuer free and clear of any lien, security interest or other charge or encumbrance;

•

we will provide to the issuer, at its request or the request of any lender (including any holder of notes), funds in the form of cash or liquid assets (as equity or, if we and the issuer agree, as a loan subordinated to any and all indebtedness, whether or not that indebtedness is outstanding at the time of the loan) as required if the issuer is unable to make timely payment of interest, principal or premium, if any, on any indebtedness issued by it;

•

we will cause the issuer to have at all times a positive tangible net worth (total assets less liabilities less intangible assets), as determined in accordance with generally accepted accounting principles; and

•

if the issuer fails or refuses to take timely action to enforce certain rights under the support agreement or if the issuer defaults in the timely payment of interest, principal or premium, if any, owed to a lender (including any holder of notes) when due, that lender may proceed directly against us to enforce such rights or to obtain payment of the defaulted interest, principal or premium, if any, owed to that lender.

No amendment to the support agreement that adversely affects the rights of any lender (including any holder of notes) and no termination of the support agreement will be effective until such time as all indebtedness of the issuer shall have been irrevocably paid in full and all commitments for indebtedness have been terminated, unless the lenders holding a majority of the aggregate principal amount of debt outstanding and (to the extent not outstanding) committed to consent in writing thereto. Notwithstanding the foregoing sentence, any amendment to the support agreement for the purposes of (i) increasing the minimum net worth as provided in the support agreement, (ii) establishing or increasing a minimum interest coverage ratio, (iii) establishing or reducing a maximum amount of debt leverage, (iv) increasing the aggregate principal amount of debt outstanding whose holders are required to consent to the termination or amendment of the support agreement, or (v) any combination of clause (i), (ii), (iii) and (iv) of this sentence, shall be effective without the consent of any lender. In addition, nothing in the prior two sentences shall derogate from, or override, any provision in an instrument, indenture, agreement or other document pursuant to which indebtedness is or will be issued that requires the written consent of the holders of a specified amount or percentage of that indebtedness to consent to an amendment or termination of the support agreement.

Principal, Maturity and Interest

The initial aggregate principal amount of the notes is U.S. $50.0 million. The notes mature on December 1, 2038.

The notes will bear interest at     % per annum from             , 2008. We will pay interest on the notes on the first day of each month, beginning on January 1, 2009, to the holders of the notes as of the day that is 15 calendar days (whether or not a business day) prior to the relevant interest payment date and, if applicable, upon redemption.

The amount of interest payable on the notes for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay).

Optional Redemption by the Issuer

We will have the right to redeem the notes, in whole at any time or in part from time to time, on or after December 1, 2013 at a price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption; provided, however, that interest payable on notes with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such notes on the record date related to such interest payment date. In order to exercise our optional redemption right, written notice must be given to noteholders not less than 30 nor more than 60 days prior to the redemption date.

On and after the date of redemption, interest will cease to accrue on the notes or portion of the notes redeemed. However, interest will continue to accrue if we default in the payment of the amount due upon redemption.

Limited Right of Redemption Upon Death of Beneficial Owner

The representative of a deceased beneficial owner of notes will have the right at any time to request redemption of all or part of such notes. We will redeem such notes subject to the limitations and conditions that we will not be obligated to redeem, during the period from the original issue date of the notes through and including December 1, 2009 (known as the “initial period”), and during any twelve-month period which ends on and includes each December 1 thereafter (each such twelve-month period being known as a “subsequent period”), notes with an aggregate principal amount in excess of $25,000 from the representative of any deceased beneficial owner or notes exceeding $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) in aggregate principal amount from the representatives of all deceased beneficial owners.

We may, at our option, redeem any deceased beneficial owner’s notes in the initial period or any subsequent period in excess of $25,000. Any such redemption, to the extent that it exceeds the $25,000 limitation for the representative of any deceased beneficial owner, will not be included in the computation of the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) limitation for the representatives of all deceased beneficial owners for the applicable period or for any succeeding subsequent period. We may, at our option, also redeem deceased beneficial owners’ notes, in the initial period or any subsequent period, in an aggregate principal amount exceeding $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering). Any such redemption, to the extent it exceeds the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) limitation for the representatives of all deceased beneficial owners, will not reduce the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) limitation for all such representatives for the applicable period or any subsequent period. If we elect to redeem notes in excess of the $25,000 limitation for the representative of any deceased beneficial owner or the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) limitation for the representatives of all deceased beneficial owners, notes so redeemed will be redeemed in the order of the receipt of redemption requests (as defined below) by the trustee.

A request for redemption of notes may be initiated by the representative of a deceased beneficial owner. For purposes of making a redemption request, the representative of a deceased beneficial owner is any person who is the personal representative of, or is otherwise authorized to represent, the estate of such deceased beneficial owner or the surviving joint tenant or tenant(s) by the entirety or the trustee of a trust. The representative must deliver a request to the participant through whom the deceased beneficial owner owned the notes to be redeemed, in form satisfactory to such participant, together with evidence of the death of such beneficial owner, evidence of the authority of the representative satisfactory to such participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to redemption as such participant may require. For purposes of this discussion, a “participant” is generally the broker from whom the notes are purchased by a beneficial owner. The request must specify the principal amount of the notes to be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The participant will thereupon deliver to DTC a request for redemption substantially in the form attached as Appendix A to this prospectus supplement (known as the “redemption request”). DTC will, on receipt of a redemption request, forward the redemption request to the trustee. The trustee will maintain records with respect to redemption requests received by it, including date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 individual limitation and the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) aggregate limitation. The trustee will promptly file with us each redemption request it receives, together with the information regarding the eligibility of that redemption request with respect to the $25,000 individual limitation and the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) aggregate limitation. We, DTC and the trustee may conclusively assume, without independent investigation or verification, that the statements contained in each redemption request are true and correct and will have no responsibility for reviewing any documents submitted to the participant by the representative. We, DTC and the trustee will also have no responsibility for determining whether the deceased person is in fact the beneficial owner of the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

Subject to the $25,000 individual limitation and the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) aggregate limitation, we will, after the death of any beneficial owner, redeem the notes of such beneficial owner so requested for redemption by its representative on the next quarterly redemption date (as defined below) occurring not less than 30 days following our receipt of a redemption request from the trustee. If a redemption request exceeds the $25,000 individual limitation, or if all redemption requests exceed the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) aggregate limitation during the applicable period, then the excess redemption requests will be applied in the order received by the trustee to successive subsequent periods, regardless of the number of subsequent periods required to redeem the notes to which the redemption requests relate. We may, at any time, notify the trustee that we will redeem, on the next quarterly redemption date occurring not less than 30 days after that notice, all or any lesser amount of notes for which redemption requests have been received but which are not then eligible for redemption by reason of the $25,000 individual limitation or the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) aggregate limitation. If we so elect to redeem excess notes, we will redeem these excess notes in the order of receipt of redemption requests by the trustee. The “quarterly redemption dates” will be March 1, June 1, September 1 and December 1 of each year, beginning March 1, 2009. The price we will pay for the notes to be redeemed pursuant to a redemption request is 100% of the principal amount of those notes plus any accrued and unpaid interest thereon to the date of redemption; provided, however, that interest payable on notes with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such notes on the record date related to such interest payment date.

Subject to arrangements with DTC, payment for the notes to be redeemed will be made to DTC upon presentation of notes to the trustee for redemption in the aggregate principal amount specified in the redemption requests submitted to the trustee by DTC which are to be fulfilled on that date. The principal amount of any notes we acquire or redeem, other than by redemption at the option of any representative of a deceased beneficial owner, will not be included in the computation of either the $25,000 individual limitation or the $1,000,000 (2% of the aggregate principal amount of the notes sold in this offering) aggregate limitation for the initial period or for any subsequent period. A beneficial owner, for purposes of determining if the representative of a deceased person may make a proper redemption request, is the person who has the right to sell, transfer or otherwise dispose of notes and the right to receive the proceeds from that sale, as well as the interest thereon and principal thereof. In general, a determination of beneficial ownership in the notes will be subject to the rules, regulations and procedures governing DTC and its participants.

Any notes held in tenancy by the entirety, joint tenancy or by tenants in common will be considered to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common will be considered the death of the beneficial owner of such notes. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of notes will be considered the death of the beneficial owner of such notes, regardless of the recordation of ownership of such notes on the records of the participant, if such rights can be established to the satisfaction of the participant and us. These rights will be considered to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the deceased person or by or for the deceased person and any spouse, trusts and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person’s lifetime.

In the case of a redemption request which is presented on behalf of a deceased beneficial owner that has not been fulfilled at the time we give notice of our election to redeem the notes, the notes which are the subject of such pending redemption request will be redeemed prior to any other notes pursuant to our optional redemption right to the extent that the aggregate principal amount of such notes does not exceed the aggregate principal amount of notes we have elected to redeem at our option.

The representative of the deceased beneficial owner of notes may initiate the withdrawal of any redemption request by making a request therefor to the applicable participant and requesting the participant to request that DTC make a similar request to the trustee not less than 60 days prior to the quarterly redemption date on which the notes are first eligible for redemption. We may, at any time, purchase any notes for which redemption requests have been received in lieu of redeeming those notes.

During any time or times as the notes are not represented by a global note and are issued in certificated form, all references herein to participants and DTC, including DTC’s governing rules, regulations and procedures, will be considered deleted, all determinations which under this section the participants are required to make will be made by us (including, without limitation, determining whether the deceased person is in fact the beneficial owner of notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), and all redemption requests, to be effective, must be delivered by the representative to the trustee, with a copy to us, and must be in the form of a redemption request (with appropriate changes to reflect the fact that the redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, must be accompanied by the notes that are the subject of the request and, if applicable, a properly executed assignment or endorsement. If the record ownership of notes is held by a nominee of the deceased beneficial owner, a certificate or letter from such nominee attesting to the deceased’s ownership of a beneficial interest in the notes must also be delivered.

Because of the limitations and conditions referred to in this section, no assurance can be given that the representative of a deceased beneficial owner of notes will be able to effect the redemption of such notes prior to maturity.

Change of Control

If a change of control triggering event (as defined below) occurs at any time, unless the issuer has exercised its right to redeem the notes as described below under “—Optional Redemption by the Issuer,” holders of notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below, referred to as the change of control offer, on the terms set forth in the notes. In the change of control offer, the issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase, referred to as the change of control payment. Within 30 days following any change of control triggering event, the issuer will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, referred to as the change of control payment date, pursuant to the procedures required by the notes and described in the notice. The issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the notes, the issuer will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the notes by virtue of such conflicts.

On the change of control payment date, the issuer will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly pay to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

The issuer will not be required to make an offer to repurchase the notes upon a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the issuer and that third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions apply:

“Below investment grade rating event” means the notes are rated below an investment grade rating by each of the rating agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control triggering event hereunder), if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any person or group of related persons for purposes of Section 13(d) of the Exchange Act, referred to as a group, other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of our then outstanding voting stock; or (4) the first day on which a majority of the members of our board of directors are not continuing directors.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a below investment grade rating event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Events of Default

Each of the following is an event of default:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by the issuer or us to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)

failure by the issuer or us to comply for 60 days after receipt of notice with any of the other agreements in the indenture or the support agreement; provided, however, that except with respect to defaults under or breaches of the covenant described under “Certain covenants—Restrictions on Liens,” holders of the notes will be deemed to have agreed to an extension of such 60-day period to 120 days so long as corrective action is initiated by the issuer or us within such 60-day period unless such corrective action is no longer being diligently pursued;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the issuer or us (or the payment of which is guaranteed by the issuer or us), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100 million or more, referred to as the cross acceleration provision;

(6)	failure by the issuer or us to pay final judgments aggregating (to the extent not paid or insured) in excess of $100 million, which judgments are not paid, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; referred to as the judgment default provision;

(7)	except as permitted by the indenture the support agreement shall cease for any reason to be in full force and effect or us, or any person acting on behalf of us, shall deny or disaffirm our obligations under the support agreement; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to the issuer or us, referred to as the bankruptcy provision.

However, a default under clause (4) will not constitute an event of default until the trustee or the holders of 25% in aggregate principal amount of the outstanding notes notify the issuer of the default and the issuer does not cure the default within 60 days after receipt of that notice. In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to the issuer or us, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest have been cured or waived as provided in the indenture.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default if it determines that withholding notice is in their interest, except a default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

The holders of a majority in aggregate principal amount of the notes then outstanding, by notice to the trustee, may, on behalf of the holders of all of the notes, waive any existing default and its consequences under the indenture except a continuing default in the payment of interest on, or the principal of, the notes (other than the non-payment of principal of or interest on the notes that became due solely because of the acceleration of the notes).

The issuer is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during that fiscal year. Promptly (and in any event within 5 business days) upon a responsible officer of the issuer becoming aware of any default or event of default, the issuer is required to deliver to the trustee a statement specifying that default.

“Responsible officer” means the chief executive officer, chief operating officer, general counsel, any senior financial officer and any other officer of the issuer with responsibility for the administration of the indenture.

“Senior financial officer” means the chief financial officer, principal accounting officer, treasurer or controller of the issuer.

Selection and Notice

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(a)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

(b)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Certain Covenants

The indenture contains, among others, the following covenants:

Restrictions on Liens

The issuer will not, and will not allow us, as the support provider, or any of our subsidiaries to, create, incur, issue or assume any liens on our or their respective property to secure debt where the debt secured by those liens would exceed an amount equal to 15% of our consolidated tangible total assets, as defined below (calculated to exclude debt secured by Permitted Liens). This restriction does not apply to permitted liens, which is defined to include:

(a)	liens existing, or created pursuant to the terms of agreements existing, on the date of the indenture;

(b)

liens consisting of (i) pledges or deposits in the ordinary course of business to secure obligations under workmen’s compensation laws or similar legislation, (ii) deposits in the ordinary course of business to secure or in lieu of surety, appeal or customs bonds to which the issuer, we or any of our subsidiaries is a party, (iii) liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings diligently conducted, (iv) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (v) materialmen’s, mechanics’, carriers’, workmen’s repairmen’s or other like liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(c)	liens created to secure tax-exempt debt, in connection with the financing or refinancing of the purchase, lease or construction of properties;

(d)	any lien on any asset of any person existing at the time the person is merged or consolidated with or into, or such asset is acquired by the issuer, us or any of our subsidiaries and not created in contemplation of such event;

(e)	liens created to secure sales of accounts receivable and other receivables;

(f)	licenses of intellectual property granted by the issuer, us or any of our subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(g)	liens of landlords arising under real property leases to the extent those liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money;

(h)	any interest or title of a lessor or sublessor under any lease permitted by the indenture;

(i)	liens securing debt which has neither been assumed by the issuer, us or any of our subsidiaries nor upon which the issuer, us or any of our subsidiaries customarily pay interest charges, existing upon real property, or rights in or relating thereto, which real property or rights were acquired for right-of-way purposes;

(j)	zoning laws and ordinances;

(k)	any leases required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles;

(l)	easements, rights-of-way, restrictions, conditions and other similar encumbrances, minor defects or irregularities of title, and alleys, streets and highways, which in the aggregate do not materially impair the usefulness of the mortgaged property in the present business of the issuer, us or any of our subsidiaries;

(m)	leases of the properties of the issuer, us or any of our subsidiaries, in each case entered into in the ordinary course of business and that do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary course of business or (ii) materially impair the value of the property subject thereto;

(n)	liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the issuer, us or any of our subsidiaries in the ordinary course of business in accordance with the past practices of the issuer, us or such subsidiary;

(o)	bankers’ liens, right of setoff and other similar liens (including deposits required by interest rate swap agreements) existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the issuer, us or any of our subsidiaries, in each case granted in the ordinary course of business in favor of the financial institutions with which such accounts are maintained, securing amounts owing to such financial institutions with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such liens are non-consensual and arise by operation of law, in no case shall any such liens secure (either directly or indirectly) the repayment of any debt;

(p)	liens for taxes, assessments or governmental charges or levies not yet delinquent and which may subsequently be paid without interest or penalties and liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP;

(q)	any lien on any property of the issuer, us or any of our subsidiaries securing obligations not exceeding in the aggregate $100 million outstanding any time;

(r)	liens on any property, acquired, constructed or improved by the issuer, us or any of our subsidiaries after the date of the indenture, and any improvements thereon, accessions thereto or other property acquired or constructed for use in connection therewith or related thereto, which are created or assumed prior to or contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, or within one year thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 180-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the indenture or liens on any property existing at the time of acquisition thereof; provided, that the liens shall not extend to any property theretofore owned by the issuer, us or any of our subsidiaries other than, in the case of any such construction or improvement, (i) unimproved real property on which the property so constructed or the improvement is located, (ii) other property (or improvement thereon) which is an improvement to or is acquired or constructed for use in connection therewith or related thereto, (iii) any right and interest under any agreement or other documents relating to the property being so constructed or improved or such other property and (iv) the stock of any subsidiary of ours created or maintained for the primary purpose of owning the property so constructed or improved;

(s)	liens on property securing debt if, prior to or concurrently with the issuance, assumption or guarantee of such debt, the notes (together with, if the issuer shall so determine, (i) any other debt of or guaranteed by the issuer ranking equally with the notes or (ii) any debt of us or any of our subsidiaries then existing or thereafter created) are secured by such property equally and ratably with (or prior to) such debt (for so long as such debt is secured by such liens);

(t)	liens securing the notes;

(u)	liens securing debt owed to the issuer, us or any of our subsidiaries; and

(v)	liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part debt or other obligations secured by any lien referred to in the foregoing subsections (a) through (t); provided, however, that the principal amount of debt or obligations secured thereby shall not exceed the principal amount of debt or obligations so secured at the time of such refinancing, extension, renewal or replacement plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and that such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property that secured the lien or mortgage so refinanced, extended, renewed or replaced (and any improvements on such property).

“Debt” means, for any person (without duplication), all (i) indebtedness for borrowed money, (ii) obligations evidence by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or service (other than trade payables not overdue by more than 90 days incurred in the ordinary course of business and long term water purchase contracts), (iv) obligations under capital leases, (v) indebtedness of the type referred to in clauses (i) through (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by), any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for payment of such indebtedness, and (vi) all obligations of such person for indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above under direct or indirect guarantees, excluding, in all cases, (i) advances for construction and contributions in aid of construction as set forth on the consolidated balance sheet of American Water and its subsidiaries, (ii) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit and (iii) attributable debt in respect of sale and leaseback transactions.

Restrictions on Sales and Leasebacks

The issuer will not, and will not allow us or any of our subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the notes will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate amount of the attributable debt of the issuer, us and our subsidiaries in respect of sale and leaseback transactions then outstanding would not exceed an amount equal to 15% of our consolidated tangible total assets, or

•

the issuer, we or any of our subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of secured debt which is not subordinate to the notes in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction or (2) the fair market value of the property leased.

A “sale and leaseback transaction” for purposes of this subsection is an arrangement between the issuer, us or any of our subsidiaries and a bank, insurance company or other lender or investor where the issuer, we or any of our subsidiaries leases property for an initial term of three years or more that was or will be sold by the issuer, us, or such subsidiary to that lender or investor for a sale price of U.S. $1,000,000 or its equivalent or more.

“Attributable debt” means the lesser of (1) the fair market value of the asset subject to the sale and leaseback transaction and (2) the present value, determined in accordance with GAAP (discounted at a rate equal to the rate of interest implicit in such transaction), of the obligations of the lessee for the net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

“Consolidated tangible total assets” means, as at any applicable time of determination, consolidated total assets less, without duplication, all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset, in each case as set forth in our most recent consolidated balance sheet.

“Consolidated total assets” means, as at any applicable time of determination, our consolidated total assets as set forth in our most recent consolidated financial statements.

Merger, Consolidation or Sale of Assets

(a) Neither the issuer nor we will consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(i) the successor formed by a consolidation or the survivor of a merger or the person that acquires by conveyance, transfer or lease all or substantially all of the assets of the issuer or us as an entirety, as the case may be, is a person organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and expressly assumes, in the case of the issuer, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the indenture on the part of the issuer to be performed or observed, and, in the case of us, all the obligations under the support agreement to be performed or observed, and such person shall have caused to be delivered to the trustee an officer’s certificate and an opinion of counsel to the effect that such consolidation, merger, conveyance, transfer or lease complies in all material respects with this covenant; and

(ii) immediately before and immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

(b) Upon any consolidation by the issuer or us with or merger by the issuer or us into any other person or any conveyance, transfer or lease of either the issuer’s or our properties and assets substantially as an entirety in accordance with this covenant, the successor person formed by such consolidation or into which it is merged or to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the issuer or us, as applicable, under the indenture and the support agreement with the same effect as if such successor person had been named as the issuer or the support provider, as applicable, therein, and thereafter, except in the case of a lease, the predecessor person will be relieved of all obligations and covenants, in the case of the issuer under the indenture, the notes and, in the case of us, under the support agreement.

Support Agreement

We may not (a) cancel or terminate the support agreement or (b) amend or otherwise modify the terms of the support agreement, except for amendments and modifications that do not adversely affect the rights of the holders of notes, in each case, without the prior written consent of holders of at least a majority of the outstanding principal amount of all outstanding debt of the issuer.

Assumption

We may directly assume the due and punctual payment of the principal of (premium, if any) and interest on all the notes and the performance of every covenant of the indenture on the part of the issuer to be performed or observed. Upon any such assumption, we will succeed to and be substituted for and may exercise every right and power of the issuer under the indenture with the same effect as if we had been named as the issuer in the indenture and the issuer will be released from its liability as obligor on the notes. No such assumption shall be permitted unless we have delivered to the indenture trustee an officers’ certificate of us and an opinion of counsel for us, each stating that such assumption and supplemental indenture comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

Modification or Waiver

Except as provided below, the issuer and the trustee may supplement and amend the indenture or the notes with the consent of the holders of not less than a majority in principal amount of the outstanding notes. The consent of the holder of each outstanding note affected is required to:

•	change the stated maturity of or the stated amount of the principal of, or any installment of interest on, the notes;

•	reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of the notes;

•	change the place or currency of payment of principal of, or interest on, the notes;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the notes or any redemption date for the notes;

•	reduce the percentage of holders of outstanding notes necessary to modify or amend the indenture or to consent to any waiver under the indenture;

•	reduce the percentage of outstanding notes necessary to waive any past default; or

•	modify any of the above requirements.

The issuer and the trustee may supplement and amend the indenture or the notes without the consent of any holder for the following purposes:

•	to evidence the succession of another entity to the issuer as obligor under an indenture;

•	to provide for the acceptance of appointment by a successor trustee;

•	to effect the assumption of the indenture by us or one of our subsidiaries;

•	to cure any ambiguity, defect or inconsistency in the indenture;

•

to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code);

•	to add guarantees with respect to the notes or to secure the notes;

•	to establish the form or terms of notes as permitted by the indenture;

•

to add to the covenants of us, the issuer or our other subsidiaries for the benefit of the holders of the notes or to surrender any right or power conferred upon us, the issuer or our other subsidiaries;

•	to make any change that does not adversely affect the rights of any holder of the notes; or

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or supplemental indenture. It is sufficient if such consent approves the substance of the proposed amendment or supplemental indenture.

Prescription Period

Any money that the issuer deposits with the trustee or any paying agent for the payment of principal or interest on any global note that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to the issuer upon the issuer’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of any note will be able to seek any payment to which that holder may be entitled to collect only from the issuer.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the issuer or us, will have any liability for any obligations of the issuer or us under the notes, the indenture, the support agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities law and it is the view of the SEC that such waiver is against public policy.

Defeasance

At any time, the issuer may terminate all its obligations under the notes and the indenture, referred to as legal defeasance, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time the issuer may terminate its obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger, Consolidation or Sale of Assets”), the operation of the cross acceleration provision, the bankruptcy provision and the judgment default provision described under “—Events of Default,” referred to as covenant defeasance.

The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If the issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of a default specified in clause (4), (5), (6) or (7) under “—Events of Default”.

In order to exercise either of its defeasance options, the issuer must irrevocably deposit in trust, referred to as the defeasance trust, with the trustee money or U.S. Government obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Discharge

When (i) the issuer delivers to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) the issuer irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case the issuer pays all other sums related to the notes payable under the indenture by the issuer, then the indenture shall, subject to certain surviving provisions cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of the issuer accompanied by an officers’ certificate and an opinion of counsel of the issuer.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons, referred to as global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company, referred to as DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form, referred to as certificated notes, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of the notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Exchanges of Global Notes for Certificated Notes

A beneficial interest in a global note may not be exchanged for a note in certificated form unless (i) DTC (x) notifies the issuer that it is unwilling or unable to continue as depository for such global note or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) there shall have occurred and be continuing an event of default with respect to the notes. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a global note will bear the legend restricting transfers that is borne by such global note. Any such exchange will be effected only through the DWAC system and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant global note.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We and the issuer take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

Upon the issuance of the global notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC, referred to as participants, or persons who hold interests through participants. Ownership or beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in a global note will not be entitled to have portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note (or any notes presented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein). In the event that owners of beneficial interests in a global note become entitled to receive notes in definitive form, such notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples of $1,000 in excess thereof.

Investors may hold their interests in the global notes directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of and interest on global notes will be made to DTC or its nominee as the registered owner thereof. Neither the issuer, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Beneficial interests in the global notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such notes as shown on the records of DTC or its nominee. The issuer also expects that payments by participants to owners of beneficial interests in such global notes held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the issuer that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default (as defined above) under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

DTC has advised the issuer as follows: DTC is

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of New York Banking law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the issuer, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Same Day Settlement and Payment

The issuer will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The issuer will make all payments of principal, interest and premium and special interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any certificated notes will also be settled in immediately available funds.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. Federal income tax consequences relevant to the purchase, ownership and disposition of the notes by the beneficial owners thereof, which we refer to as Holders. This discussion is limited to the tax consequences to the initial Holders of notes who purchase the notes at the initial offering price and does not address the tax consequences to subsequent purchasers of notes. This summary does not purport to be a complete analysis of all of the potential U.S. Federal income tax consequences relating to the purchase, ownership and disposition of the notes, nor does this summary describe any federal estate tax consequences. There can be no assurance that the IRS will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code or special rules applicable to certain categories of purchasers (including dealers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for the securities holdings, insurance companies, real estate investment trusts, regulated investment companies, financial institutions, tax-exempt entities, Holders whose functional currency is not the U.S. dollar and, except, to the extent discussed below, Non-U.S. Holders (as defined below)) or to purchasers who hold the notes as part of a hedge, straddle, conversion or constructive sale transaction or other risk reduction transaction.

This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). The discussion below assumes that Holders hold the notes as capital assets within the meaning of Section 1221 of the Code.

If a partnership, or an entity treated as a partnership for U.S. Federal income tax purposes, holds any notes, the tax treatment of such entity and each partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the tax consequences of owing notes.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF A PURCHASE OF NOTES IN LIGHT OF THEIR PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Tax Consequences to U.S. Holders

The following summary is a general description of certain U.S. Federal income tax consequences applicable to a “U.S. Holder.” For the purpose of this discussion, “U.S. Holder” means a Holder of a note that is for U.S. Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust, if (A) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (B) it was in existence on August 20, 1996, and has a valid election in place to be a U.S. person.

Payments of Interest and Principal

We expect that the notes will not be issued with original issue discount (other than de minimis original issue discount). Accordingly, interest paid on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time the interest accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. Federal income tax purposes. To the extent that any payment of principal is made on a note (prior to maturity), a U.S. Holder will recognize a pro rata portion of any de minimis original issue discount on such note as capital gain.

Sale, Exchange, Redemption or Retirement of the Notes: General

In general, upon the sale, exchange, redemption or retirement of a note, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest that the U.S. Holder has not already included in gross income) and such Holder’s adjusted tax basis in the note. To the extent attributable to accrued but unpaid interest that the U.S. Holder has not already included in gross income, the amount recognized by the U.S. Holder will be treated as a payment of interest. See “—Tax Consequences to U.S. Holders” and “—Payments of Interest and Principal” above. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder, reduced by any principal payments (other than payments treated as payments of de minimis original issue discount) received by such Holder.

The assumption described above in “Description of the Notes—Assumption” will result in a “deemed exchange” of a note for a new note of the assuming corporation. It is unclear whether this deemed exchange will be a taxable transaction for U.S. Federal income tax purposes or whether it will not be a taxable transaction for U.S. Federal income tax purposes. If the assumption is treated as a taxable transaction for U.S. Federal income tax purposes, then the consequences in the preceding paragraph would apply. Prospective Holders are urged to consult their tax advisors regarding the tax consequences of such an assumption.

The excess of net long-term capital gains over net short-term capital losses is subject to tax at a lower rate for noncorporate taxpayers. Noncorporate taxpayers are generally subject to a maximum tax rate of 15% (for all taxable years ending on or before December 31, 2010) on capital gain realized on the disposition of a capital asset (including a note) held for more than one year. The distinction between capital gain or loss and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Tax Consequences to Non-U.S. Holders

The following summary is a general description of certain U.S. Federal income tax consequences to a “Non-U.S. Holder”. A “Non-U.S. Holder” means, for purposes of this discussion, a Holder (other than a partnership, or other entity treated as a partnership for U.S. Federal income tax purposes) that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” and certain U.S. individuals that are expatriates and such Non-U.S. Holders should consult their tax advisors.

Interest

Assuming that a Non-U.S. Holder’s interest income on a note is not effectively connected with the conduct by such Holder of a trade or business in the United States, payments of interest on a note by us or any paying agent to a Non-U.S. Holder will not be subject to U.S. Federal income tax or withholding tax, provided that:

•	such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Holder is not, for U.S. Federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

such Holder is not a bank receiving interest “on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business” within the meaning of Section 881(c)(3)(A) of the Code; and

•	the certification requirements under Code Section 871(h) or 881(c) and Treasury Regulations thereunder (summarized below) are met.

Payments of interest on a note that do not satisfy all of the foregoing requirements are generally subject to U.S. Federal income tax and withholding tax at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be subject to U.S. Federal income tax in the same manner as a U.S. Holder with respect to interest that is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder. Effectively connected interest income received by a corporate Non-U.S. Holder may also, under certain circumstances be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected interest income will not be subject to withholding tax if the Non-U.S. Holder delivers an IRS Form W-8ECI to the payor.

Under Code Sections 871(h) and 881(c) and the underlying Treasury Regulations, in order to obtain the exemption from withholding tax described in this section “Interest” above either (i) the Holder of a note must provide its name and address, and certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such Holder is a Non-U.S. Holder or (ii) the Holder holds its notes through certain intermediaries and such Holder satisfies the certification requirements of applicable Treasury Regulations. Special certification rules apply to Holders that are pass-through entities for U.S. Federal income tax purposes. In general, a certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury Regulations, the foregoing certification may be provided by the Holder of a note on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Repayment of Principal and Realized Gain

In general, a Non-U.S. Holder of a note will not be subject to U.S. Federal withholding tax on the receipt of payments of principal on the note, and a Non-U.S. Holder will not be subject to U.S. Federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of such note, or receipt of principal, unless:

•	such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met;

•	the Non-U.S. Holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of or, if a tax treaty applies, is attributable to a U.S. permanent establishment of, the Non-U.S. Holder.

Federal withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a Holder are generally allowed as a credit against the affected Non-U.S. Holder’s U.S. Federal income tax liability.

Backup Withholding and Information Reporting

Under current U.S. Federal income tax law, backup withholding at specified rates (currently 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain Holders.

In the case of a noncorporate U.S. Holder, information reporting requirements will apply to payments of principal or interest made by us or any paying agent thereof on a note. The payor will be required to withhold backup withholding tax if:

•	a Holder fails to furnish its Taxpayer Identification Number (“TIN”) (which, for an individual, is his Social Security number) to the payor in the manner required;

•	a Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such Holder has failed to properly report payments of interest or dividends; or

•

or under certain circumstances, a Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN, is a U.S. person, and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including to entities treated as corporations for U.S. Federal income tax purposes. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable.

In the case of a Non-U.S. Holder, under currently applicable Treasury Regulations, backup withholding and information reporting will not apply to payments of principal or interest made by us or any paying agent thereof on a note (absent actual knowledge or reason to know that the Holder is actually a U.S. Holder) if such Holder has provided the required certification under penalties of perjury that it is not a U.S. Holder or has otherwise established an exemption. If such Holder provides the required certification, such Holder may nevertheless be subject to withholding of U.S. Federal income tax as described above under “—Tax Consequences to Non-U.S. Holders.” The rules regarding withholding, backup withholding and information reporting for Non-U.S. Holders are complex, may vary depending on a Non-U.S. Holder’s particular situation and are subject to change. In addition, special rules apply to certain types of Non-U.S. Holders, including partnerships, trusts and other entities treated as pass-through entities for U.S. Federal income tax purposes. Non-U.S. Holders of notes should accordingly consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption if applicable.

Backup withholding is not an additional tax; any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. Federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement among the issuer, the support provider and Edward D. Jones & Co., L.P., which we refer to as the underwriter, dated as of the date of this prospectus, we agreed to sell to the underwriter and it has agreed to purchase, $50.0 million principal amount of the notes at     % of their principal amount ($             aggregate proceeds to the issuer before expenses).

The underwriting agreement provides that the underwriter is obligated to purchase all the notes in the offering if any are purchased.

The underwriter proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the notes, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts.

We will apply to list the notes on the New York Stock Exchange. We have been advised by the underwriter that it presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriter. The underwriter’s ability to make a market in the notes will depend on the availability of a market-making prospectus. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

The issuer and support provider have agreed to indemnify the underwriter against liabilities relating to this offering, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of notes in excess of the principal amount of notes the underwriter are obligated to purchase, which creates a short position.

•	The underwriter may bid for and purchase notes in the open market.

•

Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the notes originally sold by the underwriter are purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

The issuer and the support provider have agreed with the underwriter that, during the period of time from the date of the underwriting agreement until the date 60 days after the date of this prospectus, they will not sell, offer to sell or otherwise dispose of any securities that are substantially similar to the notes without the underwriter’s prior written consent.

The underwriter and its affiliates have engaged, and may in the future engage, in transactions with, and from time to time have performed services for, the issuer, the support provider and the support provider’s affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately $0.6 million.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the notes, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The validity of the notes will be passed upon for the underwriter by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Water Works Company, Inc. and Subsidiary Companies (formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the notes we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the notes we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the SEC in Washington, D.C. and copies of all or any part of the registration statement may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. The SEC’s toll-free number is 1-800-SEC-0330. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended. The annual reports we file on Form 10-K, quarterly reports we file on Form 10-Q, current reports we file on Form 8-K reports and other information that we file with the SEC are available for inspection and copying at the SEC’s public reference facilities and without charge on the website of the SEC referred to above and on our website (http://www.amwater.com).

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. We are not making an offer of our notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

GLOSSARY

“authorized area” refers to a geographic area in which we provide water and wastewater services pursuant to a certificate of public convenience and necessity (or similar authorizations).

“certificate of public convenience and necessity” refers to a certificate issued by a state PUC granting an exclusive right with respect to investor-owned utilities to provide service within a designated service area, and which provides limited protection from competition within that area from other investor-owned utilities.

“customer” typically means a connection to our water or wastewater networks; as in the case of apartment complexes, businesses and many homes, multiple individuals may be served by a single connection.

“DBO” refers to services provided pursuant to a contract to design, build and operate a water or wastewater system.

“forward-looking test year” is a device employed by state PUCs that takes account of current or projected costs or current or projected invested capital and other “known and measurable changes” in our business, in the rate setting process, as opposed to relying strictly on historical data.

“infrastructure surcharge” is a device employed by a state PUC that allows for adjustment of our basic rates and charges for specified portions of capital expenditures, generally related to replacement of aging infrastructure, outside the context of a general rate proceeding.

“O&M” refers to services provided pursuant to a contract to operate and maintain a water or wastewater system.

“population” means the estimated number of people served by our water and wastewater services; see “Industry and Market Data” for the methodology we employ to estimate population served.

“rate case” means the process to obtain approval for a change in rates that involves filing a petition with a state PUC on a periodic basis as determined by our capital expenditures needs and our operating costs.

“single tariff” is a policy employed by a state PUC pursuant to which all customers in a state or a region within a state are charged utilizing a single rate structure, regardless of which individual water and/or wastewater system serves them.

“state PUC” means a state commission or other entity engaged in economic regulation of public utilities.

“test year” is a device employed by a state PUC to determine costs and revenues for regulated utilities for the purposes of setting rates.

“tuck-in” means an acquisition of a small water and/or wastewater system, typically serving fewer than 10,000 customers, in close geographic proximity to locations where we operate our Regulated Businesses.

G-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

American Water Works Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in common stockholder’s equity and comprehensive income (loss) and of consolidated cash flows present fairly, in all material respects, the financial position of American Water Works Company, Inc. and Subsidiary Companies (formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for its defined benefit pension and other postretirement benefit plans effective December 31, 2006.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2008

American Water Works Company, Inc. and Subsidiary Companies

(formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies)

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2007	2006
ASSETS
Property, plant and equipment
Utility plant—at original cost, net of accumulated depreciation	$9,199,909	$8,605,341
Nonutility property, net of accumulated depreciation	118,052	115,216

Total property, plant and equipment	9,317,961	8,720,557

Current assets
Cash and cash equivalents	13,481	29,754
Restricted funds	3,258	2,100
Utility customer accounts receivable	147,640	153,583
Allowance for uncollectible accounts	(20,923)	(23,061)
Unbilled utility revenues	134,326	123,180
Non-regulated trade and other receivables, net	66,540	54,463
Taxes receivable, including federal income	23,111	—
Materials and supplies	27,458	23,012
Assets of discontinued operations	—	12,834
Other	35,463	36,576

Total current assets	430,354	412,441

Regulatory and other long-term assets
Regulatory assets	628,039	587,157
Restricted funds	10,252	17,239
Goodwill	2,456,952	2,962,493
Other	90,514	83,172

Total regulatory and other long-term assets	3,185,757	3,650,061

TOTAL ASSETS	$12,934,072	$12,783,059

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

(formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies)

Consolidated Balance Sheets—(Continued)

(In thousands, except per share data)

	December 31,
	2007	2006
CAPITALIZATION AND LIABILITIES
Capitalization
Common stockholder’s equity	$4,542,046	$3,817,397
Preferred stock without mandatory redemption requirements	4,568	4,568
Long-term debt
Long-term debt	4,674,837	3,096,404
Redeemable preferred stock at redemption value	24,296	1,774,475

Total capitalization	9,245,747	8,692,844

Current liabilities
Short-term debt	220,514	719,745
Current portion of long-term debt	96,455	287,383
Accounts payable	168,886	140,691
Taxes accrued, including federal income	56,002	28,115
Interest accrued	50,867	34,775
Liabilities of discontinued operations	—	2,478
Other	181,765	150,475

Total current liabilities	774,489	1,363,662

Regulatory and other long-term liabilities
Advances for construction	655,375	615,671
Deferred income taxes	638,918	583,403
Deferred investment tax credits	35,361	36,533
Regulatory liability—cost of removal	192,650	166,867
Accrued pension expense	290,722	314,577
Accrued postretirement benefit expense	158,552	144,904
Other	123,871	110,354

Total regulatory and other long-term liabilities	2,095,449	1,972,309

Contributions in aid of construction	818,387	754,244
Commitments and contingencies	—	—

TOTAL CAPITALIZATION AND LIABILITIES	$12,934,072	$12,783,059

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

(formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies)

Consolidated Statements of Operations

(In thousands, except per share data)

	Years Ended December 31,
	2007	2006	2005
Operating revenues	$2,214,215	$2,093,067	$2,136,746

Operating expenses
Operation and maintenance	1,246,479	1,174,544	1,201,566
Depreciation and amortization	267,335	259,181	261,364
General taxes	183,253	185,065	183,324
Loss (gain) on sales of assets	(7,326)	79	(6,517)
Impairment charges	509,345	221,685	385,434

Total operating expenses, net	2,199,086	1,840,554	2,025,171

Operating income	15,129	252,513	111,575

Other income (deductions)
Interest, net	(283,165)	(365,970)	(345,257)
Allowance for other funds used during construction	7,759	5,980	5,810
Allowance for borrowed funds used during construction	3,449	2,652	2,420
Amortization of debt expense	(4,867)	(5,062)	(4,367)
Preferred dividends of subsidiaries	(225)	(215)	(227)
Other, net	6,401	1,164	5,895

Total other income (deductions)	(270,648)	(361,451)	(335,726)

Loss from continuing operations before income taxes	(255,519)	(108,938)	(224,151)
Provision for income taxes	86,756	46,912	50,979

Loss from continuing operations	(342,275)	(155,850)	(275,130)
Loss from discontinued operations, net of tax	(551)	(6,393)	(49,910)

Net loss	$(342,826)	$(162,243)	$(325,040)

Basic earnings per common share
Loss from continuing operations	$(2.14)	$(0.97)	$(1.72)

Loss from discontinued operations, net of tax	$(0.00)	$(0.04)	$(0.31)

Net loss	$(2.14)	$(1.01)	$(2.03)

Diluted earnings per common share
Loss from continuing operations	$(2.14)	$(0.97)	$(1.72)

Loss from discontinued operations, net of tax	$(0.00)	$(0.04)	$(0.31)

Net loss	$(2.14)	$(1.01)	$(2.03)

Average common shares outstanding during the period:
Basic	160,000	160,000	160,000

Diluted	160,000	160,000	160,000

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

(formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies)

Consolidated Statements of Cash Flows

(In thousands, except per share data)

	Years Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(342,826)	$(162,243)	$(325,040)
Adjustments
Loss on sale of discontinued businesses	—	1,001	15,407
Depreciation and amortization	267,335	259,181	261,364
Impairment charges	509,345	227,802	420,370
Removal costs net of salvage	38,442	34,627	32,196
Provision for deferred income taxes	41,918	34,464	26,861
Amortization of deferred investment tax credits	(1,510)	(1,306)	(1,612)
Provision for losses on utility accounts receivable	17,553	26,706	27,485
Allowance for other funds used during construction	(7,759)	(5,980)	(5,810)
(Gain) loss on sale of assets	(7,326)	79	(6,517)
Gain on early extinguishment of debt	(13,113)	(3,739)	—
Other, net	(45,117)	9,734	29,383
Changes in assets and liabilities
Receivables and unbilled utility revenues	(35,097)	3,094	4,589
Taxes receivable, including federal income	(23,111)	—	—
Other current assets	(1,171)	326	20,060
Accounts payable	6,860	7,214	23,100
Taxes accrued, including federal income	42,430	(56,970)	4,193
Interest accrued	16,092	(18,131)	4,564
Other current liabilities	10,767	(32,111)	(5,158)

Net cash provided by operating activities	473,712	323,748	525,435

CASH FLOWS FROM INVESTING ACTIVITIES
Construction expenditures	(758,569)	(688,843)	(558,446)
Allowance for other funds used during construction	7,759	5,980	5,810
Acquisitions	(15,877)	(12,534)	(4,979)
Proceeds from sale of assets and securities	16,346	3,665	1,528
Proceeds from sale of discontinued operations	9,660	30,151	15,336
Removal costs from property, plant and equipment retirements	(9,852)	(20,446)	(17,928)
Receivable from affiliates	—	—	562
Net funds (restricted) released	5,829	(9,411)	27,952
Investment in equity investee	(1,874)	—	—

Net cash used in investing activities	(746,578)	(691,438)	(530,165)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	3,869,109	582,498	494,322
Repayment of long-term debt	(2,350,725)	(637,479)	(66,039)
Net borrowings (repayments) under short-term debt agreements	(541,623)	345,682	(485,334)
Advances and contributions for construction, net of refunds	35,846	47,446	51,985
Change in cash overdraft position	42,198	—	—
Capital contributions	967,092	—	—
Debt issuance costs	(14,916)	(5,239)	(3,347)
Redemption of preferred stocks	(1,750,388)	(541)	(636)

Net cash provided by financing activities	256,593	332,367	(9,049)

Net decrease in cash and cash equivalents	(16,273)	(35,323)	(13,779)
Cash and cash equivalents at beginning of period	29,754	65,077	78,856

Cash and cash equivalents at end of period	$13,481	$29,754	$65,077

Cash paid during the year for:
Interest, net of capitalized amount	$295,707	$402,370	$349,084
Income taxes, net of refunds	$17,823	$11,633	$43,694
Non-cash investing activity
Capital expenditures acquired on account but unpaid as of year-end	$94,930	$73,595	$85,703
Non-cash financing activity
Advances and contributions	$101,226	$72,892	$85,818
Capital contribution (See Note 10)	$100,000	$1,194,454	$—

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

(formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies)

Consolidated Statements of Changes in Common Stockholder’s Equity and Comprehensive Income (Loss)

(In thousands, except per share data)

	Common Stock		Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stockholder’s Equity	Comprehensive Income (Loss)
	Shares	Par Value
Balance at December 31, 2004	160,000	$1,600	3,376,401	(249,009)	563	3,129,555
Net loss	—	—	—	(325,040)	—	(325,040)	$(325,040)
Market value adjustments for investments, net of tax of $125	—	—	—	—	(233)	(233)	(233)
Additional minimum pension liability, net of tax of $302	—	—	—	—	(472)	(472)	(472)
Foreign currency translation	—	—	—	—	906	906	906
Dividends on preferred stock	—	—	—	—	—	—	—

Total comprehensive loss							$(324,839)

Balance at December 31, 2005	160,000	$1,600	$3,376,401	$(574,049)	$764	$2,804,716

Net loss	—	—	—	(162,243)	—	(162,243)	$(162,243)
Equity investment by RWE	—	—	1,194,454	—	—	1,194,454	—
Market value adjustments for investments, net of tax of $254	—	—	—	—	471	471	471
Additional minimum pension liability, net of tax of $1,115	—	—	—	—	1,744	1,744	1,744
Recognition of employee benefit plan underfunded status	—	—	—	—	(21,919)	(21,919)
Foreign currency translation	—	—	—	—	174	174	174
Dividends on preferred stock	—	—	—	—		—	—

Total comprehensive loss							$(159,854)

Balance at December 31, 2006	160,000	$1,600	$4,570,855	$(736,292)	$(18,766)	$3,817,397

Net loss	—	—	—	(342,826)	—	(342,826)	$(342,826)
Equity investment by RWE	—	—	1,067,092	—	—	1,067,092
Change in employee benefit plan funded status	—	—	—	—	924	924
Pension plan amortized to periodic benefit cost:
Prior service cost	—	—	—	—	36	36	36
Actuarial loss	—	—	—	—	72	72	72
Foreign currency translation	—	—	—	—	(649)	(649)	(649)

Total comprehensive loss							$(343,367)

Balance at December 31, 2007	160,000	$1,600	$5,637,947	$(1,079,118)	$(18,383)	$4,542,046

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

(formerly Thames Water Aqua US Holdings, Inc. and Subsidiary Companies)

Notes to Consolidated Financial Statements

(In thousands, except per share data)

Note 1: Organization and Operation

American Water Works Company, Inc. (“AWW”) and its subsidiaries (collectively referred to herein as the “Company”), formerly Thames Water Aqua US Holdings, Inc. (“TWAUSHI”) and a wholly owned subsidiary of RWE Aktiengesellschaft (“RWE”), is the holding company for regulated and non-regulated subsidiaries throughout the United States of America and Ontario, Canada. The regulated subsidiaries provide water and wastewater services and, as public utilities, function under rules and regulations prescribed by state regulators. These regulated subsidiaries have similar long-term economic characteristics and are operationally segregated into the 20 U.S. states in which the Company operates regulated utilities. The non-regulated subsidiaries include distinctive lines of business including Homeowner Services, which provides water and sewer line protection plans for homeowners, the Operations and Maintenance contracts group, which conducts operation and maintenance of water and wastewater facilities for municipalities and the U.S. Military, among others, and Carbon Regeneration, which sells granular activated carbon technologies to help remove contaminants and improve the quality of drinking water.

RWE has announced its intention to divest the Company through an initial public offering (“IPO”). These consolidated financial statements represent the consolidated results of the Company, formerly issued under the name of TWAUSHI. On September 28, 2007, TWAUSHI, formerly the parent company of AWW, merged with and into AWW (the “Merger”). The IPO required filing of a registration statement with the U.S. Securities and Exchange Commission, which was filed on August 27, 2007 and subsequently amended on October 11, 2007 and January 29, 2008.

Prior to the merger, AWW was a wholly-owned subsidiary of TWAUSHI. As a result of the Merger, TWAUSHI, at the time an indirect wholly-owned subsidiary of RWE, was dissolved and AWW is the surviving entity. As the merger parties were each part of a group of entities under the common control of RWE, AWW recognized the transfer of the assets and liabilities of TWAUSHI at their respective carrying amounts as of the effective date of the Merger in accordance with Statement of Financial Accounting Standards No. 141, “Accounting for Business Combinations” (“SFAS 141”). In accordance with SFAS 141, as the merger parties were each part of a group of entities under common control of RWE, the Merger did not constitute a business combination and the method used by the Company to account for the merger was similar to the pooling method and was performed retroactively in these consolidated financial statements as if they had historically been a combined entity. Accordingly, the consolidated financial statements of AWW as of and at December 31, 2007, 2006 and 2005 include the accounts of TWAUSHI.

Note 2: Significant Accounting Policies

Principles of Consolidation

As a result of the Merger, the accompanying consolidated financial statements include the accounts of AWW and its subsidiaries, which include the accounts of the former TWAUSHI entity and its subsidiaries. The Company’s results of operations are comprised of the combination of the formerly separate entities and their subsidiaries. Intercompany balances and transactions between subsidiaries have been eliminated. The Company uses the equity method to report its investments in two joint venture investments in each of which the Company holds a 50% voting interest and cannot exercise control over the operations and policies of the investments. Under the equity method, the Company records its interests as an investment and its percentage share of earnings as earnings or losses of investee.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company considers benefit plan assumptions, the carrying values of goodwill and other long-lived assets, including regulatory assets, revenue recognition and accounting for income taxes to be its critical accounting estimates. The Company’s significant estimates that are particularly sensitive to change in the near term are amounts reported for pension and other postemployment benefits, contingency-related obligations and goodwill.

Regulation

The Company’s regulated utilities are subject to regulation by the public utility commissions and the local governments of the states in which they operate (the “Regulators”). These Regulators have allowed recovery of costs and credits which the Company has recorded as regulatory assets and liabilities. Accounting for future recovery of costs and credits as regulatory assets and liabilities is in accordance with Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). This statement sets forth the application of generally accepted accounting principles for those companies whose rates are established by or are subject to approval by an independent third-party regulator. Under SFAS 71, regulated utilities defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that those costs and credits will be recognized in the rate making process in a period different from the period in which they would have been reflected in operations by an non-regulated company. These deferred regulatory assets and liabilities are then reflected in the statement of operations in the period in which the costs and credits are reflected in the rates charged for service.

Property, Plant and Equipment

Property, plant and equipment consist primarily of utility plant. Additions to utility plant and replacements of retirement units of property are capitalized. Costs include material, direct labor and such indirect items as engineering and supervision, payroll taxes and benefits, transportation and an allowance for funds used during construction. The costs incurred to acquire and internally develop computer software for internal use are capitalized as a unit of property. The carrying value of these costs amounted to $29,103 and $44,652 at December 31, 2007 and 2006, respectively. The cost of repairs, maintenance, including planned major maintenance activities, and minor replacements of property is charged to maintenance expense as incurred.

When units of property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and charged to accumulated depreciation. To the extent the Company recovers cost of removal or other retirement costs through rates after the retirement costs are incurred, a regulatory asset is recorded. In some cases, the Company recovers retirement costs through rates during the life of the associated asset and before the costs are incurred. These amounts result in a regulatory liability being reported based on the amounts previously recovered through customer rates, until the costs to retire those assets are incurred.

The cost of property, plant and equipment is depreciated using the straight-line average remaining life method.

Nonutility property consists primarily of buildings and equipment utilized by the Company for internal operations. This property is stated at cost, net of accumulated depreciation calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to forty years.

Cash and Cash Equivalents

Substantially all cash is invested in interest-bearing accounts. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

The Company had book overdrafts for certain of its disbursement accounts of $42,198 and $0 at December 31, 2007 and 2006, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank. The balance of the book overdraft is reported as short-term debt and the change in the book overdraft balance is reported as cash flows from financing activities.

Restricted Funds

Restricted funds represent proceeds received from financings for the construction and capital improvement of utility facilities. The proceeds of these financings are held in escrow until the capital expenditures are incurred. Restricted funds expected to be released within 12 months subsequent to year-end are classified as current.

Utility Customer Accounts Receivable

Regulated utility customer accounts receivable represent amounts billed to water and wastewater customers on a cycle basis. Credit is extended based on the guidelines of the applicable Regulators and generally, collateral is not required.

Allowance for Uncollectible Accounts

Allowances for uncollectible accounts are maintained for estimated probable losses resulting from the Company’s inability to collect receivables from customers. Accounts that are outstanding longer than the payment terms are considered past due. A number of factors are considered in determining the allowance for uncollectible accounts, including the length of time receivables are past due and previous loss history. The Company writes-off accounts when they become uncollectible. (See Note 5)

Non-regulated Trade and Other Receivables, Net

Non-regulated trade and other receivables, net consists of non-regulated trade accounts receivable and non-regulated unbilled revenues, net of a reserve for doubtful accounts and non-utility customer receivables of the regulated subsidiaries. In determining the reserve for uncollectible non-regulated accounts, the Company considers the length of time the trade accounts receivable are past due and the customer’s current ability to pay their obligation. Unbilled receivables are accrued when service has been provided but has not been billed to customers. (See Note 6)

Materials and Supplies

Materials and supplies are stated at the lower of cost or net realizable value. Cost is determined using the average cost method.

Goodwill

The Company considers the carrying value of goodwill to be one of its critical accounting estimates. The Company believes the assumptions and other considerations used to value goodwill to be appropriate. However, if actual experience differs from the assumptions and considerations used in its analysis, the resulting change could have a material impact on the consolidated financial statements.

Goodwill is primarily associated with the acquisitions of American Water Works Company, Inc. in 2003 and E’town Corporation in 2001 (the “Acquisitions”) and has been assigned to reporting units based on the fair values at the date of the Acquisitions. The regulated utility subsidiaries have been aggregated and deemed a single reporting unit as they have similar economic characteristics. In the non-regulated segment, the business is organized into seven reporting units for its non-regulated services. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is reviewed annually, or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for impairment, the Company utilizes discounted estimated future cash flows, comparable public company analyses and all other available relevant fair value information to measure fair value for each reporting unit. This calculation is highly sensitive to the estimated future cash flows of each reporting unit, the discount rate assumed in these calculations, the market multiples of comparable companies and the estimated price per share of the Company’s stock assumed in these calculations. Annual impairment reviews are performed in the fourth quarter of the calendar year, in conjunction with the timing of the completion of the Company’s annual strategic business plan.

For each of the years ended December 31, 2007, 2006 and 2005, the Company determined that its goodwill, including goodwill of discontinued operations, was impaired and recorded impairments of $509,345, $227,802 and $396,348 respectively. (See Note 8)

Impairment of Long-Lived Assets

The Company considers the carrying value of long-lived assets to be one of its critical accounting estimates. The Company believes the assumptions and other considerations used to evaluate the carrying value of long-lived assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in its estimates, the resulting change could have a material adverse impact on the consolidated financial statements.

Long-lived assets, other than goodwill, include land, buildings, equipment and long-term investments. Long-lived assets, other than investments and land, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include items such as a significant decrease in the market value of a long-lived asset, a significant adverse change in the manner the asset is being used or planned to be used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, the Company estimates the fair value of the asset from future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets and compares that to the carrying value of the asset. If the carrying value is greater than the fair value, an impairment loss is recorded.

The key variables that must be estimated include assumptions regarding sales volume, rates, operating costs, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the assets carrying value exceeds its fair value.

The long-lived assets of the regulated utility subsidiaries are grouped on a separate entity basis for impairment testing as they are integrated state-wide operations that do not have the option to curtail service and generally have uniform tariffs. A regulatory asset is charged to earnings if and when future recovery in rates of that asset is no longer probable.

The Company considered the results of the goodwill impairment analysis as indicators that the carrying value of long-lived assets may not be recoverable and performed impairment analyses for long-lived assets, other than investments, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of disposal of Long-Lived Assets” (“SFAS 144”). As a result of SFAS 144 impairment analyses, the Company recorded pre-tax charges of $0, $0, and $24,022 for the years ended December 2007, 2006 and 2005, respectively. The non-regulated impairment in 2005 primarily resulted from lower than expected growth, slower development compared with original expectations, and a building with a carrying value that exceeded its fair value. These charges are included in impairment charges in the statements of operations. The carrying values as of December 31, 2007, 2006 and 2005 were determined to be appropriate.

The Company holds other investments including investments in privately held companies and investments in joint ventures accounted for using the equity method. The Company’s investments in privately held companies and joint ventures are classified as other long-term assets.

The fair values of long-term investments are dependent on the financial performance and solvency of the entities in which the Company invests, as well as volatility inherent in the external markets. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value. As a result of fair value analyses, the Company recorded pre-tax charges of $0 for the year ended December 31, 2007, $750 for the year ended December 31, 2006 and $0 for the year ended December 31, 2005.

Advances and Contributions in Aid of Construction

Regulated utility subsidiaries may receive advances and contributions from customers, home builders and real estate developers to fund construction necessary to extend service to new areas. Advances for construction are refundable for limited periods of time as new customers begin to receive service or other contractual obligations are fulfilled. Advances which are no longer refundable are reclassified to contributions in aid of construction. Contributions in aid of construction are permanent collections of plant assets or cash for a particular construction project. For ratemaking purposes, the amount of such contributions generally serves as a rate base reduction since they represent non-investor supplied funds. Non-cash utility property has been received, primarily from developers, as advances or contributions of $101,226, $72,892, and $85,818 for the years ended December 31, 2007, 2006 and 2005, respectively.

Generally, the Company depreciates utility plant funded by contributions and amortizes its contributions balance as a reduction to depreciation expense, producing a result which is functionally equivalent to reducing the original cost of the utility plant for the contributions. Certain of the Company’s subsidiaries do not depreciate contributed property, based on regulatory guidelines. Amortization of contributions in aid of construction was $20,720, $16,697 and $14,960 for the years ended December 31, 2007, 2006 and 2005, respectively.

Recognition of Revenues

Revenues of the regulated utility subsidiaries are recognized as water and wastewater services are provided and include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the date of the latest meter reading to the end of the accounting period.

The Company has agreements with the United States Government to operate and maintain water and wastewater systems at various military bases pursuant to 50 year contracts (“military agreements”). The military agreements are subject to periodic price redetermination adjustments and modifications for changes in circumstance. Additionally, the Company has agreements ranging in length from one to 25 years with various municipalities to operate and maintain water and wastewater systems (“O&M agreements”). Revenue from these non-regulated operations is recognized as services are provided. (See Note 20)

Construction Contracts

In accordance with the American Institute of Certified Public Accountants’ Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production Type Contracts,” the Consolidated Statements of Operations include revenues and operation and maintenance expenses related to agreements for the design and construction of water and waste water treatment plants. Revenues from these construction projects are recognized over the contract term based on the estimated percentage of completion during the period compared to the total estimated services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and estimable. Revenues recognized during the period in excess of billings on construction contracts are recorded as unbilled revenue. Billings in excess of revenues recognized on construction contracts are recorded as other current liabilities until the recognition criteria are met. Changes in contract performance and related estimated contract profitability may result in revisions to costs and revenues and are recognized in the period in which revisions are determined.

Under these agreements, revenues were $32,141, $56,069 and $120,331 and operation and maintenance expenses were $34,543, $53,845 and $117,814 as of December 31, 2007, 2006 and 2005, respectively.

Taxes

The parent company and its subsidiaries participate in a consolidated federal income tax return for U.S. tax purposes. Members of the consolidated group are charged with the amount of federal income tax expense determined as if they filed separate returns.

Certain income and expense items are accounted for in different time periods for financial reporting than for income tax reporting purposes. The Company provides deferred income taxes on the difference between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements. These deferred income taxes are based on the enacted tax rates expected to be in effect when these temporary differences are projected to reverse. In addition, the regulated utility subsidiaries recognize regulatory assets and liabilities for the effect on revenues expected to be realized as the tax effects of temporary differences, previously flowed through to customers, reverse.

Investment tax credits have been deferred by the regulated utility subsidiaries and are being amortized to income over the average estimated service lives of the related assets.

The Company accounts for sales tax collected from customers and remitted to taxing authorities on a net basis.

Allowance for Funds Used During Construction (“AFUDC”)

AFUDC is a non-cash credit to income with a corresponding charge to utility plant which represents the cost of borrowed funds or a return on equity funds devoted to plant under construction. The regulated utility subsidiaries record AFUDC to the extent permitted by the Regulators.

Environmental Costs

Environmental expenditures that relate to current operations or provide a future benefit are expensed or capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Remediation costs accrued amounted to $6,600, $6,600 and $5,557 at December 31, 2007, 2006 and 2005, respectively. (See Note 7) The Company pursues recovery of incurred costs through all appropriate means, including regulatory recovery through customer rates.

New Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards SFAS No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for the Company on January 1, 2009. The Company is currently evaluating the effect, if any, that the adoption of SFAS 160 will have on its results of operations, financial position and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R) (“SFAS 141(R)”), “Business Combinations,” which will significantly change the accounting for business combinations. SFAS 141(R) is effective for the Company for business combinations finalized on or after January 1, 2009. The Company is currently evaluating the effect, if any, that the adoption of SFAS 141(R) will have on its results of operations, financial position and cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard will be effective for the Company on January 1, 2008. The Company does not believe the standard will have a significant effect on its results of operations, financial position or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” (“SFAS 158”). This statement requires the recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, actuarial gains and losses, prior service costs or credits, and transition obligations and assets that have not been recognized in net periodic benefit cost under previous accounting standards will be recognized as a regulatory asset for the portion of the underfunded liability that meets the recovery criteria prescribed in SFAS 71 and as accumulated other comprehensive income, net of tax effects, for that portion of the underfunded liability that does not meet SFAS 71 regulatory accounting criteria. The Company adopted the recognition and disclosure requirements of the statement as of the end of fiscal year 2006.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position FAS 157-2 which allows a one-year deferral of adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company is currently evaluating the impact on its financial statements of adopting SFAS 157.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is intended to address inconsistencies among entities with the measurement and recognition in accounting for income tax deductions for financial statement purposes. Specifically, FIN 48 addresses the timing of the recognition of income tax benefits. FIN 48 requires the financial statement recognition of an income tax benefit when the Company determines that it is more -likely -than -not that the tax position will be sustained. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted as required on January 1, 2007 and it did not have a significant effect on the Company’s results of operations, financial position or cash flows. The Company elected to recognize accrued interest and penalties related to tax positions as a component of income tax expense.

During 2006, the Emerging Issues Task Force of the FASB ratified EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-3”). The Task Force reached a consensus that the scope of EITF 06-3 includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and that the presentation of such taxes is an accounting policy that should be disclosed. The Company’s accounting policy is to present these taxes on a net basis (excluded from revenues).

Note 3: Acquisitions

On November 1, 2007, the Company acquired all of the outstanding capital stock of S.J. Services, Inc. (“SJS”), for $13,000 in cash, which included the assumption of long-term debt totaling $3,541, and incurred acquisition costs of $458. The acquisition was accounted for as a business combination and in accordance with SFAS 141. Accordingly, operating results of SJS from November 1, 2007 through December 31, 2007 are included in the Company’s results of operations. The purchase price was allocated to the net tangible and intangible assets based upon their estimated fair values at the date of acquisition. The following table shows the purchase price allocation:

Property, plant and equipment	$15,614
Current assets	2,162
Other long term assets	917
Goodwill	4,727

Total assets acquired	23,420

Current liabilities	491
Long term debt (including current portion)	2,791
Deferred taxes	1,114
Contributions in aid of construction	5,566

Total liabilities assumed	9,962

Net assets acquired	$13,458

In addition to SJS, during 2007, the Company closed on the acquisitions of eight other regulated water systems. These water systems were acquired for an aggregate purchase price of $2,419.

As of December 31, 2007, the Company has entered into agreement with the City of Trenton, New Jersey to purchase the assets of the City’s water system located in the four surrounding townships. The acquisition would add approximately thirty-nine thousand customers to the Company’s customer base with a proposed purchase price of $100,000. The proposed purchase has been approved by the Trenton City Council and is awaiting approval from the New Jersey Board of Public Utilities. Included in other current assets is a $10,000 refundable deposit the Company made in December 2007 which is being held in an interest bearing escrow account as required by the bidding process.

Note 4: Utility Plant

The components of utility plant by category at December 31 are as follows:

	Range of Remaining Useful Lives	2007	2006
Water plant
Land and other non-depreciable assets		$144,909	$141,092
Sources of supply	7 to 93 Years	488,477	464,328
Treatment and pumping facilities	2 to 90 Years	2,273,501	2,201,989
Transmission and distribution facilities	5 to 101 Years	5,462,209	5,141,382
Services, meters and fire hydrants	5 to 100 Years	2,027,746	1,889,105
General structures and equipment	3 to 70 Years	774,051	612,462
Wastewater plant	4 to 100 Years	506,049	451,251
Construction work in progress		299,917	276,405

		11,976,859	11,178,014
Less accumulated depreciation		2,776,950	2,572,673

		$9,199,909	$8,605,341

Utility plant depreciation expense amounted to $263,737 in 2007, $249,355 in 2006 and $249,524 in 2005. Included in the 2005 amount is $21,644 resulting from an information technology project that was abandoned.

Note 5: Allowance for Uncollectible Accounts

The following table summarizes the changes in the Company’s allowances for uncollectible accounts:

	2007	2006	2005
Balance at January 1,	$(23,061)	$(15,051)	$(9,748)
Amounts charged to expense	(17,553)	(26,706)	(27,485)
Amounts written off	22,192	21,538	24,677
Recoveries of amounts written off	(2,501)	(2,842)	(2,495)

Balance at December 31,	$(20,923)	$(23,061)	$(15,051)

Note 6: Non-regulated Trade and Other Receivables, Net

Components of the Company’s non-regulated trade and other receivables, net are as follows:

	2007	2006
Non-regulated trade accounts receivable	$28,028	$23,365
Allowance for doubtful accounts—non-regulated trade accounts receivable	(5,567)	(8,663)
Non-regulated unbilled revenue	17,232	12,624
Other	26,847	27,137

	$66,540	$54,463

Note 7: Regulatory Assets

The regulatory assets represent costs that are expected to be fully recovered from customers in future rates. Except for income taxes, regulatory assets are excluded from the Company’s rate base and do not earn a return. The components of regulatory assets are as follows:

	2007	2006
Income taxes recoverable through rates	$228,562	$230,860
Debt and preferred stock expense	76,070	66,021
Deferred pension expense	102,130	106,622
Deferred other postretirement benefit expense	45,683	23,721
Deferred security costs	16,853	21,089
Deferred business services project expense	17,037	21,368
Deferred tank painting costs	18,502	16,537
Deferred rate case expense	11,854	6,675
Purchase premium recoverable through rates	60,869	61,079
Environmental remediation recoverable through rates	6,600	6,600
Coastal water project costs	15,739	—
Other	28,140	26,585

	$628,039	$587,157

The Company has recorded a regulatory asset for the additional revenues expected to be realized as the tax effects of temporary differences previously flowed through to customers reverse. These temporary differences are primarily related to the difference between book and tax depreciation on property placed in service before the adoption by the regulatory authorities of full normalization for rate making purposes. Full normalization requires no flow through of tax benefits to customers. The regulatory asset for income taxes recoverable through rates is net of the reduction expected in future revenues as deferred taxes previously provided, attributable to the difference between the state and federal income tax rates under prior law and the current statutory rates, reverse over the average remaining service lives of the related assets.

Debt expense is amortized over the lives of the respective issues. Call premiums on the redemption of long-term debt, as well as unamortized debt expense, are deferred and amortized to the extent they will be recovered through future service rates. Expenses of preferred stock issues without sinking fund provisions are amortized over 30 years from date of issue; expenses of issues with sinking fund provisions are charged to operations as shares are retired.

Pension expense in excess of the amount contributed to the pension plans is deferred by certain subsidiaries. These costs will be recovered in future service rates as contributions are made to the pension plan. The Company has regulatory assets of $45,933 and $44,813 at December 31, 2007 and 2006 which is the portion of the underfunded status that is probable of recovery through rates in future periods.

Postretirement benefit expense in excess of the amount recovered in rates through 1997 has been deferred by certain subsidiaries. These costs are recognized in the rates charged for water service and will be fully recovered over a 20-year period ending in 2012 as authorized by the regulatory authorities. The Company has regulatory assets of $40,012 and $16,687 at December 31, 2007 and 2006 which is the portion of the underfunded status that is probable of recovery through rates in future periods.

The cost of additional security measures that were implemented to protect facilities after the terrorist attacks on September 11, 2001 has been deferred by certain subsidiaries. These costs are recognized in the rates charged for water service by certain subsidiaries.

Business services project expenses consist of reengineering and start-up activities for consolidated customer and shared administrative service centers that began operations in 2001. These costs are recognized in the rates charged for water service by certain subsidiaries.

Tank painting costs are generally deferred and amortized to current operations on a straight-line basis over periods ranging from 5 to 15 years, as authorized by the regulatory authorities in their determination of rates charged for service.

Purchase premium recoverable through rates is the recovery of the acquisition premium related to an asset acquisition by the Company’s California subsidiary during 2002. As authorized for recovery by the California regulator, these costs are being amortized to operations based on an agreed schedule of mortgage style amortization. The recovery period is from May 2004 through December 2041.

Environmental remediation recoverable through rates is the recovery of costs incurred by the Company’s California subsidiary under a settlement agreement entered into with the National Oceanic and Atmospheric Administration to improve habitat conditions in the Carmel River Watershed.

Coastal water project costs include certain preliminary costs associated with studying alternative projects to help solve water supply shortages in Monterey, California. In 2007, in accordance with the instructions of the California regulator, the Company reclassified $12,287 to Coastal water project costs that was included in construction work in progress at December 31, 2006. Coastal water project costs incurred through December 31, 2006 have been reviewed and approved for recovery. The Company believes it is probable that the costs incurred since the last rate review will also be recoverable.

Note 8: Goodwill

The Company reviews goodwill associated with its reporting units for impairment. The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of a reporting unit with the reporting unit’s carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to determine the amount of the impairment loss. The impairment loss is determined by comparing the implied fair value of goodwill with the carrying amount of goodwill. The Company believes that the estimates of fair value are reasonable. The Company may be required to recognize additional impairments in the future, depending on, among other factors, a decline over a period of time in the valuation multiples of comparable water utilities, a decline in the market value of the Company’s common stock and its value relative to the Company’s book equity at the consummation of the IPO or a decline over a period of time of the Company’s stock price following consummation of the IPO. A decline in the Company’s forecasted results in the Company’s business plan, such as changes in rate case results or capital investment budgets or changes in the Company’s interest rates may also result in an incremental impairment charge. Further recognition of impairments of a significant portion of goodwill would negatively affect the Company’s results of operations and total capitalization, the effect of which could be material and could make it more difficult for the Company to secure financing on attractive terms and maintain compliance with the Company’s debt covenants.

For the years ended December 31, 2007, 2006 and 2005, the Company recorded impairment charges for goodwill, including discontinued operations, in the amount of $509,345, $227,802, and $396,348, respectively.

During the third quarter of 2007, as a result of the Company’s debt being placed on review for possible downgrades and the proposed sale of the Company in an IPO, management determined that it was appropriate to update its valuation analysis before the next scheduled annual test. Based on this assessment, the Company performed an interim impairment test and in the third quarter of 2007 the Company recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $243,345. The impairment charge was not due to any one significant event but represents the result of a decline in the estimated fair value of the Regulated Businesses from November 30, 2006. The decline was primarily due to slightly lower long-term earnings than previously forecasted caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

The Company completed its scheduled annual impairment test in the fourth quarter of 2007 and determined that impairment had occurred based upon information regarding the Company’s market value in connection with the IPO. Management determined that the indicative fair value of the Company based on estimates of the IPO price range was the best evidence of the Company’s market value and incorporated this indicated market value into the Company’s valuation methodology. Based on the results of the impairment test, an impairment of $266,000 to the Company’s carrying value was recognized.

The 2006 impairment charge was attributable to higher interest rates in the regulated business and a change in the potential net realizable value of an unregulated business.

The 2005 impairment charge was primarily attributable to a change in the Company’s strategic business plan for the unregulated business and lower margins than previously forecasted in the regulated business.

The change in the Company’s goodwill assets, as allocated between the reporting units is as follows:

Reporting Unit	Balance as of Dec. 31, 2004	Goodwill reclassified to assets of discontinued operations	2005 Impairment Losses	Balance as of Dec. 31, 2005	Goodwill from Acquisitions	2006 Impairment Losses	Balance as of Dec. 31, 2006	Goodwill from Acquisitions	2007 Impairment Losses	Balance as of Dec. 31, 2007
Regulated	$3,387,071	$—	$(341,946)	$3,045,125	$2,608	$(214,922)	$2,832,811	$3,804	$(509,345)	$2,327,270
Operations & maintenance	—	—	—	—	—	—	—	—	—	—
Residuals	34,678	(21,016)	(7,951)	5,711	—	(5,711)	—	—	—	—
Underground	16,141	(16,141)	—	—	—	—	—	—	—	—
Carbon	3,138	—	(1,386)	1,752	—	—	1,752	—	—	1,752
Engineering	1,052	—	—	1,052	—	(1,052)	—	—	—	—
Homeowner services	121,800	—	—	121,800	—	—	121,800	—	—	121,800
Military	28,190	—	(22,060)	6,130	—	—	6,130	—	—	6,130

Total	$3,592,070	$(37,157)	$(373,343)	$3,181,570	$2,608	$(221,685)	$2,962,493	$3,804	$(509,345)	$2,456,952

Note 9: Preferred Stock Without Mandatory Redemption Requirements

Certain preferred stock agreements do not require annual sinking fund payments or redemption except at the option of the subsidiaries and are as follows:

Dividend Yield	Balance at December 31
	2007	2006
4.50%	$1,720	$1,720
5.00%	1,968	1,968
5.50%	488	488
5.75%	392	392

	$4,568	$4,568

Note 10: Long-Term Debt

The Company primarily incurs long-term debt to fund capital expenditures at the regulated subsidiaries. The components of long-term at December 31 are:

	Rate	Maturity Date	2007	2006
Long-term debt of American Water Works Company, Inc.
Mandatory redeemable preferred stock (a)			$—	$1,750,000
Long-term debt of American Water Capital Corp.
Private activity bonds and government funded debt
Floating rate (b)	3.20%-5.05%	2018-2032	86,860	86,860
Senior notes
Fixed rate	5.39%-6.87%	2011-2037	2,712,000	623,000
RWE notes (c)
Fixed rate			—	465,300
Long-term debt of other subsidiaries
Private activity bonds and government funded debt
Fixed rate	0%-6.88%	2009-2038	942,941	949,240
Floating rate (d)	3.65%-4.90%	2015-2032	178,145	178,145
Mortgage bonds
Fixed rate	6.31%-9.71%	2008-2034	731,340	832,876
Senior debt
Fixed rate	5.60%-9.10%	2008-2025	45,473	146,000
Mandatory redeemable preferred stock	4.60%-9.75%	2013-2036	24,644	25,032
Notes payable and other (e)	5.76%-11.77%	2008-2026	3,442	5,703
Long-term debt			$4,724,845	$5,062,156

Unamortized debt discount, net (f)			70,743	96,106

Total long-term debt			$4,795,588	$5,158,262

(a)	Thames Water Investments Luxembourg (“TWILUX”), an affiliate and wholly owned subsidiary of RWE, was the holder of $1,750,000 of the Company’s 5.9% preferred stock, par value $1, which was issued in connection with RWE’s acquisition of American Water Works Company, Inc. One thousand seven hundred and fifty shares were authorized and outstanding at December 31, 2006.

(b)	Tax-exempt bonds which are remarketed as money market bonds for periods up to 270 days (1 to 127 days during 2007). These bonds may be converted to other short-term variable-rate structures, a fixed-rate structure or subject to redemption.
(c)	Debt funded by RWE. (See Note 19)
(d)	$169,585 of the total represents tax-exempt bonds which are sold at auction rates that are reset every 7 to 35 days. These bonds may be converted to other short-term variable-rate structures, a fixed-rate structure or subject to redemption. The remaining $8,560 represents tax-exempt bonds remarketed as money market bonds. See (b) above.
(e)	Includes capital lease obligations of $1,982 and $2,191 at December 31, 2007 and 2006, respectively. Lease payments of $152, $171, $193, $215, $237 and $1,014 will be made in 2008, 2009, 2010, 2011, 2012 and thereafter, respectively.
(f)	Includes fair value adjustments.

In 2007, the Company borrowed $1,750,000 from RWE and used the proceeds to redeem $1,750,000 of its 5.9% mandatory redeemable preferred stock.

Also during 2007, the Company issued senior notes in the principal amount of $2,117,000 and received equity contributions from RWE in the amount of $1,067,092. The Company used the proceeds from the senior notes and equity contributions to repay long-term and short-term RWE notes, repay outstanding commercial paper and for other corporate purposes amounting to $2,011,530, $624,446 and $548,116, respectively.

A portion of the RWE notes that were redeemed in 2007 were obtained for the use of certain of the Company’s regulated subsidiaries. These notes were redeemed early resulting in a difference of $8,655 between the book value of the RWE notes and the cash consideration required to extinguish the notes. As agreed with the applicable Regulators, the difference on extinguishment was deferred as a regulatory liability by the Company’s regulated subsidiaries and will be amortized to Interest, net over the remaining lives of the original RWE notes for periods ranging from 2014 to 2034.

The future sinking fund payments and maturities are as follows:

Year	Amount
2008	$96,455
2009	55,799
2010	45,158
2011	35,043
2012	32,254
Thereafter	4,460,136

The following long-term debt was issued in 2007:

Company	Type	Interest Rate	Maturity	Amount
American Water Capital Corp.	RWE notes—variable rate	5.72%	2009	$1,750,000
American Water Capital Corp.	Senior notes	5.39%-6.59%	2013-2037	2,117,000
Other subsidiaries	State financing authority loans and other	1.00%-1.62%	2013-2025	2,109

Total issuances				$3,869,109

In 2007, the Company assumed $3,347 of long-term debt consisting of senior notes and state financing authority loans with interest rates ranging from 0.00% to 9.10% and maturities ranging from 2008 to 2025 associated with the acquisition of SJS. This debt was recognized at fair value in the purchase accounting at $2,791. (See Note 3)

The following debt and preferred stock with mandatory redemption requirements were retired through optional redemption or payment at maturity during 2007:

Company	Type	Interest Rate	Maturity	Amount
Long-term debt
American Water Capital Corp.	Senior notes—fixed rate	6.87%	2011	$28,000
American Water Capital Corp.	RWE notes—fixed rate	4.00%-6.05%	2007-2034	465,300
American Water Capital Corp.	RWE notes—variable rate	5.72%	2009	1,750,000
Other subsidiaries	Senior notes—fixed rate	7.25%-8.75%	2007-2028	101,531
Other subsidiaries		0%-10.06%	2007-2034	114,340

Preferred stock with mandatory redemption requirements
American Water Works Company	RWE preferred stock—fixed rate	5.90%	2012	1,750,000
Other subsidiaries		4.60%-8.88%	2007-2019	388

Total retirements & redemptions				$4,209,559

Gains from early extinguishment of debt included in Interest, net amounted to $13,113, $3,739 and $0 in 2007, 2006 and 2005, respectively.

Interest, net includes interest income of approximately $10,985, $4,254 and $3,300 at December 31, 2007, 2006 and 2005, respectively.

Note 11: Short-Term Debt

The components of short-term debt at December 31 are as follows:

	2007	2006
RWE short-term notes	$—	$398,230
Commercial paper, net of $680 and $1,395 discount at 12/31/07 and 12/31/06, respectively	169,267	321,339
Book overdraft	42,198	—
Other short-term debt	9,049	176

Total short-term debt	$220,514	$719,745

American Water Capital Corp. (“AWCC”) had the following available capacity under its commercial paper program at December 31:

	2007	2006
Commercial paper program	$700,000	$700,000
Commercial paper program available capacity	530,053	377,266

On September 15, 2006, AWCC entered into an $800,000 unsecured revolving credit facility syndicated among a group of ten banks. This revolving credit facility, which terminates on September 15, 2012, is principally used to support the commercial paper program at AWCC and to provide up to $150,000 in letters of credit.

At December 31, AWCC had the following sub-limits and available capacity under the credit facility.

	2007	2006
Letter of credit sublimit	$150,000	$150,000
Letter of credit available capacity	60,659	85,986

The following table presents the short-term borrowing activity for AWCC for 2007 and 2006:

	2007	2006
Average borrowings	$207,210	$726,894
Maximum borrowings outstanding	720,964	2,222,500
Weighted average interest rates, computed on a daily basis	5.49%	5.30%
Weighted average interest rates, at December 31	5.62%	5.41%

Interest rates on advances under the credit facility are based on either prime or the London Interbank Offering Rate (“LIBOR”) plus an applicable margin based upon credit ratings of the Company, as well as total outstanding amounts under the agreement at the time of the borrowing. The maximum LIBOR margin is 55 basis points.

The credit facility requires the Company to maintain a ratio of consolidated debt to consolidated capitalization of not more than 0.70 to 1.00.

At December 31, 2007, the Company had $96,211 of outstanding letters of credit, $89,341 of which was issued under the revolving credit facility noted above.

AWCC has entered into a one year $10,000 committed revolving line of credit with a financial institution. This line of credit will terminate on December 31, 2008 unless extended and is used primarily for short-term working capital needs. Interest rates on advances under this line of credit are based on either the prime rate of the financial institution or the applicable LIBOR rate for the term selected plus 25 basis points.

Note 12: General Taxes

Components of general tax expense from continuing operations for the years presented are as follows:

	2007	2006	2005
Gross receipts and franchise	$71,360	$71,629	$69,237
Property and capital stock	75,172	75,132	77,535
Payroll	28,406	27,853	26,897
Other general	8,315	10,451	9,655

	$183,253	$185,065	$183,324

Note 13: Income Taxes

Components of income tax expense from continuing operations for the years presented are as follows:

	2007	2006	2005
State income taxes
Current	$16,135	$13,808	$8,456
Deferred
Current	2,079	(977)	590
Non-current	(11)	4,950	3,731

	18,203	17,781	12,777

Federal income taxes
Current	30,213	—	17,274
Deferred
Current	9,382	(15,213)	(7,431)
Non-current	30,468	45,704	29,971
Amortization of deferred investment tax credits	(1,510)	(1,360)	(1,612)

	68,553	29,131	38,202

	$86,756	$46,912	$50,979

A reconciliation of income tax expense from continuing operations at the statutory federal income tax rate to actual income tax expense is as follows:

	2007	2006	2005
Income tax at statutory rate	$(89,432)	$(38,128)	$(78,453)
Increases (decreases) resulting from—
State taxes, net of federal taxes	11,832	11,558	8,305
Change in valuation allowance	(4,727)	(3,870)	—
Flow through differences	2,780	2,363	2,655
Amortization of deferred investment tax credits	(1,510)	(1,360)	(1,612)
Subsidiary preferred dividends	799	707	745
Impairment charges	171,247	74,177	121,375
Other, net	(4,233)	1,465	(2,036)

Actual income tax expense	$86,756	$46,912	$50,979

The following table provides the components of the net deferred tax liability from continuing operations at December 31:

	2007	2006
Deferred tax assets:
Advances and contributions	$521,323	$483,525
Deferred investment tax credits	13,495	13,936
Other postretirement benefits	71,124	63,155
Tax losses and credits	90,725	112,916
Pension benefits	119,523	130,897
Long-term debt	29,569	36,600
Capital loss not utilized	6,992	7,686
Other	82,000	82,327

	934,751	931,042

Valuation allowance	(29,021)	(37,746)

	905,730	893,296

Deferred tax liabilities:
Utility plant, principally due to depreciation differences	1,370,241	1,297,602
Income taxes recoverable through rates	76,998	78,574
Security costs	6,980	8,861
Business services project expenses	2,158	4,248
Deferred other postretirement benefits	17,637	9,001
Deferred pension benefits	40,308	46,284
Other	30,326	32,129

	1,544,648	1,476,699

	$(638,918)	$(583,403)

At December 31, 2007 and 2006, the Company recorded federal net operating loss (“NOL”) carryforwards of $91,554 and $175,266, respectively. The Company believes the federal NOL carryforwards are more likely than not to be recovered and require no valuation allowance. The federal NOL carryforwards will begin to expire in 2024. In addition, at December 31, 2007 and 2006, the Company recorded state NOL’s of $381,623 and $358,556, respectively, the majority of which are offset by a valuation allowance because the Company does not believe these NOL’s are more likely than not to be realized. The state NOL carryforwards will begin to expire in 2008.

At December 31, 2007 and 2006, the Company had Canadian NOL carryforwards of $20,155 and $21,930, respectively. The majority of these carryforwards are offset by a valuation allowance because the Company does not believe these NOL’s are more likely than not to be realized. The Canadian NOL carryforwards will begin to expire in 2008.

At December 31, 2007 and 2006, the Company had capital loss carryforwards for federal income tax purposes of $19,977 and $21,960 respectively. The Company has recognized a full valuation allowance for the capital loss carryforwards because the Company does not believe these losses are more likely than not to be recovered.

The Company files income tax returns in the United States federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S income tax examinations by tax authorities for years before 2001.

In December 2006, the Internal Revenue Service (“IRS”) completed its examination of the 2003 and 2004 tax years. No material findings or adjustments were proposed and a Form 4549, Examination No Change Report was issued.

During the course of the audit, the Company filed refund claims of $30,306. The majority of the refund claims are attributable to the carry back of NOL’s generated in 2003. These claims procedurally require approval by the Joint Committee of Taxation (“JCT”). In March 2007, the IRS notified the Company that additional audit procedures were necessary to support the filing of the JCT report. The Company anticipates receipt of a significant portion of the refund by December 31, 2008 and has reclassed the amount expected to be received to current income tax receivable.

The Company has state income tax examinations in progress and does not expect material adjustments to result.

The Company adopted FIN 48 effective January 1, 2007. The adoption did not have any impact to the Company’s opening balance of retained earnings in 2007 because the positions taken were adequately reserved. The Company’s gross FIN 48 liability, excluding interest and penalties, for unrecognized tax benefits decreased during 2007 as follows:

2007
Balance at January 1	$2,202
Decreases relating to tax authority settlements	(36)
Decreases due to lapse of statute of limitations	(524)

Balance at December 31	$1,642

The ending liability balance does not include interest and penalties of $341, which is recorded as a component of income tax expense. The Company does not anticipate material changes to its unrecognized tax benefits within the next year. If the Company sustains all of its positions an unrecognized tax benefit of $1,396 would impact the Company’s effective tax rate.

Note 14: Employee Benefits

Pension and Other Postretirement Benefits

The Company maintains noncontributory defined benefit pension plans covering eligible non-union employees of its regulated utility and shared services operations. Benefits under the plans are based on the employee’s years of service and compensation. The pension plans have been closed for any employees hired on or after January 1, 2006. Union employees hired on or after January 1, 2001 had their accrued benefit frozen and will be able to receive this benefit as a lump sum upon termination or retirement. Union employees hired on or after January 1, 2001 and non-union employees hired on or after January 1, 2006 are provided with a 5.25% of base pay defined contribution plan.

The Company’s funding policy is to contribute at least the minimum amount required by the Employee Retirement Income Security Act of 1974. Pension plan assets are invested in a number of investments including equity and bond mutual funds, fixed income securities and guaranteed interest contracts with insurance companies.

Pension expense in excess of the amount contributed to the pension plans is deferred by certain regulated subsidiaries pending future recovery in rates charged for utility services as contributions are made to the plans. (See Note 7)

The Company also has several unfunded noncontributory supplemental non-qualified pension plans that provide additional retirement benefits to certain employees.

The Company maintains postretirement benefit plans providing varying levels of medical and life insurance to eligible retirees. The retiree welfare plans are closed for union employees hired on or after January 1, 2006. The plans had previously closed for non-union employees hired on or after January 1, 2002.

The Company’s policy is to fund postretirement benefit costs accrued. Plan assets are invested in equity and bond mutual funds.

The obligations of the plans are dominated by obligations for active employees. Because the timing of expected benefit payments is so far in the future and the size of the plan assets are small relative to the Company’s assets, the investment strategy is to allocate a large portion of assets to equities, which the Company believes will provide the highest return over the long-term period. The fixed income assets are invested in long duration debt securities in order to better match the duration of the plan liability.

The liabilities of the pension and other postretirement benefit plans were adjusted to their fair value at the time of the Acquisitions.

The Company periodically conducts an asset liability modeling study to ensure the investment strategy is aligned with the profile of the obligations. The long-term goals are to maximize the plan funded status and minimize contributions and pension expense, while taking into account the potential volatility risks on each of these items.

The asset allocation for the Company’s U.S. pension plan at December 31, 2007 and 2006 by asset category, are as follows:

	Target Allocation 2007	Percentage of Plan Assets At December 31,
Asset category		2007	2006
Equity securities	60%	60%	60%
Fixed income	40%	40%	40%

Total	100%	100%	100%

The investment policy guidelines of the pension plan require that the fixed income portfolio has an overall weighted average credit rating of AA or better by Standard & Poor’s and the minimum credit quality for fixed income securities must be BBB- or better. Up to 20% of the portfolio may be invested in collateralized mortgage obligations backed by the United States Government.

The Company’s other postretirement benefit plans are partially funded. The asset allocation for the Company’s other postretirement benefit plans at December 31, 2007 and 2006, by asset category, are as follows:

Asset category	Target Allocation 2007	Percentage of Plan Assets At December 31,
		2007	2006
Equity securities	60%	61%	60%
Fixed income	40%	39%	40%

Total	100%	100%	100%

The postretirement benefit plan assets are invested in a manner consistent with the pension plan investment policy.

The following table provides a rollforward of the changes in the benefit obligation and plan assets for the most recent two years for all plans combined:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation at January 1	$892,857	$869,922	$426,294	$427,853
Service cost	25,611	24,308	12,683	11,613
Interest cost	53,288	49,622	25,383	24,348
Plan participants’ contributions	—	—	1,682	1,038
Amendments	—	507	—	(144)
Actuarial (gain) loss	(23,284)	(18,042)	5,656	(18,882)
Curtailments	—	(1,692)	—	(238)
Settlements	—	(619)	—	—
Special termination benefits	93	373	—	—
Gross benefits paid	(31,571)	(28,577)	(21,300)	(20,694)
Federal subsidy	—	—	1,546	1,400
Other	—	(2,945)	—	—

Benefit obligation at December 31	$916,994	$892,857	$451,944	$426,294

Change in Plan Assets
Fair value of plan assets at January 1	$578,280	$499,416	$281,390	$243,249
Actual return on plan assets	25,535	55,562	4,403	29,284
Employer contributions	54,028	53,654	27,217	27,837
Plan participants’ contributions	—	—	1,682	1,038
Benefits paid	(31,571)	(30,352)	(21,300)	(20,018)

Fair value of plan assets at December 31	$626,272	$578,280	$293,392	$281,390

Funded status at December 31	$(290,722)	$(314,577)	$(158,552)	$(144,904)
Amounts recognized in the balance sheet consist of:
Current liability	$(1,609)	$(1,609)	$(44)	$(32)
Noncurrent liability	(289,113)	(312,968)	(158,508)	(144,872)

Net amount recognized	$(290,722)	$(314,577)	$(158,552)	$(144,904)

The following table provides the components of the Company’s accumulated other comprehensive income and regulatory assets that have not been recognized as components of periodic benefit costs as of December 31.

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Net actuarial loss (gain)	$77,927	$79,956	$53,627	$31,309
Prior service cost (credit)	1,053	1,181	(14,482)	(15,663)
Transition obligation (asset)	—	—	867	1,041

Net amount recognized	$78,980	$81,137	$40,012	$16,687

At December 31, 2007 and 2006, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a projected obligation in excess of plan assets were as follows:

	Projected Benefit Obligation Exceeds the Fair Value of Plans’ Assets
	2007	2006
Projected benefit obligation	$917,000	$893,000
Fair value of plan assets	626,000	578,000

	Accumulated Benefit Obligation Exceeds the Fair Value of Plans’ Assets
	2007	2006
Accumulated benefit obligation	$793,000	$771,000
Fair value of plan assets	626,000	578,000

The accumulated postretirement benefit obligation exceeds plan assets for all of the Company’s other postretirement benefit plans.

In August 2006, the Pension Protection Act (PPA) was signed into law in the U.S. The PPA replaces the funding requirements for defined benefit pension plans by requiring that defined benefit plans contribute to a 100% of the current liability funding target over 7 years. Defined benefit plans with a funding status of less than 80% of the current liability are defined as being “at risk” and additional funding requirements and benefit restrictions may apply. The PPA is effective for the 2008 plan year with short-term phase-in provisions for both the funding target and at-risk determination. The Company’s qualified defined benefit plan is currently funded above the at-risk threshold, and therefore the Company expects that the plans will not be subject to the “at risk” funding requirements of the PPA. The Company is proactively monitoring the plan’s funded status and projected contributions under the new law to appropriately manage the potential impact on cash requirements.

Minimum funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. The Company plans to contribute at least amounts equal to the minimum required contributions in 2008 to the qualified pension plans. The Company plans to contribute its 2008 other postretirement benefit cost to its Voluntary Employee’s Benefit Association Trust.

Information about the expected cash flows for the pension and postretirement benefit plans is as follows:

	Pension Benefits	Other Benefits
2008 expected employer contributions
To plan trusts	$76,000	$27,352
To plan participants	1,610	44

The Company made 2008 contributions to fund pension benefits and other benefits of $23,000 and $6,838, respectively through February 2008.

The following table reflects the net benefits expected to be paid from the plan assets or the Company’s assets:

	Pension Benefits	Other Benefits
	Expected Benefit Payments	Expected Benefit Payments	Expected Federal Subsidy Payments
2008	$34,637	$19,442	$1,616
2009	37,489	21,646	1,749
2010	40,748	23,845	1,887
2011	44,224	26,257	2,014
2012	48,070	28,167	2,188
2013 - 2017	303,904	170,973	13,602

Because the above amounts are net benefits, plan participants’ contributions have been excluded from the expected benefits.

Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company’s employees, mortality, turnover and medical costs. Each assumption is reviewed annually. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that the Company recognizes.

The significant assumptions related to the Company’s pension and other postretirement benefit plans are as follows:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Weighted-average assumptions used to determine December 31 benefit obligations
Discount rate	6.27%	5.90%	5.65%	6.20%	5.90%	5.65%
Rate of compensation increase	4.25%	4.25%	4.25%	N/A	N/A	N/A
Medical trend	N/A	N/A	N/A	graded from 8% in 2008 to 5% in 2014+	graded from 9% in 2007 to 5% in 2011+	graded from 10% in 2006 to 5% in 2011+
Weighted-average assumptions used to determine net periodic cost
Discount rate	5.90%	5.65%	6.00%	5.90%	5.65%	6.00%
Expected return on plan assets	8.00%	8.25%	8.75%	7.38%	7.95%	8.40%
Rate of compensation increase	4.25%	4.25%	4.75%	N/A	N/A	N/A
Medical trend	N/A	N/A	N/A	graded from 9% in 2007 to 5% in 2011+	graded from 10% in 2006 to 5% in 2011+	graded from 10% in 2005 to 5% in 2010+

N/A—Assumption is not applicable.

The discount rate assumption was determined for the pension and postretirement benefit plans independently. A yield curve was developed for a universe containing the majority of U.S.—issued Aa—graded corporate bonds, all of which were non callable (or callable with make-whole provisions). For each plan, the discount rate was developed as the level equivalent rate that would produce the same present value as that using spot rates aligned with the projected benefit payments.

The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plans’ investment portfolios. Assumed projected rates of return for each of the plans’ projected asset classes were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed, adjusted for historical and expected experience of active portfolio management results compared to the benchmark returns and for the effect of expenses paid from plan assets. The Company’s pension expense increases as the expected return on assets decreases.

Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. The health care cost trend rate is based on historical rates and expected market conditions. A one -percentage -point change in assumed health care cost trend rates would have the following effects:

	One -Percentage- Point Increase	One -Percentage- Point Decrease
Effect on total of service and interest cost components	$6,143	$(5,001)
Effect on other postretirement benefit obligation	$57,868	$(48,220)

The following table provides the components of net periodic benefit costs for the years ended December 31:

	2007	2006	2005
Components of net periodic pension benefit cost
Service cost	$25,611	$24,308	$26,987
Interest cost	53,288	49,622	47,594
Expected return on plan assets	(47,052)	(42,304)	(41,136)
Amortization of:
Prior service cost (credit)	127	494	710
Actuarial (gain) loss	262	1,482	384
Periodic pension benefit cost	$32,236	$33,602	$34,539

Special termination pension benefit charge	93	373	890
Curtailment charge	—	971	135
Settlement charge (credit)	—	65	240

Net periodic pension benefit cost	$32,329	$35,011	$35,804

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Amortization of prior service (credit) cost	$(36)
Current year actuarial (gain) loss	(924)
Amortization of actuarial (gain) loss	(72)
Total recognized in other comprehensive income	$(1,032)

Total recognized in net periodic benefit cost and comprehensive income	$31,297

	2007	2006	2005
Components of net periodic other postretirement benefit cost
Service cost	$12,683	$11,613	$13,660
Interest cost	25,383	24,348	25,156
Expected return on plan assets	(21,065)	(19,689)	(18,657)
Amortization of:
Transition obligation (asset)	173	173	282
Prior service cost (credit)	(1,180)	(1,145)	81
Actuarial (gain) loss	—	2,011	634

Periodic other postretirement benefit cost	$15,994	$17,311	$21,156

Curtailment charge	—	(18)	655

Net periodic other postretirement benefit cost	$15,994	$17,293	$21,811

The Company’s policy is to recognize curtailments when the total expected future service of plan participants is reduced by greater than 10% due to an event that results in terminations and/or retirements. The Company reflected curtailments in 2006 and 2005 due to a significant number of aggregate terminations and retirements at one of its subsidiaries.

The estimated amounts that will be amortized from accumulated other comprehensive income and regulatory assets into net periodic benefit cost in 2008 are as follows:

	Pension Benefits	Other Benefits
Actuarial (gain) loss	$5	$774
Prior service cost (credit)	102	(1,180)
Transition obligation (asset)	—	173

Total	$107	$(233)

Savings Plans for Employees

The Company maintains 401(k) savings plans that allow employees to save for retirement on a tax-deferred basis. Employees can make contributions that are invested at their direction in one or more funds. The Company makes matching contributions based on a percentage of an employee’s contribution, subject to certain limitations. Due to the Company’s discontinuing new entrants into the defined benefit pension plan, on January 1, 2006 the Company began providing an additional 5.25% of base pay defined contribution benefit for union employees hired on or after January 1, 2001 and non-union employees hired on or after January 1, 2006. The Company expensed contributions to the plans totaling $7,305 for 2007, $6,898 for 2006 and $5,511 for 2005. All of the Company’s contributions are invested in one or more funds at the direction of the employee.

Employees’ Investment Plan

Upon completion of the American Water Works Company, Inc. acquisition, the Company created the Employees’ Investment Plan and converted the former American Water Works Company, Inc. Employees’ Stock Ownership Plan into this plan. Each participating employee can elect to contribute an amount that does not exceed 2% of their wages. In addition to the employee’s participation, the Company makes a contribution equivalent to 1/2% of each participant’s qualified compensation, and matches 100% of the contribution by each participant. The Company made contributions to the plan totaling $1,010 for 2005 that were primarily invested in a retirement trust fund. This plan was discontinued as of May 22, 2005.

Long-Term Incentive Plan

The Company participates in a RWE long-term incentive plan for executives (“RWE LTIP”). Under the RWE LTIP, Company employees were granted 120,004 performance shares of RWE common stock which vest over three years beginning January 1, 2005. Subject to the vesting provisions, the performance shares are payable in cash. In accordance with SFAS 123R “Share-Based Payment”, the performance shares have been accounted for as a liability. The liability will be remeasured at fair value at each reporting period until settlement. The Company recorded a liability of $8,398 and $4,271 related to the performance shares at December 31, 2007 and 2006, which has been included in Other current liabilities. For the years ended December 31, 2007, 2006 and 2005, the Company recognized approximately $4,127, $2,604 and $1,667, respectively, of share-based compensation expense related to the performance shares in operations and maintenance expense.

The fair value of the performance shares was estimated using Monte Carlo simulations. The fair value of the performance shares granted on January 1, 2005 was $25.09 per share of RWE common stock at the grant date and $81.54 and $65.42 per share of RWE common stock at December 31, 2007 and 2006.

The following table summarizes performance share transactions under the RWE LTIP plan:

2005 tranche
Outstanding at January 1, 2007	104,816
Granted	—
Forfeited	(1,817)

Outstanding at December 31, 2007	102,999

Vested at December 31, 2007	102,999

Retention Bonuses

The Company established a retention bonus program that is intended to retain employees in key leadership roles through the timely completion of the IPO. If a participant remains employed by the Company through March 31, 2008, the participant will receive a cash bonus based on a predetermined percentage of his or her base salary in effect on January 1, 2006, or his or her hire date, if he or she was hired after January 1, 2006. For the years ended December 31, 2007, 2006 and 2005, the Company recognized approximately $2,498, $2,907 and $0, respectively, of expense related to the retention bonuses in operations and maintenance expense.

Completion Bonuses

The Company has offered a completion bonus to reward selected senior executives for their contributions to the IPO process. Each eligible executive is entitled to receive a cash bonus based on a predetermined percentage of his or her base salary in effect on January 1, 2006, or his or her hire date, if he or she was hired after January 1, 2006. For the years ended December 31, 2007, 2006 and 2005, the Company recognized approximately $832, $1,750 and $0, respectively, of expense related to the completion bonuses in operations and maintenance expense.

Note 15: Commitments and Contingencies

OMI/Thames Water Stockton, Inc. (“OMI/TW”) is a 50/50 joint venture between a subsidiary of the Company and Operations Management International, Inc. (“OMI”). In February 2003, OMI/TW and the City of Stockton California (the “City”) entered into a 20-year service contract for water, wastewater and storm water utilities capital improvements and management services. In 2007, OMI/TW and the City of Stockton mutually agreed to end the contract effective February 29, 2008, at which time the responsibility for management and operation of the system will be returned to the City. Under the agreement, OMI/TW is required to provide a warranty relating to certain construction activities and is required to pay for certain employee transition costs. The length and the exact nature of that warranty and certain other details are subject to the conclusion of a supplemental agreement still being negotiated by the parties. In addition, the City received a Settlement Communication from the California State Water Resources Control Board (“the Board”) related to a discharge into an adjacent river. Under the agreement, OMI/TW is responsible for financial settlement of this matter with the Board. Given the uncertainties related to resolving the remaining issues surrounding the transition and termination of the contract, financial settlement of the Board matter and the construction warranty, the Company has recorded a loss reserve of approximately $4,000 at December 31, 2007.

The Company is also routinely involved in condemnation proceedings and legal actions incident to the normal conduct of its business. At December 31, 2007, the Company has accrued approximately $5,000 as probable losses and it is reasonably possible that losses could range up to $19,000 for these matters. For certain matters, the Company is unable to estimate any possible losses. The Company believes that damages or settlements, if any, recovered by plaintiffs in such claims or actions will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Commitments have been made in connection with certain construction programs. The estimated capital expenditures required under legal and binding contractual obligations amounted to $163,930 at December 31, 2007.

The Company’s regulated subsidiaries maintain agreements with other water purveyors for the purchase of water to supplement their water supply. The Company’s subsidiaries purchased water expense under these types of agreements amounted to approximately $92,403, $85,345, and $92,395 during the years ended December 31, 2007, 2006 and 2005, respectively. The estimated annual commitment related to the minimum quantities of water purchased is expected to approximate $44,678 in 2008, $43,016 in 2009, $43,625 in 2010, $44,386 in 2011, $45,417 in 2012 and $560,962 thereafter.

Note 16: Net Loss per Common Share

Basic net loss per common share, loss from continuing operations per common share and loss from discontinued operations, net of tax per common share are based on the weighted average number of common shares outstanding. Diluted net loss per common share, loss from continuing operations per common share and loss from discontinued operations, net of tax per common share are based on weighted average number of common shares outstanding and potentially dilutive shares. The Company had no potentially dilutive shares for the years ended December 31, 2007, 2006 and 2005. All common shares are held by a wholly-owned subsidiary of RWE.

On November 5, 2007, the Company’s Board of Directors authorized 500,000 shares of common stock, par value $.01 per share and declared a one hundred and sixty thousand-for-one common stock split effective November 7, 2007 for all common shares outstanding. The Company’s par value of $1.00 per share changed to $.01 per share and $1,599 was transferred from paid-in capital to common stock to record the split. All share and per share data for all periods presented have been restated to give effect to the stock split.

Note 17: Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Current assets and current liabilities: The carrying amount reported in the Consolidated Balance Sheets for current assets and current liabilities, including revolving credit debt due to the short-term maturities and variable interest rates, approximates their fair values.

Preferred stock with mandatory redemption requirements and long-term debt: The fair values of preferred stock with mandatory redemption requirements and long-term debt are estimated using discounted cash flow analyses based on current incremental financing rates for similar types of securities.

The carrying amounts and fair values of the financial instruments at December 31 are as follows:

2007	Carrying Amount	Fair Value
Preferred stocks with mandatory redemption requirements	$24,514	$25,264
Long-term debt (excluding capital lease obligations)	4,769,092	4,653,765

2006	Carrying Amount	Fair Value
Preferred stocks with mandatory redemption requirements	$1,774,863	$1,786,027
Long-term debt (excluding capital lease obligations)	3,381,208	3,390,536

Note 18: Operating Leases

The Company has entered into operating leases involving certain facilities and equipment. Rental expenses under operating leases were $34,946 for 2007, $36,136 for 2006 and $34,662 for 2005. The operating leases for facilities will expire over the next 20 years and the operating leases for equipment will expire over the next five years. Certain operating leases have renewal options ranging from one to five years.

At December 31, 2007, the minimum annual future rental commitment under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are $28,248 in 2008, $27,128 in 2009, $23,527 in 2010, $17,704 in 2011, $11,901 in 2012 and $119,410 thereafter.

The Company has a series of agreements with various public entities to establish certain joint ventures, commonly referred to as “public-private partnerships”. The Company agreed to transfer and convey some of its real and personal property (“facilities”), to various public entities, subject to lien of its General Mortgage Indenture, in exchange for an equal principal amount of Industrial Development Bonds (“IDBs”), to be issued by the various public entities under a state Industrial Development Bond and Commercial Development Act. The Company leased back the facilities under capital leases for a period of 40 years. The leases have payments that approximate the payments required by the terms of the IDBs. In accordance with Financial Accounting Standards Board Interpretation Number 39, “Offsetting of Amounts Related to Certain Contracts”, the transaction is presented on a net basis. The carrying value of the facilities was $161,803 and $162,627 at December 31, 2007 and 2006, respectively.

At December 31, 2007, the minimum annual future rental commitment under these additional operating leases that have initial or remaining non-cancelable lease terms in excess of one year included in the proceeding minimum annual rental commitments are $3,471 in 2008, $3,475 in 2009, $3,472 in 2010, $3,472 in 2011, $3,472 in 2012 and $96,430 thereafter.

Note 19: Related Party Transactions

Thames Water Plc, formerly an affiliate and wholly owned subsidiary of RWE, provided certain management services to the Company which amounted to $0 in 2007, $1,386 in 2006 and $9,147 in 2005.

Thames Water International Services Limited, formerly an affiliate and wholly owned subsidiary of RWE, provided services of expatriate employees to the Company which amounted to $0 in 2007, $1,763 in 2006 and $4,970 in 2005.

Interest on the Company’s borrowings with RWE amounted to $26,797, $131,005, and $93,907 in 2007, 2006 and 2005, respectively.

TWILUX, an affiliate and wholly owned subsidiary of RWE, was the holder of $1,750,000 of the Company’s preferred stock. Preferred dividends included in interest expense amounted to $74,569, $103,270, and $103,250 in 2007, 2006 and 2005, respectively. The preferred stock was redeemed in 2007 utilizing the proceeds from $1,750,000 in variable rate borrowings from RWE. The variable rate borrowings from RWE were subsequently redeemed with proceeds from the senior notes issuance. (See Note 10)

The Company maintains agreements with both public and private water providers for the purchase of water to supplement water supply, particularly during periods of peak demand. The President and CEO of the Company is a Commissioner of one of these water providers. The Company purchased approximately $16,793, $16,374, and $16,693 of water from this provider in the years ended December 31, 2007, 2006 and 2005, respectively. The minimum purchase quantity amounts are known and the rates are set annually. Assuming an annual inflationary rate adjustment of 3.5%, the estimated commitments related to the minimum quantities of purchased water under these agreements are $14,925 in 2008, $15,448 in 2009, $15,988 in 2010, $16,548 in 2011, $17,127 in 2012 and $301,822 thereafter.

Note 20: Guarantees

A subsidiary holds a 50% interest in American Water-Pridesa LLC (“AW-Pridesa”), a Delaware limited liability company. Pridesa America Corporation, a former subsidiary of RWE also holds a 50% interest. AW-Pridesa has contracted with Tampa Bay Water (“Tampa Bay”), an interlocal governmental agency of the State of Florida, to remedy and operate the Tampa Bay Seawater Desalination Plant. The Company entered into a guarantee with Tampa Bay in November 2004 for the full and prompt performance of certain contractual obligations limited to a total aggregate liability of $35,000. Contractual obligations call for certain construction activities and management services to be completed satisfactorily. AW-Pridesa took over operation of the plant in January 2005.

At December 31, 2007, the plant was fully operational and successful performance testing of the construction activities had been completed.

The Company provides financial guarantees or deposits to ensure performance of certain of its obligations on its non-regulated military agreements and O&M agreements. These guarantees and deposits totaled $475,278 and $ $476,244 at December 31, 2007 and 2006, respectively.

Note 21: Discontinued Operations

Based on management’s ongoing evaluation of the non-regulated businesses, it was determined that the Company’s Residuals, Underground, Ashbrook, and Engineering businesses were not meeting growth expectations and were not considered core businesses of the Company’s operations. Accordingly, the Company sold and/or disposed of these businesses. As a result of these dispositions, the Company recorded a net gain/loss of $0 in 2007, a net loss of $1,001 in 2006, and a net loss of $15,407 in 2005.

In 2006, the Company sold a group of assets of the Residuals business for $2,500 and reported the related operations within discontinued operations. In June 2007, the Company sold another component of Residuals business for $9,660. The Company completed the sale of this component in 2007.

The Company’s Underground business was sold for $27,651. As a result of the sale, the Company recorded a loss of $1,001 in 2006.

During the fourth quarter of 2005, the Company sold Engineering’s Canadian operations, a provider of engineering services to corporate and municipal clients, for initial consideration of $489 and contingent consideration of $430. Furthermore, the Company disposed through abandonment components of Engineering’s operations based in the United States. As a result of the disposition of these components of Engineering in 2005, the Company recorded a loss of $15,407 which included a goodwill write-off $16,216.

During the first quarter of 2005, the Company sold substantially all the assets of its Ashbrook subsidiary, a provider of wastewater treatment services, for $14,847. There was no gain or loss recorded at the time of sale.

A summary of the assets and liabilities classified as discontinued operations in the Consolidated Balance Sheets includes the following:

2006
Assets of discontinued operations
Non-utility property	$1,690
Other receivables, net	2,151
Other current assets	6,323
Goodwill	2,670

Total assets of discontinued operations	12,834

Liabilities of discontinued operations
Accounts payable	654
Other liabilities	1,824

Total liabilities of discontinued operations	2,478

Net assets of discontinued operations	$10,356

A summary of discontinued operations presented in the Consolidated Statements of Operations include the following:

	2007	2006	2005
Operating revenues	$7,128	$59,872	$80,979

Operating expenses
Operation, maintenance and depreciation	7,071	60,297	84,277
Impairment charges	—	6,117	34,936

Total operating expenses, net	7,071	66,414	119,213

Operating income (loss)	57	(6,542)	(38,234)

Other income (deductions)
Interest, net	56	322	(21)
Other, net	(749)	1,875	1,135

Total other income (deductions)	(693)	2,197	1,114

Loss before income taxes	(636)	(4,345)	(37,120)
Provision for income taxes	(85)	1,047	(2,617)

Loss from operations	(551)	(5,392)	(34,503)
Loss on sale, net of tax benefit	—	(1,001)	(15,407)

Loss from discontinued operations	$(551)	$(6,393)	$(49,910)

Note 22: Segment Information

The Company has two operating segments which are also the Company’s two reportable segments referred to as the Regulated Businesses and Non-regulated Businesses segments. The Company’s chief operating decision maker regularly reviews the operating results of the Regulated and Non-regulated Businesses segments to assess segment performance and allocate resources. The evaluation of segment performance and the allocation of resources are based on several measures. The measure that is most consistent with that used by management is adjusted earnings before interest and income taxes from continuing operations (“Adjusted EBIT”). Management has grouped the Company’s businesses into its Regulated and Non-regulated Businesses segments based upon the products and services they provide and whether they function under the rules and regulations of the public utility regulatory environment.

The Regulated Businesses segment includes the Company’s 23 utility subsidiaries that provide water and wastewater services to customers in 20 U.S. states. With the exception of one company, each of these public utility subsidiaries is subject to regulation by public utility commissions and local governments. In addition to providing similar products and services and being subject to the public utility regulatory environment, each of the regulated subsidiaries has similar economic characteristics, production processes, types and classes of customers and water distribution or wastewater collection processes. Each of these companies is also subject to both federal and state regulation regarding the quality of water distributed and the discharge of wastewater residuals.

The Non-regulated Businesses segment is comprised of non-regulated businesses that provide a broad range of non-regulated water and wastewater services and products including homeowner water and sewer line maintenance services, water and wastewater facility operations and maintenance services, granular carbon technologies and products for cleansing water and wastewater, wastewater residuals management services and water and wastewater facility engineering services.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Regulated and Non-regulated Businesses segment information includes intercompany costs that are allocated by American Water Works Service Company, Inc. and intercompany interest that is charged by AWCC, which are eliminated to reconcile to the consolidated results of operations. Inter-segment revenues, which are primarily recorded at cost plus mark-up that approximates current market prices, include carbon regeneration services and leased office space, furniture and equipment provided by the Company’s non-regulated subsidiaries to its regulated subsidiaries.

Other includes corporate costs which are not allocated to the Company’s subsidiaries, eliminations of inter-segment transactions, and fair value adjustments and associated income and deductions related to the Acquisitions which have not been allocated to the segments for evaluation of segment performance and allocation of resource purposes. The adjustments related to the Acquisitions are reported in Other, as they are excluded from segment performance measures evaluated by management. The following table includes the Company’s summarized segment information:

	As of or for the Year Ended December 31, 2007
	Regulated	Non-regulated	Other	Consolidated
Net operating revenues	$1,987,565	$242,678	$(16,028)	$2,214,215
Depreciation and amortization	254,998	10,295	2,042	267,335
Impairment charges	—	—	509,345	509,345
Total operating expenses, net	1,490,794	225,600	482,692	2,199,086
Adjusted EBIT (1)	500,088	23,579
Total assets	10,163,227	280,692	2,490,153	12,934,072
Capital expenditures	746,583	11,986	—	758,569

	As of or for the Year Ended December 31, 2006
	Regulated	Non-regulated	Other	Consolidated
Net operating revenues	$1,854,618	$248,451	$(10,002)	$2,093,067
Depreciation and amortization	243,311	13,990	1,880	259,181
Impairment charges	—	—	221,685	221,685
Total operating expenses, net	1,387,418	253,850	199,286	1,840,554
Adjusted EBIT (1)	468,701	(4,725)
Total assets	9,439,975	339,761	3,003,323	12,783,059
Capital expenditures	662,135	26,708	—	688,843

	As of or for the Year Ended December 31, 2005
	Regulated	Non-regulated	Other	Consolidated
Net operating revenues	$1,836,061	$310,771	$(10,086)	$2,136,746
Depreciation and amortization	246,802	15,187	(625)	261,364
Impairment charges	—	4,850	380,584	385,434
Total operating expenses, net	1,373,677	319,135	332,359	2,025,171
Adjusted EBIT (1)	469,921	(106)
Total assets	8,941,859	402,803	3,197,367	12,542,029
Capital expenditures	512,519	45,927	—	558,446

(1)	Management evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBIT. Adjusted EBIT does not represent cash flow for periods presented and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a source of liquidity. Adjusted EBIT as defined by the Company may not be comparable with Adjusted EBIT as defined by other companies.

The following table reconciles Adjusted EBIT, as defined by the Company, to loss from continuing operations before income taxes:

	For the Year Ended December 31, 2007
	Regulated	Non-regulated	Total Segments
Adjusted EBIT	$500,088	$23,579	$523,667
Add:
Allowance for other funds used during construction	7,759	—	7,759
Allowance for borrowed funds used during construction	3,449	—	3,449
Less:
Interest, net	(219,371)	(8,629)	(228,000)
Preferred dividends of subsidiaries	(225)	—	(225)
Amortization of debt expense	(5,169)	—	(5,169)

Segments income from continuing operations before income taxes	$286,531	$14,950	301,481
Impairment charges			(509,345)
Interest, net			(55,165)
Other			7,510

Loss from continuing operations before income taxes			$(255,519)

	For the Year Ended December 31, 2006
	Regulated	Non-regulated	Total Segments
Adjusted EBIT	$468,701	$(4,725)	$463,976
Add:
Allowance for other funds used during construction	5,980	—	5,980
Allowance for borrowed funds used during construction	2,652	—	2,652
Less:
Interest, net	(209,589)	(12,163)	(221,752)
Preferred dividends of subsidiaries	(273)	—	(273)
Amortization of debt expense	(5,196)	—	(5,196)

Segments income from continuing operations before income taxes	$262,275	$(16,888)	245,387
Impairment charges			(221,685)
Interest, net			(144,218)
Other			11,578

Loss from continuing operations before income taxes			$(108,938)

	For the Year Ended December 31, 2005
	Regulated	Non-regulated	Total Segments
Adjusted EBIT	$469,921	$(106)	$469,815
Add:
Allowance for other funds used during construction	5,810	—	5,810
Allowance for borrowed funds used during construction	2,420	—	2,420
Less:
Impairment charges	—	(4,850)	(4,850)
Interest, net	(202,901)	(12,301)	(215,202)
Preferred dividends of subsidiaries	(285)	—	(285)
Amortization of debt expense	(5,327)	—	(5,327)

Segments income from continuing operations before income taxes	$269,638	$(17,257)	252,381
Impairment charges			(380,584)
Interest, net			(130,055)
Other			34,107

Loss from continuing operations before income taxes			$(224,151)

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

(In thousands, except per share data)

	(Unaudited) September 30, 2008	December 31, 2007
ASSETS
Property, plant and equipment
Utility plant—at original cost, net of accumulated depreciation of $2,932,051 at September 30 and $2,776,950 at December 31	$9,742,671	$9,199,909
Nonutility property, net of accumulated depreciation of $81,561 at September 30 and $67,538 at December 31	128,920	118,052

Total property, plant and equipment	9,871,591	9,317,961

Current assets
Cash and cash equivalents	6,689	13,481
Restricted funds	902	3,258
Utility customer accounts receivable	172,421	147,640
Allowance for uncollectible accounts	(19,669)	(20,923)
Unbilled utility revenues	150,912	134,326
Non-Regulated trade and other receivables, net	75,222	66,540
Federal income taxes receivable	32,530	23,111
Materials and supplies	32,949	27,458
Other	45,268	35,463

Total current assets	497,224	430,354

Regulatory and other long-term assets
Regulatory assets	628,050	628,039
Restricted funds	8,471	10,252
Goodwill	1,704,310	2,456,952
Other	71,086	90,514

Total regulatory and other long-term assets	2,411,917	3,185,757

TOTAL ASSETS	$12,780,732	$12,934,072

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

(In thousands, except per share data)

	(Unaudited) September 30, 2008	December 31, 2007
CAPITALIZATION AND LIABILITIES
Capitalization
Common stockholders’ equity	$4,162,357	$4,542,046
Preferred stock without mandatory redemption requirements	4,557	4,568
Long-term debt
Long-term debt	4,669,502	4,674,837
Redeemable preferred stock at redemption value	24,217	24,296

Total capitalization	8,860,633	9,245,747

Current liabilities
Short-term debt	327,185	220,514
Current portion of long-term debt	95,836	96,455
Accounts payable	160,518	168,886
Taxes accrued, including income taxes of $6,819 at September 30 and $8,086 at December 31	65,928	56,002
Interest accrued	91,271	50,867
Other	196,752	181,765

Total current liabilities	937,490	774,489

Regulatory and other long-term liabilities
Advances for construction	629,058	655,375
Deferred income taxes	720,569	638,918
Deferred investment tax credits	34,148	35,361
Regulatory liability-cost of removal	197,910	192,650
Accrued pension expense	253,244	290,722
Accrued postretirement benefit expense	151,899	158,552
Other	117,483	123,871

Total regulatory and other long-term liabilities	2,104,311	2,095,449

Contributions in aid of construction	878,298	818,387
Commitments and contingencies	—	—

TOTAL CAPITALIZATION AND LIABILITIES	$12,780,732	$12,934,072

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenues	$672,193	$633,117	$1,768,377	$1,660,394

Operating expenses
Operation and maintenance	342,226	328,305	984,063	910,304
Depreciation and amortization	68,376	69,699	199,599	202,463
General taxes	49,380	47,091	151,074	140,910
(Gain) loss on sale of assets	457	(708)	(413)	(6,821)
Impairment charge	—	243,345	750,000	243,345

Total operating expenses, net	460,439	687,732	2,084,323	1,490,201

Operating income (loss)	211,754	(54,615)	(315,946)	170,193

Other income (deductions)
Interest, net	(72,684)	(68,739)	(212,718)	(211,709)
Allowance for other funds used during construction	4,442	2,028	10,370	5,197
Allowance for borrowed funds used during construction	2,970	846	6,063	2,358
Amortization of debt expense	(1,601)	(1,227)	(4,360)	(3,624)
Preferred dividends of subsidiaries	(55)	(55)	(169)	(169)
Other, net	881	1,362	1,544	4,146

Total other income (deductions)	(66,047)	(65,785)	(199,270)	(203,801)

Income (loss) from continuing operations before income taxes	145,707	(120,400)	(515,216)	(33,608)
Provision for income taxes	57,549	39,717	83,612	74,095

Income (loss) from continuing operations	88,158	(160,117)	(598,828)	(107,703)
Income (loss) from discontinued operations, net of tax	—	—	—	(551)

Net income (loss)	$88,158	$(160,117)	$(598,828)	$(108,254)

Basic earnings per common share(1):
Income (loss) from continuing operations	$0.55	$(1.00)	$(3.74)	$(0.67)

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$0.00

Net income (loss)	$0.55	$(1.00)	$(3.74)	$(0.68)

Diluted earnings per common share(1):
Income (loss) from continuing operations	$0.55	$(1.00)	$(3.74)	$(0.67)

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$0.00

Net income (loss)	$0.55	$(1.00)	$(3.74)	$(0.68)

Average common shares outstanding during the period:
Basic	159,949	160,000	159,960	160,000

Diluted	160,000	160,000	159,960	160,000

(1)	Amounts may not sum due to rounding.

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(598,828)	$(108,254)
Adjustments
Depreciation and amortization	199,599	202,463
Impairment charge	750,000	243,345
Amortization of removal costs net of salvage	31,797	22,576
Provision for deferred income taxes	76,742	(1,649)
Amortization of deferred investment tax credits	(1,213)	(1,261)
Provision for losses on utility accounts receivable	13,350	11,073
Allowance for other funds used during construction	(10,370)	(5,197)
Gain on sale of assets	(413)	(6,821)
Other, net	(46,199)	(35,298)
Changes in assets and liabilities
Receivables and unbilled utility revenues	(64,653)	(85,971)
Other current assets	(24,734)	(18,416)
Accounts payable	6,364	(16,520)
Taxes accrued, including income taxes	12,544	79,510
Interest accrued	40,404	22,930
Other current liabilities	8,523	27,403

Net cash provided by operating activities	392,913	329,913

CASH FLOWS FROM INVESTING ACTIVITIES
Construction expenditures	(714,559)	(507,237)
Acquisitions	(8,021)	(944)
Proceeds from sale of assets and securities	12,159	15,588
Proceeds from sale of discontinued operations	—	9,660
Removal costs from property, plant and equipment retirements, net	(17,290)	(5,026)
Net restricted funds released	4,137	5,009

Net cash used in investing activities	(723,574)	(482,950)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	201,829	2,367,562
Repayment of long-term debt	(199,655)	(492,191)
Net borrowings (repayments) under short-term debt agreements	124,578	(573,745)
Advances and contributions for construction, net of refunds of $48,111 and $28,401 at September 30, 2008 and 2007	3,204	25,645
Change in cash overdraft position	(17,907)	—
Capital contributions	245,000	701,092
Debt issuance costs	(1,037)	(3,511)
Redemption of preferred stock	(151)	(1,750,310)
Dividends paid	(31,992)	—

Net cash provided by financing activities	323,869	274,542

Net increase (decrease) in cash and cash equivalents	(6,792)	121,505
Cash and cash equivalents at beginning of period	13,481	29,754

Cash and cash equivalents at end of period	$6,689	$151,259

Non-cash investing activity:
Capital expenditures acquired on account but unpaid at quarter-end	$79,994	$72,096

Non-cash financing activity:
Advances and contributions	$40,906	$60,337
Capital contribution	$—	$100,000

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statement of Changes in Common Stockholders’ Equity

(Unaudited)

(In thousands, except per share data)

	Common Stock, $.01 Par Value: 500,000 Shares Authorized		Paid-in Capital	(Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Common Stockholders’ Equity
	Shares	Par Value				Shares	At Cost
Balance at December 31, 2007	160,000	$1,600	$5,637,947	$(1,079,118)	$(18,383)	—	$—	$4,542,046

Net loss	—	—	—	(598,828)	—	—	—	(598,828)
Equity investment by RWE	—	—	245,000	—	—	—	—	245,000
Contribution of common stock by RWE	—	—	1,933	—	—	(90)	(1,933)	—
Stock-based compensation activity	—	—	2,476	—	—	74	1,586	4,062
Pension plan amortized to periodic benefit cost:
Prior service cost	—	—	—	—	20	—	—	20
Foreign currency translation	—	—	—	—	2,049	—	—	2,049
Dividends on common stock	—	—	—	(31,992)	—	—	—	(31,992)

Balance at September 30, 2008	160,000	$1,600	$5,887,356	$(1,709,938)	$(16,314)	(16)	$(347)	$4,162,357

The accompanying notes are an integral part of these consolidated financial statements.

American Water Works Company, Inc. and Subsidiary Companies

Notes to Consolidated Financial Statements (Unaudited)

(In thousands, except per share data)

Note 1: Basis of Presentation

The accompanying consolidated balance sheet of American Water Works Company, Inc. and Subsidiary Companies (the “Company”) at September 30, 2008, the consolidated statements of operations for the three months and nine months ended September 30, 2008 and 2007, the consolidated statements of cash flows for the nine months ended September 30, 2008 and 2007, and the consolidated statement of changes in common stockholders’ equity for the nine months ended September 30, 2008, are unaudited, but reflect all adjustments, which are, in the opinion of management, necessary to present fairly the consolidated financial position, the consolidated changes in common stockholders’ equity, the consolidated results of operations, and the consolidated cash flows for the periods presented. All adjustments are of a normal, recurring nature, except as otherwise disclosed. Because they cover interim periods, the unaudited consolidated financial statements and related notes to the consolidated financial statements do not include all disclosures and notes normally provided in annual financial statements and, therefore, should be read in conjunction with the Company’s consolidated financial statements and related notes included in the Company’s annual consolidated financial statements for the year ended December 31, 2007. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the year, due primarily to the seasonality of the Company’s operations.

Note 2: New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for years beginning January 1, 2008. The Company has not elected to exercise the fair value irrevocable option. Therefore, the adoption of SFAS 159 did not have an impact on the Company’s results of operations, financial position or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a common definition for fair value to be applied to U.S. generally accepted accounting principles guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. In February 2008, the FASB issued FASB Staff Position SFAS 157-2 which allows a one-year deferral of adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities (such as intangible assets, property, plant and equipment and goodwill) that are required to be measured at fair value on a periodic basis (such as at acquisition or impairment). The Company elected to use this deferral option and accordingly, only partially adopted SFAS 157 on January 1, 2008. SFAS 157 will be adopted for the Company’s nonfinancial assets and liabilities valued on a non-recurring basis on January 1, 2009.

On January 1, 2008, the Company adopted the provisions of SFAS 157 for financial assets and liabilities, and nonfinancial assets and liabilities with recurring measurements. The Company’s assets and liabilities measured at fair value on a recurring basis during the period were cash and cash equivalents, restricted funds and short-term debt. These assets and liabilities were measured at fair value on the balance sheet date using quoted prices in active markets (level 1 inputs, as defined by SFAS 157). The adoption of SFAS 157 for the Company’s financial assets and liabilities did not have a material effect on the Company’s results of operations, financial position or cash flows. The Company will be required to measure the assets of its defined benefit pension and other post retirement welfare plans pursuant to SFAS 157 at the next measurement date, which will be

December 31, 2008. The Company is evaluating the effect, if any, that the adoption of SFAS 157 for the Company’s nonfinancial assets and liabilities will have on its results of operations, financial position and cash flows.

On October 10, 2008, the FASB issued Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When a Market for That Asset Is Not Active” (FSP 157-3”), which clarifies the application of SFAS 157 in an inactive market and provides an example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of this standard as of September 30, 2008 did not have an impact on the Company’s results of operations, financial position or cash flows.

Note 3: Goodwill

At September 30, 2008, the Company’s goodwill totaled $1,704,310. The Company’s annual goodwill impairment test is conducted at November 30 of each calendar year and interim reviews are performed when the Company determines that a triggering event that would more likely than not reduce the fair value of a reporting unit below its carrying value has occurred.

The market price of the Company’s common stock at September 30, 2008 was below its consolidated carrying value. Subsequent to September 30, 2008, the Company’s market price has experienced a high degree of volatility. As a result, management considered whether the Company’s market capitalization being below the consolidated carrying value of its reporting units represented an interim triggering event.

Having considered both qualitative and quantitative factors, management concluded that no interim triggering event has occurred. As such, an interim impairment test was not performed, as management believes there were no significant adverse changes in its business. Further, the Company’s methodology is not based purely on stock price but adjusts for other valuation techniques and relevant market information, as described in the testing methodology below, including the expected impact to the share price once RWE divests a substantial portion of its ownership.

The Company may be required to recognize an impairment as a result of this year’s annual test or at other times in the future. This depends on other factors identified below in the description of the Company’s test approach. These include market price declines such as levels experienced during October 2008, a decline over a period of time of the Company’s stock price, a decline over a period of time in valuation multiples of comparable water utilities and the lack of an increase in the Company’s market price consistent with increases in the carrying value or to a level consistent with its peer companies. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, may also result in an incremental impairment charge. Further recognition of impairments of a significant portion of goodwill would negatively affect the Company’s reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to secure financing on attractive terms and maintain compliance with debt covenants.

The following table summarizes the nine-month changes in the Company’s goodwill by reporting unit:

	Regulated Unit	Non-Regulated Units	Consolidated
Balance at December 31, 2007	$2,327,270	$129,682	$2,456,952
Impairment charge	(750,000)	—	(750,000)
Felton water system asset sale	(2,373)	—	(2,373)
Other activity	(269)	—	(269)

Balance at September 30, 2008	$1,574,628	$129,682	$1,704,310

The Company recognized goodwill impairment charges of $0 and $243,345 for the three months ended September 30, 2008 and 2007, respectively and $750,000 and $243,345 for the nine months ended September 30, 2008 and 2007, respectively.

In light of the initial public offering price and trading levels in our common stock since the date of the initial public offering (“IPO”), the Company performed an interim impairment test and, on May 9, 2008, concluded that the current carrying value of the Company’s goodwill was impaired as a result of the current market price at that time and trading levels of the Company’s common stock. The Company believes the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors, recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $750,000 in the financial statements as of and for the fiscal quarter ended March 31, 2008. The impairment charge was primarily due to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of peer companies during the 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased market interest rates). As a result of the impairment charge RWE Aqua Holdings GmbH (“RWE”) transferred $245,000 to the Company on May 13, 2008. This cash was used to reduce short-term debt. RWE is not obligated to make any additional capital contributions.

During the third quarter of 2007, as a result of the Company’s debt being placed on review for a possible downgrade and the proposed sale of a portion of the Company in the IPO, management determined at that time it was appropriate to update its valuation analysis before the next scheduled annual test. Based on this assessment, the Company performed an interim impairment test and recorded an impairment charge to goodwill related to its Regulated Businesses in the amount of $243,345. The decline was primarily due to a slightly lower long-term earnings forecast caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

The Company uses a two-step impairment test to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized (if any) in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The step 1 calculation used to identify potential impairment compares the fair value for each of the Company’s reporting units to their respective net carrying values (book values), including goodwill, on the measurement date. If the fair value of any reporting unit is less than such reporting unit’s carrying value, then step 2 shall be performed to measure the amount of the impairment loss (if any) for such reporting units.

The step 2 calculation of the impairment test compares, by reporting unit, the implied fair value of the goodwill to the carrying value of goodwill. The implied fair value of goodwill is equal to the excess of net fair value of each reporting unit’s assets and liabilities above the carrying value of such reporting unit’s assets and liabilities. If the carrying value of goodwill exceeds the implied fair value of goodwill for any reporting unit, an impairment loss shall be recognized in an amount equal to the excess (not to exceed the carrying value of goodwill) for that reporting unit.

If step 2 is required, the determination of the fair value of each reporting unit and the fair value of each reporting unit’s assets and liabilities will be performed as of the measurement date using observable market data before and after the measurement date (if that subsequent information is relevant to the fair value on the measurement date). The step 2 fair value determination will use a combination of the following valuation techniques:

•	quoted market prices of the Company’s securities;

•	observable market prices of comparable equity of publicly-traded water utilities considered by us to be peers; and

•	discounted cash flow models developed from the Company’s internal forecasts.

Each of the Company’s reporting unit’s fair value is determined by weighting, according to relevance, the results of three valuation techniques. The first, and primary, valuation is based upon the observable market price of the Company’s common equity as adjusted for control premiums and other relevant market conditions.

The second model-based valuation technique applies an average peer multiple to the Company’s historic and forecasted cash flows. The cash flow multiple is calculated using the quoted market equity prices of comparable publicly-traded water utilities, and their published cash flows. This market multiple is then applied to the applicable reporting unit’s internal historic and forecasted cash flows as adjusted to remove non-recurring items and forecast acquisitions.

The third model-based valuation technique discounts the five-year business plan forecast cash flows, as adjusted to remove non-recurring items and forecast acquisitions, at the Company’s weighted average cost of capital.

If step 2 of the impairment test is required, the Company will determine the fair value of the applicable reporting unit’s assets and liabilities. The fair values for the majority of such assets and liabilities are equal to their carrying values; however, the fair values of the applicable debt are highly dependent upon market conditions at the measurement date. For the step 2 calculations of the fair value of debts, the Company will use observable prices of instruments and indices which share similar risk to those instruments being valued, adjusted to compensate for different credit profile, collateral, tax treatment and call features, to calculate the fair value of each reporting unit’s debts.

Note 4: Stockholders’ Equity

Common Stock

On April 28, 2008, RWE completed the partial divestiture of its investment in the Company in an IPO through the sale of 58,000 shares of common stock at an IPO price of $21.50. The selling stockholder granted the underwriters a 30-day option to purchase up to an additional 8,700 shares of the Company’s stock at a price of $21.50. On May 27, 2008, the Company announced the underwriters’ partial exercise of their over-allotment option to purchase 5,173 shares to cover over allotments. The Company did not receive any proceeds from the sale of shares. Prior to the IPO, the Company was an indirect wholly-owned subsidiary of RWE. After the IPO, and exercise of the underwriters’ over-allotment option, RWE owns approximately 60% of the Company’s common shares.

Effective the first quarter of 2008, the Company’s Board of Directors’ authorized 50,000 shares of par value $0.01 per share preferred stock. As of September 30, 2008 there are no shares outstanding.

In September of 2008, the Company made a cash dividend payment of $0.20 per share to all common shareholders of record as of August 15, 2008, amounting to $31,992.

On October 17, 2008, the Company’s Board of Directors declared a quarterly cash dividend payment of $0.20 per share payable on December 1, 2008 to all shareholders of record as of November 18, 2008.

Stock Based Compensation

On April 22, 2008, a subsidiary of RWE contributed 90 shares of the Company’s common stock to the Company and the Company granted 90 restricted stock awards, 269 restricted stock units and 2,078 stock options. The awards were issued to the Company’s employees and certain non-employee directors under its 2007 Omnibus Equity Compensation Plan (the “2007 Plan”). The total aggregate number of shares of common stock that may be issued under the 2007 Plan is 6,000. The restricted stock units and the stock options were awarded in two grants with “Grant 1” vesting on January 1, 2010 and “Grant 2” vesting January 1, 2011. Shares issued under the Plan may be authorized but unissued shares of Company stock or reacquired shares of Company stock, including shares purchased by the Company on the open market for purposes of the 2007 Plan. Additionally during August 2008, the Company granted 5 stock options and 1 restricted stock unit to newly appointed non-employee directors in two grants vesting on January 1, 2011.

The following table presents stock-based compensation expense for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Stock Options	$571	$—	$1,041	$—
Restricted stock units	231	170	667	510
Restricted stock	393	—	1,799	—

Stock-based compensation in operation and maintenance expense	1,195	170	3,507	510
Income tax benefit	(466)	(66)	(1,368)	(199)

After-tax stock-based compensation expense	$729	$104	$2,139	$311

In accordance with Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS 123(R)”) the cost of services received from employees in exchange for the issuance of stock options and restricted stock awards is required to be measured based on the grant date fair value of the awards issued. The value of stock options and restricted stock awards at the date of the grant is amortized through expense over the requisite service period using the straight-line method, adjusted for retirement eligible participants. All awards granted in 2008 are classified as equity.

In addition to the requisite service period, 1,470 stock options and 190 restricted stock units are subject to performance-based vesting requirements. The performance conditions are based on the achievement of 120% of net income targets in 2008 and 2009. These stock option and restricted stock awards will vest proportionately depending upon the level of achievement with 1,470 stock options and 190 restricted stock units being the maximum.

The Company recognizes expense for the portion of the awards where achievement is considered probable. As of September 30, 2008, 684 stock option and 88 restricted stock awards are not considered probable to meet performance conditions.

The Company stratified its grant populations and used historic employee turnover rates and general market data to estimate employee forfeitures.

Stock Options

Non-qualified stock options to purchase shares of the Company’s common stock were granted under the 2007 Plan. The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of option grant. Stock options granted become exercisable upon a specified vesting date. The requisite service period for options granted is three years. All stock options expire seven years from the effective date of the grant. The remaining vesting period of the stock options outstanding as of September 30, 2008 ranged from 1.25 years to 2.25 years. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.

The following table presents the assumptions used in the pricing model for grants and resulting grant date fair value of stock options granted.

	Grant 1	Grant 2
Dividend yield	3.72%	3.72%
Expected volatility	29.00%	29.00%
Risk-free interest rate	2.69%	2.90%
Expected life (years)	3.69	4.69
Grant date fair value	$3.84	$4.19

The dividend yield is based on the Company’s expected dividend payments and the IPO stock price. Expected volatility is based on historic volatilities of traded common stock of peer companies (regulated water companies) over the expected term of the stock options. The risk-free interest rate is the market yield on U.S. Treasury strips with maturities similar to the expected term of the stock options. The expected term represents the period of time the stock options are expected to be outstanding and is based on the “simplified method” as permitted by Staff Accounting Bulletin (“SAB”) No. 107 and SAB No. 110.

The following table presents information with respect to stock option activity as of September 30, 2008.

	Outstanding Shares	Weighted Average Exercise Price (per share)
Nonvested at December 31, 2007	—	—
Granted	2,083	$21.50
Vested	—	—
Forfeited	(14)	21.50

Nonvested at September 30, 2008	2,069	$21.50

There are zero option awards vested and no option awards have been exercised as of September 30, 2008.

As of September 30, 2008, $4,238 of total unrecognized compensation costs related to the nonvested stock options is expected to be recognized over the remaining weighted-average period of 1.9 years.

Restricted Stock Units

The Company granted restricted stock units under the 2007 Plan. The requisite service period for restricted stock units is three years.

The following table presents information with respect to restricted stock unit activity as of September 30, 2008.

	Outstanding Shares	Weighted Average Grant Date Fair Value (per share)
Nonvested at December 31, 2007	—	—
Granted	270	$21.50
Vested	—	—
Forfeited	(2)	21.50

Nonvested at September 30, 2008	268	$21.50

As these restricted stock units would have paid-out in cash if the IPO was not completed, the Company reclassified the restricted stock units from liability-classified awards to equity-classified awards as of the completion of the IPO. As of September 30, 2008, $2,280 of total unrecognized compensation costs related to the nonvested restricted stock units is expected to be recognized over the remaining weighted-average period of 2.0 years.

Restricted Stock

The Company granted restricted stock under the 2007 Plan. The requisite service period for the restricted stock is three months.

The following table presents information with respect to restricted stock activity at September 30, 2008.

	Outstanding Shares	Grant Date Fair Value (per share)
Nonvested at December 31, 2007	—	—
Granted	90	$21.50
Vested	(84)	21.50
Forfeited	(6)	21.50

Nonvested at September 30, 2008	—	$—

As of September 30, 2008, the restricted stock was fully vested and there were no unrecognized compensation costs related to the nonvested restricted stock units. The Company recognized an income tax shortfall of $60 at the vesting of these awards.

Employee Stock Purchase Plan

The Company’s Nonqualified Employee Stock Purchase Plan (“ESPP”) was effective as of July 1, 2008. Under the ESPP, employees can use payroll deductions to acquire Company stock at a discount. The Company’s ESPP is considered compensatory under SFAS 123(R). Compensation costs of $77 were recognized for the three and nine months ended September 30, 2008. At September 30, 2008, 23 shares were issued from treasury stock under the ESPP.

Note 5: Comprehensive Income (Loss)

The components of comprehensive income (loss) are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net income (loss) to common stock	$88,158	$(160,117)	$(598,828)	$(108,254)
Pension plan amortized to periodic benefit cost:
Prior service cost	7	9	20	27
Actuarial loss	—	18	—	54
Foreign currency translation adjustment	2,212	509	2,049	252

Total comprehensive income (loss)	$90,377	$(159,581)	$(596,759)	$(107,921)

Significant changes in facts and circumstances of the Company’s Canadian subsidiaries indicated that their functional currency changed from the U.S. dollar to the Canadian dollar. In accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”, the Company accounted for the change in functional currency of its Canadian subsidiaries to the Canadian dollar in August of 2008.

Note 6: Long-Term Debt

The Company primarily issues long-term debt to fund capital expenditures at the regulated subsidiaries. The components of long-term debt are as follows:

	Rate	Maturity Date	September 30, 2008	December 31, 2007
Long-term debt of American Water Capital Corp. (“AWCC”)

Private activity bonds and government funded debt
Floating rate (a)	1.80%-3.60%	2018-2032	$86,860	$86,860
Senior notes
Fixed rate	5.39%-6.87%	2011-2037	2,884,000	2,712,000

Long-term debt of other subsidiaries

Private activity bonds and government funded debt
Fixed rate	0.00%-6.88%	2009-2038	935,766	942,941
Floating rate (b)	1.70%-10.00%	2015-2032	33,420	178,145
Mortgage bonds
Fixed rate	6.31%-9.71%	2008-2034	715,800	731,340
Senior debt
Fixed rate	5.60%-9.10%	2009-2025	40,705	45,473
Mandatory redeemable preferred stock	4.60%-9.75%	2013-2036	24,503	24,644
Notes payable and other (c)	5.76%-11.91%	2012-2026	2,993	3,442
Long-term debt			4,724,047	4,724,845

Unamortized debt discount, net (d)			65,508	70,743

Total long-term debt			$4,789,555	$4,795,588

(a)	Variable rate tax-exempt bonds which are remarketed for periods up to 270 days (1 to 119 days during 2008 and 1 to 127 days during 2007). These bonds may be converted to other short-term variable-rate structures, a fixed-rate structure or subject to redemption. If the remarketing fails and no investors purchase the bonds, the Company is required to purchase the bonds. However, the Company expects investors to purchase the bonds and thus the bonds are classified as long-term.
(b)	$24,860 of the total represents variable rate tax-exempt bonds which are remarketed every 7 to 35 days. These bonds may be converted to other short-term variable-rate structures, a fixed-rate structure or subject to redemption. The remaining $8,560 represents variable rate tax-exempt bonds remarketed for periods up to 270 days. See (a) above.
(c)	Includes capital lease obligations of $1,870 and $1,982 at September 30, 2008 and December 31, 2007, respectively.
(d)	Includes fair value adjustments previously recognized in acquisition purchase accounting.

The following long-term debt was issued in 2008:

Company	Type	Interest Rate	Maturity	Amount
American Water Capital Corp.	Senior notes	6.25%	2018	$110,000
American Water Capital Corp.	Senior notes	6.55%	2023	90,000
Other subsidiaries	State financing authority loans and other	1.00%	2024	1,829

Total Issuances				$201,829

The following long-term debt and preferred stock with mandatory redemption requirements were repurchased or retired through optional redemption or payment at maturity during 2008:

Company	Type	Interest Rate	Maturity	Amount
Long-term debt
American Water Capital Corp.	Senior notes-fixed rate	6.87%	2011	$28,000
Other subsidiaries	Senior notes-floating rate	6.48%-10.00%	2021-2032	144,725
Other subsidiaries	Fixed rate bonds and notes	5.05%-9.35%	2008-2029	20,374
Other subsidiaries	State financing authority loans and other	0.00%-9.87%	2008-2034	9,276
Preferred stock with mandatory redemption requirements
Other subsidiaries		4.60%-6.00%	2013-2019	140

Total retirements & redemptions				$202,515

Other subsidiaries fixed rate bonds and notes redemptions includes $2,832 of debt assumed by the purchaser in the Felton water system asset sale. (See Note 15).

Gains from early extinguishment of debt included in interest, net amounted to $0 for the three and nine months ended September 30, 2008 and $4,949 and $13,113 for the three and nine months ended September 30, 2007, respectively.

Interest, net includes interest income of approximately $786 and $5,404 for the three and nine months ended September 30, 2008, respectively and $2,364 and $7,457 for the three and nine months ended September 30, 2007, respectively.

Note 7: Short-Term Debt

The components of short-term debt are as follows:

	September 30, 2008	December 31, 2007
Commercial paper, net of $90 and $680 discount	$131,910	$169,267
Book overdraft	24,291	42,198
Lines of credit	170,984	9,049

Total short-term debt	$327,185	$220,514

Note 8: Income Taxes

The Company’s estimated annual effective tax rate for 2008 is 40.3% compared to 38.6% for 2007, excluding various discrete items including goodwill impairment. The Company’s actual effective tax rates for the three months ended September 30, 2008 and 2007 were 39.5% and (33.0%), respectively. The Company’s actual effective rates for the nine months ended September 30, 2008 and 2007 of (16.2%) and (220.5%), respectively, reflect the tax effects of the goodwill impairments as discrete items as the Company considers this charge an infrequently occurring or unusual event.

During 2006, the Company filed with the Internal Revenue Service (“IRS”) federal refund claims. The majority of the Company’s refund claims were attributable to the carry back of NOL’s generated in 2003. The refund claims procedurally required approval by the Joint Committee of Taxation (“JCT”). In August 2008, the Company received notification from the IRS outlining their final findings from the audit to which the Company and IRS have agreed. Subsequently, the Company received notification that the JCT approved the full agreed refund claim in the amount of $28,763 excluding interest. The Company received $26,796 in October 2008 and expects to receive the remaining portion of the fully agreed refund claim plus interest before December 31, 2008.

Note 9: Pension and Other Postretirement Benefits

The following table provides the components of net periodic benefit costs:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Components of net periodic pension benefit cost
Service cost	$6,551	$6,403	$19,653	$19,209
Interest cost	14,549	13,322	43,647	39,966
Expected return on plan assets	(12,925)	(11,763)	(38,775)	(35,289)
Amortization of:
Prior service cost	45	32	135	96
Actuarial loss	1	66	3	198

Periodic pension benefit cost	8,221	8,060	24,663	24,180

Special termination pension benefit charge	—	—	—	93

Net periodic pension benefit cost	$8,221	$8,060	$24,663	$24,273

Components of net periodic other postretirement benefit cost
Service cost	$3,106	$3,171	$9,318	$9,513
Interest cost	7,049	6,346	21,147	19,038
Expected return on plan assets	(5,751)	(5,266)	(17,253)	(15,798)
Amortization of:
Transition obligation	43	43	129	129
Prior service credit	203	(295)	609	(885)
Actuarial loss	(295)	—	(885)	—

Net periodic other postretirement benefit cost	$4,355	$3,999	$13,065	$11,997

The Company contributed $61,000 to its defined benefit pension plan in the first nine months of 2008 and expects to contribute $15,000 during the balance of 2008. In addition, the Company contributed $20,514 for the funding of its other postretirement plans in the first nine months of 2008 and expects to contribute $6,838 during the balance of 2008.

Note 10: Commitments and Contingencies

OMI/Thames Water Stockton, Inc. (“OMI/TW”) is a 50/50 joint venture between a subsidiary of the Company and Operations Management International, Inc. (“OMI”). In February 2003, OMI/TW and the City of Stockton California (the “City”) entered into a 20-year service contract for capital improvements and management services of water, wastewater and storm water utilities. By mutual agreement, OMI/TW and the City of Stockton terminated the contract effective February 29, 2008 (the “Termination Date”). Upon termination, responsibility for management and operation of the system was returned to the City. OMI/TW has agreed to provide a limited twelve month warranty relating to certain components of the facilities that OMI/TW constructed (the “WW39 Plant”), committed to pay for certain employee transition costs and assumed financial responsibility for regulatory fines levied through the Termination Date, if any, resulting from OMI/TW’s failure to comply with applicable National Pollutant Discharge Elimination System permit requirements and/or incidents traced to design defects in the WW39 Plant. During 2007, the California State Water Resources Control Board issued a notice of violation and a corresponding Settlement Communication related to a discharge into an adjacent river. OMI/TW is responsible for any fines that may result from the Settlement Communication. Given the uncertainties related to resolving the remaining issues described above and final settlement with OMI, the Company has a loss reserve of approximately $3,000 and $4,000 at September 30, 2008 and December 31, 2007, respectively.

The Company, through a subsidiary, holds a 50% interest in American Water-Acciona Agua LLC (formerly American Water-Pridesa LLC) (“AW-Acciona”) a Delaware limited liability company. Acciona Agua Corporation (USA) holds the remaining 50% interest. In December 2007, AW-Acciona completed construction of a water filtration plant for total construction costs of approximately $32,000. Generally, as part of the contractual terms relating to construction contracts, the Company provides a one-year construction warranty period. As of September 30, 2008, no claims have been made related to this warranty.

The Company is also routinely involved in condemnation proceedings and legal actions incident to the normal conduct of its business. At September 30, 2008, the Company had accrued approximately $4,800 as probable costs and it is reasonably possible that additional losses could range up to $33,000 for these matters. For certain matters, the Company is unable to estimate possible losses. The Company believes that damages or settlements, if any, recovered by plaintiffs in such claims or actions will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

The Company enters into non-regulated agreements for the provision of services to water and wastewater facilities for the United States military, municipalities and other customers. The Company’s military services agreements expire between 2053 and 2059 and have remaining performance commitments as measured by remaining contract revenue of $1,337,103 and $480,742 at September 30, 2008 and December 31, 2007, respectively. The Company’s Operations and Maintenance agreements with municipalities and other customers expire between 2009 and 2028 and have remaining performance commitments as measured by remaining contract revenue of $343,136 and $403,829 at September 30, 2008 and December 31, 2007, respectively.

Included in the military services performance commitment at September 30, 2008 are contracts the Company was awarded during September 2008 for operation and maintenance of the water and wastewater systems at Army installations at Fort Hood, Texas and Fort Polk, Louisiana. According to the agreements, the awards of the contracts are estimated at approximately $329,000 and $348,000, respectively, over a 50-year period as measured by gross contract revenue subject to price redeterminations and customary federal contracting termination provisions. Federal contract price redetermination is a mechanism to periodically adjust the service fee in subsequent periods to reflect changes in contract obligations and market conditions.

Note 11: Guarantees

The Company guarantees performance on its non-regulated agreements. The Company, through AW-Acciona has contracted with Tampa Bay Water (“Tampa Bay”), an interlocal governmental agency of the State of Florida, to remedy and operate the Tampa Bay Seawater Desalination Plant. The Company entered into a guarantee with Tampa Bay in November 2004 for the full and prompt performance of certain contractual obligations limited to a total aggregate liability of $35,000. Contractual obligations call for certain construction activities and management services to be completed satisfactorily. AW-Acciona took over operation of the plant in January 2005. At December 31, 2007, the plant was fully operational and successful performance testing of the construction activities had been completed. At September 30, 2008 and December 31, 2007, no accruals have been made related to this guarantee.

Note 12: Environmental Matters

The Company’s water and wastewater operations are subject to federal, state, local and foreign requirements relating to environmental protection and as such the Company periodically becomes subject to environmental claims in the normal course of business. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Remediation costs accrued amounted to approximately $11,000 at September 30, 2008 and December 31, 2007. At September 30, 2008, $10,100 of the reserve relates to a conservation agreement entered into by a subsidiary of the Company with the National Oceanic and Atmospheric Administration requiring the Company to, among other provisions, implement certain measures to protect the steelhead trout and its habitat in the Carmel River watershed in the state of California. The Company pursues recovery of incurred costs through all appropriate means, including regulatory recovery through customer rates.

Note 13: Net Income (Loss) per Common Share

Basic net income (loss) per common share, income (loss) from discontinued operations, net of tax, per common share and income (loss) from continuing operations per common share are based on the weighted average number of common shares outstanding. Outstanding shares consist of issued shares less treasury stock. Diluted net income (loss) per common share, income (loss) from discontinued operations, net of tax, per common share and income (loss) from continuing operations per common share are based on the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock equivalents related to the restricted stock, restricted stock units, stock options and the employee stock purchase plan. The dilutive effect of restricted stock, restricted stock units, stock options, and the employee stock purchase plan is calculated using the treasury stock method and expected proceeds on vesting of the restricted stock and restricted stock units, exercise of the stock options and purchases under the employee stock purchase plan. The following table sets forth the components of basic and diluted earnings per share and shows the effect of the common stock equivalents on the weighted average number of shares outstanding used in calculating diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Numerator
Income (loss) from continuing operations	$88,158	$(160,117)	$(598,828)	$(107,703)
Income (loss) from discontinued operations, net of tax	—		—	(551)

Net income (loss)	$88,158	$(160,117)	$(598,828)	$(108,254)

Denominator
Average common shares outstanding — basic	159,949	160,000	159,960	160,000
Effect of dilutive securities:
Restricted stock units	32	—	—	—
Restricted stock	19	—	—	—

Average common shares outstanding — diluted	160,000	160,000	159,960	160,000

Options to purchase 777 shares of the Company’s common stock were excluded from the calculation of diluted common shares outstanding because the calculated proceeds from the exercise of the options were greater than the average market price of the Company’s common stock during the three month period ended September 30, 2008. There were also 169 restricted stock units and 1,306 stock options which were excluded from the calculation of diluted common shares outstanding because certain performance conditions were not satisfied as of September 30, 2008. All of the potentially dilutive securities have been excluded for the nine months ended September 30, 2008 because they are anti-dilutive. The Company had no potentially dilutive shares for the three and nine month periods ending September 30, 2007.

Note 14: Segment Information

The Company has two operating segments which are also the Company’s two reportable segments referred to as the Regulated Businesses and Non-Regulated Businesses segments.

The following table includes the Company’s summarized segment information:

	As of or for the Three Months Ended September 30, 2008
	Regulated	Non-Regulated	Other	Consolidated
Net operating revenues	$603,432	$73,870	$(5,109)	$672,193
Depreciation and amortization	64,046	1,089	3,241	68,376
Impairment charge	—	—	—	—
Total operating expenses, net	399,721	67,044	(6,326)	460,439
Adjusted EBIT (1)	204,963	7,095
Total assets	10,675,905	254,123	1,850,704	12,780,732
Capital expenditures	286,831	1,768	—	288,599

	As of or for the Three Months Ended September 30, 2007
	Regulated	Non-Regulated	Other	Consolidated
Net operating revenues	$571,853	$66,391	$(5,127)	$633,117
Depreciation and amortization	66,996	2,236	467	69,699
Impairment charge	—	—	243,345	243,345
Total operating expenses, net	388,543	63,541	235,648	687,732
Adjusted EBIT (1)	184,549	3,575
Total assets	9,904,688	307,246	2,877,903	13,089,837
Capital expenditures	185,648	17,032	—	202,680

	As of or for the Nine Months Ended September 30, 2008
	Regulated	Non-Regulated	Other	Consolidated
Net operating revenues	$1,579,214	$202,080	$(12,917)	$1,768,377
Depreciation and amortization	187,994	4,358	7,247	199,599
Impairment charge	—	—	750,000	750,000
Total operating expenses, net	1,169,974	187,493	726,856	2,084,323
Adjusted EBIT (1)	411,076	16,358
Total assets	10,675,905	254,123	1,850,704	12,780,732
Capital expenditures	709,765	4,794	—	714,559

	As of or for the Nine Months Ended September 30, 2007
	Regulated	Non-Regulated	Other	Consolidated
Net operating revenues	$1,499,763	$175,172	$(14,541)	$1,660,394
Depreciation and amortization	194,202	7,483	778	202,463
Impairment charge	—	—	243,345	243,345
Total operating expenses, net	1,108,023	161,281	220,897	1,490,201
Adjusted EBIT (1)	394,601	17,606
Total assets	9,904,688	307,246	2,877,903	13,089,837
Capital expenditures	487,089	20,148	—	507,237

(1)	Management evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBIT. Adjusted EBIT does not represent cash flow for periods presented and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a source of liquidity. Adjusted EBIT as defined by the Company may not be comparable with Adjusted EBIT as defined by other companies.

The following table reconciles Adjusted EBIT, as defined by the Company, to income (loss) from continuing operations before income taxes:

	For the Three Months Ended September 30, 2008
	Regulated	Non-Regulated	Total Segments
Adjusted EBIT	$204,963	$7,095	$212,058
Add:
Allowance for other funds used during construction	4,442	—	4,442
Allowance for borrowed funds used during construction	2,970	—	2,970
Less:
Interest, net	(57,906)	904	(57,002)
Preferred dividends of subsidiaries	(55)	—	(55)
Amortization of debt expense	(1,601)	—	(1,601)

Segments’ income from continuing operations before income taxes	$152,813	$7,999	160,812
Interest, net			(15,682)
Other			577

Income from continuing operations before income taxes			$145,707

	For the Three Months Ended September 30, 2007
	Regulated	Non-Regulated	Total Segments
Adjusted EBIT	$184,549	$3,575	$188,124
Add:
Allowance for other funds used during construction	2,028	—	2,028
Allowance for borrowed funds used during construction	846	—	846
Less:
Interest, net	(55,054)	(2,364)	(57,418)
Preferred dividends of subsidiaries	(55)	—	(55)
Amortization of debt expense	(1,037)	—	(1,037)

Segments’ income from continuing operations before income taxes	$131,277	$1,211	132,488
Impairment charges			(243,345)
Interest, net			(11,321)
Other			1,778

Income from continuing operations before income taxes			$(120,400)

	For the Nine Months Ended September 30, 2008
	Regulated	Non-Regulated	Total Segments
Adjusted EBIT	$411,076	$16,358	$427,434
Add:
Allowance for other funds used during construction	10,370	—	10,370
Allowance for borrowed funds used during construction	6,063	—	6,063
Less:
Interest, net	(169,727)	2,290	(167,437)
Preferred dividends of subsidiaries	(169)	—	(169)
Amortization of debt expense	(4,360)	—	(4,360)

Segments’ income from continuing operations before income taxes	$253,253	$18,648	271,901
Impairment charges			(750,000)
Interest, net			(45,281)
Other			8,164

Loss from continuing operations before income taxes			$(515,216)

	For the Nine Months Ended September 30, 2007
	Regulated	Non-Regulated	Total Segments
Adjusted EBIT	$394,601	$17,606	$412,207
Add:
Allowance for other funds used during construction	5,197	—	5,197
Allowance for borrowed funds used during construction	2,358	—	2,358
Less:
Interest, net	(164,255)	(8,031)	(172,286)
Preferred dividends of subsidiaries	(169)	—	(169)
Amortization of debt expense	(3,624)	—	(3,624)

Segments’ income from continuing operations before income taxes	$234,108	$9,575	243,683
			(243,345)
Interest, net			(39,423)
Other			5,477

Income from continuing operations before income taxes			$(33,608)

Note 15: Felton Water System Asset Sale

In September of 2008, the Company’s California subsidiary completed its transfer of ownership of the Felton water system to the San Lorenzo Valley Water District (“SLVWD”). Under the terms of the agreement, SLVWD paid $13,400 for the operating assets of the water system that serves approximately 1,330 customers. The payment includes a $10,568 cash payment and the assumption of $2,832 in debt. Including goodwill, the Company recognized a loss of $381 on the sale of these assets for the three and nine month periods ended September 30, 2008 (See Note 3).

Note 16: Subsequent Event

In November of 2008, the Company received $15,387 of settlement proceeds from lawsuits seeking to recover cleanup and treatment costs and seeking to protect certain groundwater supplies related to contamination by methyl tertiary butyl ether (“MTBE”) and other gasoline additives. The Company has deferred the receipt of cash and is evaluating its regulatory accounting treatment.

APPENDIX A

FORM OF REDEMPTION REQUEST

AMERICAN WATER CAPITAL CORP.

        % SENIOR MONTHLY NOTES DUE 2038

(THE “NOTES”)

CUSIP NO.

The undersigned, [Name of Participant] (the “Participant”), does hereby certify, pursuant to the provisions of that certain Indenture, dated as of November     , 2008, as supplemented and amended (the “Indenture”), made by and between American Water Capital Corp. (the “Company”) and Wells Fargo Bank National Association, as Trustee (the “Trustee”), to The Depository Trust Company (the “Depositary”), the Company and the Trustee that:

1.	[Name of deceased Beneficial Owner] is deceased.

2.	[Name of deceased Beneficial Owner] had a $[Principal amount of notes] beneficial ownership interest in the above referenced notes.

3.	[Name of Representative] is [deceased Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the Participant, requesting that $[Principal amount of notes] principal amount of said notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the Participant and [Name of Representative] is entitled to have the notes to which this request (the “Request”) relates redeemed.

4.	The Participant holds the interest in the notes with respect to which this Request is being made on behalf of [Name of deceased Beneficial Owner].

5.	The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee, and the Company (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability (collectively, the “Damages”) incurred by the indemnified party or parties as a result of or in connection with the redemption of notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company a copy of the documents submitted by [Name of Representative] in support of this Request.

IN WITNESS WHEREOF, the undersigned has executed this Request as of [Date].

[Name of Participant]

By:
Name:	[Name]
Title:	[Title]

A-1

American Water Capital Corp.

$50,000,000

        % Senior Monthly Notes due 2038

EdwardJones

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and FINRA filing fee) are estimated.

SEC registration fee	$1,965
FINRA filing fee	5,500
Printing and engraving costs	125,000
Legal fees and expenses	250,000
Accounting fees and expenses	125,000
Miscellaneous	117,535

Total	$625,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides in relevant part that a corporation may indemnify any officer or director who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws and restated certificate of incorporation generally provide that we will indemnify our directors and officers to the fullest extent permitted by law.

The registrant also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Section 10(c) of the underwriting agreement, to be filed as Exhibit 1.1, provides that the underwriters named therein will indemnify and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 10(e) of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following information relates to sales and other issuances of our securities within the past three fiscal years which were not registered pursuant to the Securities Act.

Since December 21, 2006, AWCC, our wholly-owned financing subsidiary, has issued eight series of senior unsecured notes, which we collectively refer to as the series senior notes, in private placements to certain institutional accredited investors and qualified institutional buyers with interest rates per annum, aggregate principal amounts, issue dates and maturity dates as follows:

Series	Interest Rate per Annum	Aggregate Principal Amount Issued and Outstanding	Issue Date	Maturity Date
A	5.39%	$101.0 million	December 21, 2006	December 21, 2013
B	5.52%	$37.5 million	December 21, 2006	December 21, 2016
C	5.62%	$329.5 million	December 21, 2006	December 21, 2018
D	5.77%	$432.0 million	December 21, 2006	December 21, 2021
E	5.62%	$100.0 million	March 29, 2007	March 29, 2019
F	5.77%	$100.0 million	March 29, 2007	March 29, 2022
G	6.25%	$110.0 million	May 15, 2008	May 15, 2018
H	6.55%	$90.0 million	May 15, 2008	May 15, 2023

The net proceeds from the sale of the series senior notes were used to refinance inter-company indebtedness and for our general corporate purposes. Each sale of the series senior notes was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving a public offering. No underwriters were involved in the foregoing issuances and sales of securities.

On October 22, 2007, AWCC issued $750.0 million aggregate principal amount of 6.085% senior notes due 2017 and $750.0 million aggregate principal amount of 6.593% senior notes due 2037, which we collectively refer to as the new senior notes. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. acted as joint book-running managers of AWCC’s offering of the new senior notes. Net proceeds of $1,488.4 million from the sale of the new senior notes were used to fund the redemption of $1,286.0 million aggregate principal amount of RWE redemption notes and $206.0 million (including after tax gains of $2.2 million, net of $1.4 million of tax) aggregate principal amount of RWE notes.

The sale of the new senior notes was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 144A promulgated thereunder, as transactions by an issuer not involving a public offering. The unregistered senior notes were exchanged for registered senior notes on June 16, 2008.

Pursuant to a support agreement with AWCC, American Water has agreed to pay any debt investor any principal or interest amounts owed by AWCC to such debt investor that AWCC fails to pay on a timely basis. The holders of the series senior notes and the new senior notes may proceed directly against American Water to the extent AWCC fails to make any principal or interest payment required thereon on a timely basis.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of September 16, 2001, among RWE Aktiengesellschaft, Thames Water Aqua Holdings GmbH, Apollo Acquisition Company and American Water Works Company, Inc. Incorporated herein by reference to Exhibit 2.1 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

2.2	Separation Agreement by and among RWE Aktiengesellschaft and American Water Works Company, Inc.*

3.1	Restated Certificate of Incorporation of American Water Works Company, Inc. Incorporated by reference to Exhibit 3.1 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008.

3.2	Amended and Restated Bylaws of American Water Works Company, Inc. Incorporated by reference to Exhibit 3.2 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008.

3.3	Certificate of Incorporation of American Water Capital Corp. Incorporated by reference to Exhibit 3.3 to American Water Capital Corp.’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

3.4	Amended Bylaws of American Water Capital Corp. Incorporated by reference to Exhibit 3.4 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

4.1	Form of Indenture between American Water Capital Corp. and Wells Fargo Bank, National Association.

4.2	Note Purchase Agreement, as amended, dated as of December 21, 2006, between American Water Capital Corp. and the purchasers named therein for purchase of $101,000,000 5.39% Series A Senior Notes due 2013, $37,500,000 5.52% Series B Senior Notes due 2016, $329,500,000 5.62% Series C Senior Notes due 2018 and $432,000,000 5.77% Series D Senior Notes due 2021. Incorporated herein by reference to Exhibit 4.2 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

4.3	Note Purchase Agreement, as amended, dated as of March 29, 2007, between American Water Capital Corp. and the purchasers named therein for purchase of $100,000,000 5.62% Series E Senior Notes due 2019 and $100,000,000 5.77% Series F Senior Notes due 2022. Incorporated herein by reference to Exhibit 4.3 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

4.4	Indenture, dated as of October 22, 2007 between American Water Capital Corp. and Wells Fargo Bank, National Association. Incorporated herein by reference to Exhibit 4.4 to American Water Capital Corp.’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

4.5	Exchange and Registration Rights Agreement, dated as of October 22, 2007, between American Water Capital Corp. and Goldman, Sachs & Co., Citigroup Global Markets Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several purchasers. Incorporated herein by reference to Exhibit 4.5 to American Water Capital Corp.’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

4.6	Note Purchase Agreement, dated May 15, 2008, by and between AWCC and the Purchasers named therein for purchase of $110,000,000 6.25% Series G Senior Notes due 2018 and $90,000,000 6.55% Series H Senior Notes due 2023. Incorporated herein by reference to Exhibit 10.1 to American Water Works Company, Inc.’s Current Report on Form 8-K, filed on May 19, 2008.

Exhibit Number	Description
5.1	Opinion of Cravath, Swaine & Moore LLP.

10.1	Registration Rights Agreement by and among American Water Works Company, Inc., RWE Aktiengesellschaft and RWE Aqua Holdings GmbH.*

10.2	Credit Agreement, dated as of September 15, 2006, among American Water Capital Corp., the Lenders identified therein and JPMorgan Chase Bank, N.A. Incorporated herein by reference to Exhibit 10.1 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.3	Support Agreement, as subsequently amended, dated June 22, 2000, between American Water Works Company, Inc. and American Water Capital Corp. Incorporated herein by reference to Exhibit 10.3 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.4	Employment Agreement between Donald L. Correll and American Water Works Company, Inc., dated February 15, 2008. Incorporated herein by reference to Exhibit 10.4 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.5	Employment Agreement between Ellen C. Wolf and American Water Works Company, Inc., dated February 15, 2008. Incorporated herein by reference to Exhibit 10.5 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.6	Separation Agreement between Dietrich Firnhaber and RWE Aktiengesellschaft, dated June 18, 2007. Incorporated herein by reference to Exhibit 10.6 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.7	RWE Long-Term Incentive Beat Plan 2005, dated as of April 20, 2005. Incorporated herein by reference to Exhibit 10.7 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.8	Amended and Restated American Water Works Company, Inc. Executive Retirement Plan, dated as of March 1, 2007. Incorporated herein by reference to Exhibit 10.8 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.9	Amended and Restated American Water Works Company, Inc. Deferred Compensation Plan, dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.9 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.10	RWE Executive Deferred Compensation Plan (A). Incorporated herein by reference to Exhibit 10.10 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.11	RWE Executive Deferred Compensation Plan (B). Incorporated herein by reference to Exhibit 10.11 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.12	Settlement Agreement by and between California American Water Company and the U.S. Department of Commerce, National Oceanic and Atmospheric Administration, dated as of June 29, 2006. Incorporated herein by reference to Exhibit 10.12 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.13	2004 Thames Water/RWE Long-Term Incentive Plan, dated as of January 1, 2004. Incorporated herein by reference to Exhibit 10.13 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

Exhibit Number	Description

10.14	RWE Long-Term Incentive Plan 2002 (LTIP), dated as of 2002. Incorporated herein by reference to Exhibit 10.14 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.15	American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan. Incorporated herein by reference to Exhibit 10.15 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 31, 2008.

10.16	Form of Executive Completion Bonus in connection with the RWE Divestiture, dated as of March 20, 2006. Incorporated herein by reference to Exhibit 10.16 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.17	Form of Retention Agreement in connection with the RWE Divestiture, dated as of March 20, 2006. Incorporated herein by reference to Exhibit 10.17 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.18	American Water Works Company, Inc. Executive Severance Policy, dated as of June 14, 2006. Incorporated herein by reference to Exhibit 10.18 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.19	Secondment Contract between RWE Solutions AG and Dietrich Firnhaber, dated as of January 1, 2003. Incorporated herein by reference to Exhibit 10.19 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.20	2007 American Water Senior Management Annual Incentive Plan. Incorporated herein by reference to Exhibit 10.20 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.21	2006 American Water Senior Management Annual Incentive Plan. Incorporated herein by reference to Exhibit 10.21 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.22	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan. Incorporated herein by reference to Exhibit 10.22 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 31, 2008.

10.23	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries. Incorporated herein by reference to Exhibit 10.23 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 27, 2008.

10.24	Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc. Incorporated herein by reference to Exhibit 10.24 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 27, 2008.

10.25	2008 American Water Senior Management Annual Incentive Plan. Incorporated by reference to Exhibit 10.25 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on April 15, 2008.

10.26	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Restricted Stock Unit Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.26 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed on May 6, 2008.

10.27	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Restricted Stock Unit Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.27 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed on May 6, 2008.

Exhibit Number	Description
10.28	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Restricted Stock Unit Grant Form for Directors. Incorporated by reference to Exhibit 10.28 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed on May 6, 2008.

10.29	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Restricted Stock Unit Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.29 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.30	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Restricted Stock Unit Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.30 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.31	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Nonqualified Stock Option Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.31 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.32	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Nonqualified Stock Option Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.32 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.33	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Nonqualified Stock Option Grant Form for Directors. Incorporated by reference to Exhibit 10.33 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.34	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Nonqualified Stock Option Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.34 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.35	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Nonqualified Stock Option Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.35 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.36	Amendment to the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, effective as of August 1, 2008. Incorporated by reference to Exhibit 10.1 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008.

10.37	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries, as amended and restated, effective as of January 1, 2009.

10.38	Nonqualified Savings and Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc., as amended and restated, effective as of January 1, 2009.

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	Subsidiaries of American Water Works Company, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney for American Water Works Company, Inc. (included on signature page).

24.2	Power of Attorney for American Water Capital Corp (included on signature page).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee, on Form T-1, relating to the notes.

*	Previously filed.

(b) Financial Statement Schedules.

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated statements of American Water or related notes thereto.

Item 17.	Undertakings.

The undersigned registrants hereby undertake as follows:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Voorhees, State of New Jersey, on November 18, 2008.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ DONALD L. CORRELL
Name:	Donald L. Correll
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of November, 2008.

Signature	Title

/s/ DONALD L. CORRELL	Donald L. Correll President, Chief Executive Officer and Director (Principal Executive Officer)

*	Ellen C. Wolf Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*	George MacKenzie (Director)

*	Martha Clark Goss (Director)

*	Andreas G. Zetzsche (Director)

*	Dr. Rolf Pohlig (Director)

*	Dr. Manfred Döss (Director)

*	William J. Marrazzo (Director)

*	Richard R. Grigg (Director)

*	Julia L. Johnson (Director)

*By:	/S/ DONALD L. CORRELL
Donald L. Correll as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Voorhees, state of New Jersey, on November 18, 2008.

AMERICAN WATER CAPITAL CORP.

By:	/S/ ELLEN C. WOLF
Name:	Ellen C. Wolf
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of November, 2008.

Signature	Title

/s/ ELLEN C. WOLF	Ellen C. Wolf President and Director (Principal Executive Officer)

*	James M. Kalinovich Vice President and Treasurer (Principal Financial and Accounting Officer)

*	John S. Young (Director)

*	George W. Patrick (Director)

*By:	/S/ ELLEN C. WOLF
Ellen C. Wolf as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of September 16, 2001, among RWE Aktiengesellschaft, Thames Water Aqua Holdings GmbH, Apollo Acquisition Company and American Water Works Company, Inc. Incorporated herein by reference to Exhibit 2.1 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

2.2	Separation Agreement by and among RWE Aktiengesellschaft and American Water Works Company, Inc.*

3.1	Restated Certificate of Incorporation of American Water Works Company, Inc. Incorporated by reference to Exhibit 3.1 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008.

3.2	Amended and Restated Bylaws of American Water Works Company, Inc. Incorporated by reference to Exhibit 3.2 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008.

3.3	Certificate of Incorporation of American Water Capital Corp. Incorporated by reference to Exhibit 3.3 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

3.4	Amended Bylaws of American Water Capital Corp. Incorporated by reference to Exhibit 3.4 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

4.1	Form of Indenture between American Water Capital Corp. and Wells Fargo Bank, National Association.

4.2	Note Purchase Agreement, as amended, dated as of December 21, 2006, between American Water Capital Corp. and the purchasers named therein for purchase of $101,000,000 5.39% Series A Senior Notes due 2013, $37,500,000 5.52% Series B Senior Notes due 2016, $329,500,000 5.62% Series C Senior Notes due 2018 and $432,000,000 5.77% Series D Senior Notes due 2021. Incorporated herein by reference to Exhibit 4.2 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

4.3	Note Purchase Agreement, as amended, dated as of March 29, 2007, between American Water Capital Corp. and the purchasers named therein for purchase of $100,000,000 5.62% Series E Senior Notes due 2019 and $100,000,000 5.77% Series F Senior Notes due 2022. Incorporated herein by reference to Exhibit 4.3 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

4.4	Indenture, dated as of October 22, 2007 between American Water Capital Corp. and Wells Fargo Bank, National Association. Incorporated herein by reference to Exhibit 4.4 to American Water Capital Corp.’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

4.5	Exchange and Registration Rights Agreement, dated as of October 22, 2007, between American Water Capital Corp. and Goldman, Sachs & Co., Citigroup Global Markets Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several purchasers. Incorporated herein by reference to Exhibit 4.5 to American Water Capital Corp.’s and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.

Exhibit Number	Description

4.6	Note Purchase Agreement, dated May 15, 2008, by and between AWCC and the Purchasers named therein for purchase of $110,000,000 6.25% Series G Senior Notes due 2018 and $90,000,000 6.55% Series H Senior Notes due 2023. Incorporated herein by reference to Exhibit 10.1 to American Water Works Company, Inc.’s Current Report on Form 8-K, filed on May 19, 2008.

5.1	Opinion of Cravath, Swaine & Moore LLP.

10.1	Registration Rights Agreement by and among American Water Works Company, Inc., RWE Aktiengesellschaft and RWE Aqua Holdings GmbH.*

10.2	Credit Agreement, dated as of September 15, 2006, among American Water Capital Corp., the Lenders identified therein and JPMorgan Chase Bank, N.A. Incorporated herein by reference to Exhibit 10.1 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.3	Support Agreement, as subsequently amended, dated June 22, 2000, by and between American Water Works Company, Inc. and American Water Capital Corp. Incorporated herein by reference to Exhibit 10.3 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.4	Employment Agreement between Donald L. Correll and American Water Works Company, Inc., dated February 15, 2008. Incorporated herein by reference to Exhibit 10.4 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.5	Employment Agreement between Ellen C. Wolf and American Water Works Company, Inc., dated February 15, 2008. Incorporated herein by reference to Exhibit 10.5 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.6	Separation Agreement between Dietrich Firnhaber and RWE Aktiengesellschaft, dated June 18, 2007. Incorporated herein by reference to Exhibit 10.6 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.7	RWE Long-Term Incentive Beat Plan 2005, dated as of April 20, 2005. Incorporated herein by reference to Exhibit 10.7 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.8	Amended and Restated American Water Works Company, Inc. Executive Retirement Plan, dated as of March 1, 2007. Incorporated herein by reference to Exhibit 10.8 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.9	Amended and Restated American Water Works Company, Inc. Deferred Compensation Plan, dated as of January 1, 2001. Incorporated herein by reference to Exhibit 10.9 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.10	RWE Executive Deferred Compensation Plan (A). Incorporated herein by reference to Exhibit 10.10 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.11	RWE Executive Deferred Compensation Plan (B). Incorporated herein by reference to Exhibit 10.11 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

10.12	Settlement Agreement by and between California American Water Company and the U.S. Department of Commerce, National Oceanic and Atmospheric Administration, dated as of June 29, 2006. Incorporated herein by reference to Exhibit 10.12 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 6, 2008.

Exhibit Number	Description

10.13	2004 Thames Water/RWE Long-Term Incentive Plan, dated as of January 1, 2004. Incorporated herein by reference to Exhibit 10.13 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.14	RWE Long-Term Incentive Plan 2002 (LTIP), dated as of 2002. Incorporated herein by reference to Exhibit 10.14 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.15	American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan. Incorporated herein by reference to Exhibit 10.15 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 31, 2008.

10.16	Form of Executive Completion Bonus in connection with the RWE Divestiture, dated as of March 20, 2006. Incorporated herein by reference to Exhibit 10.16 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.17	Form of Retention Agreement in connection with the RWE Divestiture, dated as of March 20, 2006. Incorporated herein by reference to Exhibit 10.17 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.18	American Water Works Company, Inc. Executive Severance Policy, dated as of June 14, 2006. Incorporated herein by reference to Exhibit 10.18 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.19	Secondment Contract between RWE Solutions AG and Dietrich Firnhaber, dated as of January 1, 2003. Incorporated herein by reference to Exhibit 10.19 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.20	2007 American Water Senior Management Annual Incentive Plan. Incorporated herein by reference to Exhibit 10.20 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.21	2006 American Water Senior Management Annual Incentive Plan. Incorporated herein by reference to Exhibit 10.21 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on October 12, 2007.

10.22	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan. Incorporated herein by reference to Exhibit 10.22 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 31, 2008.

10.23	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries. Incorporated herein by reference to Exhibit 10.23 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 27, 2008.

10.24	Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc. Incorporated herein by reference to Exhibit 10.24 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on March 27, 2008.

10.25	2008 American Water Senior Management Annual Incentive Plan. Incorporated by reference to Exhibit 10.25 to American Water Works Company, Inc.’s Registration Statement on Form S-1, filed on April 15, 2008.

10.26	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Restricted Stock Unit Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.26 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed on May 6, 2008.

Exhibit Number	Description

10.27	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Restricted Stock Unit Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.27 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed on May 6, 2008.

10.28	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Restricted Stock Unit Grant Form for Directors. Incorporated by reference to Exhibit 10.28 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed on May 6, 2008.

10.29	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Restricted Stock Unit Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.29 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.30	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Restricted Stock Unit Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.30 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.31	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Nonqualified Stock Option Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.31 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.32	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan First Nonqualified Stock Option Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.32 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.33	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Nonqualified Stock Option Grant Form for Directors. Incorporated by reference to Exhibit 10.33 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.34	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Nonqualified Stock Option Grant Form for ML1-ML3 Employees. Incorporated by reference to Exhibit 10.34 to American Water Capital Corp’s and American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.35	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan Second Nonqualified Stock Option Grant Form for ML4 Employees. Incorporated by reference to Exhibit 10.35 to American Water Works Company, Inc.’s Registration Statement on S-4, filed May 6, 2008.

10.36	Amendment to the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, effective as of August 1, 2008. Incorporated by reference to Exhibit 10.1 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008.

10.37	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries, as amended and restated, effective as of January 1, 2009.

10.38	Nonqualified Savings and Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc., as amended and restated, effective as of January 1, 2009.

12.1	Computation of Ratio of Earnings to Fixed Charges.*

Exhibit Number	Description

21.1	Subsidiaries of American Water Works Company, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney for American Water Works Company, Inc. (included on signature page).

24.2	Power of Attorney for American Water Capital Corp (included on signature page).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee, on Form T-1, relating to the notes.

*	Previously filed.